As filed with the Securities and Exchange Commission on May 3, 2024

Registration No. 333-277776

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2 TO THE

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Fifth District Bancorp, Inc.

Fifth District Savings Bank 401(k) Plan

(Exact Name of Registrant as Specified in Its Charter)

Maryland	6035	99-1897673
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

4000 General DeGaulle Drive

New Orleans, Louisiana 70114

(504) 362-7544

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Brian W. North

President and Chief Executive Officer

Fifth District Bancorp, Inc.

4000 General DeGaulle Drive

New Orleans, Louisiana 70114

(504) 362-7544

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Thomas P. Hutton, Esq. Victor L. Cangelosi, Esq. Luse Gorman, PC 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 (202) 274-2028

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act: ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus Supplement

Interests in

FIFTH DISTRICT SAVINGS BANK 401(k) PLAN

Offering of Participation Interests of up to 1,178,310 Shares of

Fifth District Bancorp, Inc. Common Stock

In connection with the mutual to stock conversion of Fifth District Savings Bank, a federally chartered mutual savings association (“Fifth District”), Fifth District Bancorp, Inc. (“Fifth District Bancorp”), a newly-formed Maryland corporation and the to-be holding company of Fifth District, is offering shares of its common stock for sale at $10.00 per share. Following the stock offering, it is expected that shares of Fifth District Bancorp common stock will be listed on the Nasdaq Capital Markets under the symbol “FDSB.”

In connection with the stock offering, Fifth District is allowing participants in the Fifth District Savings Bank 401(k) Plan (the “401(k) Plan”) to invest a portion of their account balances in Fifth District Bancorp common stock. This prospectus supplement relates to elections by 401(k) Plan participants to direct the trustee of the 401(k) Plan to invest up to 75% of their account balance in the 401(k) Plan in Fifth District Bancorp common stock in connection with the stock offering. Based upon the value of the 401(k) Plan assets at December 31, 2023, the trustee of the 401(k) Plan could purchase up to 1,178,310 shares of Fifth District Bancorp common stock on behalf of participants, at the purchase price of $10.00 per share, in the stock offering.

Before you consider investing, you should read the prospectus of Fifth District Bancorp, dated May 10, 2024, which is enclosed with this prospectus supplement. It contains detailed information regarding the conversion, the stock offering of Fifth District Bancorp and the financial condition, results of operations and business of Fifth District. This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

For a discussion of risks that you should consider, see “Risk Factors” beginning on page 13 of the attached prospectus, and “Notice of Your Rights Concerning Employer Securities” in this prospectus supplement.

The interests in the 401(k) Plan and the offering of shares of Fifth District Bancorp common stock have not been approved or disapproved by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Securities and Exchange Commission or any other federal or state agency. Any representation to the contrary is a criminal offense.

The securities offered by this prospectus supplement are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus supplement may be used only in connection with offers and sales by Fifth District Bancorp in the stock offering of Fifth District Bancorp common stock that may be acquired within the 401(k) Plan. No one may use this prospectus supplement to reoffer or resell interests in shares of Fifth District Bancorp common stock acquired through the 401(k) Plan.

You should rely only on the information contained in this prospectus supplement and the enclosed prospectus. Fifth District Bancorp, Fifth District and the 401(k) Plan have not authorized anyone to provide you with different information.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the enclosed prospectus nor any sale of Fifth District Bancorp common stock shall under any circumstances imply that there has not been a change in the affairs of Fifth District Bancorp, Fifth District or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this prospectus supplement is May 10, 2024.

RISK FACTORS

In addition to considering the material risks disclosed under “Risk Factors” beginning on page 13 of the attached prospectus, you should also consider the following:

If you elect to purchase Fifth District Bancorp, Inc. common stock using your 401(k) Plan account balance and the stock offering is oversubscribed, you will bear the risk of price changes in the investment funds of the 401(k) Plan.

If you elect to purchase Fifth District Bancorp, Inc. common stock using your 401(k) Plan account balance, the 401(k) Plan trustee will sell the designated amount within your 401(k) Plan account among your investment fund balances. If the stock offering is oversubscribed (i.e., there are more orders for Fifth District Bancorp, Inc. common stock than shares available for sale in the stock offering) and the 401(k) Plan trustee cannot use any or all of the funds you allocate to purchase Fifth District Bancorp, Inc. common stock, the funds that cannot be invested in Fifth District Bancorp, Inc. common stock, and any interest earned on such funds, will be reinvested in your existing investment funds of the 401(k) Plan, according to your then existing investment election (i.e., in proportion to your investment direction for future contributions). During the period from when the 401(k) Plan trustee sells a portion of your investment funds until reinvestment of some or all of those funds back into your investment funds as a result of an oversubscription, you will bear the risk of price changes in the investment funds. It is possible that during this period some or all the investment funds may have increased in value more than the amount of any interest you may have earned on the reinvested funds before reinvestment. See “The Offering – Purchases in the Stock Offering and Oversubscriptions” in this prospectus supplement.

THE OFFERING

Securities Offered

Fifth District is offering participants in the 401(k) Plan the opportunity to purchase participation interests in shares of Fifth District Bancorp common stock through the 401(k) Plan. A “participation interest” represents indirect ownership of a share of Fifth District Bancorp common stock that is acquired by the 401(k) Plan and is equivalent to one share of Fifth District Bancorp common stock. In this prospectus supplement, “participation interests” are referred to as shares of Fifth District Bancorp common stock. At the stock offering purchase price of $10.00 per share and allowing participants to use up to 75% of their account balances, the 401(k) Plan may acquire up to 1,178,310 shares of Fifth District Bancorp common stock in the stock offering, based on the approximate fair market value of the 401(k) Plan’s assets as of December 31, 2023.

Only employees of Fifth District may become participants in the 401(k) Plan and only participants may purchase shares of Fifth District Bancorp common stock through the 401(k) Plan. However, your investment in shares of Fifth District Bancorp common stock in connection with the stock offering is subject to the purchase priorities listed below.

Information regarding the 401(k) Plan is contained in this prospectus supplement and information with respect to the financial condition, results of operations and business of Fifth District Bancorp and Fifth District is contained in the accompanying prospectus. The address of the corporate/main office of Fifth District Bancorp and Fifth District is 4000 General DeGaulle Drive, New Orleans, Louisiana 70114, and the telephone number at this address is (504) 362-7544.

Address questions about this prospectus supplement to Lauren G. Fontanille, Assistant Vice President/Human Resources Manager, Fifth District Savings Bank, 4000 General DeGaulle Drive, New Orleans, Louisiana 70114; telephone number (504) 364-6164; email: laurenfontanille@fifthdistrict.com.

Direct all questions about the stock offering, the prospectus, or obtaining a stock order form to purchase stock in the stock offering outside the 401(k) Plan to the Stock Information Center at (504) 363-6530 (toll-free), Monday through Friday, 9:00 a.m. to 4:00 p.m. Central time. The Stock Information Center will be closed on bank holidays.

Election to Purchase Fifth District Bancorp, Inc. Common Stock

In connection with the stock offering, you may elect to designate a portion (up to 75%) of your 401(k) Plan account balance to a money market fund called “Stock Purchase,” which will be used to subscribe for Fifth District Bancorp common stock in the stock offering. Before making this election, you should carefully read the prospectus and this prospectus supplement and consider the information set forth on page 17 of this prospectus supplement under “Notice of Your Rights Concerning Employer Securities — The Importance of Diversifying Your Retirement Savings.” The trustee of the Fifth District Bancorp, Inc. Stock Fund will subscribe to purchase shares of Fifth District Bancorp common stock at $10.00 per share in accordance with your election. However, your election is subject to the purchase priorities and purchase limitations, as described below.

Purchase Priorities

All 401(k) Plan participants are eligible to elect to subscribe for Fifth District Bancorp common stock in the stock offering. However, the elections are subject to the purchase priorities in Fifth District Savings Bank’s Plan of Conversion, which provides for a subscription offering and, if necessary, a community offering. In the stock offering, the purchase priorities are as follows and apply in case more shares of Fifth District Bancorp common stock are ordered than are available for sale (an “oversubscription):

Subscription Offering:

(1)     Each person with $50 or more on deposit at Fifth District as of the close of business on December 31, 2022, has first priority.

(2)     Fifth District’s tax-qualified plans, including the employee stock ownership plan and the 401(k) Plan, have second priority.

(3)     Each person with $50 or more on deposit at Fifth District as of the close of business on March 31, 2024, has third priority.

(4)     Each Person with a deposit account at Fifth District at the close of business on April 30, 2024, has fourth priority.

Community Offering:

Shares of Fifth District Bancorp common stock not purchased in the subscription offering may be offered for sale to the general public in a “community offering,” with a preference given to natural persons (including trusts of natural persons) in the Louisiana Parishes of Jefferson, Orleans, and St. Tammany.

If you fall into subscription offering categories (1), (3) or (4) above, you have subscription rights to purchase Fifth District Bancorp common stock in the subscription offering in the highest category and you may use funds (up to 75% of your account balance) in the 401(k) Plan to pay for the Fifth District Bancorp common stock.

If you fall into purchase priority (1), (3) or (4), you will separately receive offering materials in the mail, including a stock order form. You may use the stock order form to purchase shares of Fifth District Bancorp common stock outside the 401(k) Plan.

Additionally, instead of  (or in addition to) placing an order outside the 401(k) Plan using the stock order form, you may place an order for the purchase of Fifth District Bancorp common stock through the 401(k) Plan in the manner described below under “How to Order Stock in the Offering.”

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Purchases in the Offering and Oversubscriptions

The trustee of the 401(k) Plan will subscribe for Fifth District Bancorp common stock in the stock offering in accordance with your election. Once you make your election, the amount that you elect to transfer from your existing investment options for the purchase of Fifth District Bancorp common stock will be sold from your existing investment options and the proceeds will be transferred to the Stock Purchase option (which will be invested in a money market fund during the stock offering period) pending the completion of the stock offering several weeks later. After the end of the stock offering period, we will determine whether all or any portion of your order will be filled (if the stock offering is oversubscribed you may not receive any or all of your order, depending on your purchase priority, as described above). The amount that can be used toward your order will be applied to the purchase of Fifth District Bancorp common stock. Following the closing of the stock offering, your purchased shares of Fifth District Bancorp common stock will be transferred to the 401(k) Plan and will be reflected in your 401(k) Plan account as soon as practicable thereafter.

If the stock offering is oversubscribed, and the trustee is unable to use the full amount allocated by you to purchase Fifth District Bancorp common stock in the stock offering, the amount that cannot be invested in shares of Fifth District Bancorp common stock, and any interest earned on that amount, will be transferred from the Stock Purchase option and reinvested in the existing funds of the 401(k) Plan, in accordance with your then existing investment election (in proportion to your investment direction for future contributions). The prospectus describes the allocation procedures in the event of an oversubscription. If you choose not to elect to invest part of your account balances towards the purchase of Fifth District Bancorp common stock in connection with the stock offering, your account balances will remain in the investment funds of the 401(k) Plan as previously directed by you.

Composition of the Fifth District Bancorp, Inc. Stock Fund

Shares of Fifth District Bancorp common stock purchased by the 401(k) Plan in the stock offering will be transferred to the 401(k) Plan and held in the Fifth District Bancorp, Inc. Stock Fund. The Fifth District Bancorp, Inc. Stock Fund is neither a mutual fund nor a diversified or managed investment option. Rather, it is merely a recordkeeping mechanism established by the 401(k) Plan custodian to track the shares purchased by 401(k) Plan participants in the stock offering through the 401(k) Plan. The Fifth District Bancorp, Inc. Stock Fund will consist solely of shares of Fifth District Bancorp common stock purchased by participants in the 401(k) Plan, which will be initially valued at $10.00 per share (i.e., the purchase price).

Following the closing of the stock offering, each day the aggregate value of Fifth District Bancorp, Inc. Stock Fund will be determined by dividing the total market value of the fund at the end of the day by the total number of shares held in the fund by all participants as of the previous day’s end. The change in share value reflects the day’s change in stock price of Fifth District Bancorp common stock, and the value of each participation interest should be the same as one share of Fifth District Bancorp common stock.

Investment in Fifth District Bancorp common stock involves risks common to investments in shares of common stock. For a discussion of material risks you should consider, see the “Risk Factors” section of the accompanying prospectus and the section of the prospectus supplement called “Notice of Your Rights Concerning Employer Securities” (see below).

The portion of your 401(k) Plan account invested in the Fifth District Bancorp, Inc. Stock Fund will be reported to you on your regular 401(k) Plan participant statements. You can also go online at any time to www.principal.com or call 1-800-547-7754 to review your account balances.

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Minimum and Maximum Investment

In connection with the stock offering, the 401(k) Plan will permit you to use up to 75% of your 401(k) Plan account balance for the purchase of Fifth District Bancorp common stock in the stock offering.

The trustee of the 401(k) Plan will subscribe for shares of Fifth District Bancorp common stock offered for sale in the stock offering, in accordance with each participant’s direction. The trustee will pay $10.00 per share, which will be the same price paid by all other persons who purchase shares in the stock offering. To purchase Fifth District Bancorp common stock through the 401(k) Plan, the minimum investment is $250, which will purchase 25 shares. No individual may purchase more than $350,000 (35,000 shares) of Fifth District Bancorp common stock. Furthermore, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $500,000 (50,000 shares) of Fifth District Bancorp common stock in all categories of the stock offering combined. Please see the prospectus for further details regarding additional maximum purchase limits for investors in the stock offering.

Value of the Plan Assets	As of December 31, 2023, the market value of the assets of the 401(k) Plan attributable to active and former employees of Fifth District was approximately $11,783,100.

How to Order Stock in the Offering

•       You can elect to transfer up to 75% of your current 401(k) Plan account balance (in whole dollar amounts) to the Stock Purchase option, which will be used by the 401(k) Plan trustee to purchase shares of Fifth District Bancorp common stock. This is done by following the procedures described below. Please note the following conditions concerning this election:

•       Your election is subject to a minimum purchase of 25 shares of common stock, which equals $250.

Your election, plus any order you placed outside the 401(k) Plan, are together subject to a maximum purchase limit of no more than 35,000 shares of Fifth District Bancorp common stock, which equals $350,000. The prospectus describes an additional purchase limitation of 50,000 shares of Fifth District Bancorp common stock, which equals $500,000, for an individual, together with associates or persons acting in concert with such individual.

•       The election period for the 401(k) Plan purchases ends at 3:00 p.m., Central time, on June 11, 2024 (the “Plan Purchase Period”).

•       Your election to purchase common stock in the offering through the 401(k) Plan will be accepted by Principal Financial Group, the recordkeeper of the 401(k) Plan. After your election is accepted by Principal Financial Group, it will be rounded down to the closest dollar amount divisible by $10.00 and will be used by the trustee to purchase shares of Fifth District Bancorp common stock sold in the stock offering. This difference will remain in the Stock Purchase option until the completion of the stock offering, which is expected to be several weeks after the Plan Purchase Period ends. At that time, the Fifth District Bancorp common stock purchased based on your election will be transferred to the 401(k) Plan and any remaining funds will be transferred out of the Stock Purchase option for investment in other funds under the 401(k) Plan, based on your election currently on file for future contributions.

•       The amount you elect to transfer to the Stock Purchase option will be held separately until the completion of the stock offering. Therefore, this money is not available for distributions, loans, or withdrawals until the stock offering is completed, which is expected to be several weeks after the 401(k) Plan Purchase Period ends.

•       Following the completion of the stock offering, your purchased shares of Fifth District Bancorp common stock will be reflected in your 401(k) Plan account through the Fifth District Bancorp, Inc. Stock Fund.

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Follow these steps to make your election to use your account balance in the 401(k) Plan to purchase shares of Fifth District Bancorp, Inc. common stock in the stock offering. You are allowed only one election to transfer funds to the Stock Purchase option.

•       Go to www.principal.com and log into your 401(k) Plan account. In Account Login, click on drop down and choose “Personal,” then “GO.” Enter your Username and Password. If you haven’t established your Username and Password, click on the link “Establish your Username and Password”, and follow the prompts.

•       On your Personal Summary Page, choose the line for the Fifth District Savings Bank 401(k) Plan and click on “View Details” for your 401(k) Plan account.

•       When you reach “Your Account Overview,” click on “Investments” across the top navigation of the screen, and then click on “Change Investments.”

•       When you reach the “Change Investments” screen, click on the “box titled “Move Balances.” Then click on “Make a Transfer.”

•       Click on “Advanced Transfer Features” and choose “dollars,” then enter the amount you would like to transfer “From” each investment. When you have completed transferring “From” each investment, choose “Continue.”

•       Enter the dollars that you will be transferring into the Stock Purchase account. The Stock Purchase account is a money market investment that will hold the funds until the stock offering is concluded. All the funds that you transferred “From” other investments must be transferred to another investment. All the dollars must be transferred “To” another investment.

When you have completed the “To” portion of the transaction, click “Continue.” You will be taken to a confirmation page. Please review your transaction for accuracy. If you need to make changes, click on “Cancel” or “Start Over” or “Previous” to make changes. If the information is correct, click “Submit Request” to authorize Principal Life Insurance Company to process the request. You will receive a communication in your Message Center confirming your transaction.

After you completed your online election, you will also need to complete the Stock Information Form and return it either by emailing it to Lauren G. Fontanille, Assistant Vice President/Human Resources Manager, at laurenfontanille@fifthdistrict.com, by faxing it to (504) 364-6164 or by delivering it in person, to be received by Lauren G. Fontanille, Assistant Vice President/Human Resources Manager, Fifth District Savings Bank, 4000 General DeGaulle Avenue, New Orleans, Louisiana 70114.

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Order Deadline

You must make your election online at www.principal.com and return your Stock Information Form by emailing to Lauren G. Fontanille, Assistant Vice President/Human Resources Manager, by faxing it to (504) 364-6164 or by delivering it in person to Lauren G. Fontanille, Assistant Vice President/Human Resources Manager, Fifth District Savings Bank, 4000 General DeGaulle Avenue, New Orleans, Louisiana 70114; telephone number (504) 364-6164; to be received no later than 3:00 p.m., Central time, on June 11, 2024.

Irrevocability of Transfer Direction

Once you make an election to transfer amounts to the Stock Purchase option to be used by the 401(k) Plan trustee to purchase Fifth District Bancorp common stock in connection with the stock offering, you may not change your election.

Your election is irrevocable. You will, however, continue to have the ability to transfer amounts not directed towards the purchase of Fifth District Bancorp common stock among all the other investment funds on a daily basis.

Future Direction to Purchase and Sell Common Stock

You will be able to purchase Fifth District Bancorp common stock after the completion of the stock offering through the 401(k) Plan by investing your future contributions through the Fifth District Bancorp, Inc. Stock Fund, provided, that no more than 75% of your future contributions (both employer and employee) may be invested in the Fifth District Bancorp, Inc. Stock Fund. Additionally, after the stock offering, you will be able to transfer no more than 75% of your account balance to the Fifth District Bancorp, Inc. Stock Fund.

After the completion of the stock offering, to the extent that shares are available, the trustee of the 401(k) Plan will acquire shares of Fifth District Bancorp common stock at your election in open market transactions at the prevailing price, which may be less than or more than $10.00 per share. In addition, a brokerage commission of  $0.05 per share of stock purchased will be charged.

You may change your investment allocation on a daily basis.  However, please be advised that your ability to buy or sell Fifth District Bancorp common stock within the 401(k) Plan largely depends upon the existence of an active market for the stock. If Fifth District Bancorp common stock is illiquid (meaning there are few buyers and sellers of the stock) on the date you elect to buy or sell Fifth District Bancorp common stock within the 401(k) Plan, your election may not be immediately processed. As a result, the prevailing price for Fifth District Bancorp, Inc. common stock may be less or more than its fair market value on the date of your election.

Special restrictions may apply to purchasing shares of Fifth District Bancorp common stock by 401(k) Plan participants who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors, and principal stockholders of Fifth District Bancorp.

Please note that if you are an officer of the Fifth District who is restricted by regulation from selling shares of Fifth District Bancorp common stock acquired in the stock offering for one year, the Fifth District Bancorp common stock that you purchased in the stock offering through the 401(k) Plan will not be tradable until the one-year trading restriction has lapsed.

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Voting Rights of Common Stock	You may direct the 401(k) Plan trustee as to how to vote your shares of Fifth District Bancorp common stock held in the Fifth District Bancorp, Inc. Stock Fund, if permitted by Fifth District. If the trustee does not receive your voting instructions, the trustee will be directed by Fifth District to vote your shares in the same proportion as the voting instructions received from other participants related to their shares of Fifth District Bancorp common stock held by the 401(k) Plan, provided that such vote is made in accordance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). All voting instructions will be kept confidential.

DESCRIPTION OF THE 401(k) PLAN

Introduction

Fifth District originally adopted the 401(k) Plan effective as of June 1, 2002. In connection with the mutual-to-stock conversion of Fifth District and Fifth District Bancorp desire to allow participants to purchase common stock of Fifth District Bancorp in their accounts in the 401(k) Plan and Fifth District has amended the plan to allow investments in Fifth District Bancorp common stock. The 401(k) Plan is a tax-qualified plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).

Fifth District intends that the 401(k) Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. Fifth District will adopt any amendments to the 401(k) Plan that may be necessary to ensure the continuing qualified status of the 401(k) Plan under the Code and applicable Treasury Regulations.

ERISA. The 401(k) Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). As such, the 401(k) Plan is subject to all the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Code Relating to Retirement Plans) of ERISA, except to the funding requirements contained in Part 3 of Title I of ERISA, which by their terms do not apply to an individual account plan (other than a money purchase plan). The 401(k) Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to participants or beneficiaries under the 401(k) Plan.

Reference to Full Text of Plan. This prospectus supplement summarizes certain provisions of the 401(k) Plan. These summaries are not complete and are qualified in their entirety by the full text of the 401(k) Plan. Copies of the 401(k) Plan are available to all employees by going to www.Principal.com.

Eligibility and Participation

As an employee of Fifth District, you are eligible to become a participant in the 401(k) Plan for purposes of making elective deferral contribution on the entry date coinciding with or immediately upon your attainment of age 18. You are eligible to become a participant in the 401(k) Plan for purposes receiving all other contributions on the entry date coinciding with or immediately upon your attainment of age 18 and the completion of one year of servcice. The entry dates under the 401(k) Plan are the first day of each calendar month.

As of December 31, 2023, there were approximately 65 active and former employees with account balances in the 401(k) Plan.

Contributions under the Plan

Elective Deferrals. You are permitted to defer up to 100% of your compensation as of the date you become a participant in the 401(k) Plan but may choose a different percentage or choose not to defer at all.

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You are permitted to defer up to 100% of your compensation, subject to certain restrictions imposed by the Code, and to have that amount contributed to the 401(k) Plan on your behalf. Your elective deferrals are subject to certain restrictions imposed by the Code, and for 2024, you may defer up to $23,000 and you may defer an additional $7,500 if you qualify for catch-up contributions as described in the next paragraph. The compensation of each participant taken into account under the 401(k) Plan is limited by the Code, and for 2024 the limit is $345,000 (this limit may change on an annual basis). Canceling or changing your contribution percentage can be accomplished by going to www.Principal.com.

Catch-up Contributions. If you have made the maximum amount of elective deferrals allowed by the 401(k) Plan or other legal limits and you have attained at least age 50 (or will reach age 50 prior to the end of the tax year, which is December 31), you are also eligible to make an additional catch-up contribution. In 2024, the maximum catch-up contribution is $7,500. You may authorize Fifth District Savings Bank to withhold a specified dollar amount of your compensation for this purpose.

Employer Contributions. Fifth District currently makes a 10% profit sharing contribution on a quarterly basis. Fifth District reserves the right to eliminate or modify the amount of this contribution at any time and from time to time.

Limitations on Contributions

Contribution Limits. For the tax year beginning January 1, 2024, the amount of your elective deferrals may not exceed $23,000 per calendar year, or $30,500, if you are eligible to make catch-up contributions. Contributions in excess of this limit are known as excess deferrals. If you defer amounts in excess of this limitation, your gross income for federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the tax year in which the contribution is made.

The total amount of contributions that you make and any contribution your employer makes on your behalf to the 401(k) Plan and other defined contribution tax-qualified retirement plans in one year is generally limited to the lesser of 100% of your compensation or $69,000 (for 2024), or if applicable, $76,500 (for 2023) including catch-up contributions.

Rollovers. You may make a rollover contribution of an eligible rollover distribution from any other qualified retirement plan or an individual retirement arrangement (IRA). These funds will be maintained in a separate rollover account in which you will have a nonforfeitable vested interest.

Benefits under the 401(k) Plan

Vesting. At all times, you have a fully vested, nonforfeitable interest in the portion of your account balance attributable to elective deferrals and your employer contributions under the 401(k) Plan vest at the rate of 20% per year of service beginning after two years of service.

Distribution at Termination of Employment. You will be entitled to receive a distribution of the vested amounts in your account when your employment terminates for any reason. Your benefit will be equal to the vested balance of your account. The 401(k) Plan will make involuntary cash-out distributions of vested account balances in accordance with the plan. If you are not a 5% or more owner of your employer, your required benefit commencement date is the April 1st following the close of the year in which the later occurs: you attain age 72 ½ or you terminate employment.

Distribution after Death of Participant. If you die, the value of your entire account will be payable to your beneficiary in accordance with the 401(k) Plan.

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Investment of Contributions and Account Balances

All amounts credited to your account under the 401(k) Plan are held in the 401(k) Plan trust (the “Trust”), which is administered by the trustee of the 401(k) Plan. Prior to the effective date of the offering, you were provided the opportunity to direct the investments of your account into one of the investment options described below.

BrandywineGLOBAL Global Opportunities Bond IS Fund

PGIM High Yield R6 Fund

Fidelity US Bond Index Fund

PGIM Total Return Bond R6 Fund

Fidelity Inflation-Protection Bond Index Fund

Vanguard Target Retirement Income Inv Fund

Vanguard Target Retirement 2020 Inv Fund

Vanguard Target Retirement 2025 Inv Fund

Vanguard Target Retirement 2030 Inv Fund

Vanguard Target Retirement 2035 Inv Fund

Vanguard Target Retirement 2040 Inv Fund

Vanguard Target Retirement 2045 Inv Fund

Vanguard Target Retirement 2050 Inv Fund

Vanguard Target Retirement 2055 Inv Fund

Vanguard Target Retirement 2060 Inv Fund

Vanguard Target Retirement 2065 Inv Fund

Vanguard Target Retirement 2070 Inv Fund

Fidelity Large Cap Value Index Fund

Putnam Large Cap Value R6 Fund

Fidelity 500 Index Fund

American Century Ultra R6 Fund

Fidelity Large Cap Growth Index Fund

American Century Mid-Cap Value R6 Fund

Fidelity Mid Cap Index Fund

Janus Henderson Enterprise N Fund

DFA US Targeted Value I Fund

Vanguard Small Cap Index Admiral Fund

Putnam Small Cap Growth R6 Fund

Fidelity Emerging Markets Index Fund

Fidelity International Index Fund

MFS International Growth R6 Fund

DFA Global Real Estate Securities I Fund

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Performance History

The following table provides performance data with respect to the investment funds in the Plan:

	Average Annual Total Return (%) (as of December 31, 2023 year end)
Investment Option Name	1-Year	3-Year	5-Year	10-Year
BrandywineGLOBAL Global Opportunities Bond IS Fund	7.42	-4.97	1.09	1.47
PGIM High Yield R6 Fund	12.31	1.89	5.39	4.83
Fidelity US Bond Index Fund	5.56	-3.40	1.06	1.78
PGIM Total Return Bond R6 Fund	7.78	-3.20	1.73	2.66
Fidelity Inflation-Protection Bond Index Fund	3.78	-1.12	3.04	2.34
Vanguard Target Retirement Income Inv Fund	10.65	0.54	4.82	4.08
Vanguard Target Retirement 2020 Inv Fund	12.51	1.47	6.61	5.52
Vanguard Target Retirement 2025 Inv Fund	14.55	2.03	7.56	6.10
Vanguard Target Retirement 2030 Inv Fund	15.99	2.65	8.37	6.58
Vanguard Target Retirement 2035 Inv Fund	17.14	3.33	9.17	7.06
Vanguard Target Retirement 2040 Inv Fund	18.34	4.02	9.99	7.52
Vanguard Target Retirement 2045 Inv Fund	19.48	4.68	10.76	7.91
Vanguard Target Retirement 2050 Inv Fund	20.17	4.91	10.93	7.99
Vanguard Target Retirement 2055 Inv Fund	20.16	4.92	10.92	7.97
Vanguard Target Retirement 2060 Inv Fund	20.18	4.92	10.92	7.97
Vanguard Target Retirement 2065 Inv Fund	20.15	4.95	10.91	N/A
Vanguard Target Retirement 2070 Inv Fund	20.24	N/A	N/A	N/A
Fidelity Large Cap Value Index Fund	11.50	8.84	10.90	N/A
Putnam Large Cap Value R6 Fund	15.75	12.75	14.69	10.53
Fidelity 500 Index Fund	26.29	9.99	15.68	12.02
American Century Ultra R6 Fund	43.82	6.42	19.60	14.94
Fidelity Large Cap Growth Index Fund	42.77	8.86	19.48	N/A
American Century Mid-Cap Value R6 Fund	6.52	9.17	11.40	9.08
Fidelity Mid Cap Index Fund	17.21	5.92	12.68	9.41
Janus Henderson Enterprise N Fund	18.10	5.27	13.72	12.03
DFA US Targeted Value I Fund	19.31	16.46	14.77	8.51
Vanguard Small Cap Index Admiral Fund	18.20	4.66	11.70	8.43
Putnam Small Cap Growth R6 Fund	23.38	0.67	15.88	10.33
Fidelity Emerging Markets Index Fund	9.50	-5.32	3.41	2.73
Fidelity International Index Fund	18.31	4.18	8.34	4.42
MFS International Growth R6 Fund	14.96	2.32	9.57	6.47
DFA Global Real Estate Securities I Fund	9.42	2.96	5.17	5.90

Description of the Investment Funds

BrandywineGLOBAL Global Opportunities Bond IS Fund. The investment seeks to maximize total return consisting of income and capital appreciation. The fund normally invests at least 80% of its net assets in fixed income securities of issuers located in developed market countries. It will invest in both investment grade and below investment grade fixed income securities, and the advisor intends to invest less than 35% of its net assets in below investment grade fixed income securities (commonly known as “high yield debt” or “junk bonds”). The fund may invest up to 25% of its net assets in convertible debt securities. It is non-diversified.

PGIM High Yield R6 Fund. The investment seeks to maximize current income; and capital appreciation is a secondary objective. The fund normally invests at least 80% of its investable assets in a diversified portfolio of high yield fixed-income instruments rated Ba or lower by Moody’s Investors Service (“Moody’s”) or BB or lower by S&P Global Ratings (“S&P”), and instruments either comparably rated by another nationally recognized statistical rating organization (“NRSRO”), or considered to be of comparable quality, that is, junk bonds.

Fidelity US Bond Index Fund. The investment seeks to provide investment results that correspond to the aggregate price and interest performance of the debt securities in the Bloomberg U.S. Aggregate Bond Index. The fund normally invests at least 80% of the fund’s assets in bonds included in the Bloomberg U.S. Aggregate Bond Index. Its manager uses statistical sampling techniques based on duration, maturity, interest rate sensitivity, security structure, and credit quality to attempt to replicate the returns of the Bloomberg U.S. Aggregate Bond Index using a smaller number of securities. The fund invests in Fidelity’s central funds.

PGIM Total Return Bond R6 Fund. The investment seeks total return. The fund will seek to achieve its objective through a mix of current income and capital appreciation as determined by the fund’s sub-adviser. It invests, under normal circumstances, at least 80% of the fund’s investable assets in bonds. For purposes of this policy, bonds include all fixed income securities, other than preferred stock, with a maturity at date of issue of greater than one year. The fund may invest up to 30% of its investable assets in speculative, high risk, below investment-grade securities. It may invest up to 30% of its investable assets in foreign debt securities, including emerging market debt securities.

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Fidelity Inflation-Protection Bond Index Fund. The investment seeks to provide investment results that correspond to the total return of the inflation-protected sector of the United States Treasury market. The fund normally invests at least 80% of assets in inflation-protected debt securities included in the Bloomberg U.S. Treasury Inflation-Protected Securities (TIPS) Index. The advisor engages in transactions that have a leveraging effect on the fund, including investments in derivatives – such as swaps (interest rate, total return, and credit default) and futures contracts- and forward-settling securities, to adjust the fund’s risk exposure.

Vanguard Target Retirement Income Inv Fund. The investment seeks to provide current income and some capital appreciation. The fund invests in a mix of Vanguard mutual funds according to an asset allocation strategy designed for investors currently in retirement. Its indirect bond holdings are a diversified mix of short-, intermediate-, and long-term U.S. government, U.S. agency, and investment-grade U.S. corporate bonds; inflation-protected public obligations issued by the U.S. Treasury; mortgage-backed and asset-backed securities; and government, agency, corporate, and securitized investment-grade foreign bonds issued in currencies other than U.S. dollar.

Vanguard Target Retirement 2020 Inv Fund. The investment seeks to provide capital appreciation and current income consistent with its current asset allocation. The fund invests in a mix of Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire and leave the workforce in or within a few years of 2020 (the target year). The fund’s asset allocation will become more conservative over time, meaning that the percentage of assets allocated to stocks will decrease while the percentage of assets allocated to bonds and other fixed income investments will increase.

Vanguard Target Retirement 2025 Inv Fund. The investment seeks to provide capital appreciation and current income consistent with its current asset allocation. The fund invests in a mix of Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire and leave the workforce in or within a few years of 2025 (the target year). The fund’s asset allocation will become more conservative over time, meaning that the percentage of assets allocated to stocks will decrease while the percentage of assets allocated to bonds and other fixed income investments will increase.

Vanguard Target Retirement 2030 Inv Fund. The investment seeks to provide capital appreciation and current income consistent with its current asset allocation. The fund invests in a mix of Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire and leave the workforce in or within a few years of 2030 (the target year). The fund’s asset allocation will become more conservative over time, meaning that the percentage of assets allocated to stocks will decrease while the percentage of assets allocated to bonds and other fixed income investments will increase.

Vanguard Target Retirement 2035 Inv Fund. The investment seeks to provide capital appreciation and current income consistent with its current asset allocation. The fund invests in a mix of Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire and leave the workforce in or within a few years of 2035 (the target year). The fund’s asset allocation will become more conservative over time, meaning that the percentage of assets allocated to stocks will decrease while the percentage of assets allocated to bonds and other fixed income investments will increase.

Vanguard Target Retirement 2040 Inv Fund. The investment seeks to provide capital appreciation and current income consistent with its current asset allocation. The fund invests in a mix of Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire and leave the workforce in or within a few years of 2040 (the target year). The fund’s asset allocation will become more conservative over time, meaning that the percentage of assets allocated to stocks will decrease while the percentage of assets allocated to bonds and other fixed income investments will increase.

Vanguard Target Retirement 2045 Inv Fund. The investment seeks to provide capital appreciation and current income consistent with its current asset allocation. The fund invests in a mix of Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire and leave the workforce in or within a few years of 2045 (the target year). The fund’s asset allocation will become more conservative over time, meaning that the percentage of assets allocated to stocks will decrease while the percentage of assets allocated to bonds and other fixed income investments will increase.

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Vanguard Target Retirement 2050 Inv Fund. The investment seeks to provide capital appreciation and current income consistent with its current asset allocation. The fund invests in a mix of Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire and leave the workforce in or within a few years of 2050 (the target year). The fund’s asset allocation will become more conservative over time, meaning that the percentage of assets allocated to stocks will decrease while the percentage of assets allocated to bonds and other fixed income investments will increase.

Vanguard Target Retirement 2055 Inv Fund. The investment seeks to provide capital appreciation and current income consistent with its current asset allocation. The fund invests in a mix of Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire and leave the workforce in or within a few years of 2055 (the target year). The fund’s asset allocation will become more conservative over time, meaning that the percentage of assets allocated to stocks will decrease while the percentage of assets allocated to bonds and other fixed income investments will increase.

Vanguard Target Retirement 2060 Inv Fund. The investment seeks to provide capital appreciation and current income consistent with its current asset allocation. The fund invests in a mix of Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire and leave the workforce in or within a few years of 2060 (the target year). The fund’s asset allocation will become more conservative over time, meaning that the percentage of assets allocated to stocks will decrease while the percentage of assets allocated to bonds and other fixed income investments will increase.

Vanguard Target Retirement 2065 Inv Fund. The investment seeks to provide capital appreciation and current income consistent with its current asset allocation. The fund invests in a mix of Vanguard mutual funds according to an asset allocation strategy designed for investors planning to retire and leave the workforce in or within a few years of 2065 (the target year). The fund’s asset allocation will become more conservative over time, meaning that the percentage of assets allocated to stocks will decrease while the percentage of assets allocated to bonds and other fixed income investments will increase.

Vanguard Target Retirement 2070 Inv Fund. The investment seeks to provide capital appreciation and current income consistent with its current asset allocation. The fund invests in a mix of Vanguard mutual funds (underlying funds) according to an asset allocation strategy designed for investors planning to retire and leave the workforce in or within a few years of 2070 (the target year). The fund’s asset allocation will become more conservative over time, meaning that the percentage of assets allocated to stocks will decrease while the percentage of assets allocated to bonds and other fixed income investments will increase.

Fidelity Large Cap Value Index Fund. The investment seeks to provide investment results that correspond to the total return of stocks of large capitalization U.S. companies. The fund normally invests at least 80% of assets in securities included in the Russell 1000(R) Value Index, which is a market capitalization-weighted index designed to measure the performance of the large-cap value segment of the U.S. equity market. The advisor lends securities to earn income for the fund.

Putnam Large Cap Value R6 Fund. The investment seeks capital growth and current income. The fund invests mainly in common stocks of U.S. companies, with a focus on value stocks that offer the potential for capital growth, current income, or both. Value stocks are issued by companies that the adviser believes are currently undervalued by the market. The adviser may consider, among other factors, a company’s valuation, financial strength, growth potential, competitive position in its industry, projected future earnings, cash flows and dividends when deciding whether to buy or sell investments.

Fidelity 500 Index Fund. The investment seeks to provide investment results that correspond to the total return performance of common stocks publicly traded in the United States. The fund normally invests at least 80% of assets in common stocks included in the S&P 500(R) Index, which broadly represents the performance of common stocks publicly traded in the United States. It lends securities to earn income.

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American Century Ultra R6 Fund. The investment seeks long-term capital growth. The fund normally invests in stocks of companies that the adviser believes will increase in value over time. The portfolio managers make their investment decisions based primarily on their analysis of individual companies, rather than on broad economic forecasts. The portfolio managers use a variety of analytical research tools and techniques to identify the stocks of larger-sized companies that meet their investment criteria. Under normal market conditions, the portfolio managers seek securities of companies whose earnings or revenues are not only growing but growing at an accelerated pace.

Fidelity Large Cap Growth Index Fund. The investment seeks to provide investment results that correspond to the total return of stocks of large capitalization U.S. companies. The fund normally invests at least 80% of assets in securities included in the Russell 1000(R) Growth Index, which is a market capitalization-weighted index designed to measure the performance of the large-cap growth segment of the U.S. equity market. The adviser lends securities to earn income for the fund.

American Century Mid-Cap Value R6 Fund. The investment seeks long-term capital growth; income is a secondary consideration. Under normal market conditions, the portfolio managers will invest at least 80% of the fund’s net assets in medium-sized companies. The portfolio managers consider medium size companies to include those whose market capitalizations at the time of purchase are within the capitalization range of the Russell 3000(R) Index, excluding the largest 100 such companies.

Fidelity Mid Cap Index Fund. The investment seeks to provide investment results that correspond to the total return of stocks of mid-capitalization United States companies. The fund normally invests at least 80% of its assets in securities included in the Russell Midcap(R) Index. It lends securities to earn income.

Janus Henderson Enterprise N Fund. The investment seeks long-term growth of capital. The fund pursues its investment objective by investing primarily in common stocks selected for their growth potential, and normally invests at least 50% of its equity assets in medium-sized companies. Medium-sized companies to be those whose market capitalization falls within the range of companies in the Russell Midcap(R) Growth Index. Market capitalization is a commonly used measure of the size and value of a company. It may also invest in foreign securities.

DFA US Targeted Value I Fund. The investment seeks long-term capital appreciation. The fund purchases a broad and diverse group of the readily marketable securities of U.S. small and mid-cap companies that the advisor determines to be value stocks with higher profitability. It may purchase or sell futures contracts and options on futures contracts for U.S. equity securities and indices, to increase or decrease equity market exposure based on actual or expected cash flows to or outflows from the fund.

Vanguard Small Cap Index Admiral Fund. The investment seeks to trace the performance of the CRSP US Small Cap Index that measures the investment return of small-capitalization stocks. The fund employs an indexing investment approach designed to track the performance of the CRSP US Small Cap Index, a broadly diversified index of stocks of small U.S. companies. The advisor attempts to replicate the target index by investing all, or substantially all, of its assets in the stocks that make up the index, holding each stock in approximately the same proportion as its weighting in the index.

Putnam Small Cap Growth R6 Fund. The investment seeks capital appreciation. The fund invests mainly in common stocks of small U.S. companies, with a focus on growth stocks. Growth stocks are stocks issued by companies whose earnings are expected to grow faster than those of similar firms, and whose business growth and other characteristics may lead to an increase in stock price. It invests at least 80% of the fund’s net assets in companies of a size similar to those in the Russell 2000 Growth Index.

Fidelity Emerging Markets Index Fund. The investment seeks to provide investment results that correspond to the total return of emerging stock markets. The fund normally invests at least 80% of the fund’s assets in securities included in the MSCI Emerging Markets Index and in depositary receipts representing securities included in the index. The adviser uses statistical sampling techniques based on such factors as capitalization, industry exposures, dividend yield, price/earnings (P/E) ratio, price/book (P/B) ratio, earnings growth, country weightings, and the effect of foreign taxes to attempt to replicate the returns of the index.

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Fidelity International Index Fund. The investment seeks to provide investment results that correspond to the total return of foreign stock markets. The fund normally invests at least 80% of assets in common stocks included in the MSCI EAFE Index, which represents the performance of foreign stock markets. The manager uses statistical sampling techniques based on such factors as capitalization, industry exposures, dividend yield, price/earnings (P/E) ratio, price/book (P/B) ratio, earnings growth, and country weightings to attempt to replicate the returns of the MSCI EAFE Index.

MFS International Growth R6 Fund. The investment seeks capital appreciation. The fund normally invests its assets primarily in foreign equity securities, including emerging market equity securities. Equity securities include common stocks and other securities that represent an ownership interest (or right to acquire an ownership interest) in a company or other issuer. The advisor focuses on investing the fund’s assets in the stocks of companies it believes to have above average earnings growth potential compared to other companies (growth companies).

DFA Global Real Estate Securities I Fund. The investment seeks long-term capital appreciation. The Portfolio seeks to achieve exposure to a broad portfolio of securities of U.S. and non-U.S. companies in the real estate industry, with a focus on real estate investment trusts (“REITs”) or companies that the Advisor considers to be REIT-like entities. It may pursue its investment objective by investing its assets in the DFA Real Estate Securities Portfolio, DFA International Real Estate Securities Portfolio (the “underlying funds”), and/or directly in securities of companies in the real estate industry.

An investment in any of the funds listed above is not a bank deposit or savings account and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. As with any mutual fund investment, there is always a risk that you may lose money on your investment in any of the funds listed above.

Fifth District Bancorp, Inc. Stock Fund

In connection with the stock offering, the 401(k) Plan now offers the Fifth District Bancorp, Inc. Stock Fund as an additional choice among the investment options described above. The Fifth District Bancorp, Inc. Stock Fund invests primarily in the shares of common stock of Fifth District Bancorp. In connection with the stock offering, you may, in the manner described earlier, elect to direct the 401(k) Plan trustee to invest up to 75% of your 401(k) Plan account in the Fifth District Bancorp, Inc. Stock Fund.

As of the date of this prospectus supplement, there is no established market for Fifth District Bancorp common stock. Accordingly, there is no record of the historical performance of the Fifth District Bancorp, Inc. Stock Fund. Performance of the Fifth District Bancorp, Inc. Stock Fund will depend on a number of factors, including the financial condition and profitability of Fifth District Bancorp and Fifth District and market conditions for shares of Fifth District Bancorp common stock generally.

Investments in the Fifth District Bancorp, Inc. Stock Fund involve special risks common to investments in the shares of common stock. In deciding to invest a part of your account balance in the Fifth District Bancorp, Inc. Stock Fund, you should carefully consider the information set forth on page 16 of this prospectus supplement under “Notice of Your Rights Concerning Employer Securities – The Importance of Diversifying Your Retirement Savings.”

For a discussion of material risks you should consider, see “Risk Factors” beginning on page 13 of the enclosed prospectus and the section of this prospectus supplement entitled “Notice of Your Rights Concerning Employer Securities” below.

Withdrawals from the 401(k) Plan

Applicable federal law requires the 401(k) Plan to impose substantial restrictions on the right of a 401(k) Plan participant to withdraw amounts held for his or her benefit under the 401(k) Plan prior to the participant’s termination of employment with Fifth District. A substantial federal tax penalty may also be imposed on withdrawals made prior to the participant’s attainment of age 59 ½, regardless of whether the withdrawal occurs during his or her employment with Fifth District or after termination of employment.

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Withdrawal from Your Account Prior to Retirement. Once you have attained age 59 ½, you may request distribution of all, or part of the amounts credited to your account attributable to elective deferrals, matching contributions, and discretionary employer contributions.

Hardship Withdrawals. If you incur a financial hardship, you may request a withdrawal from the portion of your account attributable to your pre-tax and after-tax elective deferrals.

Rollover Contributions. You may withdraw amounts you contributed to the 401(k) Plan as a rollover contribution.

Administration of the 401(k) Plan

The 401(k) Plan Trustee. The trustee of the 401(k) Plan is Principal Trust Company. Principal Trust Company serves as trustee for all the investments funds under the 401(k) Plan, except that [name] will serve as trustee of the Fifth District Bancorp, Inc. Stock Fund only during the stock offering period.

Plan Administrator. Pursuant to the terms of the 401(k) Plan, the 401(k) Plan is administered by the 401(k) Plan administrator. The address of the 401(k) Plan administrator is Fifth District, 4000 General DeGaulle Avenue, New Orleans, Louisiana 70114. The 401(k) Plan administrator is responsible for the administration of the 401(k) Plan, interpretation of the provisions of the 401(k) Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the 401(k) Plan, maintenance of plan records, books of account and all other data necessary for the proper administration of the 401(k) Plan, preparation and filing of all returns and reports relating to the 401(k) Plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under Sections 104 and 105 of ERISA.

Reports to Plan Participants. The 401(k) Plan administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of the statement period, the amount of contributions allocated to your account for that period, and any adjustments to your account to reflect earnings or losses (if any). In addition, you can go online to www.principal.com or call 1-(800) 547-7754 at any time to review your account balances.

Amendment and Termination

Fifth District intends to continue the 401(k) Plan indefinitely. Nevertheless, Fifth District may terminate the 401(k) Plan at any time. If the 401(k) Plan is terminated in whole or in part, then regardless of other provisions in the 401(k) Plan, you will have a fully vested interest in your account. Fifth District reserves the right to make any amendment or amendments to the 401(k) Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Fifth District may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

Merger, Consolidation or Transfer

In the event of the merger or consolidation of the 401(k) Plan with another plan, or the transfer of the trust assets to another plan, the 401(k) Plan requires that you receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation, or transfer.

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Federal Income Tax Consequences

The following is a brief summary of the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax aspects of the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the 401(k) Plan and transactions involving the 401(k) Plan.

As a “tax-qualified retirement plan,” the Code affords the 401(k) Plan special tax treatment, including:

(1)        the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the 401(k) Plan each year;

(2)        participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3)        earnings of the 401(k) Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Fifth District will administer the 401(k) Plan to comply with the requirements of the Code as of the applicable effective date of any change in the law.

Lump-Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 ½, and consists of the balance credited to the participant under the 401(k) Plan and all other profit sharing plans (and in some cases all other stock bonus plans), if any, maintained by Fifth District. The portion of any lump-sum distribution required to be included in a participant’s taxable income for federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of after-tax contributions, if any, the participant has made to the 401(k) Plan and any other profit sharing plans maintained by Fifth District, which is included in the distribution.

Fifth District Bancorp, Inc. Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes Fifth District Bancorp common stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to Fifth District Bancorp common stock, that is, the excess of the value of Fifth District Bancorp common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of Fifth District Bancorp common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of Fifth District Bancorp common stock at the time of distribution, less the amount of any net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Fifth District Bancorp common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of Fifth District Bancorp common stock. Any gain on a subsequent sale or other taxable disposition of Fifth District Bancorp common stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the 401(k) Plan to another qualified plan or to an individual retirement account (IRA) in accordance with the terms of the other plan or the IRA.

Notice of Your Rights Concerning Employer Securities

There has been an important change in Federal law that provides specific rights concerning investments in employer securities, such as Fifth District Bancorp common stock. Because you may in the future have investments in Fifth District Bancorp, Inc. Stock Fund under the Plan, you should take the time to read the following information carefully.

Your Rights Concerning Employer Securities. The 401(k) Plan must allow you to elect to move any portion of your account that is invested in the Fifth District Bancorp, Inc. Stock Fund from that investment into other investment alternatives under the 401(k) Plan. You may contact the 401(k) Plan Administrator shown above for specific information regarding this new right, including how to make this election. In deciding whether to exercise this right, you will want to give careful consideration to the information below that describes the importance of diversification. All the investment options under the 401(k) Plan are available to you if you decide to diversify out of the Fifth District Bancorp, Inc. Stock Fund.

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The Importance of Diversifying Your Retirement Savings. To help achieve long-term retirement security, you should give careful consideration to the benefits of a well-balanced and diversified investment portfolio. Spreading your assets among different types of investments can help you achieve a favorable rate of return, while minimizing your overall risk of losing money. This is because market or other economic conditions that cause one category of assets, or one particular security, to perform well often cause another asset category, or another particular security, to perform poorly. If you invest more than 20% of your retirement savings in any one company or industry, your savings may not be properly diversified. Although diversification is not a guarantee against loss, it is an effective strategy to help you manage investment risk.

In deciding how to invest your retirement savings, you should take into account all your assets, including any retirement savings outside of the 401(k) Plan. No single approach is right for everyone because, among other factors, individuals have different financial goals, different time horizons for meeting their goals, and different tolerance for risk. Therefore, you should carefully consider the rights described here and how these rights affect the amount of money that you invest in Fifth District Bancorp common stock through the 401(k) Plan.

It is also important to periodically review your investment portfolio, your investment objectives, and the investment options under the 401(k) Plan to help ensure that your retirement savings will meet your retirement goals.

Additional ERISA Considerations

As noted above, the 401(k) Plan is subject to certain provisions of ERISA, including special provisions relating to control over the 401(k) Plan’s assets by participants and beneficiaries. The 401(k) Plan’s feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of Section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a “fiduciary” because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as Fifth District, the 401(k) Plan Administrator, or the 401(k) Plan’s trustee, is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your Plan account.

Because you will be entitled to invest all or a portion of your account balance in the Plan in Fifth District Bancorp common stock, the regulations under Section 404(c) of ERISA require that the 401(k) Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the common stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as Fifth District Bancorp. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of Fifth District Bancorp, the individual must file a Form 3 reporting initial beneficial ownership with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales, and gifts, generally must be reported periodically, either on a Form 4 within two business days after the change occurs, or annually on a Form 5 within 45 days after the close of Fifth District Bancorp’s fiscal year. Discretionary transactions in and beneficial ownership of the common stock through the Fifth District Bancorp, Inc. Stock Fund of the Plan by officers and persons beneficially owning more than 10% of the common stock of Fifth District Bancorp generally must be reported to the Securities and Exchange Commission by such individuals.

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In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by Fifth District Bancorp of profits realized by an officer, director or any person beneficially owning more than 10% of Fifth District Bancorp common stock resulting from non-exempt purchases and sales of Fifth District Bancorp common stock within any six-month period.

The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of Section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) persons.

Except for distributions Fifth District Bancorp, Inc. common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons subject to Section 16(b) are required to hold shares of Fifth District Bancorp, Inc. common stock distributed from the 401(k) Plan for six months following such distribution and are prohibited from directing additional purchases within the Fifth District Bancorp, Inc. Stock Fund for six months after receiving such a distribution.

Financial Information Regarding 401(k) Plan Assets

Financial information regarding the net assets available for 401(k) Plan benefits and the change in net assets available for 401(k) Plan benefits is available upon written request to the 401(k) Plan Administrator at the address shown above.

LEGAL OPINION

The validity of the issuance of the Fifth District Savings Bancorp, Inc. common stock has been passed upon by Luse Gorman, PC, Washington, D.C., which firm acted as special counsel to Fifth District Bancorp in connection with Fifth District Bancorp’s stock offering.

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PROSPECTUS

Fifth District Bancorp, Inc.

(Proposed Holding Company for Fifth District Savings Bank)

Up to 6,900,000 Shares of Common Stock

(Subject to Increase to up to 7,935,000 Shares)

Fifth District Bancorp, Inc., referred to as “Fifth District Bancorp” throughout this prospectus, is offering shares of its common stock for sale in connection with the conversion of Fifth District Savings Bank, referred to as “Fifth District” throughout this prospectus, from the mutual form of organization to the stock form of organization. In addition to the shares of common stock offered for sale in the stock offering, we intend to contribute 100,000 shares of common stock and $250,000 in cash to a charitable foundation to be established in connection with the conversion and stock offering. Currently, there is no market for our common stock. We expect our common stock to be listed on the Nasdaq Capital Market under the symbol “FDSB” upon the completion of the conversion and stock offering. The conversion and stock offering is not contingent on receipt of approval to list on the Nasdaq Capital Market. We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, referred to as the “JOBS Act” throughout this prospectus.

The shares of common stock are first being offered for sale in a subscription offering in priority order to depositors of Fifth District with at least $50.00 on deposit as of the close of business on December 31, 2022, to tax-qualified employee benefit plans of Fifth District, to depositors of Fifth District with at least $50.00 on deposit as of the close of business on March 31, 2024, and to other depositors of Fifth District as of the close of business on April 30, 2024. Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given to natural persons (including trusts of natural persons) residing in Jefferson, Orleans, and St. Tammany Parishes in Louisiana. Any shares of common stock not purchased in the subscription offering or any community offering may be offered for sale to the public through a syndicate of broker-dealers, referred to as the “syndicated community offering” throughout this prospectus. Any syndicated community offering may commence before the subscription offering and any community offering (including any extensions) have expired. However, no shares purchased in the subscription offering or any community offering will be issued until any syndicated community offering is completed. We may sell up to 7,935,000 shares of common stock because of demand for the shares of common stock or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 5,100,000 shares to complete the conversion and stock offering.

The minimum purchase order is 25 shares. Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than 35,000 shares ($350,000) of common stock, and no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 50,000 shares ($500,000) of common stock, in all categories of the stock offering combined.

The subscription offering will expire at 4:00 p.m., Central time, on June 18, 2024. We expect that any community offering will expire at the same time. We may extend the expiration date of the subscription offering and any community offering without notice to you until August 2, 2024, or longer if the Office of the Comptroller of the Currency, referred to as the “OCC” throughout this prospectus, approves a later date. No single extension may exceed 90 days and the stock offering must be completed by June 27, 2026. Once submitted, orders are irrevocable unless the subscription offering and/or any community offering are terminated or extended, with regulatory approval, beyond August 2, 2024, or the number of shares of common stock to be sold is increased to more than 7,935,000 shares or decreased to less than 5,100,000 shares. If the subscription offering and any community offering are extended beyond August 2, 2024, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the stock offering is increased to more than 7,935,000 shares or decreased to less than 5,100,000 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription offering and any community offering will be returned promptly with interest. Funds received in the subscription offering and any community offering will be held in a segregated account at Fifth District and will earn interest at 0.02% per annum until completion or termination of the stock offering.

Performance Trust Capital Partners, LLC, referred to as “Performance Trust” throughout this prospectus, will assist us in selling our shares of common stock on a best efforts basis in the subscription offering and any community offering, and will serve as sole manager for any syndicated community offering. Performance Trust is not required to purchase any shares of common stock we are offering for sale.

OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	5,100,000	6,000,000	6,900,000	7,935,000
Gross offering proceeds	$51,000,000	$60,000,000	$69,000,000	$79,350,000
Estimated offering expenses, excluding selling agent fees and expenses (1)	$1,670,000	$1,670,000	$1,670,000	$1,670,000
Selling agent fees and expenses (1) (2)	$577,430	$656,090	$734,750	$825,209
Estimated net proceeds	$48,752,570	$57,673,910	$66,595,250	$76,854,791
Estimated net proceeds per share (1)	$9.56	$9.61	$9.65	$9.69

(1)	See “The Conversion and Stock Offering – Plan of Distribution; Selling Agent and Underwriter Compensation” for a discussion of Performance Trust’s compensation for the stock offering including any compensation to be received by Performance Trust and other broker-dealers for any syndicated community offering.

(2)	Excludes records agent fees and expenses payable to Performance Trust, which are included in estimated offering expenses. See “The Conversion and Stock Offering – Stock Information Center Management.”

This investment involves a degree of risk, including the possible loss of principal.

See “Risk Factors” beginning on page 13.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. None of the Securities and Exchange Commission, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System or any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, contact the Stock Information Center at (504) 363-6530.

The date of this prospectus is May 10, 2024.

TABLE OF CONTENTS

i

SUMMARY

The following summary provides material information about Fifth District’s mutual-to-stock conversion and the related offering of common stock by Fifth District Bancorp. It may not contain all of the information that is important to you. For additional information, you should read this entire document carefully, including the section entitled “Risk Factors” and the accompanying financial statements and the related notes, before making an investment decision.

Fifth District Bancorp, Inc.

Fifth District Bancorp, a newly-formed Maryland corporation, is offering for sale shares of its common stock in connection with the conversion of Fifth District from a mutual savings bank (meaning it has no stockholders) to a stock savings bank. As a mutual savings bank, all depositors are members of and have voting rights in Fifth District as to all matters requiring a vote of members. The following diagram illustrates Fifth District’s current organizational structure:

Upon completion of the conversion and stock offering, Fifth District Bancorp will be 100% owned by its stockholders and Fifth District will be 100% owned by Fifth District Bancorp. Fifth District will no longer have members and its former members will no longer have voting rights in Fifth District, and all voting rights in Fifth District will be vested in Fifth District Bancorp as the sole stockholder of Fifth District. The stockholders of Fifth District Bancorp will possess exclusive voting rights with respect to Fifth District Bancorp common stock. The following diagram illustrates Fifth District Bancorp’s and Fifth District’s organizational structure after the completion of the conversion and stock offering:

Fifth District Bancorp was incorporated on February 15, 2024, and has not engaged in any business to date. Upon completion of the conversion and stock offering, Fifth District Bancorp will register as a savings and loan holding company and will be subject to comprehensive regulation and examination by the Board of Governors of the Federal Reserve System, referred to as the “Federal Reserve Board” throughout this prospectus.

Fifth District Bancorp’s principal office is located at 4000 General DeGaulle Drive, New Orleans, Louisiana 70114, and the telephone number at that address is (504) 362-7544.

Fifth District Savings Bank

Established in 1926, Fifth District is a federally-chartered mutual savings bank headquartered in New Orleans. We conduct our operations from our main office in New Orleans and six branch offices. One branch office is located in New Orleans (Orleans Parish), one is located in Covington (St. Tammany Parish), two are located in Marrero (Jefferson Parish), one is located in Metairie (Jefferson Parish), and one is located in Westwego (Jefferson Parish).

We consider our primary market area for loan originations and deposit gathering to be the New Orleans-Metairie Metropolitan Statistical Area, which includes the parishes where our offices are located. Our loan portfolio consists primarily of fixed-rate one- to four-family residential mortgage loans that we have originated. After the conversion and stock offering, we intend to continue our focus on originating fixed-rate one- to four-family residential mortgage loans. To a substantially lesser extent, we also originate construction loans, home equity loans, home equity lines of credit, land loans, and share loans (loans secured by deposit accounts at Fifth District) and purchase commercial business loans. We typically retain in our portfolio the loans we originate. We offer a variety of deposit accounts including checking accounts, money market accounts, and certificates of deposit. In addition, we offer electronic banking services including mobile banking, on-line banking, telephone banking, bill pay, and electronic funds transfer via SmartPay®.

Our primary revenue source is interest income earned on loans, investments, and other interest-earning assets. Non-interest income is not a significant revenue source.

At December 31, 2023, we had total assets of $480.8 million, total deposits of $390.0 million and total equity capital of $77.8 million. We had net income of $797,000 and $2.9 million for the years ended December 31, 2023 and 2022, respectively.

We are subject to comprehensive regulation and examination by the OCC, our primary federal regulator.

Our main office is located at 4000 General DeGaulle Drive, New Orleans, Louisiana 70114, and the telephone number at that address is (504) 362-7544. Our website address is www.fifthdistrict.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

Business Strategy

Our principal objective is to build long-term value for our stockholders by operating a profitable community financial institution dedicated to meeting the banking needs of our customers and community. Highlights of our current business strategy include:

●	continuing to focus on originating fixed-rate one- to four-family residential mortgage loans for retention in our loan portfolio;

●	seeking to moderately increase our commercial and industrial loan portfolio;

●	maintaining our strong asset quality through conservative loan underwriting;

●	attracting and retaining customers in our market area and growing our low-cost “core” deposit base;

●	remaining a community-oriented institution and relying on high quality service to maintain and build a loyal local customer base; and

●	continuing to grow primarily through organic growth while also considering branching or acquisition opportunities should they arise.

We have no current plans or commitments regarding acquisitions or branch network expansion.

We expect the strategies outlined above to guide our investment of the net proceeds of the stock offering. We intend to continue to pursue these business strategies after the conversion and the stock offering, subject to any changes necessitated by future market conditions and other factors.

See “Business of Fifth District” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Business Strategy” for a further discussion of our business strategy.

Reasons for the Conversion and Stock Offering

Consistent with our business strategy, our primary reasons for converting to stock form and raising additional capital through the stock offering are:

●	to increase capital to support future growth and profitability;

●	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees; and

●	to offer our customers and employees an opportunity to purchase an equity interest in Fifth District by purchasing shares of common stock of Fifth District Bancorp.

At December 31, 2023, Fifth District was considered “well capitalized” for regulatory purposes. The proceeds from the stock offering will further improve our capital position to support expected future growth and profitability.

See “The Conversion and Stock Offering” for a more complete discussion of our reasons for conducting the conversion and stock offering.

Terms of the Stock Offering

Fifth District Bancorp is offering for sale between 5,100,000 shares and 6,900,000 shares of common stock to eligible depositors of Fifth District and to Fifth District’s tax-qualified employee benefit plans in a subscription offering. To the extent shares remain available, we may offer shares for sale in a community offering, with a preference given to natural persons (and trusts of natural persons) residing in Jefferson, Orleans, and St. Tammany Parishes in Louisiana. We may also offer for sale shares of common stock not purchased in the subscription offering or in any community offering to the general public in a syndicated community offering. The number of shares of common stock to be sold may be increased to up to 7,935,000 shares as a result of demand for the shares of common stock in the stock offering or changes in market conditions. Unless the number of shares of common stock offered for sale is increased to more than 7,935,000 shares or decreased to fewer than 5,100,000 shares, or the stock offering is extended beyond August 2, 2024, subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the stock offering is extended beyond August 2, 2024, we will resolicit subscribers and you will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period of time, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.02% per annum. If the number of shares offered for sale is increased to more than 7,935,000 shares or decreased to less than 5,100,000 shares, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled and funds delivered for the purchase of shares of common stock in the stock offering will be returned promptly with interest at 0.02% per annum. We will give these subscribers an opportunity to place new orders for a specified period of time.

The shares of common stock are being offered for sale at a purchase price of $10.00 per share. All investors will pay the same purchase price per share. Investors will not be charged a commission to purchase shares of common stock in the stock offering. Performance Trust, our marketing agent for the stock offering, will use its best efforts to assist us in selling shares of our common stock but is not obligated to purchase any shares of common stock in the stock offering.

Important Risks in Owning Fifth District Bancorp’s Common Stock

Before you order shares of our common stock, you should read the “Risk Factors” section beginning on page 13 of this prospectus.

How We Determined the Offering Range and the $10.00 per Share Purchase Price

The amount of common stock Fifth District Bancorp is offering for sale is based on an independent appraisal of the estimated pro forma market value of Fifth District Bancorp, assuming the conversion and stock offering is completed. RP Financial, LC., referred to as “RP Financial” throughout this prospectus, our independent appraiser, has estimated that, as of February 9, 2024, as updated as of April 19, 2024, this market value was $61.0 million. The estimated market valuation includes the 100,000 shares of common stock, valued at the $10.00 per share purchase price, to be issued to the charitable foundation. Based on OCC regulations, this market value forms the midpoint of a range with a minimum of $52.0 million and a maximum of $70.0 million. Based on this valuation and the $10.00 per share purchase price, the number of shares of common stock being offered for sale in the stock offering ranges from a minimum of 5,100,000 shares to a maximum of 6,900,000 shares, with a midpoint of 6,000,000 shares. We may sell up to 7,935,000 shares of common stock because of demand for the shares or changes in market conditions without resoliciting subscribers. The $10.00 per share purchase price was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions.

The independent appraisal is based in part on Fifth District’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the stock offering and an analysis of a peer group of 10 publicly-traded thrift holding companies with total assets ranging from $271 million to $1.28 billion that RP Financial considered comparable to Fifth District Bancorp. In selecting the peer group, RP Financial considered certain key criteria such as asset size, stock exchange listing, market capitalization, capital level, profitability and other financial characteristics, operating strategy, and market area. Because of the regulatory appraisal guidelines and the limited number of publicly traded savings institutions and thrift holding companies, the selection process undertaken by RP Financial resulted in each of the peer group companies having total assets greater than Fifth District’s asset size. The peer group also exhibited higher profitability but lower capital levels than Fifth District. RP Financial believed that the peer group’s similar operating fundamentals and business strategies to Fifth District provided a meaningful basis of comparison for valuation pricing purposes. When preparing the independent appraisal, RP Financial made slight upward adjustments for financial condition based on Fifth District’s relatively favorable credit quality and strong pro forma equity/assets ratio. A moderate downward adjustment was made for profitability, growth and viability of earnings for Fifth District’s lower net interest margin and less favorable efficiency ratio as compared to the overall peer group companies, greater level of interest rate risk exposure, and more limited earnings growth potential related to the impediments involved in expanding the loan portfolio organically. A slight downward adjustment was applied for asset growth as Fifth District’s recent asset growth has been lower than the peer group average. The downward adjustment for marketing of the issue was based on the risk and uncertainty related to a new offering in the current environment of market volatility. RP Financial made no adjustments for primary market area, dividends, liquidity of the shares, management and effect of government regulations and regulatory reform. For additional information, including the list of peer group companies, see “The Conversion and Stock Offering – Determination of Share Price and Number of Shares to be Issued.”

The following table presents a summary of selected pricing ratios for the peer group companies and for Fifth District Bancorp (on a pro forma basis) utilized by RP Financial in its independent appraisal. See “The Conversion and Stock Offering – Determination of Share Price and Number of Shares to be Issued” for information regarding the peer group companies. These ratios are based on Fifth District Bancorp’s book value, tangible book value and core earnings at and for the 12 months ended March 31, 2024. The peer group ratios are based on financial data as of December 31, 2023 (the latest date for which public information was available) and stock prices as of April 19, 2024. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a premium of 631.1% on a price-to-core earnings basis, a discount of 36.8% on a price-to-book value basis, and a discount of 38.9% on a price-to-tangible book value basis.

	Price-to-core earnings multiple		Price-to-book value ratio	Price-to-tangible book value ratio
Fifth District Bancorp (pro forma basis, assuming completion of the conversion and stock offering):
Adjusted Maximum	117.09	x	55.71%	55.71%
Maximum	114.61	x	51.79%	51.79%
Midpoint	111.88	x	47.92%	47.92%
Minimum	108.42	x	43.52%	43.52%

Valuation of peer group companies, all of which are fully converted (historical basis):
Average	15.30	x	75.76%	78.39%
Median	15.94	x	72.45%	74.90%

The pricing ratios calculated by RP Financial in the independent appraisal are as of and for the twelve months ended March 31, 2024, which differ from the pricing ratios presented under “Pro Forma Data” which are calculated as of and for the year ended December 31, 2023.

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and stock offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, RP Financial used the pricing ratios presented in the appraisal to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the common stock of the institutions in the peer group. The value of the common stock of any company may be affected by a number of factors such as financial performance, asset size and market location.

For a complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Stock Offering – Determination of Share Price and Number of Shares to be Issued.”

How We Intend to Use the Proceeds from the Stock Offering

Fifth District will receive from Fifth District Bancorp a capital contribution equal to at least 50% of the net proceeds of the stock offering. Based on this formula, we anticipate that Fifth District Bancorp will invest in Fifth District approximately $24.4 million, $28.8 million, $33.3 million and $38.4 million at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively, of the net proceeds from the stock offering. From the remaining funds, Fifth District Bancorp intends to loan funds to Fifth District’s employee stock ownership plan to fund the plan’s purchase of shares of common stock in the stock offering, contribute cash to fund the charitable foundation, and retain the remainder of the net proceeds from the stock offering. Assuming we sell 6,000,000 shares of common stock in the stock offering at the midpoint of the offering range, resulting in net proceeds of $57.7 million, based on the above formula, we anticipate that Fifth District will invest $28.8 million in Fifth District, loan $4.9 million to Fifth District’s employee stock ownership plan to fund its purchase of shares of common stock in the stock offering, contribute $250,000 in cash to the charitable foundation, and retain the remaining $23.7 million of net proceeds.

Fifth District Bancorp may use the funds that it retains to repurchase shares of common stock (subject to compliance with regulatory requirements), to pay cash dividends, for investments, or for other general corporate purposes. Fifth District intends to invest the net proceeds it receives from Fifth District Bancorp to fund new loans, enhance existing products and services, invest in securities, or for general corporate purposes.

For more information, see “How We Intend to Use the Proceeds from the Stock Offering.”

Persons Who May Order Shares of Common Stock in the Stock Offering

We are offering the shares of common stock in a subscription offering in the following order of priority:

●	First, to depositors with accounts at Fifth District with aggregate balances of at least $50.00 as of the close of business on December 31, 2022;

●	Second, to Fifth District’s tax-qualified employee benefit plans (including its employee stock ownership plan), which will receive, without payment, nontransferable subscription rights to purchase in the aggregate up to 10% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation. We expect the employee stock ownership plan to purchase up to 8% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation;

●	Third, to depositors with accounts at Fifth District with aggregate balances of at least $50.00 as of the close of business on March 31, 2024; and

●	Fourth, to depositors of Fifth District as of the close of business on April 30, 2024.

Shares of common stock not purchased in the subscription offering may be offered for sale in a community offering, with a preference given to natural persons (and trusts of natural persons) residing in Jefferson, Orleans, and St. Tammany Parishes in Louisiana. Any community offering may begin concurrently with, during or after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering or in any community offering to the general public through a syndicated community offering, which will be managed by Performance Trust. We have the right to accept or reject, in our sole discretion, orders received in any community offering or syndicated community offering. Any determination to accept or reject stock orders in any community offering or syndicated community offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering for sale, we may not be able to fill your order, in full or in part. Shares will be allocated first to categories in the subscription offering. A detailed description of the subscription offering, the community offering and the syndicated community offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Conversion and Stock Offering.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25.

Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than the greater of: (i) 35,000 shares ($350,000) of common stock; (ii) 0.10% of the total number of shares of common stock issued in the stock offering; or (iii) 15 times the number of shares offered multiplied by a fraction of which the numerator is the depositor’s total deposit balance (as of the eligibility record date or supplemental eligibility record date, as applicable) and the denominator is the aggregate of all deposits (as of the eligibility record date or supplemental eligibility record date, as applicable), subject to the overall purchase limitations. If any of the following persons purchase shares of common stock, their purchases, in all categories of the stock offering combined, when combined with your purchases, cannot exceed 50,000 shares ($500,000) of common stock:

●	your spouse, or relatives of you or your spouse, who reside with you;

●	most companies, trusts or other entities in which you are a trustee, have a substantial beneficial interest or hold a senior position; or

●	other persons who may be your associates or who may be acting in concert with you.

Unless we determine otherwise, persons having joint account relationships, persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to the overall purchase limitation of 50,000 shares ($500,000). See the detailed definitions of “associate” and “acting in concert” in the section of this prospectus entitled “The Conversion and Stock Offering – Limitations on Common Stock Purchases.”

OCC regulations provide that such purchase limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5.0% of the shares of common stock sold in the stock offering do not exceed in the aggregate 10.0% of the number of shares of the common stock sold in the stock offering. Any request to purchase additional shares of common stock in the event the purchase limitation is so increased will be determined by our board of directors in its sole discretion.

Subject to OCC approval and OCC regulations, we may increase or decrease the purchase limitations at any time. See the detailed description of the purchase limitations in the section of this prospectus entitled “The Conversion and Stock Offering – Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and in any Community Offering

In the subscription offering and any community offering, you may pay for your shares only by:

●	personal check, bank check or money order, from the purchaser, made payable to Fifth District Bancorp, Inc.;

●	authorizing us to withdraw available funds (without any early withdrawal penalty) from your account(s) maintained with Fifth District, other than individual retirement accounts, referred to as “IRAs” throughout this prospectus; or

●	cash. Please do not remit cash by mail.

By law, Fifth District is prohibited from lending funds to anyone to purchase shares of common stock in the stock offering. Additionally, you may not use any type of third party check to pay for shares of common stock. Wire transfers will not be accepted. You may not submit a Fifth District line of credit check for payment. You may not designate withdrawal from a Fifth District account with check-writing privileges; rather, submit a check. If you request a direct withdrawal from an account with check-writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and may immediately withdraw the amount from your checking account(s). You may not authorize direct withdrawal from a Fifth District IRA. See “—Using Individual Retirement Account Funds to Purchase Shares of Common Stock.”

You may subscribe for shares of common stock in the subscription offering and any community offering by returning a signed and completed original stock order form, together with full payment payable to Fifth District Bancorp, Inc. or authorization to withdraw funds from one or more of your Fifth District deposit accounts, provided that the stock order form is received before 4:00 p.m., Central time, on June 18, 2024, which is the expiration of the subscription offering period. You may return your stock order form by (1) overnight delivery to the address indicated on the stock order form for this purpose; (2) in-person delivery to our Stock Information Center located at Fifth District’s main office located at 4000 General DeGaulle Drive in New Orleans or to Fifth District’s Lakeview office located at 425 Harrison Avenue in New Orleans; or (3) regular mail using the stock order reply envelope provided. In-person delivery of stock order forms will be accepted only at the Stock Information Center or at Fifth District’s Lakeview office. Do not return your stock order form to any other Fifth District office. The Stock Information Center is open Monday through Friday between 9:00 a.m. and 4:00 p.m., Central Time, excluding bank holidays. Please do not mail stock order forms to any of Fifth District’s offices.

See “The Conversion and Stock Offering – Procedure for Purchasing Shares in the Subscription Offering and any Community Offering.”

Using Individual Retirement Account Funds to Purchase Shares of Common Stock

You may be able to subscribe for shares of common stock using funds in your Fifth District IRA or other retirement account. If you wish to use some or all of the funds in your Fifth District IRA or other retirement account, the applicable funds must be first transferred to a self-directed account maintained by an independent custodian or trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent custodian or trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center as soon as possible, but no less than two weeks before the June 18, 2024 offering deadline, for assistance with purchases using funds in your IRA or other retirement account you may have at Fifth District or elsewhere. Whether you may use such funds to purchase shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

For a complete description of how to use IRA funds to purchase shares in the stock offering, see “The Conversion and Stock Offering – Procedure for Purchasing Shares in the Subscription Offering and any Community Offering – Using Individual Retirement Account Funds.”

Purchases by Executive Officers and Directors

We expect our directors and executive officers, together with their associates, to subscribe for 290,000 shares ($2,900,000) of common stock in the stock offering, representing 5.6% of shares to be outstanding based on the sale of stock at the minimum of the offering range. However, there can be no assurance that any individual director or executive officer, or the directors and executive officers as a group, will purchase any specific number of shares of our common stock. They will pay the same $10.00 per share purchase price that all other persons who purchase shares of common stock in the stock offering will pay. Our directors and executive officers are subject to the same minimum purchase requirements and purchase limitations as other participants in the stock offering as set forth under “– Limits on How Much Common Stock You May Purchase.” Purchases by our directors and executive officers and their associates will be included in determining whether the required minimum number of shares have been subscribed for in the stock offering. For more information, see “Subscriptions by Directors and Executive Officers.”

Deadline for Submitting Orders for Shares of Common Stock in the Subscription Offering and any Community Offering

The deadline for submitting orders to purchase shares of common stock in the subscription offering and in any community offering is 4:00 p.m., Central time, on June 18, 2024, unless we extend this deadline. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by 4:00 p.m., Central time, on June 18, 2024. Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 4:00 p.m., Central time, on June 18, 2024, whether or not we have been able to locate each person entitled to subscription rights. See “The Conversion and Stock Offering—Procedure for Purchasing Shares in the Subscription Offering and any Community Offering—Expiration Date.”

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from selling or transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to certify that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights or the shares that you are purchasing. We intend to take legal action, including reporting persons to federal or state agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe you have sold or transferred your subscription rights. On the stock order form, you cannot add the names of others for joint stock registration unless they are also named on your qualifying deposit accounts. Taking this action may jeopardize your subscription rights. In addition, the stock order form requires that you list all deposit accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive valid orders for at least 5,100,000 shares of common stock, we may take additional steps in order to issue the minimum number of shares of common stock in the offering range. Specifically, we may:

●	increase the purchase limitations; and/or

●	seek regulatory approval to extend the stock offering beyond August 2, 2024.

If we extend the stock offering beyond August 2, 2024, we will resolicit subscribers and you will have the opportunity to confirm, change or cancel your order within a specified period of time. If you do not respond during that period of time, your stock order will be cancelled and your deposit account withdrawal authorizations will be cancelled or your funds submitted will be returned promptly with interest at 0.02% per annum from the date the stock order was processed.

If one or more purchase limitations are increased we will not resolicit all subscribers, however, subscribers in the subscription offering who ordered the maximum amount and who indicated a desire to be resolicited on the stock order form will be given the opportunity to increase their subscriptions up to the newly applicable purchase limit. We may increase the individual or aggregate purchase limitations to an amount generally not to exceed 5.0% of the common stock sold in the stock offering. See “The Conversion and Stock Offering – Limitations on Common Stock Purchases.”

Conditions to Completion of the Conversion and Stock Offering

Fifth District’s board of directors has adopted and approved the plan of conversion. In addition, the OCC has conditionally approved the plan of conversion and the Federal Reserve Board has conditionally approved Fifth District Bancorp’s application to become the savings and loan holding company of Fifth District. We cannot complete the conversion and stock offering unless:

●	The plan of conversion is approved by a majority of votes eligible to be cast by Fifth District’s members (its depositors). A special meeting of members to consider and vote upon the plan of conversion has been scheduled for June 27, 2024;

●	We sell at least 5,100,000 shares of common stock, the minimum of the offering range; and

●	We receive the final approval required from the OCC to complete the conversion and stock offering and the final approval required from the Federal Reserve Board with respect to Fifth District Bancorp’s holding company application.

Any approval by the OCC or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.

Our Dividend Policy

Following completion of the conversion and stock offering, Fifth District Bancorp’s board of directors will be authorized to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors, including the following: regulatory capital requirements; our financial condition and results of operations; our other uses of funds for the long-term value of stockholders; tax considerations; statutory and regulatory limitations; and general economic conditions. See “Our Dividend Policy” for additional information.

Market for Common Stock

We expect that the common stock will be listed on the Nasdaq Capital Market under the symbol “FDSB” upon the completion of the conversion and stock offering. The conversion and stock offering is not contingent on receipt of approval to list on the Nasdaq Capital Market. See ”Market for the Common Stock.”

Delivery of Shares of Stock

All shares of Fifth District Bancorp common stock sold in the stock offering will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock sold in the stock offering will be mailed by our transfer agent to the persons entitled thereto at the address noted by them on their stock order form as soon as practicable following consummation of the stock offering. Shares of common stock sold in any syndicated community offering may be delivered electronically through The Depository Trust Company. We expect trading in the common stock to begin on the business day of or on the business day immediately following the completion of the conversion and stock offering. Until a statement reflecting ownership of shares of common stock is available and delivered to purchasers, it is possible that purchasers may not be able to sell the shares of common stock that they have purchased, even though trading in the common stock will have begun. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Possible Change in the Offering Range

RP Financial will update its independent appraisal before we complete the conversion and stock offering. If, as a result of demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 7,935,000 shares in the stock offering without further notice to you. If our pro forma market value (including the value of the shares of common stock to be issued to the charitable foundation) at that time is either below $52.0 million or above $80.4 million, then, after consulting with the OCC, we may:

●	terminate the stock offering, cancel deposit account withdrawal authorizations and promptly return all funds received in the stock offering with interest at 0.02% per annum;

●	set a new offering range; or

●	take such other actions as may be permitted by the OCC, the Federal Reserve Board, the Financial Industry Regulatory Authority and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.02% per annum, received in the stock offering, cancel deposit account withdrawal authorizations and commence a resolicitation. In a resolicitation, we will notify subscribers of their right to place a new stock order for a specified period of time.

Possible Termination of the Stock Offering

We may terminate the stock offering at any time before the special meeting of members of Fifth District that has been called to vote on the plan of conversion, and at any time after member approval with the concurrence of the OCC. If we terminate the stock offering, we will promptly return funds and cancel deposit withdrawal authorizations, as described above.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion and Stock Offering

We expect Fifth District’s employee stock ownership plan, a tax-qualified retirement plan for the benefit of all of our employees being established in connection with the conversion and stock offering, to purchase up to 8% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation. If we receive orders for more shares of common stock than the maximum of the offering range, the employee stock ownership plan will have first priority to purchase shares over this maximum, up to a total of 8% of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation. This would reduce the number of shares available for allocation to Fifth District’s eligible depositors. For further information regarding the employee stock ownership plan, including standard written commitments it has made to the Federal Reserve Board, see “Management – Executive Compensation – Employee Stock Ownership Plan.”

Purchases by the employee stock ownership plan in the stock offering will be included in determining whether the required minimum number of shares have been sold in the stock offering. Subject to market conditions and receipt of regulatory approval, the employee stock ownership plan may instead elect to purchase shares of common stock in the open market following the completion of the stock offering in order to fill all or a portion of its intended subscription.

We also intend to implement a stock-based benefit plan no earlier than six months after completion of the conversion. Stockholder approval of this plan will be required, and the stock-based benefit plan cannot be implemented until at least six months after the completion of the conversion and stock offering, as required by applicable OCC regulations. If adopted within 12 months following the completion of the conversion and stock offering, and provided that upon completion of the conversion and stock offering Fifth District has a tangible capital to assets ratio of at least 10%, the OCC conversion regulations would allow for the stock-based benefit plan to reserve a number of shares of common stock equal to not more than 4% of the sum of the number of shares sold in the stock offering and contributed to the charitable foundation, or up to 280,000 shares of common stock at the maximum of the offering range, for restricted stock awards to key employees and directors, at no cost to the recipients. If adopted within 12 months following the completion of the conversion, the stock-based benefit plan will also reserve a number of shares equal to not more than 10% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation, or up to 700,000 shares of common stock at the maximum of the offering range, for the exercise of stock options granted to key employees and directors. If the stock-based benefit plan is adopted after one year from the date of the completion of the conversion, these 4% and 10% limitations will no longer apply, and we may adopt a stock-based benefit plan encompassing more than 980,000 shares of our common stock assuming the maximum of the offering range. We have not yet determined whether we will present this plan for stockholder approval within 12 months following the completion of the conversion and stock offering or whether we will present this plan for stockholder approval more than 12 months after the completion of the conversion and stock offering.

The following table summarizes the number of shares of common stock and aggregate dollar value of grants (valuing each share granted at the offering price of $10.00) that would be available under a stock-based benefit plan if such plan is adopted within one year following the completion of the conversion and stock offering and Fifth District has at least a 10% tangible capital to assets ratio at that time. The table shows the dilution to stockholders if all these shares are issued from authorized but unissued shares, instead of shares purchased in the open market. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all employees. A portion of the stock grants shown in the table below may be made to non-management employees.

	Number of Shares to be Granted or Purchased (1)			Dilution Resulting	Value of Grants (2)
	At Minimum of Offering Range	At Maximum of Offering Range	As a Percentage of Common Stock to be Issued	From Issuance of Shares for Stock Benefit Plans	At Minimum of Offering Range (in thousands)	At Maximum of Offering Range (in thousands)
Employee stock ownership plan	416,000	642,800	8.00%	n/a (3)	$4,160	$6,428
Stock awards	208,000	321,400	4.00	3.85%	2,080	3,214
Stock options	520,000	803,500	10.00	9.09%	2,652	4,098
Total	1,144,000	1,767,700	22.00%	12.28%	$8,892	$13,740

(1)	The stock-based benefit plan may award a greater number of options and shares, respectively, if the plan is adopted more than 12 months after the completion of the conversion.

(2)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $5.10 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; an expected option life of 10 years; a risk-free interest rate of 3.88%; and a volatility rate of 32.35%. The actual expense of stock options granted under a stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted, which may or may not be the Black-Scholes model.

(3)	Represents the dilution of stock ownership interest. No dilution is reflected for the employee stock ownership plan because these shares are assumed to be purchased in the stock offering.

Income Tax Consequences

Fifth District Bancorp and Fifth District have received an opinion from their counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the conversion and stock offering, including an opinion that it is more likely than not that the fair market value of the nontransferable subscription rights to purchase the common stock will be zero and, accordingly, no gain or loss will be recognized by Fifth District’s depositors upon the distribution to them of the nontransferable subscription rights to purchase the common stock and no taxable income will be realized by them as a result of the exercise of the nontransferable subscription rights. Fifth District Bancorp and Fifth District have also received an opinion of LaPorte A Professional Accounting Corporation, referred to as “LaPorte, APAC” throughout this prospectus, tax advisors to Fifth District Bancorp and Fifth District, regarding the material Louisiana state income tax consequences of the conversion and stock offering. As a general matter, the conversion and stock offering will not be a taxable transaction for purposes of federal or state income taxes to Fifth District Bancorp, Fifth District, or persons eligible to subscribe for shares of common stock in the subscription offering. For additional information, see “Taxation.”

The Fifth District Community Foundation, Inc.

To further our commitment to our local community, we intend to establish and fund a charitable foundation, known as The Fifth District Community Foundation, Inc., as part of the conversion and stock offering. Assuming we receive both regulatory approval and the approval of the members of Fifth District to establish and fund the charitable foundation, we intend to contribute to the charitable foundation $250,000 in cash and 100,000 shares of common stock, for an aggregate contribution of $1,250,000 based on the purchase price of $10.00 per share.

The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate. The contribution of common stock and cash to the charitable foundation will:

●	with respect to the contribution of shares of common stock, dilute the voting interests of purchasers of shares of our common stock in the stock offering; and

●	result in an expense, and a reduction in capital, during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, which we expect to be offset in part by a corresponding tax benefit. As a result of the contribution, we expect to record an after-tax expense of approximately $988,000, based on an effective tax rate of 21%, during the quarter in which the conversion and stock offering is completed.

The amount of common stock that we would offer for sale would be greater if the conversion and stock offering were to be completed without the establishment and funding of the charitable foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the stock offering, see “Risk Factors – Risks Related to the Charitable Foundation – The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2024,” and “Risk Factors – Risks Related to the Charitable Foundation – Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.”

For further information regarding the charitable foundation, including standard written commitments Fifth District Bancorp, Fifth District, and the charitable foundation have made to the Federal Reserve Board, see “The Fifth District Community Foundation, Inc.”

How You Can Obtain Additional Information – Stock Information Center

By law, our banking personnel may not assist with investment-related questions about the stock offering. If you have questions regarding the conversion and stock offering, call our Stock Information Center at (504) 363-6530. The Stock Information Center accepts telephone calls Monday through Friday between 9:00 a.m. and 4:00 p.m., Central time, excluding bank holidays.

RISK FACTORS

You should carefully consider the following risk factors, in addition to all other information in this prospectus, in evaluating an investment in the shares of common stock.

Risks Related to Our Lending Activities

Our concentration of residential mortgage loans exposes us to increased lending risks.

As of December 31, 2023, one- to four-family residential mortgage loans totaled $337.1 million or 91.8% of our loan portfolio. We intend to continue to make one- to four-family residential mortgage loans. One- to four-family residential mortgage lending is generally sensitive to regional and local economic conditions that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. Declines in real estate values could cause some of our residential mortgages to be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral.

Our construction and land development loans involve credit risks that could adversely affect our financial condition and results of operations.

At December 31, 2023, construction and land development loans totaled $8.1 million, or 2.2% of our loan portfolio, of which $1.4 million were land loans. Construction lending involves additional risks when compared with permanent finance lending because funds are advanced upon the security of the project, which is of uncertain value before its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to accurately evaluate the total funds required to complete a project and the related loan-to-value ratio. If the appraised value of a completed project proves to be overstated, the loan may be inadequately secured and we may incur a loss. Land development loans have substantially similar risks with respect to estimating the market value of the collateral property. As our construction and land loan portfolio increases, the corresponding risks and potential for losses from these loans may also increase.

Our commercial and industrial loans involve credit risks that could adversely affect our financial condition and results of operations.

At December 31, 2023, commercial and industrial loans totaled $12.4 million, or 3.4% of our loan portfolio. Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial loans are of higher risk and typically are made based on the borrower’s ability to make repayment from the cash flows of the borrower’s business, and any collateral securing these loans may be difficult to appraise, may fluctuate in value, and may depreciate over time. As a result, the availability of funds for the repayment of commercial and industrial loans may depend substantially on the success of the business itself.

If our allowance for credit losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for credit losses, we review our loans and estimate lifetime credit losses in loans as of the balance sheet date using relevant available information, from both internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. If our assumptions or the results of our analyses are incorrect, our allowance for credit losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. In addition, our emphasis on loan growth and on increasing our portfolio of commercial and industrial loans, as well as any future credit deterioration, could require us to increase our allowance for credit losses in the future. Material additions to our allowance for credit losses would materially decrease our net income.

Effective January 1, 2023, the Current Expected Credit Loss, referred to as “CECL” throughout this prospectus, accounting standard became effective for Fifth District and other financial institutions. CECL requires financial institutions to determine periodic estimates of lifetime expected credit losses on loans and recognize the expected credit losses as allowances for credit losses. CECL required us to change the prior method of providing allowances for loan losses that are incurred or probable, which required us to increase the types of data we need to collect and review to determine the appropriate level of the allowance for credit losses. Using loan data as of December 31, 2022, no transition adjustment was recorded related to loans or unfunded commitments upon adoption due to immateriality.

In addition, bank regulators periodically review our allowance for credit losses and, as a result of such reviews, we may decide to increase our provision for credit losses or recognize additional loan charge-offs. Any increase in our allowance for credit losses or loan charge-offs as a result of such review or otherwise may have a material adverse effect on our financial condition and results of operations.

The high cost of property and flood insurance in our market area has had an adverse effect on mortgage loan demand in our market area.

A monthly mortgage loan payment typically includes principal repayment, interest payment, insurance payments, and tax payments. In addition to general inflationary pressure on insurance premiums, recent hurricanes and other adverse weather conditions has significantly increased premiums on property and flood insurance and has also caused some insurers to exit the market and cease insuring properties in our market area. Some insurers have also perceived our market area to be a highly litigious environment between insurers and policyholders, which has also contributed to higher insurance premiums or exit from the market. The increased insurance premiums adds to the debt burden of mortgage loan borrowers which has had an adverse effect on mortgage loan demand.

We are subject to environmental liability risk associated with lending activities or properties we own.

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties, or with respect to properties that we own in operating our business. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans and, in doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Our policies, which require us to perform an environmental review before initiating any foreclosure action on non-residential real property, may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

Risks Related to Market Interest Rates

Prevailing high market interest rates have reduced our profits and asset values.

Net income is the amount by which net interest income and non-interest income exceed non-interest expense and the provision for loan losses. Net interest income makes up a majority of our income and is based on the difference between:

●	the interest income we earn on interest-earning assets, such as loans and securities; and

●	the interest expense we pay on interest-bearing liabilities, such as deposits and borrowings.

Like many savings institutions, our interest-bearing liabilities generally have shorter contractual maturities than our interest-earning assets, a substantial portion of which are fixed-rate loans. Furthermore, the rates we earn on our other interest-earning assets and the rates we pay on our interest-bearing liabilities are generally fixed for a contractual period of time. This imbalance can create significant earnings volatility because market interest rates change over time. Generally, in a period of rising interest rates, the interest income we earn on our interest-earning assets may not increase as rapidly as the interest we pay on deposits and other interest-bearing liabilities. Conversely, in a period of declining interest rates, the interest income we earn on our interest-earning assets may decrease more rapidly than the interest we pay on our interest-bearing liabilities, as borrowers prepay mortgage loans and as mortgage-backed securities and callable investment securities are called, requiring us to reinvest those cash flows at lower, prevailing interest rates.

The prevailing high interest rate environment, coupled with the prevailing inverted interest rate yield curve, has had an adverse effect on our net interest margin and net interest spread and, therefore, earnings. An inverted interest rate yield curve is where short-term interest rates (which are typically the interest rates at which we and other financial institutions borrow funds and incur interest expense) are higher than long-term interest rates (which are typically the rates at which we and other financial institutions lend funds and earn interest income). As a result of the prevailing high interest environment, we have experienced a shift in deposits from lower-cost savings accounts, NOW accounts and money market accounts to higher-cost certificates of deposit, which has increased interest expense by $4.8 million, from $1.6 million for the year ended December 31, 2022, to $6.4 million for the year ended December 31, 2023, and has contributed to net interest margin contraction and net interest spread contraction. In comparison, total interest and dividend income increased by only $2.0 million, from $14.4 million for the year ended December 31, 2022, to $16.4 million for the year ended December 31, 2023. Primarily as a result of these circumstances, our net interest margin decreased from 2.87% for the year ended December 31, 2022, to 2.25% for the year ended December 31, 2023, and our net interest spread decreased from 2.82% for the year ended December 31, 2022, to 2.05% for the year ended December 31, 2023, which were the primary contributors to the decrease in net income from $2.9 million for the year ended December 31, 2022, to $797,000 for the year ended December 31, 2023.

Changes in the level of interest rates may also negatively affect the value of our assets, including the value of our available-for-sale investment securities which generally decreases when market interest rates rise and generally increase when market interest rates decline, and ultimately affect our earnings. During the year ended December 31, 2023, we incurred a $1.2 million net unrealized gain on available-for-sale investment securities caused by decreases in market interest rates during the period. During the year ended December 31, 2022, we incurred $10.5 million in net unrealized losses on available-for-sale investment securities caused by increases in market interest rates during the period.

We monitor interest rate risk through the use of simulation models, including estimates of the amounts by which the fair value of our assets and liabilities (our economic value of equity, or “EVE”) and our net interest income would change in the event of a range of assumed changes in market interest rates. At December 31, 2023, in the event of an instantaneous 200 basis point increase in interest rates, we estimate that we would experience a 34.98% decrease in EVE and a 17.76% decrease in net interest income. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Management of Market Risk.”

Risks Related to Economic Conditions

We may be adversely affected by weakness in the U.S. housing market.

During 2023 and continuing into early 2024, the U.S. housing market continued to be impacted by higher mortgage interest rates, including 30-year fixed-rate mortgage rates that more than doubled from 2021. This has negatively impacted the demand in some cases and underlying collateral for many of our products. The rising interest rate environment has negatively impacted and, until the interest rate environment improves, is expected to continue to negatively impact multiple aspects of our business, as increases in mortgage rates (as well as prolonged periods of high mortgage rates) generally have an adverse impact on home sale transaction volume, housing affordability, and refinancing volumes. We believe the high mortgage rate environment is a key contributor to declines in residential real estate home sale transaction volume, as potential home sellers choose to stay with their lower rate mortgage loan rather than sell their home and obtain a higher rate mortgage loan to fund the purchase of another home and potential home buyers choose to rent rather than purchase a home. If existing home sale transactions continue to be at depressed levels or decline further (due to the high mortgage rate environment or otherwise), we would also expect to continue to experience decreased refinancing activity.

Inflation can have an adverse impact on our business and on our customers.

Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. In recent periods, the Federal Reserve Board has raised certain benchmark interest rates to combat inflation. As inflation increases, the value of our investment securities, particularly those with longer maturities, would decrease, although this effect can be less pronounced for floating rate instruments. Inflation also increases the cost of goods and services we use in our business operations, such as electricity and other utilities, which increases our noninterest expenses. In addition, our loan customers are affected by inflation through the rising costs of goods and services used in their households and businesses, which could have an adverse effect on their ability to make timely payments on their loans.

Furthermore, inflation has had a negative effect on the demand for mortgage loans, including construction loans, in our market area. Inflation has led to a rising market interest rate environment and higher loan interest rates, making mortgage loan debt more expensive and thereby depressing loan demand. The rising market interest rate environment has also depressed the market for existing home sales because homeowners are reluctant to forego their lower interest rate mortgage loans upon a sale and having to obtain a higher rate mortgage loan to finance a new home purchase. Inflation has also increased building construction costs, which has had a negative effect on demand for construction loans.

We have a high concentration of loans secured by real estate in our market area. Adverse economic conditions, both generally and in our market area, could adversely affect our financial condition and results of operations.

As of December 31, 2023, one- to four-family residential mortgage loans totaled $337.1 million, or 91.8% of our total loan portfolio. We have relatively few one- to four-family residential mortgage loans secured by real estate outside of our market area. Consequently, we have a greater risk of loan defaults and losses in the event of a further economic downturn in our market area, as adverse economic conditions may have an adverse effect on the ability of our borrowers to make timely payments of their loans. A return of recessionary conditions and/or negative developments in the domestic and international credit markets may significantly affect the markets in which we do business, the value of our loans, investments, and collateral securing our loans, and our ongoing operations, costs and profitability. Any of these negative events may result in higher than expected loan delinquencies, increase our levels of nonperforming and classified assets, and reduce demand for our products and services, which may cause us to incur losses and may adversely affect our capital, liquidity and financial condition.

Hurricanes and other adverse weather events could have a material adverse effect on our business and results of operations and have significantly increased property insurance premiums in recent periods.

New Orleans and the surrounding area are highly susceptible to hurricanes and tropical storms, among other adverse weather events. Hurricanes and tropical storms often result in severe wind and flood damage, which may disrupt our operations, damage our office locations and the properties securing our loans, and adversely affect the local economy. The occurrence of adverse weather events could result in fewer loan originations and higher loan delinquencies, foreclosures and/or loan losses, among other adverse effects on our business operations.

A worsening of economic conditions could reduce demand for our products and services and/or increase our level of non-performing loans, which could adversely affect our financial condition and results of operations.

Unlike larger financial institutions that are more geographically diversified, our profitability depends primarily on the general economic conditions in our primary market area. We believe the current general economic conditions in our primary market area are healthy and stable. Over the last year our primary market area has not experienced any material decline in real estate values or a material increase in the number of foreclosures. In addition to local economic conditions, which could have a significant impact on ability of our borrowers to repay their loans and on the value of the collateral securing their loans, deterioration in general economic conditions could result in the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

●	demand for our products and services may decline;

●	loan delinquencies, problem assets and foreclosures may increase;

●	collateral for loans, especially real estate, may decline in value, reducing customers’ future borrowing power and the value of assets and collateral associated with existing loans; and

●	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions, caused by inflation, recession, tariffs and international trade disputes, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Risks Related to Competitive Matters

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. We compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, and unregulated or less regulated non-banking entities. Many of these competitors are substantially larger than us and have substantially greater resources and higher lending limits than we have and offer certain services that we do not or cannot provide. In addition, some of our competitors offer loans with lower interest rates and/or more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to successfully compete for business and qualified employees in our market area. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest-earning assets. See “Business of Fifth District – Competition.”

Our small size makes it more difficult for us to compete.

Our small asset size relative to other financial institutions operating in our market area makes it more difficult to compete with those financial institutions that are larger and can more easily afford to invest in the marketing and technologies needed to attract and retain customers. Because our principal source of income is the net interest income we earn on our loans and investments after deducting interest paid on deposits and other sources of funds, our ability to generate the revenues needed to cover our expenses and finance such investments is limited by the size of our loan and investment portfolios. Accordingly, we are not always able to offer new products and services as quickly as our competitors. Our lower earnings may also make it more difficult to offer competitive salaries and benefits. In addition, our smaller customer base may make it difficult to generate meaningful non-interest income from such activities as securities and insurance brokerage. Finally, as a smaller institution, we are disproportionately affected by the continually increasing costs of compliance with new banking and other regulations.

Risks Related to Operational Matters

Our funding sources may prove insufficient to replace deposits at maturity and support our future growth.

We must maintain sufficient funds to respond to the needs of depositors and borrowers. As a part of our liquidity management, we primarily use advances from the Federal Home Loan Bank of Dallas as a funding source in addition to core deposit growth and repayments and maturities of loans and investments. As we continue to grow, we are likely to depend more on advances from the Federal Home Loan Bank of Dallas. In addition to our ability to obtain advances from the Federal Home Loan Bank of Dallas, additional funding sources include established lines of credit with two correspondent banks and borrowing capacity through the Federal Reserve Bank of Atlanta, as well as Federal funds purchased and brokered certificates of deposit. Adverse operating results or changes in industry conditions could lead to difficulty or an inability to access these additional funding sources. Our financial flexibility will be severely constrained if we are unable to maintain our access to funding or if adequate financing is not available to accommodate future growth at acceptable interest rates. If we are required to rely more heavily on more expensive funding sources to support future growth, our revenues may not increase proportionately to cover our costs. In this case, our operating margins and profitability would be adversely affected.

We face significant operational risks because of our reliance on technology. Our information technology systems may be subject to failure, interruption or security breaches.

Information technology systems are critical to our business. Our business requires us to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and our own business, operations, plans and business strategies. We use various technology systems to manage our customer relationships, general ledger, securities investments, deposits, and loans. Our computer systems, data management and internal processes, as well as those of third parties, are integral to our performance. Our operational risks include the risk of malfeasance by employees or persons outside our company, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. There have been increasing efforts by third parties to breach data security at financial institutions. Such attacks include computer viruses, malicious or destructive code, phishing attacks, denial of service or information or other security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information, damages to systems, or other material disruptions to network access or business operations. Although we take protective measures and believe that we have not experienced any of the data breaches described above, the security of our computer systems, software, and networks may be vulnerable to breaches, unauthorized access, misuse, computer viruses, or other malicious code and cyber-attacks that could have an impact on information security. Because the techniques used to cause security breaches change frequently, we may be unable to proactively address these techniques or to implement adequate preventative measures.

If there is a breakdown in our internal control systems, improper operation of systems or improper employee actions, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, loss of customers and damage to our reputation, and face regulatory action or civil litigation. Any of these events could have a material adverse effect on our financial condition and results of operations. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits.

In addition, we outsource a majority of our data processing requirements to third-party providers. Accordingly, our operations are exposed to risk that these vendors will not perform according to our contractual agreements with them, or we also could be adversely affected if such an agreement is not renewed by the third-party vendor or is renewed on terms less favorable to us. If our third-party providers encounter difficulties, or if we have difficulty communicating with those service providers, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected, which could have a material adverse effect on our financial condition and results of operations. Threats to information security also exist in the processing of customer information through various other vendors and their personnel. To our knowledge, the third party services and programs provided to us have not experienced any material security breaches. However, the occurrence of cyber-attacks or security breaches at third parties with access to our data, such as vendors, may not be disclosed to us in a timely manner.

Our Board of Directors relies to a large degree on management and outside consultants in overseeing cybersecurity risk management.

Fifth District has a standing Information Technology Steering Committee, consisting of the President and Chief Executive Officer, the Information Security Officer and other members of senior management, that reports annually to Fifth District’s board of directors. The board of directors receives quarterly updates through enterprise risk management reports. Fifth District also engages outside consultants to support its cybersecurity efforts. Aside from the President and Chief Executive Officer and the Information Security Officer, both of whom are directors of Fifth District, the other directors of Fifth District do not have significant experience in cybersecurity risk management in other business entities comparable to Fifth District.

We depend on our management team to implement our business strategy and execute successful operations and we could be harmed by the loss of their services.

We depend on the services of the members of our senior management team who direct our strategy and operations. Our executive officers and lending personnel possess substantial expertise, extensive knowledge of our markets and key business relationships. Our loss of these persons, or our inability to hire additional qualified personnel, could impact our ability to implement our business strategy and could have a material adverse effect on our results of operations and our ability to compete in our markets. We do not maintain “key-person” life insurance on any member of our senior management team. See “Management.”

We are a community bank and our ability to maintain our reputation is critical to the success of our business. The failure to do so may materially adversely affect our performance.

We are a community bank, and our reputation is one of the most valuable components of our business. A key factor in implementing our business strategy is our reputation for customer service and knowledge of local markets to expand our presence by capturing new business opportunities from existing and prospective customers in our market area and contiguous areas. Threats to our reputation can come from many sources, including adverse sentiment about financial institutions generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, cybersecurity incidents and questionable or fraudulent activities of our customers. Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers and employees, costly litigation and increased governmental regulation, all of which could adversely affect our business and operating results.

We are subject to litigation risk, and any pending or potential litigation may have an adverse effect on our business, financial condition and results of operations.

Although we are not a party to any material pending or potential legal proceedings, pending or potential legal proceedings can pose significant financial and other risks to our organization. Prosecuting or defending against a lawsuit or other legal proceeding is often costly. Legal issues, such as lawsuits, unenforceable contracts, and adverse judgments, can potentially disrupt our operations, potentially materially reduce our earnings, capital and liquidity, and otherwise materially and adversely affect our business, financial condition and results of operations. See “Business of Fifth District – Legal Proceedings.”

Risks Related to Laws and Regulations

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

Fifth District is subject to extensive regulation, supervision and examination by the OCC. Fifth District Bancorp will be subject to extensive regulation, supervision and examination by the Federal Reserve Board. Such regulation and supervision govern the activities in which an institution and its holding company may engage and is intended primarily for the protection of the federal deposit insurance fund and Fifth District’s depositors rather than the protection of Fifth District Bancorp’s stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the adequacy of the level of our allowance for credit losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations, control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firm. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations.

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are suspected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on pursuing any acquisitions or establishing or acquiring new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations. Furthermore, these rules and regulations continue to evolve and expand. We have not been subject to fines or other penalties, or have suffered business or reputational harm, as a result of money laundering activities in the past.

Monetary policies and regulations of the Federal Reserve Board could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve Board to implement these objectives are open market purchases and sales of U.S. government securities, adjustments of the discount rate and changes in banks’ reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits. The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of financial institutions in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations cannot be predicted.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

Fifth District Bancorp qualifies as an “emerging growth company” under the JOBS Act. For as long as it continues to be an emerging growth company, it may choose to take advantage of exemptions from various public company reporting requirements that are not available to public companies that do not qualify as emerging growth companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation. As an emerging growth company, Fifth District Bancorp also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors audit our internal control over financial reporting. In addition, as an emerging growth company, we have elected to take advantage of the extended transition periods for adopting new or revised financial accounting standards until the date they are required to be adopted by private companies (however, if any new or revised financial accounting standards would not apply to private companies, we would not be able to delay their adoption). Accordingly, our financial statements may not be comparable to those of public companies that adopt new or revised financial accounting standards as of an earlier date. Investors may find our common stock less attractive since we have chosen to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

We are also a smaller reporting company, and even if we no longer qualify as an emerging growth company, any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to smaller reporting companies could make our common stock less attractive to investors.

In addition to qualifying as an emerging growth company, Fifth District Bancorp qualifies as a “smaller reporting company” under the federal securities laws. For as long as it continues to be a smaller reporting company, it may choose to take advantage of exemptions from various reporting requirements applicable to public companies that are not available to companies that are not smaller reporting companies, including, but not limited to, reduced financial disclosure obligations and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Risks Related to Accounting Matters

We have identified material weaknesses in our internal control over financial reporting with respect to our allowance for credit losses. If we are unable to remediate them, or if we identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, we may be unable to accurately or timely report our financial condition or results of operations, which may adversely affect our business.

We have identified material weaknesses in our internal control over financial reporting with respect to our allowance for credit losses that existed as of December 31, 2023 and 2022. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements may not be prevented or detected on a timely basis. We concluded that our procedures were not effective as of December 31, 2023 and 2022, and that we had, as of such dates, identified the following material weaknesses in our internal control over financial reporting:

●	management did not maintain sufficient evidence of independent review or supporting documentation related to key methodologies, assumptions, and calculations, including support for the qualitative factors, utilized in the allowance for credit losses as of December 31, 2023 and the allowance for loan losses as of December 31, 2022; and

●	management did not maintain sufficient evidence of independent review or supporting documentation, including support for the qualitative factors, related to the January 1, 2023 adoption of Accounting Standard Update (ASU) 2016-13 Financial Instruments – Credit Losses.

These material weaknesses could result in misstatements of our allowance for credit losses and related disclosures that would result in a material misstatement of our financial statements that would not be prevented or detected.

For additional information, including the remedial actions we have taken to address these material weaknesses, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Internal Control Over Financial Reporting.”

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this prospectus, including Fifth District’s financial statements, and in preparing the periodic reports Fifth District Bancorp will be required to file under the Securities Exchange Act of 1934, as amended, upon the completion of the conversion and stock offering, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. The evaluation of our allowance for credit losses requires significant estimates and assumptions by management.

Changes in accounting standards could affect reported earnings.

The regulatory bodies responsible for establishing accounting standards, including the Financial Accounting Standards Board, the Securities and Exchange Commission and others, periodically change the financial accounting and reporting guidance that governs the preparation of our financial statements. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In some cases, we could be required to apply new or revised guidance retroactively.

Risks Related to the Stock Offering

Because we will have a relatively high capital level after the completion of the conversion and stock offering, we expect our return on equity to be low following the conversion and stock offering, which could negatively affect the trading price of our shares of common stock.

Net income divided by average stockholders’ equity, known as “return on equity,” is a ratio many investors use to compare the relative performance of financial institutions. Our return on average equity was 1.05% for the year ended December 31, 2023 and 3.74% for the year ended December 31, 2022. Our average equity to average assets was 15.92% for the year ended December 31, 2023 and 16.38% for the year ended December 31, 2022. Our total equity capital was $77.8 million at December 31, 2023. Assuming the completion of the conversion and stock offering, our pro forma consolidated stockholders’ equity at December 31, 2023 is estimated to be between $120.3 million at the minimum of the offering range and $145.0 million at the adjusted maximum of the offering range. We expect our return on equity to be lower than our peers unless and until we are able to leverage our capital including the additional capital from the stock offering. Our return on equity also will be negatively affected by added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt after the completion of the conversion and stock offering. Unless and until we can increase our earnings and leverage our capital including the capital raised in the stock offering, we expect that our return on equity will be low, which may reduce the trading price of our shares of common stock.

The future price of our shares of common stock may be less than the $10.00 purchase price per share in the stock offering.

If you purchase shares of common stock in the stock offering, you may not be able to sell them later at or above the $10.00 purchase price. In many cases, shares of common stock issued by newly converted savings institutions have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the stock offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing market interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of Fifth District Bancorp and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

You may not be able to sell your shares of common stock until you have received a statement reflecting ownership of shares, which will affect your ability to take advantage of any changes in the stock price immediately following the stock offering.

An ownership statement reflecting the shares of common stock you purchased in the stock offering may not be delivered to you for several days after the completion of the conversion and stock offering and the start of trading in the common stock. Your ability to sell the shares of common stock before receiving your ownership statement will depend on arrangements you may make with a brokerage firm, and you may be unable sell your shares of common stock until you have received your ownership statement. As a result, you may not be able to take advantage of any changes in the price of the common stock price once trading commences following the completion of the conversion and stock offering.

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.

We intend to contribute between $24.4 million and $33.3 million of the net proceeds of the stock offering (or $38.4 million at the adjusted maximum of the offering range) to Fifth District. We may use the remaining net proceeds to invest in short-term investments and for general corporate purposes, including repurchasing shares of our common stock and paying dividends. We also expect to use a portion of the net proceeds we retain to fund a loan to our employee stock ownership plan to purchase shares of common stock in the stock offering and to make a cash contribution to the charitable foundation. Fifth District may use the net proceeds it receives to fund new loans, expand its retail banking franchise by establishing or acquiring new branches or for other general corporate purposes. However, except for funding the loan to the employee stock ownership plan and making the cash contribution to the charitable foundation, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have broad discretion in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. Also, certain of these uses, such as establishing or acquiring new branches, may require the approval of our bank regulators. We have not established a timetable for investing the net proceeds, and we cannot predict how long we will require to invest the net proceeds. Our failure to reinvest these funds effectively would reduce our profitability and may adversely affect the value of our common stock.

The cost of additional finance and accounting systems, procedures, compliance and controls needed to satisfy our new public company reporting requirements will increase our expenses.

Upon completion of the conversion and stock offering, we will become a public reporting company. We expect that the obligations of being a public company, including the substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a stand-alone public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. The Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the Securities and Exchange commission. Any failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price. In addition, we may need to hire additional compliance, accounting and financial staff with appropriate public company experience and technical knowledge, and we may not be able to do so in a timely fashion. As a result, we may need to rely on outside consultants to provide these services for us until qualified personnel are hired. These obligations will increase our operating expenses and could divert our management’s attention from our operations.

Our stock-based benefit plans will increase our expenses and reduce our income.

We intend to adopt one or more new stock-based benefit plans after the conversion and stock offering, subject to stockholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants under the new stock-based benefit plans. The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards granted under the plans, the fair market value of our stock or options on the date of grant, the vesting period, and other factors which we cannot predict at this time. If we adopt stock-based benefit plans within 12 months following the conversion and stock offering, the shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plans would be limited to 4% and 10%, respectively, of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation. If we adopt stock-based benefit plans more than 12 months after the completion of the conversion and stock offering, we may adopt plans that allow for greater amounts of awards and options and, therefore, we could award restricted shares of common stock or grant options in excess of these amounts, which would further increase costs.

In addition, we will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The expense in the first year following the conversion and stock offering for our employee stock ownership plan and for our new stock-based benefit plans, assuming such plans had been implemented at the beginning of the year, is estimated to be approximately $1.8 million ($1.5 million after-tax based on an effective tax rate of 21% and assuming that 25% of stock options are incentive stock options which are tax deductible) at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further information, see “Management – Benefits to be Considered Following Completion of the Conversion and Stock Offering.”

The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.

We intend to adopt one or more new stock-based benefit plans following the conversion and stock offering. These plans may be funded either through open market purchases of our common stock or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of our common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of our stock, our capital levels, alternative uses for our capital and our financial performance. While our intention is to fund the new stock-based benefit plans through open market purchases, stockholders would experience a 9.09% dilution in ownership interest if newly issued shares of our common stock are used to fund stock options in an amount equal to 10% of the number of shares sold in the stock offering, and all such stock options are exercised, and a 3.85% dilution in ownership interest if newly issued shares of our common stock are used to fund shares of restricted common stock in an amount equal to 4% of the sum of the number of shares sold in the stock offering and contributed to the charitable foundation. Such dilution would also reduce earnings per share. If we adopt the plans more than 12 months following the conversion and stock offering, new stock-based benefit plans would not be subject to these size limitations and stockholders could experience even greater dilution.

The implementation of new stock-based benefit plans is subject to stockholder approval. Historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following a mutual-to-stock conversion have been approved by stockholders.

We have not determined when we will adopt one or more new stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the conversion and stock offering may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

If we adopt stock-based benefit plans more than 12 months following the completion of the conversion and stock offering, then grants of shares of common stock or stock options under our proposed stock-based benefit plans may exceed 4% and 10%, respectively, of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our expenses and reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.” Although the implementation of stock-based benefit plans would be subject to stockholder approval, the timing of the implementation of such plans will be at the discretion of our board of directors.

Our stock value may be negatively affected by applicable regulations that restrict stock repurchases.

Applicable regulations generally restrict us from repurchasing our shares of common stock during the first year following the completion of the conversion and stock offering. Stock repurchases are a capital management tool that can enhance the value of a company’s stock, and our inability to repurchase our shares of common stock during the first year following the stock offering may negatively affect our stock price.

Various factors may make takeover attempts more difficult to achieve.

Certain provisions of our articles of incorporation and bylaws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of Fifth District Bancorp without our board of directors’ approval. Under regulations applicable to the conversion, for a period of three years following completion of the conversion, no person may offer to acquire or acquire beneficial ownership of more than 10% of our outstanding shares of common stock without prior approval of the Federal Reserve Board. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board and receive the Federal Reserve Board’s non-objection before acquiring control of a bank holding company or a savings and loan holding company. There also are provisions in our articles of incorporation and bylaws that we may use to delay or block a takeover attempt, including a provision that prohibits any person from voting more than 10% of our outstanding shares of common stock. Furthermore, shares of restricted stock and stock options that we may grant to employees and directors, stock ownership by our management and directors and other factors may make it more difficult for companies or persons to acquire control of Fifth District Bancorp without the consent of our board of directors, and may increase the cost of an acquisition. Taken as a whole, these statutory or regulatory provisions and provisions in our articles of incorporation and bylaws could result in our being less attractive to a potential acquirer and therefore could adversely affect the market price of our common stock. For additional information, see “Restrictions on Acquisition of Fifth District Bancorp” and “Management – Benefits to be Considered Following Completion of the Conversion and Stock Offering.”

Our articles of incorporation provide that, subject to limited exception, state and federal courts in the State of Maryland are the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, and other employees.

Fifth District Bancorp’s articles of incorporation provide that, unless Fifth District Bancorp consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Fifth District Bancorp, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Fifth District Bancorp to Fifth District Bancorp or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine will be conducted in a state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with Fifth District Bancorp and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both. In addition, if a court were to find this exclusive forum provision to be inapplicable or unenforceable in a particular action, we may incur additional costs associated with resolving the action in another jurisdiction, which could have a material adverse effect on our financial condition and results of operations.

You may not revoke your decision to purchase Fifth District Bancorp common stock in the subscription offering or in any community offering after you send us your stock order form.

Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription offering and in any community offering will be held by us until the completion or termination of the conversion and stock offering, including any extension of the expiration date and consummation of any syndicated community offering. Because the completion of the conversion and stock offering will be subject to regulatory approvals and an update of the independent appraisal, among other factors, there may be one or more delays in completing the conversion and stock offering. Orders submitted in the subscription offering and in any community offering are irrevocable, and purchasers will have no access to their funds unless the stock offering is terminated, or extended beyond August 2, 2024, or the number of shares to be sold in the stock offering is decreased to fewer than 5,100,000 shares or increased to more than 7,935,000 shares.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted in connection with the subscription offering are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion of counsel that it is more likely than not that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

Risks Related to the Charitable Foundation

The contribution to the charitable foundation will dilute your ownership interest and adversely affect net income in 2024.

In connection with the conversion and stock offering, we intend to establish and fund a charitable foundation by contributing $250,000 in cash and 100,000 shares of common stock of Fifth District Bancorp to the charitable foundation, for an aggregate contribution of $1,250,000 based on the $10.00 per share purchase price. The contribution will have an adverse effect on our net income for the quarter and year in which we make the contribution. The after-tax expense of the contribution is expected to reduce net income in the quarter in which the contribution is made by approximately $988,000, based on an effective tax rate of 21%.

Our contribution to the charitable foundation may not be tax deductible, which could reduce our profits.

We may not have sufficient profits to fully use the tax deduction from our contribution to the charitable foundation. Under the Internal Revenue Code, an entity is permitted to deduct up to 10% of its taxable income (generally income before federal income taxes and charitable contributions expense) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal income tax purposes over each of the five years following the year in which the charitable contribution is made. Accordingly, a charitable contribution could, if necessary, be deducted over a six-year period and expires thereafter.

SELECTED FINANCIAL AND OTHER DATA OF FIFTH DISTRICT

The following tables set forth selected historical financial and other data of Fifth District at the dates and for the periods indicated. The financial information at and for the years ended December 31, 2023 and 2022 is derived in part from, and should be read together with, the audited financial statements and related notes beginning at page F-1 of this prospectus.

	At December 31,
	2023	2022
	(In thousands)
Selected Financial Condition Data:
Total assets	$480,797	$473,428
Cash and cash equivalents	19,306	20,035
Certificates of deposit at other institutions	—	249
Investment securities available-for-sale	67,901	76,691
Loans receivable, net	365,038	350,005
Premises and equipment, net	12,475	11,115
Bank owned life insurance	10,332	10,020
Deferred tax asset, net	2,063	2,445
Deposits	390,003	388,943
Federal Home Loan Bank advances	4,000	—
Total equity capital	77,798	76,069

	For the Years Ended December 31,
	2023	2022
	(In thousands)
Selected Operating Data:
Total interest and dividend income	$16,414	$14,399
Total interest expense	6,365	1,617
Net interest income	10,049	12,782
Recovery of credit loan losses	(325)	—
Net interest income after recovery of credit losses	10,374	12,782
Total non-interest income	972	952
Total non-interest expense	10,400	10,112
Earnings before income taxes	946	3,622
Provision for income taxes	149	712
Net income	$797	$2,910

	At or For the Years Ended December 31,
	2023	2022
Performance Ratios:
Return on average assets	0.17%	0.61%
Return on average equity	1.05%	3.74%
Interest rate spread (1)	2.05%	2.82%
Net interest margin (2)	2.25%	2.87%
Noninterest expense as a percentage of average assets	2.18%	2.13%
Efficiency ratio (3)	91.66%	73.63%
Average interest-earning assets as a percentage of average interest-bearing liabilities	114.05%	114.67%

Capital Ratios:
Average equity as a percentage of average assets	15.92%	16.28%
Total capital as a percentage of risk-weighted assets	35.33%	36.14%
Tier 1 capital as a percentage of risk-weighted assets	34.15%	34.89%
Common equity Tier 1 capital as a percentage of risk-weighted assets	34.15%	34.89%
Tier 1 capital as a percentage of average assets	17.41%	17.39%

Asset Quality Ratios:
Allowance for credit losses on loans as a percentage of total loans	0.76%	0.92%
Allowance for credit losses on loans as a percentage of non-performing loans	254.03%	426.28%
Allowance for credit losses on loans as a percentage of non-accrual loans	1,831.52%	426.28%
Non-accrual loans as a percentage of total loans	0.04%	0.22%
Net recoveries (charge-offs) as a percentage of average outstanding loans	—	—
Non-performing loans as a percentage of total loans	0.30%	0.22%
Non-performing loans as a percentage of total assets	0.23%	0.16%
Total non-performing assets as a percentage of total assets	0.24%	0.16%

Other Data:
Number of offices	7	7
Number of full-time employees	64	65
Number of part-time employees	1	1

(1)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(2)	Represents net interest income as a percentage of average interest-earning assets.

(3)	Represents noninterest expenses divided by the sum of net interest income and noninterest income.

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RECENT DEVELOPMENTS

The following tables set forth selected historical financial information and other data for Fifth District at the dates and for the periods indicated. The information at March 31, 2024 and for the three months ended March 31, 2024 and 2023 is unaudited but, in the opinion of management, includes all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the three months ended March 31, 2024 are not necessarily indicative of the results of operations that may be expected for the entire year or any other period. The information at December 31, 2023 is derived from, and should be read together with, the audited financial statements and related notes beginning on page F-1 of this prospectus.

	At March 31, 2024	At December 31, 2023

	(In thousands)
Selected Financial Condition Data:
Total assets	$485,665	$480,797
Cash and cash equivalents	36,625	19,306
Certificates of deposit at other institutions	—	—
Investment securities available-for-sale	53,774	67,901
Loans receivable, net	365,403	365,038
Premises and equipment, net	12,654	12,475
Bank owned life insurance	10,415	10,332
Deferred tax asset, net	1,983	2,063
Deposits	400,386	390,003
Federal Home Loan Bank advances	—	4,000
Total equity capital	76,967	77,798

	For the Three Months Ended March 31,
	2024	2023
	(In thousands)
Selected Operating Data:
Total interest and dividend income	$4,300	$3,935
Total interest expense	2,252	1,097
Net interest income	2,048	2,838
Provision (recovery) for credit losses	(100)	—
Net interest income after provision (recovery) for credit losses	2,148	2,838
Total non-interest income (loss)	(897)	229
Total non-interest expense	2,684	2,591
Earnings (loss) before income taxes	(1,433)	476
Provision (benefit) for income taxes	(301)	100
Net income (loss)	$(1,132)	$376

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	At or For the Three Months Ended March 31,
	2024	2023
Performance Ratios (1):
Return on average assets	(0.94)%	0.32%
Return on average equity	(5.90)%	1.97%
Interest rate spread (2)	1.51%	2.38%
Net interest margin (3)	1.81%	2.52%
Noninterest expense as a percentage of average assets	2.24%	2.18%
Efficiency ratio (4)	214.55%	84.48%
Average interest-earning assets as a percentage of average interest-bearing liabilities	114.96%	115.27%

Capital Ratios:
Average equity as a percentage of average assets	16.00%	16.07%
Total capital as a percentage of risk-weighted assets	35.09%	35.87%
Tier 1 capital as a percentage of risk-weighted assets	33.95%	34.61%
Common equity Tier 1 capital as a percentage of risk-weighted assets	33.95%	34.61%
Tier 1 capital as a percentage of average assets	17.04%	17.33%

Asset Quality Ratios:
Allowance for credit losses on loans as a percentage of total loans	0.73%	0.91%
Allowance for credit losses on loans as a percentage of non-performing loans	358.53%	889.61%
Allowance for credit losses on loans as a percentage of non-accrual loans	1,271.90%	889.61%
Non-accrual loans as a percentage of total loans	0.06%	0.10%
Net recoveries (charge-offs) as a percentage of average outstanding loans	—%	—%
Non-performing loans as a percentage of total loans	0.20%	0.10%
Non-performing loans as a percentage of total assets	0.16%	0.08%
Total non-performing assets as a percentage of total assets	0.16%	0.08%

Other Data:
Number of offices	7	7
Number of full-time employees	65	64
Number of part-time employees	1	1

(1)	Performance ratios are annualized.
(2)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents noninterest expenses divided by the sum of net interest income and noninterest income.

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Comparison of Financial Condition at March 31, 2024 and December 31, 2023

Total Assets. Total assets were $485.7 million at March 31, 2024, an increase of $4.9 million, or 1.0%, compared to $480.8 million at December 31, 2023. This increase is primarily due to $17.3 million increase in cash and cash equivalents, offset by a $14.1 million decrease in investment securities available-for-sale.

Cash and Cash Equivalents. Cash and cash equivalents increased by $17.3 million, or 89.7%, to $36.6 million at March 31, 2024 from $19.3 million at December 31, 2023.

Investment Securities Available-for-Sale. Investment securities available-for-sale decreased $14.1 million, or 20.8%, to $53.8 million at March 31, 2024 from $67.9 million at December 31, 2023. Securities purchased totaled $6.5 million during the quarter ended March 31, 2024, securities sold totaled $18.7 million, and calls, maturities, and repayments totaled $1.9 million.

In March 2024, we sold low yielding bonds and incurred a pre-tax loss of $1.1 million. The proceeds were invested into higher yielding investments which is expected to have a positive impact on earnings going forward. The average yield on investment securities available-for-sale decreased to 2.39% at March 31, 2024, from 2.54% at December 31, 2023, due to the amortization of the remaining premiums on the bonds that were sold.

Loans Receivable, Net. Loans receivable, net, increased by $365,000, or 0.1%, to $365.4 million at March 31, 2024 from $365.0 million at December 31, 2023. During the quarter ended March 31, 2024, loan originations were $3.3 million and loan repayments totaled $2.9 million, comprised solely of one- to four -family residential mortgage loans.

Deposits. Deposits increased by $10.4 million, or 2.7%, to $400.4 million at March 31, 2024, from $390.0 million at December 31, 2023. Core deposits (defined as deposits other than certificates of deposit) decreased by $105,000, or 0.1%, to $161.0 million at March 31, 2024, from $161.9 million at December 31, 2023. Certificates of deposit increased $10.5 million, or 4.6%, to $238.6 million at March 31, 2024, from $228.1 million at December 31, 2023. The majority of the increase in certificates of deposit was driven by new customer activity and migration from lower yielding money markets accounts.

Total Equity Capital. Total equity capital decreased by $831,000, or 1.1%, to $77.0 million at March 31, 2024, from $77.8 million at December 31, 2023. The decrease resulted from the accumulated other comprehensive loss (as a result of market value adjustment of investment securities available-for-sale due to the rise in market interest rates during the period) declining $301,000 and retained earnings decreasing $1.1 million due to the net loss for the quarter ended March 31, 2024.

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Average Balances and Yields. The following table sets forth average balance sheets, average yields and rates, and other information for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects are immaterial. Average balances are calculated using daily average balances. Non-accrual loans are included in average balances only. Average yields include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Net deferred loan fees/costs are immaterial.

	At March 31,	For the Three Months Ended March 31,
	2024	2024			2023
	Weighted Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate
		(Dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	5.40%	$20,625	$195	3.78%	$20,497	$168	3.28%
Certificates of deposit at other institutions	—	—	—	—	193	1	2.07
Investment securities available-for-sale	2.28	66,288	396	2.39	76,004	417	2.19
Loans receivable, net	4.03	365,035	3,702	4.06	352,370	3,346	3.80
Restricted stock		881	7	3.18	840	5	2.38
Total interest-earning assets	4.02	452,829	4,300	3.80	449,904	3,937	3.50
Noninterest-earning assets		27,209			25,163
Total assets		$480,038			$475,067

Interest-bearing liabilities:
Savings accounts	0.10%	$83,508	21	0.10%	$101,419	25	0.10%
NOW accounts	0.02	50,089	3	0.02	55,923	3	0.02
Money market accounts	0.51	25,679	33	0.51	39,903	54	0.54
Certificates of deposit	3.83	234,269	2,190	3.74	193,073	1,015	2.10
Total interest-bearing deposits		393,545	2,247	2.28	390,318	1,097	1.12
Federal Home Loan Bank advances		348	4	4.60	—	—
Other interest-bearing liabilities		—	—	—	—	—
Total interest-bearing liabilities	2.34	393,893	2,251	2.29	390,318	1,097	1.12
Noninterest-bearing demand deposits		971			1,413
Other noninterest-bearing liabilities		8,371			6,993
Total liabilities		403,235			398,724
Total equity capital		76,803			76,343
Total liabilities and equity capital		480,038			475,067
Net interest income			$2,049			$2,840
Net interest rate spread (1)	1.68%			1.51%			2.38%
Net interest-earning assets (2)		$58,936			$59,586
Net interest margin (3)				1.81%			2.52%
Average interest-earning assets to interest-bearing liabilities				114.96%			115.27%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

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Comparison of Operating Results for the Three Months Ended March 31, 2024 and 2023

General. Net income (loss) for the three months ended March 31, 2024, was ($1.1) million, a decrease of $1.5 million, or 400.8%, compared to $376,000 for the three months ended March 31, 2023. The decrease in net income was primarily due to an increase in interest expense of $1.2 million and a decrease in non-interest income of $1.1 million, partially offset by a $365,000 increase in interest income and a $401,000 decrease in provision for income taxes.

Interest Income. Interest income increased by $365,000, or 9.3%, to $4.3 million for the three months ended March 31, 2024, compared to $3.9 million for the three months ended March 31, 2023. The increase in interest income is attributed to a $356,000, or 10.6%, increase in interest on loans, a $29,000, or 17.0%, increase in interest on other interest-earning assets and $21,000, or 5.0%, decrease in interest on investment securities available-for-sale.

During the three months ended March 31, 2024, average loans receivable, net, increased by $12.7 million, or 3.6%, from the three months ended March 31, 2023. The average yield on loans increased to 4.06% for the three months ended March 31, 2024, from 3.80% for the three months ended March 31, 2023.

The average balance of investment securities available-for-sale decreased $9.7 million, or 12.8%, to $66.3 million for the three months ended March 31, 2024, from $76.0 million for the three months ended March 31, 2023. The average yield on available-for-sale investment securities increased to 2.39% for the three months ended March 31, 2024, from 2.19% for the three months ended March 31, 2023. The increase in the average yield on available-for-sale investment securities was primarily due to the rising market interest rate environment. Interest income on cash and cash equivalents, comprised primarily of certificate of deposit in other financial institutions and overnight deposits, increased by $27,000, or 16.1%, for the three months ended March 31, 2024, due to an increase in the average yield to 3.78% for the three months ended March 31, 2024, from 3.28% for the three months ended March 31, 2023. The increase in average yield was due to the rise in market interest rates.

Interest Expense. Total interest expense increased $1.2 million, or 105.3%, to $2.3 million for the three months ended March 31, 2024, from $1.1 million for the three months ended March 31, 2023. The increase was primarily due to the increase in the average cost of deposits to 2.28% for the three months ended March 31, 2024, from 1.12% for the three months ended March 31, 2023, reflecting the rising market interest rate environment. The average balance of interest-bearing deposits increased by $3.2 million, or 0.8%, to $393.5 million for the three months ended March 31, 2024, from $390.3 million for the three months ended March 31, 2023.

Net Interest Income. Net interest income decreased $790,000, or 27.8%, to $2.0 million for the three months ended March 31, 2024, compared to $2.8 million for the three months ended March 31, 2023. The decrease reflects the decrease in the interest rate spread to 1.51% for the three months ended March 31, 2024, from 2.38% for the months ended March 31, 2023, while average net interest-earning assets decreased $649,000 period-to-period. The net interest margin decreased to 1.81% for the three months ended March 31, 2024, from 2.52% for the three months ended March 31, 2023. Both the interest rate spread and net interest margin decreased due to the rising interest rate environment. The average yield on interest-earning assets increased from 3.50% for the three months ended March 31, 2023, to 3.80% for the three months ended March 31, 2024. The average rate paid on interest-bearing liabilities increased from 1.12% for the three months ended March 31, 2023, to 2.28% for the three months ended March 31, 2024, primarily due to an increase in the average rate paid on certificates of deposit from 2.10% in 2023 to 3.74% in 2024. The increase in the average rate paid on certificates of deposit contributed to migration from lower yielding savings accounts, NOW accounts and money market accounts, to higher yielding certificates of deposit. The average balance of certificates of deposit increased from $193.1 million as of March 31, 2023, to $234.3 million as March 31, 2024, while over the same period the average balance of savings accounts decreased from $101.4 million to $83.5 million, the average balance of NOW accounts decreased from $55.9 million to $50.1 million and the average balance of money market accounts decreased from $39.9 million to $25.7 million.

Provision (Recovery) for Loan Losses. The recovery of credit losses on loans increased $100,000 to $100,000 for the three months ended March 31, 2024, compared to no provision (recovery) for the three months ended March 31, 2023. The increase in recovery was due to changes in qualitative factors primarily due to the evolving economic outlook, values in the local real estate market, positive trends in the past due and nonperforming loans, and the low level of net charge-offs. The allowance for credit losses on loans represented 0.73% of total loans at March 31, 2024, and 0.91% of total loans at March 31, 2023. The recovery of credit losses is based on our evaluation of the adequacy of the allowance for credit losses throughout the reporting period.

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Total non-performing loans were $753,000 at March 31, 2024, compared to $366,000 at March 31, 2023. Classified loans totaled $212,000 at March 31, 2024, compared to $366,000 at March 31, 2023. As a percentage of nonperforming loans, the allowance for credit losses on loans was 358.53% at March 31, 2024, compared to 889.61% at March 31, 2023.

Noninterest Income (Loss). Noninterest income (loss) totaled ($897,000) for the three months ended March 31, 2024, a decrease of $1.1 million, or 491.9%, from $229,000 for the three months ended March 31, 2023. The decrease was primarily due to the $1.1 million realized loss on the sale of investment securities available-for-sale discussed earlier and a $6,000, or 5.8%, decrease in ATM and check card fees, offset by a $22,000, or 36.4%, increase in the cash surrender value of the bank owned life insurance, and a $3,000, or 5.6%, increase in deposit service charges and fees.

Noninterest Expense. Noninterest expense increased $93,000, or 3.6%, to $2.7 million for the three months ended March 31, 2024, compared to $2.6 million for the three months ended March 31, 2023. The increase was primarily due to an increase in salaries and employee benefits of $44,000, or 2.9%, an increase in occupancy and equipment expense of $38,000, or 9.6%, an increase in data processing expense of $39,000, or 15.5%, an increase in audit and examination fees of $21,000, or 48.7%, and an increase in FDIC insurance premiums of $20,000, or 66.6%, offset by a $41,000, or 59.5%, decrease in advertising expense, a $21,000, or 22.5%, decrease in director fees and a $7,000, or 10.3%, decrease in other expenses.

Provision (Benefit) for Income Taxes. The provision (benefit) for income taxes decreased by $401,000, or 400.8%, to ($301,000) for the three months ended March 31, 2024, compared to $100,000 for the three months ended December 31, 2023. The decrease was due to a $1.9 million, or 400.8%, decrease in pretax income. The effective tax rate was 21% for both periods.

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FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements include, but are not limited to:

●	statements of our goals, intentions and expectations;

●	statements regarding our business plans, prospects, growth and operating strategies;

●	statements regarding the asset quality of our loan and investment portfolios; and

●	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this prospectus.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

●	general economic conditions, either nationally or in our market area, which are worse than expected;

●	inflation and changes in the interest rate environment that reduce our margins and yields, the fair value of our financial instruments, or our loan origination volume, or increase the level of defaults, losses and prepayments within our loan portfolio;

●	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses;

●	our ability to access cost-effective funding;

●	our ability to maintain adequate liquidity, primarily through deposits;

●	fluctuations in real estate values and in the conditions of the residential real estate market;

●	demand for loans and deposits in our market area;

●	our ability to implement and change our business strategies;

●	competition among depository and other financial institutions;

●	adverse changes in the securities markets;

●	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees, capital requirements and insurance premiums;

●	changes in the quality or composition of our loan or investment portfolios;

●	technological changes that may be more difficult or expensive than expected;

35

●	the inability of third-party providers to perform as expected;

●	a failure or breach of our operational or information security systems or infrastructure, including cyberattacks;

●	our ability to manage market risk, credit risk, operational risk and reputation risk;

●	our ability to enter new markets successfully and capitalize on growth opportunities;

●	changes in consumer spending, borrowing and savings habits;

●	changes in accounting policies and practices, as may be adopted by bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

●	our ability to retain key employees; and

●	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. See “Risk Factors” beginning on page 13.

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HOW WE INTEND TO USE THE PROCEEDS FROM THE STOCK OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the stock offering will be until the stock offering is completed, we anticipate that the net proceeds will be between $48.8 million and $66.6 million, or $76.9 million if the offering range is increased by 15%.

We intend to use the net proceeds as follows:

	Based Upon the Sale at $10.00 Per Share of:
	5,100,000 Shares		6,000,000 Shares		6,900,000 Shares		7,935,000 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)
Offering proceeds	$51,000		$60,000		$69,000		$79,350
Less: offering expenses	(2,247)		(2,326)		(2,405)		(2,495)
Net offering proceeds (2)	$48,753	100.0%	$57,674	100.0%	$66,595	100.0%	$76,855	100.0%

Distribution of net proceeds:
To fund capital contribution to Fifth District	$24,377	50.0%	$28,837	50.0%	$33,298	50.0%	$38,428	50.0%
To fund cash contribution to charitable foundation	250	0.5	250	0.4	250	0.4	250	0.3
To fund loan to employee stock ownership plan	$4,160	8.5	$4,880	8.5	$5,600	8.4	$6,428	8.4
Retained by Fifth District Bancorp	$19,966	41.0%	$23,707	41.1%	$27,447	41.2%	$31,749	41.3%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the stock offering.

(2)	Assumes that all shares of common stock are sold in the subscription offering and any community offering.

Payments for shares of common stock made through withdrawals from deposit accounts at Fifth District will not result in the receipt of new funds for investment but will reduce Fifth District’s deposits. The net proceeds may vary because total offering expenses may be more or less than our estimates. For example, our expenses would increase if there were a syndicated community offering to sell shares of common stock not purchased in the subscription offering and any community offering.

Fifth District Bancorp intends to loan funds to the employee stock ownership plan to purchase shares of common stock in the stock offering. It may also use the proceeds it retains from the stock offering:

●	to invest in securities consistent with our investment policy;

●	to repurchase shares of its common stock, in compliance with applicable regulatory requirements;

●	to pay cash dividends to stockholders; and

●	for other general corporate purposes.

Except for the loan to the employee stock ownership plan and the cash contribution to the charitable foundation, Fifth District Bancorp has not quantified its plans for use of the net proceeds of the stock offering for each of the foregoing purposes. Initially, we intend to invest a substantial portion of the net proceeds in investment grade securities, including securities issued by U.S. Government agencies and mortgage-backed securities issued by U.S. Government agencies and U.S. Government-sponsored enterprises.

See “Our Dividend Policy” for a discussion of our expected dividend policy. Under applicable OCC regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion and stock offering, except when extraordinary circumstances exist and with prior regulatory approval, or

37

except to fund management recognition plans (which would require notification to the OCC) or tax-qualified employee stock benefit plans.

Fifth District will receive a capital contribution from Fifth District Bancorp equal to at least 50% of the net offering proceeds. Based on this formula, we anticipate that Fifth District Bancorp will contribute to Fifth District $24.4 million, $28.8 million, $33.3 million and $38.4 million of the net offering proceeds at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively.

Fifth District may use the net proceeds it receives from the stock offering:

●	to fund new loans consistent with its loan policy;

●	to invest in securities consistent with its investment policy;

●	to enhance existing products and services;

●	to expand its banking franchise by establishing or acquiring new branches as opportunities arise, although we do not currently have any understandings or agreements to establish or acquire new branches; and

●	for other general corporate purposes.

Fifth District has not quantified its plans for use of the net proceeds of the stock offering for each of the foregoing purposes. Initially, a substantial portion of the net proceeds will be invested in securities issued by U.S. Government agencies and mortgage-backed securities issued by U.S. Government agencies and U.S. Government-sponsored enterprises. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of opportunities to expand our operations through establishing or acquiring branches, our ability to receive regulatory approval for any such expansion activities, and overall market conditions.

We expect our return on equity to decrease upon the completion of the conversion and stock offering until we are able to reinvest effectively the additional capital raised in the stock offering. See “Risk Factors – Risks Related to the Stock Offering – Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.”

OUR DIVIDEND POLICY

Following completion of the conversion and stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount of such cash dividend, the board of directors is expected to take into account a number of factors, including capital requirements, our financial condition and results of operations, other uses of funds for the long-term value of stockholders, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by regulations and policies of the OCC, may be paid in addition to, or in lieu of, regular cash dividends.

Fifth District Bancorp expects to file a consolidated federal income tax return with Fifth District. Accordingly, it is anticipated that any cash distributions that we make to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state income tax purposes. Additionally, according to OCC regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

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Fifth District Bancorp’s articles of incorporation authorized the issuance of preferred stock. No shares of preferred stock will be issued in the conversion and stock offering. If we issue preferred stock in the future, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of Fifth District Bancorp – Common Stock.” Any dividends we may declare and pay will depend, in part, upon receipt of dividends from Fifth District, because dividends from Fifth District will be our primary source of income. OCC regulations impose limitations on dividends and other capital distributions by savings institutions like Fifth District. See “Regulation and Supervision – Federal Banking Regulation – Capital Distributions.”

Any payment of dividends by Fifth District to Fifth District Bancorp that would be deemed to be drawn out of Fifth District’s bad debt reserves, if any, would require Fifth District to pay taxes at the then-current tax rate on the amount of earnings deemed to be removed from the reserves for such distribution. Fifth District does not intend to make any distribution to us that would create such a federal tax liability. See “Taxation.”

MARKET FOR THE COMMON STOCK

As a newly formed company, Fifth District Bancorp has never issued capital stock. As a mutual institution, Fifth District is not authorized to issue capital stock. Fifth District Bancorp expects that its common stock will be listed on the Nasdaq Capital Market under the symbol “FDSB” upon the completion of the conversion and stock offering. The conversion and stock offering is not contingent on receipt of approval to list on the Nasdaq Capital Market.

The development of an active trading market depends on the existence of willing buyers and sellers, which is not within our control or the control of any market maker. The number of active buyers and sellers of the shares of common stock at any particular time may be limited. Furthermore, we cannot assure you that, if you purchase shares of common stock, you will be able to sell them at or above $10.00 per share purchase price. Purchasers of common stock in the stock offering should have long-term investment intent and horizon and should recognize that there may be a limited trading market in the common stock. This may make it difficult to sell the common stock after the conversion and stock offering and may adversely impact the price at which the common stock may be sold.

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HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At December 31, 2023, Fifth District exceeded all applicable regulatory capital requirements and was considered “well capitalized.” The following table sets forth the historical equity capital and regulatory capital of Fifth District at December 31, 2023, and its pro forma equity capital and regulatory capital after giving effect to the sale of shares of Fifth District Bancorp common stock at $10.00 per share in the stock offering. The table assumes Fifth District receives from Fifth District Bancorp a capital contribution of $24.4 million, $28.8 million, $33.3 million and $38.4 million at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. See “How We Intend to Use the Proceeds from the Stock Offering.”

			Fifth District Pro Forma at December 31, 2023, Based Upon the Sale in the Stock Offering of: (1)
	Fifth District at December 31, 2023		5,100,000 Shares		6,000,000 Shares		6,900,000 Shares		7,935,000 Shares (2)
	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)
Total equity capital	$77,798	16.18%	$95,935	18.99%	$99,315	19.49%	$102,696	19.98%	$106,584	20.53%

Tier 1 leverage capital (3) (4)	$84,771	17.41%	$102,908	20.13%	$106,288	20.61%	$109,669	21.08%	$113,557	21.62%
Tier 1 leverage capital requirement	24,345	5.00	25,565	5.00	25,788	5.00	26,011	5.00	26,267	5.00
Excess	$60,426	12.41%	$77,343	15.13%	$80,500	15.61%	$83,658	16.08%	$87,290	16.62%

Tier 1 risk-based capital (3) (4)	$84,771	34.15%	$102,908	40.66%	$106,288	41.85%	$109,669	43.03%	$113,557	44.37%
Tier 1 risk-based capital requirement	19,859	8.00%	20,248	8.00%	20,320	8.00%	20,391	8.00%	20,473	8.00%
Excess	$64,912	26.15%	$82,660	32.66%	$85,968	33.85%	$89,278	35.03%	$93,084	36.37%

Common equity Tier 1 risk-based capital (3) (4)	$84,771	34.15%	$102,908	40.66%	$106,288	41.85%	$109,669	43.03%	$113,557	44.37%
Common equity Tier 1 risk-based capital requirement	16,135	6.50%	16,452	6.50%	16,510	6.50%	16,568	6.50%	16,635	6.50%
Excess	$68,636	27.65%	$86,456	34.16%	$89,778	35.35%	$93,101	36.53%	$96,922	37.87%

Total risk-based capital (3) (4)	$87,698	35.33%	$105,835	41.81%	$109,215	43.00%	$112,596	44.17%	$116,484	45.52%
Total risk-based capital requirement	24,823	10.00%	25,311	10.00%	25,400	10.00%	25,489	10.00%	25,592	10.00%
Excess	$62,875	25.33%	$80,524	31.81%	$83,815	33.00%	$87,107	34.17%	$90,892	35.52%

Reconciliation of capital infused into Fifth District:
Proceeds to Fifth District			$24,377		$28,837		$33,298		$38,428
Less: Common stock acquired by employee stock ownership plan			(4,160)		(4,880)		(5,600)		(6,428)
Less: Common stock acquired by stock-based incentive plan			(2,080)		(2,440)		(2,800)		(3,214)
Pro forma increase			$18,137		$21,517		$24,898		$28,786

(1)	Pro forma capital levels assume that the employee stock ownership plan purchases 8% of the shares of common stock sold in the stock offering with funds to be lent by Fifth District Bancorp and that the stock-based equity plan purchases 4% of the number of shares of common stock sold in the stock offering for restricted stock awards. Pro forma capital calculated under U.S. generally accepted accounting principles (“GAAP”) and regulatory capital have been reduced by the amount required to fund these plans. See “Management” for a discussion of the employee stock ownership plan. The grant of options under the stock-based incentive plan does not require a capital funding adjustment. No effect has been given to the issuance of additional shares of Fifth District Bancorp common stock pursuant to the exercise of options under a stock-based benefit plan.

(2)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the stock offering.

(3)	Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.

(4)	Pro forma dollar amounts and percentages assume net proceeds are invested in assets with a 20% risk weighting.

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CAPITALIZATION

The following table presents the historical capitalization of Fifth District at December 31, 2023 and the pro forma consolidated capitalization of Fifth District Bancorp at the same date after giving effect to the conversion and stock offering, based upon the assumptions set forth under the section entitled “Pro Forma Data.”

		Fifth District Bancorp Pro Forma at December 31, 2023, Based on the Sale in the Stock Offering at $10.00 per Share of:
	Fifth District at December 31, 2023	5,100,000 Shares	6,000,000 Shares	6,900,000 Shares	7,935,000 Shares (1)
	(Dollars in thousands, except per share amounts)
Deposits (2)	$390,003	$390,003	$390,003	$390,003	$390,003
Borrowings	4,000	4,000	4,000	4,000	4,000
Total deposits and borrowings	$394,003	$394,003	$394,003	$394,003	$394,003

Stockholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized	$—	$—	$—	$—	$—
Common stock, $0.01 par value, 20,000,000 shares authorized; shares to be issued as shown (3)	—	52	61	70	80
Additional paid-in capital (4)	—	49,701	58,613	67,525	77,775
Retained earnings (5)	84,771	84,771	84,771	84,771	84,771
Accumulated other comprehensive income (loss)	(6,973)	(6,973)	(6,973)	(6,973)	(6,973)

Less:
Stock contribution to charitable foundation (after-tax)	—	(790)	(790)	(790)	(790)
Cash contribution to charitable foundation (after-tax)	—	(198)	(198)	(198)	(198)
Common stock held by employee stock ownership plan (6)	—	(4,160)	(4,880)	(5,600)	(6,428)
Common stock to be acquired by stock-based benefit plan (7)	—	(2,080)	(2,440)	(2,800)	(3,214)
Total stockholders’ equity	$77,798	$120,324	$128,165	$136,006	$145,024

Pro Forma Shares Outstanding:
Shares sold in stock offering	—	5,100,000	6,000,000	6,900,000	7,935,000
Shares contributed to charitable foundation	—	100,000	100,000	100,000	100,000
Total shares outstanding	—	5,200,000	6,100,000	7,000,000	8,035,000

Total stockholders’ equity as a percentage of total assets (2)	16.18%	22.99%	24.14%	25.24%	26.47%
Tangible equity as a percentage of tangible assets (2)	16.18%	22.99%	24.14%	25.24%	26.47%

(1)	As adjusted to give effect to an increase in the number of shares of common stock that could occur due to a 15% increase in the offering range to reflect demand for shares or changes in market conditions following the commencement of the subscription and community offerings.

(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the conversion and stock offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.

(3)	No effect has been given to the issuance of additional shares of Fifth District Bancorp common stock pursuant to the exercise of options under a stock-based benefit plan. If the plan is implemented within the first year after the closing of the conversion and stock offering, an amount up to 10% of the sum of the number of shares of Fifth District Bancorp common stock sold in the stock offering and contributed to the charitable foundation will be reserved for issuance upon the exercise of options under the plan. The grant of options under the stock-based benefit plan does not require a capital funding adjustment.

(4)	On a pro forma basis, common stock and additional paid-in capital have been revised to reflect the number of shares of Fifth District Bancorp common stock to be outstanding.

(5)	Fifth District’s retained earnings will be substantially restricted after the conversion and stock offering. See “The Conversion and Stock Offering – Liquidation Rights” and “Regulation and Supervision.”

(6)	Assumes that 8% of the sum of the shares sold in the stock offering and contributed to the charitable foundation will be acquired by the employee stock ownership plan and will be financed by a loan from Fifth District Bancorp. The loan will be repaid principally from Fifth District’s contributions to the employee stock ownership plan. Since Fifth District Bancorp will lend the funds to the employee stock ownership plan, this debt will be eliminated through consolidation and no liability will be reflected on Fifth District Bancorp’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.

(7)	If approved by Fifth District Bancorp’s stockholders, a stock-based benefit plan may purchase an aggregate number of shares of common stock equal to 4% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation (or possibly a greater percentage if the plan is implemented more than one year after completion of the conversion and stock offering, or a lesser percentage if Fifth District were to have a Tier 1 leverage ratio of less than 10.0% within one year of the completion of the conversion and stock offering). Stockholder approval of the stock-based benefit plan, and purchases by the plan, may not occur earlier than six months after the completion of the conversion and stock

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offering. The shares may be acquired directly from Fifth District Bancorp or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by Fifth District Bancorp. Assumes a number of shares of common stock equal to 4% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation are available for grant under a stock-based benefit plan will be purchased in the open market by Fifth District Bancorp. The dollar amount of common stock to be purchased is based on the $10.00 per share offering price in the stock offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the offering price. As Fifth District Bancorp accrues compensation expense to reflect the vesting of shares pursuant to the stock-based benefit plan, the credit to equity will be offset by a charge to noninterest expense.

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PRO FORMA DATA

The following table summarize historical data of Fifth District and pro forma data of Fifth District Bancorp at and for the year ended December 31, 2023. This information is based on assumptions set forth below and in the footnotes to the table, and should not be used as a basis for projections of the market value of the shares of Fifth District Bancorp common stock following the conversion and stock offering.

The net proceeds in the tables are based upon the following assumptions:

●	all shares of common stock will be sold in the subscription offering and any community offering;

●	the employee stock ownership plan will purchase 8% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation, funded by a loan from Fifth District Bancorp. The loan will be repaid in substantially equal payments of principal and interest (at the prime interest rate, adjusted annually) over a 20-year period; and

●	estimated expenses of the stock offering, including fees and expenses to be paid to Performance Trust, are $2.2 million, $2.3 million, $2.4 million and $2.5 million, at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.

Pro forma earnings on net proceeds have been calculated assuming the stock has been sold at the beginning of the period and the net proceeds have been invested at a yield of 3.84%, which is the yield on the five-year U.S. Treasury Note rate as of December 31, 2023. In light of current market interest rates, we consider this rate to reflect the pro forma reinvestment rate more accurately than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate generally required by OCC regulations. The pro forma after-tax yield on the net offering proceeds is assumed to be 3.03%, based on an effective tax rate of 21%.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. We adjusted the earnings figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for each period as if the shares of common stock were outstanding at the beginning of the period, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of a stock-based benefit plan. Subject to the receipt of stockholder approval, we have assumed that the stock-based benefit plan will acquire for restricted stock awards a number of shares of common stock equal to 4% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plan in awards that vest over a five-year period.

We have also assumed that the stock-based benefit plan will grant options to acquire shares of common stock equal to 10% of our outstanding shares of common stock. In preparing the table below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options have a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $5.10 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model assumed an estimated volatility rate of 32.35% for the shares of common stock, a dividend yield of zero percent, an expected option life of 10 years, and a risk-free interest rate of 3.88%. Finally, we assumed that 25% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed tax rate of 21%) for a deduction equal to the grant date fair value of the options.

We may reserve shares for the exercise of stock options and the grant of stock awards under a stock-based benefit plan in excess of 10% and 4%, respectively, of our total outstanding shares if the stock-based benefit plan is

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adopted more than one year following the stock offering. In addition, we may grant options and award shares that vest more rapidly than over a five-year period if the stock-based benefit plan is adopted more than one year following the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Stock Offering,” Fifth District Bancorp intends to contribute to Fifth District $24.4 million, $28.8 million, $33.3 million and $38.4 million of the net offering proceeds at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. Fifth District Bancorp will retain the remainder of the net offering proceeds and use a portion to make a loan to the employee stock ownership plan and to contribute $250,000 in cash to the charitable foundation, and retain the remainder for future use.

The pro forma table does not give effect to: (i) withdrawals from deposit accounts at Fifth District to purchase shares of common stock in the stock offering; (ii) Fifth District Bancorp’s consolidated results of operations after the conversion and stock offering; or (iii) changes in the market price of the shares of common stock after the conversion and stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders’ equity represents the difference between the stated amount of our assets and liabilities, computed according to GAAP. We did not increase or decrease stockholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders’ equity does not give effect to the impact of intangible assets, bad debt reserve or the liquidation account we will establish in the conversion in the unlikely event we are liquidated.

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At or for the Year Ended December 31, 2023, Based on the Sale in the Stock Offering at $10.00 Per Share of:
5,100,000 Shares	6,000,000 Shares	6,900,000 Shares	7,935,000 Shares (1)
(Dollars in thousands, except per share amounts)
Gross offering proceeds	$51,000	$60,000	$69,000	$79,350
Plus: Market value of common stock contributed to charitable foundation	1,000	1,000	1,000	1,000
Pro forma market capitalization	$52,000	$61,000	$70,000	$80,350

Gross offering proceeds	$51,000	$60,000	$69,000	$79,350
Less: Estimated expenses	(2,247)	(2,326)	(2,405)	(2,495)
Estimated net proceeds	48,753	57,674	66,595	76,855
Less: Cash contribution to charitable foundation	(250)	(250)	(250)	(250)
Less: Common stock acquired by employee stock ownership plan (2)	(4,160)	(4,880)	(5,600)	(6,428)
Less: Common stock acquired by stock-based benefit plans (3)	(2,080)	(2,440)	(2,800)	(3,214)
Estimated net proceeds	$42,263	$50,104	$57,945	$66,963

For the Year Ended December 31, 2023
Consolidated net income:
Historical	$797	$797	$797	$797
Pro forma adjustments:
Income on adjusted net proceeds	1,282	1,520	1,758	2,031
Employee stock ownership plan (2)	(164)	(193)	(221)	(254)
Stock awards (3)	(329)	(386)	(442)	(508)
Stock options (4)	(503)	(590)	(677)	(777)
Pro forma net income	$1,083	$1,148	$1,215	$1,289

Income per share:
Historical	$0.17	$0.14	$0.12	$0.11
Pro forma adjustments:
Income on adjusted net proceeds	0.27	0.27	0.27	0.27
Employee stock ownership plan (2)	(0.03)	(0.03)	(0.03)	(0.03)
Stock awards (3)	(0.07)	(0.07)	(0.07)	(0.07)
Stock options (4)	(0.10)	(0.10)	(0.10)	(0.10)
Pro forma earnings per share	$0.24	$0.21	$0.19	$0.18

Offering price to pro forma net earnings per share	41.67	x	47.62	x	52.63	x	55.56	x
Number of shares used in earnings per share calculations	4,804,800	5,636,400	6,468,000	7,424,340

At December 31, 2023
Stockholders’ equity:
Historical	$77,798	$77,798	$77,798	$77,798
Estimated net proceeds	48,753	57,674	66,595	76,855
Shares contributed to charitable foundation	1,000	1,000	1,000	1,000
Less: Pre-tax cost of contribution to charitable foundation	(1,250)	(1,250)	(1,250)	(1,250)
Plus: Tax benefit of contribution to charitable foundation	263	263	263	263
Less: Common stock acquired by employee stock ownership plan (2)	(4,160)	(4,880)	(5,600)	(6,428)
Less: Common stock acquired by stock-based benefit plans (3)	(2,080)	(2,440)	(2,800)	(3,214)
Pro forma stockholders’ equity (5)	$120,324	$128,165	$136,006	$145,024
Pro forma tangible stockholders’ equity (5)	$120,324	$128,165	$136,006	$145,024

Stockholders’ equity per share:
Historical	$14.96	$12.75	$11.11	$9.68
Estimated net proceeds	9.38	9.45	9.51	9.57
Common stock contributed to charitable foundation	0.19	0.16	0.14	0.12
Less: Pre-tax cost of contribution to charitable foundation plan	(0.24)	(0.20)	(0.18)	(0.16)
Plus: Tax benefit of contribution to charitable foundation plan	0.05	0.04	0.04	0.03
Less: Common stock acquired by employee stock ownership plan (2)	(0.80)	(0.80)	(0.80)	(0.80)
Less: Common stock acquired by stock-based benefit plans (3)	(0.40)	(0.40)	(0.40)	(0.40)
Pro forma stockholders’ equity per share (5)	$23.14	$21.00	$19.42	$18.04
Pro forma tangible stockholders’ equity per share (5)	$23.14	$21.00	$19.42	$18.04
Offering price as percentage of pro forma stockholders’ equity per share	43.22%	47.62%	51.49%	55.43%
Offering price as percentage of pro forma tangible stockholders’ equity per share	43.22%	47.62%	51.49%	55.43%
Number of shares outstanding for pro forma book value per share calculations	5,200,000	6,100,000	7,000,000	8,035,000

(footnotes on following page)

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(1)	As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the stock offering.
(2)	Assumes that the employee stock ownership plan will purchase 8% of the sum of the shares of common stock sold in the stock offering and contributed to the charitable foundation. For purposes of this table, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Fifth District Bancorp. Fifth District intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Fifth District’s total annual payments on the employee stock ownership plan debt are based upon 20 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification 718-40, “Employers’ Accounting for Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Fifth District, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective tax rate of 21%. The unallocated shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income for the year ended December 31, 2023 assumes that 20,800, 24,400, 28,000 and 32,140 shares were committed to be released during the period at the minimum, midpoint, maximum, and adjusted maximum of the offering range, respectively. According to ASC 718-40, only the shares committed to be released during the period were considered outstanding for purposes of income per share calculations.

(3)	If approved by Fifth District Bancorp’s stockholders, a stock-based benefit plan may purchase an aggregate number of shares of common stock equal to 4% of the sum of the number of shares sold in the stock offering and contributed to the charitable foundation (or possibly a greater percentage if the plan is implemented more than one year after completion of the conversion and stock offering, or a lesser percentage if Fifth District were to have a Tier 1 leverage ratio of less than 10.0% within one year of the completion of the conversion and stock offering). Stockholder approval of the stock-based benefit plan, and purchases by the plan, may not occur earlier than six months after the completion of the conversion and stock offering. The shares may be acquired directly from Fifth District Bancorp or through open market purchases. The funds to be used by the stock-based benefit plans to purchase the shares will be provided by Fifth District. The table assumes that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 20% of the amount contributed to the stock-based benefit plan is amortized as an expense during the period, and (iii) the stock-based benefit plan expense reflects an effective tax rate of 21%. Assuming stockholder approval of the stock-based benefit plan and that shares of common stock equal to 4% of the sum of the number of shares sold in the stock offering and contributed to the charitable foundation are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 3.85%.

(4)	If approved by Fifth District Bancorp’s stockholders, a stock-based benefit plan may grant options to acquire an aggregate number of shares of common stock equal to 10% of the sum of the number of shares to be sold in the stock offering and contributed to the charitable foundation (or possibly a greater percentage if the plan is implemented more than one year after completion of the conversion and stock offering). Stockholder approval of the stock-based benefit plan may not occur earlier than six months after the completion of the conversion and stock offering. In calculating the pro forma effect of the stock options to be granted under a stock-based benefit plan, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $5.10 for each option, and the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options. The actual expense of the stock options to be granted under the stock-based benefit plan will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plan will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the offering price pf $10.00 per share. If a portion of the shares to satisfy the exercise of options under the stock-based benefit plans is obtained from the issuance of authorized but unissued shares, net income per share and stockholders’ equity per share would decrease. Assuming stockholder approval of the stock-based benefit plan and that shares of common stock used to fund stock options (equal to 10% of the sum of the number of shares sold in the stock offering and contributed to the charitable foundation) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 9.09%.

(5)	Fifth District’s retained earnings will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Stock Offering – Liquidation Rights” and “Regulation and Supervision.” The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the conversion and stock offering.

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COMPARISON OF INDEPENDENT VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT THE CHARITABLE FOUNDATION

As shown in the table below, if the charitable foundation is not established and funded in connection with the conversion and stock offering, more shares of Fifth District Bancorp common stock would be sold in the stock offering. At the minimum, midpoint, maximum, and adjusted maximum of the valuation range, the amount of common stock sold in the stock offering is $51.0 million, $60.0 million, $69.0 million and $79.4 million, respectively, with the charitable foundation, compared to $52.7 million, $62.0 million, $71.3 million and $81.9 million, respectively, without the charitable foundation. However, due to the size of the contribution to the charitable foundation, RP Financial determined that the additional capital that would be received if the conversion and stock offering is completed without the establishment of the charitable foundation was immaterial to the pro forma valuation. Accordingly, the pro forma valuation is unchanged with or without the charitable foundation.

For comparative purposes only, set forth below are certain pricing ratios, financial data and ratios at and for the year ended December 31, 2023, at the minimum, midpoint, maximum, and adjusted maximum of the offering range, assuming the conversion and stock offering was completed at the beginning of the year, with and without the charitable foundation.

	Minimum of Offering Range				Midpoint of Offering Range				Maximum of Offering Range				Adjusted Maximum of Offering Range
	With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation		With Foundation		Without Foundation
	(Dollars in thousands, except per share amounts)
Estimated offering amount	$51,000		$52,700		$60,000		$62,000		$69,000		$71,300		$79,350		$81,995
Pro forma market capitalization	52,000		52,700		61,000		62,000		70,000		71,300		80,350		81,995
Pro forma total assets	523,323		524,910		531,164		533,013		539,005		541,115		548,023		550,434
Pro forma total liabilities	402,999		402,999		402,999		402,999		402,999		402,999		402,999		402,999
Pro forma stockholders’ equity	120,324		121,911		128,165		130,014		136,006		138,116		145,024		147,435
Pro forma net income (1)	1,083		1,126		1,148		1,194		1,215		1,262		1,289		1,340
Pro forma stockholders’ equity per share	$23.14		$23.13		$21.00		$20.97		$19.42		$19.37		$18.04		$17.98
Pro forma net income per share	$0.24		$0.23		$0.21		$0.22		$0.19		$0.20		$0.18		$0.19

Pro forma pricing ratios:
Offering price as a percentage of pro forma stockholders’ equity per share	43.22%		43.23%		47.62%		47.69%		51.49%		51.63%		55.43%		55.62%
Offering price as a percentage of pro forma tangible stockholders’ equity per share	43.22%		43.23%		47.62%		47.69%		51.49%		51.63%		55.43%		55.62%
Offering price to pro forma net income per share	41.67	x	43.48	x	47.62	x	45.45	x	52.63	x	50.00	x	55.56	x	52.63	x

Pro forma financial ratios:
Return on assets	0.21%		0.21%		0.22%		0.22%		0.23%		0.23%		0.24%		0.24%
Return on equity	0.90%		0.92%		0.90%		0.92%		0.89%		0.91%		0.89%		0.91%
Equity to assets	22.99%		23.23%		24.13%		24.39%		25.23%		25.52%		26.46%		26.79%

(footnote on following page)

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(1)	The following table shows the estimated after-tax expense associated with the contribution to the charitable foundation, as well as pro forma net income, pro forma net income per share, offering price to pro forma income per share, and pro forma income on stockholders’ equity assuming the contribution to the charitable foundation was expensed during the year ended December 31, 2023 (dollars in thousands).

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Adjusted Maximum of Offering Range
After-tax expense of stock and cash contribution to charitable foundation	$988		$988		$988		$988
Pro forma net income	$96		$161		$228		$302
Pro forma net income per share	$0.02		$0.03		$0.04		$0.04
Offering price to pro forma net income per share	503.1	x	351.2	x	284.3	x	246.2	x
Pro forma income as a percentage of stockholders’ equity	0.08%		0.13%		0.17%		0.21%

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis reflects our financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information in this section has been derived from the financial statements, which appear beginning on page F-1 of this prospectus. You should read the information in this section in conjunction with the business and financial information regarding Fifth District Bancorp and Fifth District disclosed in this prospectus.

Overview

Upon completion of the conversion and stock offering, Fifth District Bancorp will conduct its operations primarily through Fifth District. Fifth District’s loan portfolio consists primarily of fixed-rate one- to four-family residential mortgage loans that we have originated. After the conversion and stock offering, we intend to continue our focus on originating fixed-rate one- to four-family residential mortgage loans. To a substantially lesser extent, we also originate construction loans, home equity loans, home equity lines of credit, land loans, and share loans (loans secured by deposit accounts at Fifth District) and purchase commercial business loans. We typically retain in our portfolio the loans we originate. We offer a variety of deposit accounts including checking accounts, money market accounts, and certificates of deposit. In addition, we offer electronic banking services including mobile banking, on-line banking, telephone banking, bill pay, and electronic funds transfer via SmartPay®. Fifth District is subject to comprehensive regulation and examination by the OCC.

Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets and the interest we pay on our interest-bearing liabilities. Our results of operations also are affected by our provisions for credit losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of service charges on deposit accounts, other service charges and fees, and income from bank owned life insurance. Non-interest expense currently consists primarily of expenses related to salaries and employee benefits, occupancy and equipment, data processing, contract services, director fees, FDIC deposit insurance premiums, and other expenses.

Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Business Strategy

Our principal objective is to build long-term value for our stockholders by operating a profitable community-oriented financial institution dedicated to meeting the banking needs of our customers by emphasizing personalized and efficient customer service. Highlights of our current business strategy include:

●	Continue to focus on originating fixed-rate one- to four-family residential mortgage loans for retention in our portfolio. We are primarily a fixed-rate one- to four-family residential mortgage loan lender for borrowers in our primary market area. We do not offer adjustable rate residential mortgage loans. At December 31, 2023, $337.1 million, or 91.8% of our total loan portfolio, consisted of residential mortgage loans. We expect residential mortgage lending to remain our primary lending activity.

●	Continue to moderately increase our commercial and industrial loan portfolio. To a limited extent, we have purchased commercial and industrial loans from other lenders and investors. At December 31, 2023, $12.4 million, or 3.4% of our total loan portfolio, consisted of commercial and industrial loans. Commercial and industrial loans are higher-yielding and have shorter terms, which helps to mitigate interest rate risk, than one- to four-family residential mortgage loans.

●	Maintain our strong asset quality through conservative loan underwriting. We intend to maintain strong asset quality through what we believe are our conservative underwriting standards

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and credit monitoring processes. At December 31, 2023, our nonperforming assets totaled $1.1 million, or 0.24% of total assets.

●	Continue efforts to grow low-cost “core” deposits. We consider our core deposits to include all deposits other than certificates of deposit. We will continue our efforts to increase our core deposits, both retail and commercial, to provide a stable source of funds to support loan growth at costs consistent with improving our interest rate spread and net interest margin. Core deposits totaled $161.9 million, or 41.5% of total deposits, at December 31, 2023.

●	Remain a community-oriented institution and relying on high quality service to maintain and build a loyal local customer base. We were established in 1926. By servicing all loans we originate those loan customers are able to deal directly with us when questions may arise about their loans. Through the goodwill we have developed over years of providing timely, efficient banking services, we believe that we have been able to attract a loyal base of local retail customers on which we expect to continue to build our banking business.

●	Grow organically and through opportunistic branching and/or acquisitions. We intend to grow our balance sheet organically on a managed basis, and the capital we are raising in the stock offering will enable us to increase our lending and investment capacity. In addition to organic growth, we may also consider expansion opportunities in our market area or in contiguous markets that we believe would enhance both our franchise value and stockholder returns. These opportunities may include establishing loan production offices, establishing new, or de novo, branch offices, acquiring branch offices and/or acquiring other financial institutions. The capital we are raising in the stock offering would help us fund any such opportunities that may arise. We have no current plans or intentions regarding any such expansion activities.

We expect these strategies to guide our investment of the net proceeds of the stock offering. We intend to continue to pursue these business strategies after the conversion and stock offering, subject to changes necessitated by future market conditions, regulatory restrictions and other factors.

Anticipated Increase in Noninterest Expense

Following the completion of the conversion and stock offering, our noninterest expense is expected to increase because of the increased costs associated with operating as a public company and the increased compensation expenses associated with the purchase of shares of common stock by our employee stock ownership plan and the possible implementation of a stock-based benefit plan, if approved by our stockholders, no earlier than six months after the completion of the conversion and stock offering. See “Summary – Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion and Stock Offering;” “Risk Factors – Risks Related to the Stock Offering – Our stock-based benefit plans will increase our expenses and reduce our income;” and “Management – Benefits to be Considered Following Completion of the Conversion and Stock Offering.”

Critical Accounting Policies and Use of Critical Accounting Estimates

The discussion and analysis of the financial condition and results of operations are based on our financial statements, which are prepared in conformity with GAAP. The preparation of these financial statements requires management to make estimates and assumptions affecting the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of income and expenses. We consider the accounting policy discussed below to be our critical accounting policy. The estimates and assumptions that we use are based on historical experience and various other factors and are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, resulting in a change that could have a material impact on the carrying value of our assets and liabilities and our results of operations.

The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for qualifying public companies. As an “emerging growth company” we may delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to

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private companies. We intend to take advantage of the benefits of this extended transition period. Accordingly, our financial statements may not be comparable to companies that comply with such new or revised accounting standards.

We consider the accounting policy for the allowance for credit losses to be our critical accounting policy. Effective January 1, 2023, we adopted CECL. Under the CECL methodology, the allowance for credit losses represents management’s estimate of lifetime credit losses in loans as of the balance sheet date using relevant available information, from both internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. For reporting periods before January 1, 2023 and the adoption of CECL, we used the incurred loss impairment method to estimate the allowance for loan losses on loans receivable. Under the incurred loss impairment methodology, the allowance for loan losses was based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, and other factors, and consisted of allocated and unallocated components. See note 1 of the notes to financial statements appearing elsewhere in this prospectus for a detailed discussion of this critical accounting policy.

Internal Control Over Financial Reporting

We have identified material weaknesses in our internal control over financial reporting with respect to our allowance for credit losses that existed as of December 31, 2023 and 2022. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements may not be prevented or detected on a timely basis. We concluded that our procedures were not effective as of December 31, 2023 and 2022, and that we had, as of such dates, identified the following material weaknesses in our internal control over financial reporting:

●	management did not maintain sufficient evidence of independent review or supporting documentation related to key methodologies, assumptions, and calculations, including support for the qualitative factors, utilized in the allowance for credit losses as of December 31, 2023 and the allowance for loan losses as of December 31, 2022; and

●	management did not maintain sufficient evidence of independent review or supporting documentation, including support for the qualitative factors, related to the January 1, 2023 adoption of Accounting Standard Update (ASU) 2016-13 Financial Instruments – Credit Losses.

These material weaknesses could result in misstatements of our allowance for credit losses and related disclosures that would result in a material misstatement of our financial statements that would not be prevented or detected.

We intend to remediate these material weaknesses. We currently are assessing and improving our processes and control procedures to ensure they will operate at an acceptable level of assurance. The remedial measures we have taken to address these material weaknesses include calculating an allowance for credit losses on unfunded commitments; revising the peer group of institutions to include institutions whose loan portfolios better reflect the composition of our loan portfolio; obtaining updated independent appraisals for loans being evaluated for impairment; enhancing qualitative factors support to include data points tied to a specified timeframe, such as, for example, the unemployment rate, to consistently allocate basis point reserves for each reporting period; using qualitative factors to adjust the allowance for credit losses for economic conditions that impact us and documenting the adjustments in a narrative accompanying the allowance calculation; and assigning an independent individual to review the allowance calculation to assure its accuracy and completeness.

We believe these actions and any other that we may determine need to be implemented, when complete, will remediate the control weaknesses. However, the weaknesses will not be considered fully remediated until the applicable controls operate for a sufficient period of time for management to test the results for operating effectiveness. Once implemented, we intend to continue periodic testing and reporting of the internal controls to ensure continuity of compliance.

Comparison of Financial Condition at December 31, 2023 and 2022

Total Assets. Total assets were $480.8 million at December 31, 2023, an increase of $7.4 million, or 1.6%, compared to $473.4 million at December 31, 2022. This increase is primarily due to $15.0 million increase in loans receivable, net, partially offset by a $8.8 million decrease in investment securities available-for-sale.

Cash and Cash Equivalents. Cash and cash equivalents decreased by $730,000, or 3.6%, to $19.3 million at December 31, 2023 from $20.0 million at December 31, 2022.

Investment Securities Available-for-Sale. Investment securities available-for-sale decreased $8.8 million, or 11.5%, to $67.9 million at December 31, 2023 from $76.7 million at December 31, 2022. Securities purchased

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totaled $1.0 million during the year ended December 31, 2023, and calls, maturities, and repayments totaled $10.7 million.

The average yield on investment securities increased to 2.54% for the year ended December 31, 2023 from 2.09% for the year ended December 31, 2022, due to the rising interest rate environment.

Loans Receivable, Net. Loans receivable, net, increased by $15.0 million, or 4.3%, to $365.0 million at December 31, 2023 from $350.0 million at December 31, 2022. During the year ended December 31, 2023, loan originations totaled $35.6 million, comprised of $27.4 million of one-to-four family residential mortgage loans and $8.2 million of commercial loans.

During the year ended December 31, 2023, one-to-four family residential mortgage loans increased $14.4 million, or 4.5%, to $337.1 million at December 31, 2023 from $322.7 million at December 31, 2022. Commercial loans increased $6.5 million, or 110.2%, to $12.4 million at December 31, 2023 from $5.9 million at December 31, 2022. Construction and land development loans decreased $6.5 million, or 44.5%, to $8.1 million at December 31, 2023 from $14.6 million at December 31, 2022. Home equity and lines of credit increased by $224,000, or 2.7% to $8.6 million at December 31, 2023 from $8.3 million at December 31, 2022. Consumer loans decreased by $22,000, or 2.4%, to $913,000 at December 31, 2023 from $935,000 at December 31, 2022.

Increases in loan balances reflect our strategy to grow our loan portfolio, continuing to focus on one-to-four family residential real estate loans, residential construction loans, and commercial and industrial loans. Management intends to continue this strategy in future periods.

Deposits. Deposits increased by $1.1 million, or 0.3%, to $390.0 million at December 31, 2023 from $388.9 at December 31, 2022. Core deposits (defined as deposits other than certificates of deposit) decreased by $40.6 million, or 20.0%, to $161.9 million at December 31, 2023 from $202.4 million at December 31, 2022. Certificates of deposit increased $41.6 million, or 22.3%, to $228.1 million at December 31, 2023 from $186.5 million at December 31, 2022. The decline in core deposits was primarily due to consumer spending of COVID-related stimulus funds, coupled with the higher cost of goods and services due to inflation and the increased consumer demand for expenditures on travel, restaurant dining and other discretionary expenditures. The decline in core deposits was not attributable to any industry or other concentration. The increase in certificates of deposit was due to the shift from core deposits to higher yielding certificates of deposit due to the increase in market interest rates.

Management continued its strategy of pursuing growth in demand accounts and lower cost core deposits with market conditions affecting this strategy in the current year. Management intends to continue its efforts to increase core deposits, with an emphasis on growth in consumer and business demand deposits.

Total Equity Capital. Total equity capital increased by $1.7 million, or 2.3%, to $77.8 million at December 31, 2023 from $76.1 million at December 31, 2022. The increase resulted from the accumulated other comprehensive loss (primarily as a result of market value adjustment of available-for-sale investment securities due to accelerated raising of market interest rates during the year) declining $932,000 and retained earnings increasing $797,000 due to net income for the year ended December 31, 2023.

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Average Balances and Yields. The following table sets forth average balance sheets, average yields and rates, and other information for the periods indicated. No tax-equivalent yield adjustments have been made, as the effects are immaterial. Average balances are calculated using daily average balances. Non-accrual loans are included in average balances only. Average yields include the effect of deferred fees, discounts, and premiums that are amortized or accreted to interest income or interest expense. Net deferred loan fees/costs are immaterial.

	At December 31,	For the Year Ended December 31,
	2023	2023			2022
	Weighted Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate	Average Outstanding Balance	Interest	Average Yield/Rate

		(Dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	5.34%	$14,479	$578	3.99%	$15,003	$214	1.43%
Certificates of deposit at other institutions	—	—	—	—	249	1	0.40
Investment securities available-for-sale	2.21	66,236	1,684	2.54	79,182	1,656	2.09
Loans receivable, net	4.00	364,360	14,124	3.88	350,044	12,517	3.58
Restricted stock	—	881	28	3.18	839	11	1.31
Total interest-earning assets	3.77	445,956	16,414	3.68	445,317	14,399	3.23
Noninterest-earning assets		31,413			29,323
Total assets		$477,369			$474,640

Interest-bearing liabilities:
Savings accounts	0.10%	$84,339	95	0.11%	$103,447	67	0.06%
NOW accounts	0.02	48,774	13	0.03	55,592	13	0.02
Money market accounts	0.51	26,256	182	0.69	41,158	166	0.40
Certificates of deposit	3.64	229,776	5,984	2.60	188,154	1,371	0.73
Total interest-bearing deposits		389,145	6,274	—	388,351	1,617	—
Federal Home Loan Bank advances	5.60	1,882	91	—	—	—	—
Other interest-bearing liabilities	—	—	—	—	—	—	—
Total interest-bearing liabilities		391,027	6,365	1.62	388,351	1,617	0.41
Noninterest-bearing demand deposits		1,364			1,449
Other noninterest-bearing liabilities		8,962			7,113
Total liabilities		401,353			396,913
Total equity capital		76,016			77,727
Total liabilities and equity capital		477,369			474,640
Net interest income			$10,049			$12,782
Net interest rate spread (1)	1.55%			2.05%			2.82%
Net interest-earning assets (2)		$54,929			$56,966
Net interest margin (3)				2.25%			2.87%
Average interest-earning assets to interest-bearing liabilities				114.05%			114.67%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The total column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based

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on the changes due to rate and the changes due to volume. There were no out-of-period items or adjustments required to be excluded from the table below.

	Year Ended December 31, 2023 vs. 2022
	Increase (Decrease) Due to:		Total Increase
	Volume	Rate	(Decrease)

	(In thousands)
Interest-earning assets:
Cash and cash equivalents	$(7)	$371	$364
Certificates of deposit at other institutions	(1)	—	(1)
Investment securities available-for-sale	(271)	299	28
Loans receivable, net	512	1,095	1,607
Restricted stock	1	16	17
Total interest-earning assets	234	1,781	2,015

Interest-bearing liabilities:
Savings accounts	(12)	40	28
NOW accounts	(2)	2	—
Money market accounts	(60)	76	16
Certificates of deposit	303	4,310	4,613
Total deposits	229	4,428	4,657
Federal Home Loan Bank advances	91	—	91
Other interest-bearing liabilities	—	—	—
Total interest-bearing liabilities	320	4,428	4,748

Change in net interest income	$(86)	$(2,647)	$(2,733)

Comparison of Operating Results for the Years Ended December 31, 2023 and 2022

General. Net income for the year ended December 31, 2023 was $797,000, a decrease of $2.1 million, or 72.6%, compared to $2.9 million for the year ended December 31, 2022. The decrease in net income was primarily due to an increase in interest expense of $4.7 million, partially offset by a $2.0 million increase in interest income and a $325,000 recovery of credit losses.

Interest Income. Interest income increased by $2.0 million, or 14.0%, to $16.4 million at December 31, 2023 from $14.4 million at December 31, 2022. The increase in interest income is attributed to a $1.6 million, or 12.8% increase in interest on loans, a $28,000, or 1.7%, increase in interest on investment securities and a $380,000, or 168.1%, increase in interest on other interest-earning assets.

The average balance of loans during the year ended December 31, 2023 increased by $14.3 million, or 4.1%, from the year ended December 31, 2022. The average yield on loans increased to 3.88% for the year ended December 31, 2023 from 3.58% for the year ended December 31, 2022.

The average balance of available-for-sale investment securities decreased $12.9 million, or 16.3% to $66.2 million for the year ended December 31, 2023 from $79.2 million for the year ended December 31, 2022. The average yield on available-for-sale investment securities increased to 2.54% for the year ended December 31, 2023 from 2.09% for the year ended December 31, 2022. The increase in the average yield on available-for-sale investment securities was primarily due to the rising market interest rate environment. Interest income on cash and cash equivalents, comprised primarily of deposits in other financial institutions and overnight deposits, increased by $364,000, or 170.1%, for the year ended December 31, 2023, due to an increase in the average yield to 3.99% for the year ended December 31, 2023 from 1.43% for the year ended December 31, 2022. The increase in average yield was due to the rise in market interest rates.

Interest Expense. Total interest expense increased $4.7 million, or 293.6%, to $6.4 million for the year ended December 31, 2023 from $1.6 million for the year ended December 31, 2022. The increase was primarily due to the increase in the average cost of deposits 1.61% for the year ended December 31, 2023 from 0.42% for the year ended December 31, 2022, reflecting the rising market interest rate environment. The average balance of deposits increased by $794,000, or 0.2%, to $389.1 million for the year ended December 31, 2023 from $388.4 million for the year ended December 31, 2022.

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Net Interest Income. Net interest income decreased $2.7 million, or 21.4%, to $10.0 million for the year ended December 31, 2023 compared to $12.8 million for the year ended December 31, 2022. The decrease reflects the decrease in the interest rate spread to 2.05% for the year ended December 31, 2023 from 2.82% for the year ended December 31, 2022, while average net interest-earning assets decreased $2.0 million year-to-year. The net interest margin decreased to 2.25% for the year ended December 31, 2023 from 2.87% for the year ended December 31, 2022. Both the interest rate spread and net interest margin decreased due to the rising interest rate environment. Although the average yield on interest-earning assets increased from 3.23% in 2022 to 3.68% in 2023, it was more than offset by an increase in the average rate paid on interest-bearing liabilities, which increased from 0.41% in 2022 to 1.62% in 2023 primarily due to an increase in the average rate paid on certificates of deposit from 0.73% in 2022 to 2.60% in 2023. The increase in the average rate paid on certificates of deposit contributed to migration from lower yielding savings accounts, NOW accounts and money market accounts to higher yielding certificates of deposit. The average balance of certificates of deposit increased from $188.2 million in 2022 to $229.8 million in 2023, while over the same period the average balance of savings accounts decreased from $103.4 million to $84.3 million, the average balance of NOW accounts decreased from $55.6 million to $48.8 million and the average balance of money market accounts decreased from $41.2 million to $26.3 million.

Provision (Recovery) for Credit Losses. The recovery of credit losses on loans increased by $451,000 to $451,000 for the year ended December 31, 2023 compared to $-0- for the year ended December 31, 2022. The allowance for credit losses on loans represented 0.76% of total loans at December 31, 2023 and 0.92% of total loans as of December 31, 2022. The decrease in the allowance for credit losses on loans as of December 31, 2023 as compared to December 31, 2022 was driven by various factors, including the evolving economic outlook, values in the local real estate market, positive trends in the past due and nonperforming loans, and low net charge-offs. The provision for credit losses on unfunded commitments increased by $125,000 to $125,000 for the year ended December 31, 2023 compared to $-0- for the year ended December 31, 2022. The increase resulted from the implementation of CECL. The allowance for credit losses on unfunded commitments represented 0.52% of total unfunded commitments at December 31, 2023. The recovery of credit losses is based on our evaluation of the adequacy of the allowance for credit losses throughout the reporting period.

Total non-performing loans were $1.1 million at December 31, 2023, compared to $763,000 at December 31, 2022. Classified loans totaled $153,000 at December 31, 2023, compared to $993,000 at December 31, 2022, and total past due greater than 30 days were $5.3 million and $3.2 million at those respective dates. As a percentage of nonperforming loans, the allowance for credit losses on loans was 254.03% at December 31, 2023 compared to 426.28% at December 31, 2022.

The allowance for credit losses reflects the estimate management believes to be appropriate to cover expected future credit losses on loans, including unfunded commitments, at the time of origination which were inherent in the portfolio at December 31, 2023 and 2022. The allowance for credit losses requires significant judgement as determination is based on the use of reasonable and supportable forecasts estimated using past loan loss experience, the nature and volume of the portfolio, information about specific borrower scenarios and estimated collateral values, economic conditions and various other factors. Effective January 1, 2023, we implemented CECL. For reporting periods before January 1, 2023, the allowance for loan losses was determined based on an incurred loss impairment model which assessed the overall appropriateness of the allowance for loan losses and included allocations for specifically identified impaired loans and loss factors for all remaining loans.

While management believes the estimates and assumptions used in the determination of the adequacy of the allowance are reasonable, such estimates and assumptions could be proven incorrect in the future, and the actual amount of future provisions may exceed the amount of past provisions, and the increase in future provisions that may be required may adversely impact our financial condition and results of operations . Furthermore, as an integral part of its examination process, the OCC will periodically review our allowance for credit losses on loans. The OCC may have judgements different than those of management, and we may determine to increase our allowance as a result of these regulatory reviews. Any material increases in the allowance for credit losses on loans may adversely affect our financial condition and results of operations.

Noninterest Income. Noninterest income totaled $973,000 for the year ended December 31, 2023, an increase of $21,000, or 2.2%, from $952,000 for the year ended December 31, 2022. The increase was primarily due to a $19,000, or 6.6% increase in the cash surrender value of the bank owned life insurance, an $18,000, or 9.7% increase in deposit service charges and fees, offset by a $12,000, or 2.8%, decrease in ATM and check card fees and a $5,000, or 9.1%, decrease in other income.

Noninterest Expense. Noninterest expense increased $288,000 or 2.8%, to $10.4 million for the year ended December 31, 2023, compared to $10.1 million for the year ended December 31, 2022. The increase was due primarily to a $101,000, or 10.4%, increase in data processing expenses (in 2022 we renegotiated our VISA contract and realized a one-time credit of $86,000), an increase in salaries and employee benefits of $23,000, or 0.4%, an increase in occupancy and equipment expense of $121,000, or 7.8%, and an increase in FDIC insurance premiums

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of $88,000, or 75.5%, offset by a $44,000, or 14.5%, decrease in advertising expense, a $20,000, or 12.2%, decrease in audit and examination fees, and a $11,000, or 6.7%, decrease in professional and legal fees.

Provision for Income Taxes. The provision for income taxes decreased by $563,000, or 79.1%, to $149,000 for the year ended December 31, 2023, compared to $712,000 for the year ended December 31, 2022. The decrease was due to a $2.7 million, or 73.9%, decrease in pretax income. The effective tax rate was 15.7% for 2023 and 19.7% for 2022.

Management of Market Risk

General. Our most significant form of market risk is interest rate risk because, as a financial institution, the majority of our assets and liabilities are sensitive to changes in interest rates. Therefore, a principal part of our operations is to manage interest rate risk and limit the exposure of our financial condition and results of operations to changes in market interest rates. All directors participate in discussions during the regular board meetings evaluating the interest rate risk inherent in our assets and liabilities, and the level of risk that is appropriate. These discussions take into consideration our business strategy, operating environment, capital, liquidity and performance objectives consistent with the policy and guidelines approved by them. The board of directors establishes policies and guidelines for managing interest rate risk.

Our asset/liability management strategy attempts to manage the impact of changes in interest rates on net interest income, our primary source of earnings. Among the techniques we are using to manage interest rate risk are:

•	maintaining capital levels that substantially exceed the thresholds for well-capitalized status under federal regulations;

•	maintaining a high liquidity level;

•	growing our core deposit accounts; and

•	managing our investment securities portfolio to reduce the average maturity and effective life of the portfolio.

By following these strategies, we believe that we are better positioned to react to increases and decreases in market interest rates.

We have not engaged in hedging activities, such as investing in futures or options. We do not anticipate entering into hedging transactions in the future.

Economic Value of Equity. We compute amounts by which the net present value of our assets and liabilities (economic value of equity or “EVE”) would change in the event of a range of assumed changes in market interest rates. This model uses a discounted cash flow analysis and an option-based pricing approach to measure the interest rate sensitivity of net portfolio value. The model estimates the economic value of each type of asset, liability and off-balance sheet contract under the assumptions that the United States Treasury yield curve increases instantaneously by 100, 200, 300 and 400 basis point increments or decreases instantaneously by 100, 200, 300 and 400 basis point increments, with changes in interest rates representing immediate and permanent, parallel shifts in the yield curve.

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The following table sets forth, as of December 31, 2023, the calculation of the estimated changes in our EVE that would result from the designated immediate changes in the United States Treasury yield curve. All estimated changes presented in the table are within the policy limits established by the board of directors.

At December 31, 2023
				EVE as a Percentage of Present Value of Assets (3)
Change in Interest	Estimated	Estimated Increase (Decrease) in EVE			Increase (Decrease)
Rates (basis points) (1)	EVE (2)	Amount	Percent	EVE Ratio (4)	(basis points)

(Dollars in thousands)
400	$29,778	$(47,115)	(61.27)%	8.63%	(968)
300	$38,902	$(37,992)	(49.41)%	10.80%	(751)
200	$50,000	$(26,893)	(34.98)%	13.23%	(508)
100	$62,564	$(14,329)	(18.64)%	15.73%	(258)
Level	$76,893	—	—%	18.31%	—
(100)	$88,994	$12,101	15.74%	20.08%	177
(200)	$99,458	$22,565	29.35%	21.27%	296
(300)	$108,255	$31,361	40.79%	22.00%	369
(400)	$116,024	$39,131	50.89%	22.42%	411

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	EVE Ratio represents EVE divided by the present value of assets.

The table above indicates that at December 31, 2023, we would have experienced a 34.98% decrease in EVE in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 29.35% increase in EVE in the event of an instantaneous 200 basis point decrease in market interest rates.

The following table sets forth, as of December 31, 2022, the calculation of the estimated changes in our EVE that would result from the designated immediate changes in the United States Treasury yield curve. All estimated changes presented in the table are within the policy limits established by the board of directors.

At December 31, 2022
				EVE as a Percentage of Present Value of Assets (3)
Change in Interest	Estimated	Estimated Increase (Decrease) in EVE			Increase (Decrease)
Rates (basis points) (1)	EVE (2)	Amount	Percent	EVE Ratio (4)	(basis points)

(Dollars in thousands)

400	$62,135	$(43,167)	(40.99)%	17.85%	(699)
300	$70,512	$(34,790)	(33.04)%	19.39%	(545)
200	$81,665	$(23,637)	(22.45)%	21.34%	(350)
100	$93,167	$(12,134)	(11.52)%	23.14%	(170)
Level	$105,301	—	—	24.84%	—
(100)	$115,515	$10,214	9.70%	25.82%	98
(200)	$124,087	$18,785	17.84%	26.29%	145
(300)	$129,019	$23,717	22.52%	26.04%	120
(400)	$132,509	$27,207	25.84%	25.54%	70

(1)	Assumes an immediate uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	EVE Ratio represents EVE divided by the present value of assets.

The table above indicates that at December 31, 2022, we would have experienced a 22.45% decrease in EVE in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 17.84% increase in EVE in the event of an instantaneous 200 basis point decrease in market interest rates.

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Change in Net Interest Income. The following table sets forth, as of December 31, 2023, the calculation of the estimated changes in our net interest income that would result from the designated immediate changes in the United States Treasury yield curve. All estimated changes presented in the table are within the policy limits established by the board of directors.

At December 31, 2023
Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
400	$5,876	(35.69)%
300	$6,688	(26.81)%
200	$7,514	(17.76)%
100	$8,331	(8.82)%
Level	$9,137	—
(100)	$9,334	2.16%
(200)	$9,351	2.34%
(300)	$9,347	2.30%
(400)	$9,372	2.57%

(1)	Assumes an immediate uniform change in interest rates at all maturities.

The table above indicates that as of December 31, 2023, we would have experienced a 17.76% decrease in net interest income in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 2.34% increase in net interest income in the event of an instantaneous 200 basis point decrease in market interest rates.

The following table sets forth, as of December 31, 2022, the calculation of the estimated changes in our net interest income that would result from the designated immediate changes in the United States Treasury yield curve. All estimated changes presented in the table are within the policy limits established by the board of directors.

At December 31, 2022
Change in Interest Rates (basis points) (1)	Net Interest Income Year 1 Forecast	Year 1 Change from Level
	(Dollars in thousands)
400	$8,476	(25.21)%
300	$9,189	(18.91)%
200	$9,931	(12.37)%
100	$10,643	(6.08)%
Level	$11,332	—
(100)	$11,331	(0.01)%
(200)	$11,154	(1.57)%
(300)	$10,937	(3.49)%
(400)	$10,914	(3.69)%

(1)	Assumes an immediate uniform change in interest rates at all maturities.

The table above indicate that at December 31, 2022, we would have experienced a 12.37% decrease in net interest income in the event of an instantaneous parallel 200 basis point increase in market interest rates and a 1.57% decrease in net interest income in the event of an instantaneous 200 basis point decrease in market interest rates.

Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurement. Modeling changes in EVE and NII require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. For instance, the EVE and NII tables presented above assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. However, the shape of the yield curve changes constantly and the value and pricing of our assets and liabilities, including our deposits, may not closely correlate with changes in market interest rates. Accordingly, although the EVE and NII tables may provide an indication of our interest rate risk exposure at a particular point in time and in the context of a particular yield curve, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on EVE and NII and will differ from actual results.

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EVE and net interest NII calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of our loans, deposits and borrowings.

Liquidity and Capital Resources

Liquidity describes our ability to meet the financial obligations that arise in the ordinary course of business. Liquidity is primarily needed to meet the borrowing and deposit withdrawal requirements of our customers and to fund current and planned expenditures. Our primary sources of funds are deposits, principal and interest payments on loans and securities, and proceeds from maturities of securities. We also have the ability to borrow from the Federal Home Loan Bank of Dallas and from two correspondent banks and, until March 11, 2024, had the ability to obtain advances under the Federal Reserve Board’s Bank Term Funding Program. Under the terms of the Bank Term Funding Program, advances cannot be obtained after March 11, 2024. At December 31, 2023, we had $4.0 million of outstanding advances from the Federal Home Loan Bank of Dallas, scheduled to mature on January 8, 2024. These advances were repaid in full at maturity without any material impact on our liquidity position. See “Business of Fifth District – Sources of Funds – Borrowings.”

While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions, and competition. Our most liquid assets are cash and short-term investments. The levels of these assets depend on our operating, financing, lending, and investing activities during any given period.

Our cash flows are comprised of three primary classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. For the year ended December 31, 2023, cash flows from operating, investing, and financing activities resulted in a net decrease in cash and cash equivalents of $730,000. Net cash provided by operating activities amounted to $796,000, primarily due to net income of $797,000. Net cash used in investing activities amounted to $6.6 million, primarily due to an increase in loans receivable, net, of $14.7 million, partially offset by proceeds from sales or maturities of available-for-sale investment securities of $10.7 million. Net cash provided by financing activities amounted to $5.1 million, primarily due to Federal Home Loan Bank advances of $4.0 million and a net increase in deposits of $1.1 million. For the year ended December 31, 2022, cash flows from operating, investing, and financing activities resulted in a net decrease in cash and cash equivalents of $3.5 million. Net cash provided by operating activities amounted to $4.0 million, primarily due to net income of $2.9 million and non-cash depreciation and amortization expense. Net cash used in investing activities amounted to $25.9 million, primarily due to purchases of available-for-sale investment securities of $15.6 million and an increase in loans receivable, net, of $25.8 million, offset by proceeds from sale or maturities of investment securities available-for-sale of $15.6 million. Net cash provided by financing activities amounted to $18.3 million, primarily due to a net increase in deposits of $19.2 million. For further information, see the statements of cash flows contained in the financial statements appearing elsewhere in this prospectus.

We believe we maintain a strong liquidity position, and are committed to maintaining it. We monitor our liquidity position on a daily basis. We anticipate that we will have sufficient funds to meet our current funding commitments. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of maturing time deposits will be retained.

At December 31, 2023, Fifth District was categorized as well-capitalized under regulatory capital guidelines. Management is not aware of any conditions or events since the most recent notification that would change our category. For further information, see note 10 of the notes to financial statements.

Off-Balance Sheet Arrangements. At December 31, 2023, we had $24.0 million of outstanding commitments to originate loans, which primarily consists of $9.4 million of remaining funds to be disbursed on construction loans in process and $12.7 million of unused balances of home equity lines of credit. At December 31, 2023, certificates of deposit that are scheduled to mature on or before December 31, 2024 totaled $34.7 million. Management expects that a substantial portion of the maturing certificates of deposit will be renewed. However, if a substantial portion of these deposits is not retained, we may raise interest rates on deposits to attract new accounts or utilize Federal Home Loan Bank of Dallas advances, which may result in higher levels of interest expense.

Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see note 1 of the notes to the financial statements appearing elsewhere in this prospectus.

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Impact of Inflation and Changing Prices

The financial statements and related data presented in this prospectus have been prepared according to GAAP which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution’s performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF FIFTH DISTRICT BANCORP

Fifth District Bancorp was incorporated in the State of Maryland on February 15, 2024, and has not engaged in any business to date. Upon completion of the conversion and stock offering, it will own all of the issued and outstanding capital stock of Fifth District. We intend to contribute at least 50% of the net proceeds from the stock offering to Fifth District. Fifth District Bancorp will retain the remainder of the net proceeds from the stock offering and use a portion of the retained net proceeds to make a loan to Fifth District’s employee stock ownership plan and contribute $250,000 in cash to the charitable foundation. In the future, we may use the net proceeds to repurchase shares of common stock, subject to our capital needs, regulatory limitations and other factors. We will invest our initial capital as discussed in “How We Intend to Use the Proceeds from the Stock Offering.”

Upon the completion of the conversion and stock offering, Fifth District Bancorp will be the savings and loan holding company of Fifth District and will be authorized to pursue other business activities permitted by applicable laws and regulations. See “Regulation and Supervision – Holding Company Regulation” for a discussion of the activities that are permitted for savings and loan holding companies.

Following the conversion and stock offering, our cash flow will depend on earnings from the investment of the net proceeds from the stock offering that we retain, and any dividends we receive from Fifth District. Fifth District is subject to regulatory limitations on the amount of dividends that it may pay. See “Regulation and Supervision – Federal Banking Regulation – Capital Distributions.”

Initially, Fifth District Bancorp will neither own nor lease any property, but will instead pay a fee to Fifth District for the use of its premises, equipment and furniture. At the present time, we intend to employ only persons who are officers of Fifth District to serve as officers of Fifth District Bancorp. However, we will periodically use the support staff of Fifth District. We will pay a fee to Fifth District for the time its employees devote to Fifth District Bancorp; however, these individuals will not be separately compensated by Fifth District Bancorp. Fifth District Bancorp may hire additional employees, as appropriate, to the extent it expands its business in the future.

BUSINESS OF FIFTH DISTRICT

General

We conduct our business from our main office and six branch offices located in the Parishes of Jefferson, Orleans, and St. Tammany. Our loan portfolio consists primarily of fixed-rate one- to four-family residential mortgage loans that we have originated. To a substantially lesser extent, we also originate construction loans, home equity loans, home equity lines of credit, land loans, and share loans (loans secured by deposit accounts at Fifth District) and purchase commercial business loans. We originate loans typically for retention in our portfolio. We intend to continue this business focus after the conversion and stock offering. We offer a variety of deposit accounts including checking accounts, money market accounts, and certificates of deposit. In addition, we offer electronic banking services including mobile banking, on-line banking, telephone banking, bill pay, and electronic funds transfer via SmartPay®. We are subject to comprehensive regulation and examination by the OCC, our primary federal regulator.

Our main office is located at 4000 General DeGaulle Drive, New Orleans, Louisiana 70114, and the telephone number at that address is (504) 362-7544. Our website address is www.fifthdistrict.com. Information on our website is not incorporated into this prospectus and should not be considered part of this prospectus.

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Market Area

We consider the New Orleans-Metairie Metropolitan Statistical Area (MSA) to be our primary market area for originating loans and gathering deposits. Our offices are located in the Parishes of Jefferson, Orleans and St. Tammany, which are part of the New Orleans-Metairie MSA. According to published statistics, the New Orleans-Metairie MSA has a population of approximately 1.3 million, with Jefferson, Orleans, and St. Tammany Parishes having populations of approximately 426,000, 370,000 and 273,000, respectively.

According to published statistics, the 2020-2022 estimated population growth rate for Jefferson, Orleans, and St. Tammany Parishes are negative 3.4%, negative 3.7%, and positive 3.3%, respectively, compared to negative 1.5% statewide and positive 0.5% nationwide. Estimated 2023 median household income for Jefferson, Orleans, and St. Tammany Parishes are approximately $63,300, $37,000 and $40,400, respectively, compared to $57,900 statewide and $75,100 nationwide. Estimated 2023 per capita income for Jefferson, Orleans, and St. Tammany Parishes are $35,700, $37,000 and $40,400, respectively, compared to $33,000 statewide and $41,300 nationwide. The December 2023 unemployment rate for Jefferson, Orleans, and St. Tammany Parishes were 3.3%, 4.2% and 3.2%, respectively, compared to 3.5% statewide and 3.7% nationwide.

Competition

We face strong competition within our primary market area both in making loans and attracting retail deposits. Our market area includes large money center and regional banks, community banks and savings institutions, and credit unions. We also face competition for loans from mortgage banking firms, consumer finance companies, credit unions, and fintech companies and, with for deposits, from money market funds, brokerage firms, mutual funds and insurance companies. At June 30, 2023 (the most recent date for which Federal Deposit Insurance Corporation, referred to as the “FDIC” throughout this prospectus, is publicly available), we were ranked 12th among the 23 FDIC-insured financial institutions with offices in Jefferson Parish, with a deposit market share of 1.52%; 10th among the 21 FDIC-insured financial institutions with offices in Orleans Parish, with a deposit market share of 0.69%; and 22nd among the 27 FDIC-insured financial institutions with offices in St. Tammany Parish, with a deposit market share of 0.35%. Our ability to compete our primary market area does not depend on any existing relationships.

Lending Activities

General. Our loan portfolio consists primarily of fixed-rate one-to four-family residential mortgage loans. To a substantially lesser extent, we also originate construction loans, home equity loans, home equity lines of credit, land loans, and share loans (loans secured by deposit accounts at Fifth District) and purchase commercial business loans. We typically retain in our portfolio the loans we originate.

We participated in the Paycheck Protection Program (“PPP”) administered by the U.S. Small Business Administration. At December 31, 2023, there were no PPP loans outstanding.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan at the dates indicated. There were no loans held for sale at any date indicated.

	At December 31,
	2023		2022
	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$337,056	91.83%	$322,737	91.55%
Construction and land development	8,128	2.21	14,584	4.14
Commercial and industrial loans	12,403	3.38	5,927	1.68
Home equity loans and lines of credit	8,550	2.33	8,326	2.36
Consumer loans	913	0.25	935	0.27
	367,050	100.0%	352,509	100.0%
Less:
Allowance for credit losses	(2,802)		(3,253)
Deferred loan costs	790		749
Loans receivable, net	$365,038		$350,005

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Contractual Maturities. The following table sets forth the contractual maturities of our total loan portfolio at December 31, 2023. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. Because the tables present contractual maturities and do not reflect repricing or the effect of prepayments, actual maturities may differ.

	One- to Four-Family Residential Real Estate	Construction and Land Development	Commercial and Industrial	Home Equity Loans and Lines of Credit	Consumer	Total

	(In thousands)
Amounts due in:
One year or less	$41	$4,695	$—	$64	$12	$4,812
After one year through two years	354	—	—	524	—	878
After two years through three years	231	—	99	490	—	820
After three years through five years	1,011	27	208	1,001	—	2,247
After five years through 10 years	13,818	233	9,384	6,105	—	29,540
After 10 years through 15 years	34,634	46	2,597	366	—	37,643
After 15 years	286,967	3,127	115	—	901	291,110
Total	$337,056	$8,128	$12,403	$8,550	$913	$367,050

The following table sets forth our fixed and adjustable-rate loans at December 31, 2023 that are contractually due after December 31, 2024.

	Due After December 31, 2024
	Fixed	Adjustable	Total

	(In thousands)
Real estate loans:
One- to four-family residential	$337,015	$—	$337,015
Construction and land development	3,433	—	3,433
Commercial and industrial loans	11,019	1,384	12,403
Home equity loans and lines of credit	—	8,486	8,486
Consumer loans	901	—	901
Total loans	$352,368	$9,870	$362,238

One- to Four-Family Residential Mortgage Lending. At December 31, 2023, one-to four-family residential mortgage loans totaled $337.1 million, or 91.8% of total loans. Our one- to four-family residential real estate loans are primarily secured by owner-occupied properties located in our primary market area. At December 31, 2023, one-to four-family residential mortgage loans secured by non-owner occupied properties totaled $9.5 million.

Our one- to four-family residential real estate loans are generally underwritten to secondary market guidelines. We do not offer adjustable rate residential mortgage loans. We offer fixed-rate residential mortgage loans for 10-year, 15-year and 30-year terms. The interest rate is determined primarily by reference to market conditions and competitive factors. We generally limit the loan-to-value ratios of our residential mortgage loans to 80% (97% with private mortgage insurance) of the purchase price or appraised value, whichever is lower.

We do not offer “interest only” residential mortgage loans, where the borrower pays interest for an initial period, after which the loan converts to a fully amortizing loan. We also do not offer loans that provide for negative amortization of principal, such as “Option ARM” loans, where the borrower can pay less than the interest owed on the loan, resulting in an increased principal balance during the life of the loan. We do not currently offer “subprime loans” on one- to four-family residential real estate loans (i.e., generally loans to borrowers with credit scores less than 620).

Construction and Land Development Loans. At December 31, 2023, construction and land development loans totaled $8.1 million, or 2.1% of total loans, of which $1.4 million were land loans. We make residential construction loans, primarily to individuals for the construction of their primary residences and who typically use contractors and single-family home builders with whom we have an established relationship and satisfactory history. Our residential construction loans are structured as construction/permanent loans where after a 12-month

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construction period the loan converts to a permanent one-to four-family residential mortgage loan. The construction/permanent loan involves one loan closing, saving the borrower the cost of two closings. The interest rate is locked-in at origination and remains fixed throughout the entire term of the construction/permanent loan. Our residential construction loans are underwritten to the same guidelines for permanent residential mortgage loans. At December 31, 2023, our largest residential construction loan amounted to $1.1 million, none of which had been disbursed.

We have not made commercial construction loans or speculative residential construction loans, which are construction loans to a builder where there is not a contract in place for the purchase of the home at the time the construction loan is originated. In the future, we may consider making commercial construction loans or speculative construction loans, or both, consistent with our loan policies should opportunities arise.

Residential construction loans generally can be made with a maximum loan-to-value ratio of 80% of the estimated appraised market value upon completion of the project. Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser. We also generally require inspections of the property before disbursements of funds during the term of the construction loan. Property inspections are performed by one of our directors, H. Greg Abry, who has substantial experience in the construction and real estate industries.

We also make a limited amount of land development loans to complement our construction lending activities. Land development loans are generally secured by lots that will be used for residential development. At December 31, 2023, our largest land loan had an outstanding balance of $161,000 and it was performing according to its original terms.

Commercial and Industrial Loans. At December 31, 2023, commercial and industrial loans totaled $12.4 million, or 3.4% of total loans. Substantially all of these loans are purchased loans, as discussed below.

When making commercial loans, we consider the financial statements of the borrower, our lending history with the borrower, the debt service capabilities and global cash flows of the borrower and other guarantors, the projected cash flows of the business and the value of any collateral.

We are part of a network of community banks nationwide that purchase commercial and industrial loans from Bankers Healthcare Group, LLC (BHG). As of December 31, 2023, the aggregate balance of BHG purchased loans totaled $12.2 million. We have an internal policy of limiting the aggregate balance of BHG purchased loans to 15% of capital. BHG originates loans nationwide to licensed or unlicensed or otherwise skilled business professionals for business development, practice improvement, debt consolidation, working capital, equipment purchases, and, occasionally, business purchases. BHG typically originates loans at fixed interest rates and without a prepayment penalty provision. BHG underwrites and funds the loans, which are typically secured by a Uniform Commercial Code blanket lien on the borrowers’ business assets. When we purchase a loan from BHG, we purchase 100% of the loan and BHG establishes a reserve deposit account with us equal to 3% of the loan balance and we remit 97% of the loan balance to BHG. We also become an additional secured party to the loan. The borrower services the loan by authorizing us to withdraw funds electronically from the borrower’s deposit account established at the borrower’s financial institution. If a loan becomes delinquent, BHG handles all collection activity and bears all associated costs. During the delinquency period, we withdraw from the reserve deposit account to service the loan. When a delinquent payment is collected, the collected funds are used to replenish the reserve deposit account. If a loan becomes 90 days delinquent, BHG typically replaces the delinquent loan with a performing loan of equal or greater balance (although this is not a contractual obligation of BHG). We estimate that the typical loan purchased from BHG has an outstanding balance of approximately $120,000 and a maximum term of 12 years at the time of purchase. As of December 31, 2023, no BHG purchased loans were delinquent. At December 31, 2023, our largest BHG purchased loan totaled $387,000 and it was performing according to its original terms.

We also purchase from third party originators or investors the fully guaranteed portion of commercial and industrial loans that are guaranteed by U.S. government agencies, such as the U.S. Department of Agriculture and the U.S. Small Business Administration, among others. As of December 31, 2023, these purchased loans totaled $1.4 million.

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Home Equity Loans and Lines of Credit. At December 31, 2023, home equity loans and lines of credit totaled $8.6 million, or 2.3% of total loans. Home equity loans are generally fixed-rate loans for terms of five or 10 years. Home equity lines of credit generally provide for a 10-year draw period with an 15-year payback period. The interest rate for home equity lines of credit are based on the prime rate, with a floor rate of 4.25% and an annual lifetime ceiling rate of 18%. The loan to value ratio for home equity loans and lines of credit is generally up to 80%, taking into account any superior mortgage on the collateral property.

Consumer Loans. At December 31, 2023, consumer loans totaled $913,000, or 0.3% of total loans, all of which were share loans. Share loans are loans fully secured by a deposit account at Fifth District. We do not originate automobile loans and other similar type consumer loans.

Loan Underwriting Risks

One- to Four-Family Residential Mortgage Loans. Our one- to four-family residential loans are generally made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and on the appraised value of the underlying real estate. One- to four-family residential mortgage lending is generally sensitive to regional and local economic conditions, particularly the level of unemployment, that significantly impact the ability of borrowers to meet their loan payment obligations, making loss levels difficult to predict. Declines in real estate values could cause some of our residential mortgages to become inadequately collateralized, which could expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral.

Construction and Land Development Loans. Our construction loans are based upon estimates of costs and values associated with the completed project. Underwriting is focused on the borrowers’ financial strength, credit history and demonstrated ability to service the debt.

Construction lending involves additional risks when compared with permanent mortgage lending because funds are advanced upon the security of the project, which is of uncertain value before its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. If the appraised value of a completed project proves to be overstated, the loan may be inadequately secured and we may incur a loss. Land development loans have substantially similar risks with respect to estimating the market value of the collateral property.

Commercial and Industrial Loans. Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flows of the borrower’s business, and the collateral securing these loans may fluctuate in value. Our commercial loans are originated primarily based on the identified cash flows of the borrower and secondarily on the underlying collateral provided by the borrower. Collateral for commercial loans typically consists of equipment, accounts receivable, or inventory. Credit support provided by the borrower for most of these loans is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself.

Loan Originations, Purchases and Sales

We originate loans through employee marketing and advertising efforts, our existing customer base, walk-in customers and referrals from customers.

As discussed under “Business of Fifth District — Lending Activities – Commercial and Industrial Loans,” we purchase loans from Bankers Healthcare Group, LLC and purchase the fully guaranteed portions of U.S. government agency loans from other banks and investors. Although we have not purchased participation interest in loans originated by other banks, after the completion of the conversion and stock offering we may seek to purchase participation interests from other financial institutions located in our market area.

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We typically do not sell the loans we originate, but retain them in our loan portfolio and do not sell the servicing rights.

Loan Approval Procedures and Authority

Our lending is subject to written, non-discriminatory underwriting standards and origination procedures. Decisions on loan applications are made on the basis of detailed applications submitted by the prospective borrower and property valuations. Our policies require that for all real estate loans that we originate, property valuations must be performed by outside independent state-licensed appraisers approved by our board of directors. The loan applications are designed primarily to determine the borrower’s ability to repay the requested loan, and the more significant items on the application are verified through use of credit reports, financial statements and tax returns.

By law, the aggregate amount of loans that we are permitted to make to any one borrower or a group of related borrowers is generally limited to 15% of Fifth District’s unimpaired capital and surplus (25% if the amount in excess of 15% is secured by “readily marketable collateral” or 30% for certain residential development loans). At December 31, 2023, our largest credit relationship to one borrower had an outstanding balance of $1.8 million and is secured by three one- to four-family residences. At December 31, 2023, this loan was performing according to its original terms.

Generally, all loans are submitted to Fifth District’s board of directors for review and disposition. In limited instances when a decision is needed on a loan application before it may be presented to the board of directors, the Vice President of Lending may act on the application and, if approval is granted, authorize funds disbursement provided that the loan meets all loan policy criteria, without exception. For loans over $1.0 million, the Vice President of Lending, together with the senior management team, may act on the application and, if approval is granted, authorize funds disbursement provided that the loan meets all loan policy criteria, without exception. In all cases, the loan is also presented to the board of directors at its next meeting. The board of directors typically meets bi-monthly.

Generally, we require property and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. In addition, we generally request an escrow for flood insurance (where appropriate) and an escrow for property taxes and insurance. We allow borrowers to pay their own taxes and property and casualty insurance as long as proof of payment is provided.

Delinquencies, Classified Assets and Nonperforming Assets

Delinquency Procedures. When a borrower becomes 15 days past due on a loan, we send the borrower a late notice. Delinquency letters are mailed to borrowers at delinquency intervals of 30 and 60 days. Loans are generally placed on non-accrual status when 90 days delinquent. If a loan becomes 90 days delinquent, a letter is sent to the borrower informing the borrower that the entire balance of the loan is due and payable and that if payment is not received or satisfactory arrangements have not been made with Fifth District, within 10 days, the account will be forwarded to our attorney for collection. If the borrower does not respond, we generally initiate foreclosure proceedings when the loan is 120 days past due. If the loan is reinstated, foreclosure proceedings will be discontinued and the borrower will be permitted to continue to make payments. In certain instances, we may modify the loan or grant a limited exemption from loan payments to allow the borrower to reorganize their financial affairs. All delinquent loans are reported to the board of directors monthly.

When we acquire real estate as a result of foreclosure or by deed in lieu of foreclosure, the real estate is classified as other real estate owned until it is sold. The real estate is recorded at estimated fair value at the date of acquisition, less estimated costs to sell, and any write-down resulting from the acquisition is charged to the allowance for credit losses. Subsequent decreases in the value of the property are charged to operations. After acquisition, all costs in maintaining the property are expensed as incurred. Costs relating to the development and improvement of the property, however, are capitalized to the extent of estimated fair value less estimated costs to sell. At December 31, 2023, we had $42,000 of real estate acquired as a result of foreclosure or by deed in lieu of foreclosure.

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Modifications Made to Borrowers Experiencing Financial Difficulty. We occasionally modify loans to extend the term or make other concessions to help a borrower stay current on his or her loan and to avoid foreclosure. We consider modifications only after analyzing the borrower’s current repayment capacity, evaluating the strength of any guarantors based on documented current financial information, and assessing the current value of any collateral pledged. We generally do not forgive principal or interest on loans, but may do so if it is in our best interest and increases the likelihood that we can collect the remaining principal balance. We may modify the terms of loans to lower interest rates (which may be at below market rates), to provide for fixed interest rates on loans where fixed rates are otherwise not available, to provide for longer amortization schedules, or to provide for interest-only terms. These modifications are made only when a workout plan has been agreed to by the borrower that we believe is reasonable and attainable and in our best interests. At December 31, 2023, we had no modified loans.

Delinquent Loans. The following table sets forth our loan delinquencies (including non-accrual loans), by type and amount, at the dates indicated.

	At December 31,
	2023			2022
	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or More Past Due

	(In thousands)
Real estate loans:
One- to four-family residential	$2,655	$1,524	$1,103	$1,918	$480	$763
Construction and land development	—	—	—	—	—	—
Commercial and industrial loans	—	—	—	—	—	—
Home equity loans and lines of credit	—	4	—	57	—	—
Consumer loans	33	—	—	26	—	—
Total	$2,688	$1,528	$1,103	$2,001	$480	$763

Non-Performing Assets. The following table sets forth information regarding our non-performing assets at the dates indicated. There were no non-accruing loans made to borrowers experiencing financial difficulty as of December 31, 2023 or troubled debt restructurings as of December 31, 2022 included in non-accrual loans.

	At December 31,
	2023	2022

	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$153	$763
Construction and land development	—	—
Commercial and industrial loans	—	—
Home equity loans and lines of credit	—	—
Consumer loans	—	—
Total non-accrual loans	$153	$763
Accruing loans past due 90 days or more	950	—
Real estate owned:
One- to four-family residential	—	—
Construction and land development	42	—
Total real estate owned	42	—
Total non-performing assets	$1,145	$763
Total non-performing loans to total loans	0.30%	0.22%
Total non-accruing loans to total loans	0.04%	0.22%
Total non-performing assets to total assets	0.24%	0.16%

Classified Assets. Federal regulations provide that loans and other assets of lesser quality should be classified at the time the asset exhibits unacceptable risk. Although not the exclusive factor, all loans which are 90 or more days delinquent will be classified “substandard.” Assets classified as “substandard” are inadequately protected by the collateral pledged or the current net worth and paying capacity of the obligor. “Substandard” assets include those characterized by the “distinct possibility that the insured institution will sustain “some loss” if the deficiencies are not corrected.” Assets that do not warrant adverse classification but do possess credit deficiencies

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or potential weaknesses deserving management’s close attention shall be designated “special mention.” Special mention risk could weaken the asset and increase risk in the future, if not corrected.

When an insured institution classifies problem assets as substandard, it may establish general allowances in an amount deemed prudent by management to cover losses that were both probable and reasonable to estimate. General allowances represent allowances which have been established to cover accrued losses associated with lending activities that were both probable and reasonable to estimate, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as “loss,” it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge-off such amount. An institution’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the regulatory authorities, which may require the establishment of additional general or specific allowances.

In connection with the filing of our periodic regulatory reports and according to our classification of assets policy, we regularly review the problem loans in our portfolio to determine whether any loans require classification according to applicable regulations. If a problem loan deteriorates in asset quality, the classification is changed to “substandard” or “loss” depending on the circumstances and the evaluation. Generally, loans 90 days or more past due are placed on nonaccrual status and classified “substandard.”

Our classified and special mention assets at the dates indicated were as follows:

	At December 31,
	2023	2022

	(In thousands)
Substandard assets	$153	$993
Total classified assets	$153	$993

Special mention assets	$2,690	$1,374
Foreclosed real estate and other repossessed assets	$42	$—

Other Loans of Concern. At December 31, 2023, except for loans included in the above table, there were no other loans of concern for which we had information about possible credit problems of borrowers that caused us to have serious doubts about the ability of the borrowers to comply with present loan repayment terms and that may result in disclosure of such loans in the future.

Allowance for Credit Losses

Effective January 1, 2023, ASC 326, Financial Instruments – Credit Losses, became effective for Fifth District and other financial institutions. This standard replaced the incurred loss methodology for most financial assets that are measured at amortized cost, including off-balance sheet credit exposures, with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology. The adoption of CECL had no effect on our allowance for credit losses on loans as of January 1, 2023, due to immateriality.

The allowance for credit losses represents management’s estimate of lifetime credit losses on loans, including unfunded commitments, as of the reporting date. Management uses relevant available information, from both internal and external sources, related to historical experience, current conditions and reasonable and supportable forecasts. Expected credit losses are measured on a pool basis when similar risk characteristics exist by applying a loss rate based on historical data to each loan pool over the estimated remaining life of the loan pool. The loss rate is adjusted for qualitative risk factors that are likely to cause estimated credit losses to differ from historical experience, including adjustments for lending management experience and risk tolerance, loan review and audit results, asset quality and portfolio trends, loan portfolio growth, industry concentrations, trends in underlying collateral, external factors and other economic conditions. Loans that do not share risk characteristics are measured on an individual basis. When a borrower is experiencing financial difficulty and repayment is expected to be provided through the operation or sale of the collateral, the expected credit loss is based on the fair value of collateral at the reporting date, adjusted for costs to sell. The allowance is increased by a provision for credit losses,

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which is charged to expense and reduced by full and partial charge-offs, net of recoveries. Changes in the allowance relating to individually evaluated loans are charged or credited to the provision for credit losses.

The determination of the allowance for credit losses is complex and requires extensive judgement by management regarding matters that are inherently uncertain. Factors influencing the allowance for credit losses include, but are not limited to, loan volume, loan asset quality, delinquency and nonperforming loan trends, historical credit losses, economic and forecasted data. Changes in factors used in evaluating the overall loan portfolio may result in significant changes in the allowance for credit losses and it is reasonably possible that management’s estimate of probable credit losses inherent in the loan portfolio and the related allowance may change materially in the near-term.

We have identified material weaknesses in our internal control over financial reporting with respect to our allowance for credit losses that existed as of December 31, 2023 and 2022. For further information, see “Risk Factors – Risks Related to Accounting Matters – We have identified material weaknesses in our internal control over financial reporting with respect to our allowance for credit losses. If we are unable to remediate them, or if we identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, we may be unable to accurately or timely report our financial condition or results of operations, which may adversely affect our business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Internal Control Over Financial Reporting.”

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The following table sets forth activity in our allowance for loan losses for the periods indicated.

	At or For the Years Ended December 31,
	2023	2022

	(Dollars in thousands)
Allowance for credit losses on loans at beginning of period	$3,253	$3,249
Recovery of credit losses on loans	(451)	—
Charge-offs:
Real estate loans:
One- to four-family residential	—	4
Construction and land development	—	—
Commercial and industrial loans	—	—
Home equity loans and lines of credit	—	—
Consumer loans	—	—
Total charge-offs	—	4

Recoveries:
Real estate loans:
One- to four-family residential	—	8
Construction and land development	—	—
Commercial and industrial loans	—	—
Home equity loans and lines of credit	—	—
Consumer loans	—	—
Total recoveries	—	8

Net (charge-offs) recoveries	—	4

Allowance for credit losses on loans at end of period	$2,802	$3,253

Allowance for credit losses on unfunded commitments at beginning of period	—	—
Provision for credit losses on unfunded commitments	125	—
Allowance for credit losses on unfunded commitments at end of period	125	—
Total allowance for credit losses	$$2,927	$3,253

Allowance for credit losses on loans as a percentage of non-performing loans at end of period	254.03%	426.28%
Allowance for credit losses on loans as a percentage of total loans outstanding at end of period	0.76%	0.92%
Net (charge-offs) recoveries as a percentage of average loans outstanding during period	—%	—%

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Allocation of Allowance for Credit Losses. The following tables set forth the allowance for credit losses on loans allocated by loan category and the percent of the allowance in each category to the total allocated allowance at the dates indicated. The allowance for credit losses on loans allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At December 31,
	2023			2022
	Allowance for Credit Losses on Loans	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans	Allowance for Credit Losses on Loans	Percent of Allowance in Each Category to Total Allocated Allowance	Percent of Loans in Each Category to Total Loans

	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$2,554	91.94%	91.83%	$2,738	95.30%	91.55%
Construction and land development	32	1.15	2.21	73	2.54	4.14
Commercial and industrial loans	126	4.54	3.38	2	0.07	1.68
Home equity loans and lines of credit	57	2.05	2.33	60	2.09	2.36
Consumer loans	9	0.32	0.25	—	—	0.27
Total allocated allowance	$2,778	100.00%	100.00%	$2,873	100.00%	100.00%
Unallocated allowance	24			380
Total allowance on loans	$2,802			$3,253

Although we believe that we use the best information available to establish the allowance for credit losses, future adjustments to the allowance for credit losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Because future events affecting borrowers and collateral cannot be predicted with certainty, the existing allowance for credit losses may not be adequate and management may determine that increases in the allowance are necessary if the quality of any portion of our loan portfolio deteriorates as a result. Furthermore, as an integral part of its examination process, the OCC will periodically review our allowance for credit losses and may have judgments that differ from our management, and as a result of such reviews, we may determine to adjust our allowance for credit losses. However, the OCC is not directly involved in the process for establishing the allowance for credit losses as the process is our responsibility and any increase or decrease in the allowance for credit losses is the responsibility of our management. Any material increase in the allowance for credit losses may adversely affect our financial condition and results of operations.

Investment Activities

General. The goal of our investment policy is to maximize portfolio yield over the long term in a manner that is consistent with minimizing risk, meeting liquidity needs, meeting pledging requirements, and managing asset/liability management and interest rate risk strategies. Subject to loan demand and our interest rate risk analysis, we will increase our investment securities portfolio when we have excess liquidity.

Our investment policy was adopted by the board of directors and is reviewed annually by the board of directors. All investment decisions are made by our President (or, in the President’s absence, by our Senior Vice President of Administration and Operations and by our Chief Financial Officer) according to board-approved policies. An investment schedule detailing the investment portfolio is reviewed at least monthly by the board of directors.

Our current investment policy permits, with certain limitations, investments in federal funds, U.S. Treasury and federal agency securities, securities issued by the U.S. government-sponsored enterprises (including mortgage-backed securities), interest-bearing time deposits of the Federal Home Loan Bank of Dallas, among other investments.

At December 31, 2023, our investment securities portfolio consisted of U.S. government agency securities, mortgage-backed securities issued by U.S. government-sponsored enterprises, and collateralized mortgage

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obligations. At December 31, 2023, we also owned $531,000 of Federal Home Loan Bank of Dallas stock. As a member of Federal Home Loan Bank of Dallas, we are required to purchase stock in the Federal Home Loan Bank of Dallas, which is carried at cost and classified as a restricted investment. At December 31, 2023, we also owned $350,000 of First National Bankers Bank stock, which is carried at cost and classified as a restricted investment.

For additional information regarding our investment securities portfolio, see note 2 of the notes to financial statements.

Sources of Funds

General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. We may also use borrowings to supplement cash flow needs, lengthen the maturities of liabilities for interest rate risk purposes and to manage the cost of funds. In addition, we receive funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. Our deposits are generated primarily from our primary market area. We offer a selection of deposit accounts, including savings accounts, checking accounts, certificates of deposit and individual retirement accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. We rely upon personalized customer service, long-standing relationships with customers, and our favorable reputation in the community to attract and retain local deposits. We also seek to obtain deposits from our commercial loan customers.

The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

The following table sets forth the distribution of total deposits, by account type, at the dates indicated.

	At December 31,
	2023			2022
	Amount	Percent	Average Rate	Amount	Percent	Average Rate

	(Dollars in thousands)
Savings accounts	$84,603	21.69%	0.11%	$103,310	26.56%	0.06%
NOW accounts	50,836	13.04	0.03	57,039	14.67	0.02
Money market accounts	26,417	6.77	0.69	42,094	10.82	0.40
Certificates of deposit	228,147	58.50	2.60	186,500	47.95	0.73
Total	$390,003	100.00%		$388,943	100.00%

At December 31, 2023 and December 31, 2022, the aggregate amount of all uninsured deposits (deposits in excess of the Federal Deposit Insurance limit of $250,000) was $60.6 million and $60.7 million, respectively.

At December 31, 2023 and December 31, 2022, the aggregate amount of all uninsured certificates of deposit was $42.2 million and $29.4 million, respectively.

At December 31, 2023 and December 31, 2022, we had no deposits that were uninsured for any reason other than being in excess of the Federal Deposit Insurance Corporation limit.

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The following table sets forth, by time remaining until maturity, the uninsured time deposits at December 31, 2023.

At December 31, 2023
(In thousands)
Maturity Period:
Three months or less	$1,043
Over three months through 6 months	3,921
Over six months through 12 months	29,700
Over 12 months	7,561
Total	$42,225

Borrowings. We may obtain advances from the Federal Home Loan Bank of Dallas upon the security of our capital stock in it and our one- to four-family residential real estate portfolio. We may utilize these advances for asset/liability management purposes and for additional funding for our operations. Advances may be made under several different credit programs, each of which has its own interest rate and range of maturities. At December 31, 2023, we had $4.0 million in outstanding advances. At December 31, 2023, based on available collateral and our ownership of Federal Home Loan Bank of Dallas common stock, we had access to up to $166.0 million of advances. For further information, see note 8 of the notes to financial statements.

At December 31, 2023, we also had a $27.2 million credit facility and a $15.0 million credit facility with two correspondent banks, with no outstanding balance under either facility at that date.

At December 31, 2023, we also had the ability to borrow under the Federal Reserve Board’s Bank Term Funding Program. The amount we may borrow is based on the value of eligible assets that would pledge against the borrowings. At December 31, 2023, we had not pledged any assets to obtain borrowings under this credit facility. The Bank Term Funding Program will expire on March 11, 2024.

Properties

At December 31, 2023, the net book value of our properties (including land, buildings and improvements, and furniture and fixtures) was $12.5 million. The following table sets forth information regarding our offices at December 31, 2023.

Location	Leased or Owned	Year Acquired	Approximate Square Footage
Main Office:
4000 General DeGaulle Drive New Orleans, LA 70114 Orleans Parish	Owned	1971	5,000

Branch Offices:
850 Avenue D Marrero, LA 70072 Jefferson Parish	Owned	2024	3,500

2476 Barataria Boulevard Marrero, LA 70072 Jefferson Parish	Owned	1979	2,400

1317 Westbank Expressway Westwego, LA 70094 Jefferson Parish	Owned	1981	2,840

4526 W. Esplanade Avenue Metairie, LA 70006 Jefferson Parish	Owned	2007	2,500

69285 Highway 21 Covington, LA 70433 St. Tammany Parish	Owned	2018	4,000

425 Harrison Avenue, Suite 1100 New Orleans, LA 70124 Orleans Parish	Owned	2020	1,600

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Each location has an ATM and a drive-thru. We believe that our current facilities are adequate to meet our present and foreseeable needs. We currently do not have any current plans or understandings to expand our office network.

Subsidiary Activities

Upon completion of the conversion and stock offering, Fifth District will become the sole and wholly-owned subsidiary of Fifth District Bancorp. Fifth District has no subsidiaries.

Legal Proceedings

We are not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business. At December 31, 2023, we were not involved in any legal proceedings, the outcome of which we believe would be material to our financial condition or results of operations.

Expense and Tax Allocation Agreements

Upon the completion of the conversion and stock offering, Fifth District and Fifth District Bancorp will enter into an agreement for Fifth District to provide Fifth District Bancorp with certain administrative support services, including use of the premises, furniture, equipment and employees of Fifth District as needed in the conduct of Fifth District Bancorp’s business. Fifth District Bancorp will compensate Fifth District in an amount not less than the fair market value of the services provided. In addition, upon the consummation of the conversion and stock offering, Fifth District Bancorp and Fifth District will enter into an agreement to establish a method for allocating and reimbursing the payment of their consolidated federal and state tax liabilities and any local tax liabilities.

Employees

At December 31, 2023, we had 64 full-time employees and one part-time employee. Our employees are not represented by a collective bargaining group. Management believes that we have a good working relationship with our employees.

REGULATION AND SUPERVISION

General

As a federal savings association (the term “savings association” includes a federal savings bank), Fifth District is subject to examination and regulation by the OCC, and is also subject to examination by the FDIC. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the FDIC’s deposit insurance fund and depositors, and not for the protection of security holders. Fifth District also is a member of and owns stock in the Federal Home Loan Bank of Dallas, one of the 11 regional banks in the Federal Home Loan Bank System.

Under this system of regulation, the regulatory authorities have extensive discretion in connection with their supervisory, enforcement, rulemaking and examination activities and policies, including rules or policies that: establish minimum capital levels; restrict the timing and amount of dividend payments; govern the classification of assets; determine the adequacy of loan loss reserves for regulatory purposes; and establish the timing and amounts of assessments and fees. Moreover, as part of their examination authority, the banking regulators assign numerical ratings to banks and savings institutions relating to capital, asset quality, management, liquidity, earnings and other factors. The receipt of a less than satisfactory rating in one or more categories may result in enforcement action by the banking regulators against a financial institution. A less than satisfactory rating may also prevent a financial institution, such as Fifth District or its holding company, from obtaining necessary regulatory approvals to access the capital markets, pay dividends, acquire other financial institutions or establish new branches.

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In addition, we must comply with significant anti-money laundering and anti-terrorism laws and regulations, Community Reinvestment Act laws and regulations, and fair lending laws and regulations. Government agencies have the authority to impose monetary penalties and other sanctions on institutions that fail to comply with these laws and regulations, which could significantly affect our business activities, including our ability to acquire other financial institutions or expand our branch network.

Following the conversion and stock offering, Fifth District Bancorp will be a savings and loan holding company and will be required to comply with the rules and regulations of the Federal Reserve Board. It will be required to file certain reports with the Federal Reserve Board and will be subject to examination by the enforcement authority of the Federal Reserve Board. It will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Any change in applicable laws or regulations, whether by the OCC, the FDIC, the Federal Reserve Board, the Securities and Exchange Commission or Congress, could have a material adverse impact on the operations and financial performance of Fifth District Bancorp and Fifth District.

Set forth below is a brief description of material regulatory requirements that are or will be applicable to Fifth District and Fifth District Bancorp. The description is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on Fifth District and Fifth District Bancorp.

Federal Banking Regulation

Business Activities. A federal association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and applicable federal regulations. Under these laws and regulations, Fifth District may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. Fifth District may also establish subsidiaries that may engage in certain activities not otherwise permissible for Fifth District to engage in directly, including real estate investment and securities and insurance brokerage.

Capital Requirements. Federal regulations require federally insured depository institutions to meet several minimum capital standards: a common equity Tier 1 capital to risk-weighted assets ratio of 4.5%, a Tier 1 capital to risk-weighted assets ratio of 6.0%, a total capital to risk-weighted assets of 8.0%, and a 4.0% Tier 1 capital to adjusted average total assets leverage ratio.

Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for credit losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that have exercised an opt-out election regarding the treatment of Accumulated Other Comprehensive Income (Loss), referred to as “AOCI” throughout this prospectus, up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Institutions that have not exercised the AOCI opt-out have AOCI incorporated into common equity Tier 1 capital (including unrealized gains and losses on available-for-sale-securities). Fifth District exercised its AOCI opt-out election. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. For example, a risk weight of 0% is assigned to cash and U.S. government securities, a risk weight of 50% is generally assigned to prudently underwritten first lien one- to four-family residential real estate loans, a risk weight of 100% is

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assigned to commercial and consumer loans, a risk weight of 150% is assigned to certain past due loans and a risk weight of between 0% to 600% is assigned to permissible equity interests, depending on certain specified factors.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted assets above the amount necessary to meet its minimum risk-based capital requirements. The capital conservation buffer requirement was phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increasing each year until fully implemented at 2.5% of risk-weighted assets on January 1, 2019.

The federal banking agencies have developed a “Community Bank Leverage Ratio (CBLR)” (the ratio of Tier 1 capital to average total consolidated assets) for financial institutions with assets of less than $10 billion that meet certain qualifying criteria. A “qualifying community bank” that exceeds this ratio is deemed compliant with all other capital requirements, including the capital requirements to be considered “well capitalized” under Prompt Corrective Action statutes. The federal banking agencies may consider a financial institution’s risk profile when evaluating whether it qualifies as a community bank for purposes of the capital ratio requirement. The federal banking agencies must set the minimum CBLR ratio at not less than 8% and not more than 10%, and since January 1, 2022, it is set at 9%. Fifth District has not elected to subject itself to the CBLR framework.

Loans-to-One Borrower. Generally, a federal savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. At December 31, 2023, Fifth District complied with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings association, Fifth District must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, it must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings association, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business.

Fifth District also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code of 1986, as amended. This test generally requires a savings association to have at least 75% of its deposits held by the public and earn at least 25% of its income from loans and U.S. government obligations. Alternatively, a savings association can satisfy this test by maintaining at least 60% of its assets in cash, real estate loans and U.S. Government or state obligations.

A savings association that fails the qualified thrift lender test must operate under specified restrictions set forth in the Home Owners’ Loan Act. The Dodd-Frank Act made noncompliance with the QTL test subject to agency enforcement action for a violation of law. At December 31, 2023, Fifth District complied with the qualified thrift lender test, with a percentage of qualified thrift investments to total assets of approximately 94.3%.

Capital Distributions. Federal regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to its capital account. A federal savings association must file an application with the OCC for approval of a capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus its retained net income for the preceding two years;

•	the savings association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or regulatory condition; or

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•	the savings association is not eligible for expedited treatment of its filings, generally due to an unsatisfactory CAMELS rating or being subject to a cease and desist order or formal written agreement that requires action to improve the institution’s financial condition.

Even if an application is not otherwise required, every savings association that is a subsidiary of a savings and loan holding company, such as Fifth District will be upon the consummation of the conversion and stock offering, must still file a notice with the Federal Reserve Board at least 30 days before the board of directors declares a dividend or approves a capital distribution.

A notice or application related to a capital distribution may be disapproved if:

•	the savings association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, an insured depository institution may not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement. A federal savings association also may not make a capital distribution that would reduce its regulatory capital below the amount required for the liquidation account established in connection with its conversion to stock form.

Community Reinvestment Act and Fair Lending Laws. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings association, the OCC is required to assess the federal savings association’s record of compliance with the Community Reinvestment Act. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the OCC, as well as other federal regulatory agencies and the Department of Justice.

The Community Reinvestment Act requires all institutions insured by the FDIC to publicly disclose their rating. Fifth District received an “outstanding” rating in its most recent federal examination.

Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulations. An affiliate is generally a company that controls, or is under common control with, an insured depository institution such as Fifth District. Fifth District Bancorp will be an affiliate of Fifth District because it will control Fifth District. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.

Fifth District’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

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•	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Fifth District’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Fifth District’s board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The OCC has primary enforcement responsibility over federal savings associations and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings association. Formal enforcement action by the OCC may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The FDIC also has the authority to terminate deposit insurance or recommend to the OCC that enforcement action be taken with respect to a particular savings association. If such action is not taken, the FDIC has authority to take the action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Interstate Banking and Branching. Federal law permits well capitalized and well managed holding companies to acquire banks in any state, subject to Federal Reserve Board approval, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions. In addition, among other things, amendments made by the Dodd-Frank Act permit banks to establish de novo branches on an interstate basis provided that branching is authorized by the law of the host state for the banks chartered by that state.

Prompt Corrective Action. Federal law requires, among other things, that federal bank regulators take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For this purpose, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under the regulations, as amended effective January 1, 2015 to incorporate the previously mentioned amendments to the regulatory capital requirements, an institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common

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equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

Federal law and regulations also specify circumstances under which a federal banking agency may reclassify a well-capitalized institution as adequately capitalized and may require an institution classified as less than well-capitalized to comply with supervisory actions as if it were in the next lower category.

The OCC may order savings associations that have insufficient capital to take corrective actions. For example, a savings association that is categorized as “undercapitalized” is subject to growth limitations and is required to submit a capital restoration plan, and a holding company that controls such a savings association is required to guarantee that the savings association complies with the restoration plan. A “significantly undercapitalized” savings association may be subject to additional restrictions. Savings associations deemed by the OCC to be “critically undercapitalized” would be subject to the appointment of a receiver or conservator.

At December 31, 2023, Fifth District met the criteria for being considered “well capitalized.” For further information, see note 10 of the notes to financial statements.

Insurance of Deposit Accounts. Fifth District is a member of the Deposit Insurance Fund, which is administered by the FDIC. Its deposit accounts are insured by the FDIC, generally up to a maximum of $250,000 per depositor.

The FDIC imposes deposit insurance assessments against all insured depository institutions. An institution’s assessment rate depends upon the perceived risk of the institution to the Deposit Insurance Fund, with institutions deemed less risky paying lower rates. Currently, assessments for institutions of less than $10 billion of total assets are based on financial measures and supervisory ratings derived from statistical models estimating the probability of failure within three years. That system was effective July 1, 2016 and replaced a system under which each institution was assigned to a risk category. Assessment rates (inclusive of possible adjustments) currently range from 1.5 to 30 basis points of each institution’s total assets less tangible capital. The current scale, also effective July 1, 2016, is a reduction from the previous range of 2.5 to 45 basis points. The FDIC may increase or decrease the range of assessments uniformly, except that no adjustment can deviate more than two basis points from the base assessment rate without notice and comment rulemaking. The existing system represents a change, required by the Dodd-Frank Act, from the FDIC’s prior practice of basing the assessment on an institution’s aggregate deposits.

The FDIC has the authority to increase insurance assessments. A significant increase in insurance premiums would have an adverse effect on the operating expenses and results of operations of Fifth District. We cannot predict what deposit insurance assessment rates will be in the future.

Insurance of deposits may be terminated by the FDIC upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. We do not know of any practice, condition or violation that might lead to termination of deposit insurance for Fifth District.

Privacy Regulations. Federal regulations generally require that Fifth District disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, Fifth District is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. Fifth District has a privacy protection policy in place and believes that such policy is in compliance with the regulations.

USA Patriot Act. Fifth District is subject to the USA PATRIOT Act, which gives federal agencies additional powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. The USA PATRIOT Act contains provisions intended to encourage information sharing among bank regulatory agencies and law enforcement bodies and imposes affirmative obligations on financial institutions, such as enhanced recordkeeping and customer identification requirements.

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Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Other Regulations

Interest and other charges collected or contracted for by Fifth District are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to state and federal laws applicable to credit transactions, such as the:

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies; and

•	Rules and regulations of the various federal and state agencies charged with the responsibility of implementing such federal and state laws.

The deposit operations of Fifth District also are subject to, among other laws, the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Federal Home Loan Bank System

Fifth District is a member of the Federal Home Loan Bank of Dallas, one of 11 regional Federal Home Loan Banks in the Federal Home Loan Bank System. The Federal Home Loan Bank of Dallas provides a central credit facility primarily for its member institutions. Members of the Federal Home Loan Bank of Dallas are required to acquire and hold shares of capital stock in the Federal Home Loan Bank of Dallas. Fifth District complied with this requirement at December 31, 2023. Based on redemption provisions of the Federal Home Loan Bank of Dallas, the stock has no quoted market value and is carried at cost. Fifth District reviews for impairment, based on the ultimate recoverability, the cost basis of the Federal Home Loan Bank of Dallas stock. At December 31, 2023, no impairment was recognized.

Holding Company Regulation

Upon completion of the conversion and stock offering Fifth District Bancorp will be a unitary savings and loan holding company subject to regulation and supervision by the Federal Reserve Board. The Federal Reserve Board will have enforcement authority over Fifth District Bancorp and its non-savings institution subsidiaries.

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Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a risk to Fifth District.

As a savings and loan holding company, Fifth District Bancorp’s activities will be limited to those activities permissible by law for financial holding companies (if Fifth District Bancorp makes an election to be treated as a financial holding company and meets the other requirements to be a financial holding company) or multiple savings and loan holding companies. Fifth District Bancorp does not intend to make an election to be treated as a financial holding company. A financial holding company may engage in activities that are financial in nature, incidental to financial activities or complementary to a financial activity. Such activities include lending and other activities permitted for bank holding companies under Section 4I(8) of the Bank Holding Company Act, insurance and underwriting equity securities. Multiple savings and loan holding companies are authorized to engage in activities specified by federal regulation, including activities permitted for bank holding companies under Section 4I(8) of the Bank Holding Company Act.

Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or savings and loan holding company without prior written approval of the Federal Reserve Board, and from acquiring or retaining control of any depository institution not insured by the FDIC. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider such things as the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on and the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors. A savings and loan holding company may not acquire a savings institution in another state and hold the target institution as a separate subsidiary unless it is a supervisory acquisition under Section 13(k) of the Federal Deposit Insurance Act or the law of the state in which the target is located authorizes such acquisitions by out-of-state companies.

Savings and loan holding companies historically have not been subject to consolidated regulatory capital requirements. The Dodd-Frank Act requires the Federal Reserve Board to establish minimum consolidated capital requirements for all depository institution holding companies that are as stringent as those required for the insured depository subsidiaries. However, legislation was enacted in May 2018 that required the Federal Reserve Board to amend its “Small Bank Holding Company” exemption from consolidated holding company capital requirements to generally extend its applicability to bank and savings and loan holding companies of up to $3.0 billion in assets. Regulations implementing this amendment were effective in August 2018. Consequently, savings and loan holding companies of under $3.0 billion in consolidated assets remain exempt from consolidated regulatory capital requirements, unless the Federal Reserve determines otherwise in particular cases.

The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies. The Federal Reserve Board has promulgated regulations implementing the “source of strength” policy that require holding companies to act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

The Federal Reserve Board has issued a policy statement regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies and savings and loan holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of dividends previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. The policy statement also states that a holding company should inform the Federal Reserve Board supervisory staff before redeeming or repurchasing common stock or perpetual preferred stock if the holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, at the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect Fifth District Bancorp’s ability to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

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For Fifth District Bancorp to be regulated by the Federal Reserve Board as savings and loan holding company rather than as a bank holding company, Fifth District must qualify as a “qualified thrift lender” under federal regulations or satisfy the “domestic building and loan association” test under the Internal Revenue Code. Under the qualified thrift lender test, a savings institution is required to maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangible assets, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least nine out of each 12 month period. At December 31, 2023, Fifth District maintained approximately 94.3% of its portfolio assets in qualified thrift investments and was in compliance with the qualified thrift lender requirement.

Federal Securities Laws

Fifth District Bancorp’s common stock will be registered with the Securities and Exchange Commission after the conversion and stock offering. Fifth District Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934, as amended.

The registration under the Securities Act of 1933, as amended, of shares of common stock issued in Fifth District Bancorp’s stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Fifth District Bancorp may be resold without registration. Shares purchased by an affiliate of Fifth District Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Fifth District Bancorp meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Fifth District Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Fifth District Bancorp, or the average weekly reported volume of trading in the shares during the preceding four calendar weeks. In the future, Fifth District Bancorp may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures required under the federal securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.

Change in Control Regulations

Under the Change in Bank Control Act, a federal statute, no person may acquire control of a savings and loan holding company such as Fifth District Bancorp unless the Federal Reserve Board has been given 60 days prior written notice and has not issued a notice disapproving the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the regulator that the acquiror has the power, directly or indirectly, to exercise a controlling influence over the management or policies of the institution. Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock constitutes a rebuttable presumption of control under the regulations under certain circumstances including where, as will be the case with Fifth District Bancorp, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations provide that no company may acquire control of a savings and loan holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Federal Reserve Board.

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TAXATION

Federal Taxation

General. Fifth District Bancorp and Fifth District are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize material federal income tax matters and is not a comprehensive description of the tax rules applicable to Fifth District Bancorp and Fifth District.

Method of Accounting. For federal income tax purposes, Fifth District currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its federal income tax returns. The Small Business Protection Act of 1996 eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.

Minimum Tax. The alternative minimum tax (“AMT”) for corporations has been repealed for tax years beginning after December 31, 2017. Any unused minimum tax credit of a corporation may be used to offset regular tax liability for any tax year. In addition, a portion of unused minimum tax credit was refundable in 2018 through 2021. The refundable portion is 50% (100% in 2021) of the excess of the minimum tax credit for the year over any credit allowable against regular tax for that year. At December 31, 2023, Fifth District had no minimum tax credit carryforward.

Net Operating Loss Carryovers. Generally, a corporation may carry forward net operating losses generated in tax years beginning after December 31, 2017 indefinitely and can offset up to 80% of taxable income. At December 31, 2023, Fifth District had no net operating loss carrryforwards.

Capital Loss Carryovers. Generally, a corporation may carry back capital losses to the preceding three taxable years and forward to the succeeding five taxable years. Any capital loss carryback or carryover is treated as a short-term capital loss for the year to which it is carried. As such, it is grouped with any other capital losses for the year to which it is carried and is used to offset any capital gains. Any undeducted loss remaining after the five-year carryover period is not deductible. At December 31, 2023, Fifth District had no capital loss carryovers.

Corporate Dividends. Fifth District Bancorp may generally exclude from our income 100% of dividends received from Fifth District as a member of the same affiliated group of corporations.

Audit of Tax Returns. Fifth District’s federal income tax returns have not been audited in the most recent five-year period.

State Taxation

Louisiana. Fifth District Bancorp will be subject to the Louisiana Corporation Income Tax based on its Louisiana taxable income. The Corporation Income Tax applies at graduated rates from 4% upon the first $25,000 of Louisiana taxable income to 8% on all Louisiana taxable income in excess of $200,000. For these purposes, “Louisiana taxable income” means net income which is earned within or derived from sources within the State of Louisiana, after adjustments permitted under Louisiana law, including a federal income tax deduction. Fifth District Bancorp will file its Louisiana corporation income tax return on a separate corporation basis. Because Fifth District is subject to the Louisiana bank shares tax, its income is exempt from the Louisiana corporation income tax and any future dividends paid by Fifth District to Fifth District Bancorp will not be included in the Louisiana taxable income of Fifth District Bancorp.

The Louisiana bank shares tax is imposed on the assessed value of Fifth District’s retained earnings and, following the conversion and stock offering, on its retained earnings and capital stock accounts. The formula for deriving the assessed value is to calculate 15% of the sum of:

(i)	20% of Fifth District’s capitalized earnings, plus

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(ii)	80% of Fifth District’s taxable stockholders’ equity, minus

(iii)	50% of Fifth District’s real and personal property assessment.

Various items may also be subtracted in calculating Fifth District’s capitalized earnings. Following the conversion and stock offering, we expect that our Louisiana bank shares tax liability will significantly increase on an annual basis.

Maryland. As a Maryland business corporation, Fifth District Bancorp will be required to file an annual report with and pay personal property taxes to the State of Maryland.

MANAGEMENT

Shared Management Structure

Each director of Fifth District Bancorp is a director of Fifth District. Each executive officer of Fifth District Bancorp is an executive officer of Fifth District. We expect that Fifth District Bancorp and Fifth District will continue to have a shared management structure until there is a business reason to establish separate management structures.

Executive Officers of Fifth District Bancorp

The following table sets forth information regarding the executive officers of Fifth District Bancorp. Age information is at December 31, 2023. The executive officers are elected annually by Fifth District Bancorp’s board of directors.

Name	Age	Position(s)
Brian W. North	58	President and Chief Executive Officer
Melissa C. Burns	46	Chief Financial Officer and Treasurer
Brandi S. Roe	47	Corporate Secretary

Executive Officers of Fifth District

The following table sets forth information regarding the executive officers of Fifth District. Age information is at December 31, 2023. The executive officers are elected annually by Fifth District’s board of directors.

Name	Age	Position(s)
Brian W. North	58	President and Chief Executive Officer
Amie L. Lyons	46	Senior Vice President of Administration and Operations
Melissa C. Burns	46	Vice President and Chief Financial Officer
Dodie F. Gervais	53	Vice President of Lending
Brandi S. Roe	47	Vice President and Corporate Secretary

Directors of Fifth District Bancorp and Fifth District

Fifth District Bancorp and Fifth District each has seven directors, consisting of the same individuals. Directors of Fifth District Bancorp serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. Directors of Fifth District serve one-year terms so that all of the directors are elected at each annual meeting. After the conversion and stock offering, Fifth District Bancorp, in its capacity as sole stockholder of Fifth District, will elect the directors of Fifth District. The following table sets forth information regarding Fifth District’s directors, including their ages at December 31, 2023, and the calendar years when they began serving as directors of Fifth District.

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Name	Position(s) Held With Fifth District	Age	Director Since	Current Term Expires
H. Greg Abry	Director	59	2013	2025
Nolan P. Lambert	Director	62	2015	2025
Amie L. Lyons	Senior Vice President of Administration and Operations	46	2022	2025
David C. Nolan	Chairman of the Board	72	1995	2025
Brian W. North	President and Chief Executive Officer	58	2002	2025
Chris M. Rittiner	Director	68	2000	2025
Linda A. Sins	Director	72	2005	2025

Board Independence

Fifth District Bancorp has determined to adopt the standards for “independence” for purposes of board and committee service as set forth in the listing standards of the Nasdaq Stock Market. The board of directors has determined that each director is considered “independent” as defined in the listing standards of the Nasdaq Stock Market, except for Brian W. North and Amie L. Lyons who are not considered independent because they are employees of Fifth District Bancorp and Fifth District.

To our knowledge, there were no other transactions between us and any director or entity controlled by any director, which would interfere with the directors’ exercise of independent judgment in carrying out his responsibilities as a director.

Business Background of Our Directors and Executive Officers

The business experience for the past five years of each of our directors is set forth below. With respect to directors, the biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the Nominating/Corporate Governance Committee and the board of directors to determine that the person should serve as a director. Unless otherwise indicated, directors have held their positions for the past five years.

H. Greg Abry has been President and Chief Executive Officer of Abry Brothers, Inc since 2005. Founded in 1840, Abry Brothers, Inc. is tied for the oldest family run business in the City of New Orleans. Abry Brothers, Inc. is a seventh-generation business primarily focused on foundation repair and building elevation. In his role as President and Chief Executive Officer, his main responsibilities are operational oversite, strategic planning and financial management. Mr. Abry provides Fifth District’s board of directors with knowledge of construction and real estate matters in Fifth District’s market area, as well as management abilities.

Nolan P. Lambert has been a practicing attorney in New Orleans for over 35 years. He is presently a partner with the law firm of Lambert & Lambert, a PLC. He has represented every department within city government through the New Orleans City Attorney’s Office and as Special Counsel for the Sewerage and Water Board of New Orleans. Mr. Lambert owns a real estate company in New Orleans, leasing professional office space in the downtown area, and during his career has sat on various philanthropic, charity and community boards. Because of his breadth of experience and extensive involvement in our community, Mr. Lambert brings to Fifth District’s board of directors a unique set of skills and knowledge which is a valued benefit to the board of directors.

Amie L. Lyons serves as Fifth District’s Senior Vice President of Administration and Operations. She began her career with Fifth District in 1996 as a teller and has served as an Assistant Branch Manager and as Branch Operations Officer. She served as Assistant Vice President of Operations and as Vice President of Administration and Operations and has served in her current capacity as Senior Vice President of Administration and Operations since 2019. In her current capacity, she manages Fifth District’s branch network, IRA Department, Human Resources Department, Information Technology Department and Electronic Banking Department. She is a graduate of the Graduate School of Banking, Louisiana State University and hold a Bachelor of Science in Business Management from University of Holy Cross. She participates in Banking on Leaders of Tomorrow, affiliated with

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the Federal Reserve Bank of Atlanta, and in the Leadership School of the Louisiana Bankers Association. Her years of community banking experience and knowledge of Fifth District’s business operations provides Fifth District’s board of directors with valuable insight to Fifth District’s business.

David C. Nolan, serves as Chairman of the Board of Fifth District Bancorp and has served as Chairman of the Board of Fifth District since 2016. Mr. Nolan retired from Fifth District in 2018, at which time he served as Senior Vice President of Administration. His employment with Fifth District began in 1974 and during his career his areas of responsibility included asset/liability management, employee benefits administration and regulatory compliance, among other areas. He maintained his Certified Financial Planner license for the majority of his employment tenure with Fifth District. He holds a Bachelor’s Degree in Business and Finance from the University of New Orleans. He has also served various local religious and non-profit organization by providing financial guidance. His institutional knowledge of Fifth District and its business provides Fifth District’s board of directors with valuable insight to Fifth District’s business.

Brian W. North serves as President and Chief Executive Officer of Fifth District Bancorp and Fifth District. Mr. North began his career with Fifth District in 1988, becoming President and Chief Executive Officer in 2016. From 2004 to 2016 he served as Senior Vice President of Lending and Compliance. He holds a Masters of Business Administration from the University of New Orleans and a Bachelor of Science in Construction Management from Louisiana State University. He served on the board of directors of the Louisiana Bankers Association (LBA) from 2017 to 2020 and is the LBA’s Incoming Chair in 2024. He serves on the Community Depository Institutions Advisory Council of the Federal Reserve Bank of Atlanta. His volunteer service includes serving as chairman of the governing board of Ochsner Medical Center West Bank, serving on the board of directors of Legatus, New Orleans; serving on the board of directors of St. Mary’s Dominican High School; and serving as chairman of the board of directors of Jesuit High School. He is also a past member of the board of directors of the Catholic Foundation of the Archdiocese of New Orleans. His years of community banking experience and knowledge of Fifth District’s business and market area provides Fifth District’s board of directors with valuable insight into Fifth District’s business.

Chris M. Rittiner, now retired, served in various management capacities in three regional family-owned businesses before their acquisition. His leadership and management skills, strong financial background and knowledge of our community and local economy makes him well-suited to serve as a director of Fifth District Bancorp and Fifth District.

Linda A. Sins, now retired, most recently served as Research Professor of Engineering Management at University of New Orleans from 2007 to 2017. She holds a Masters of Business Administration degree from the University of New Orleans where she was a member of the honor society and graduated, with honors, from Loyola University School of Law where she served as editor-in-chief of the law review. She also served as an Instructor of Accounting at University of New Orleans. She served as Senior Counsel in the Legal Department of Entergy Corporation, among other legal affiliations, during her legal career. She is active in local community and charitable organizations. Fluent in French, she serves with Les Causeries du Lundi in New Orleans, a scholarship and cultural exchange organization. She is an organizer and director of MetroMutts, Inc., an animal rescue and welfare organization, and serves as Treasurer of Lakeshore Property Association. She provides Fifth District’s board of directors with invaluable financial management and legal experience.

Executive Officers Who are not Directors

The following sets forth information regarding our executive officers who are not directors. Age information is at December 31, 2023.

Melissa C. Burns, CPA, CGMA, age 46, serves as Chief Financial Officer of Fifth District Bancorp and as Vice President and Chief Financial Officer of Fifth District. She has served as Fifth District’s Chief Financial Officer since 2020 and became Vice President in 2006. Before joining Fifth District, she served as the Controller of Sigma Coatings USA and as a senior auditor for the former public accounting firm of Arthur Andersen, LLP. She serves as a member of Fifth District’s Asset/Liability Committee.

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Dodie F. Gervais, age 53, has served as Fifth District’s Vice President of Lending since 2017. She started with Fifth District in 1987 and has held numerous positions throughout her 37-year career, including branch operations, branch management, human resources, administration, and lending. She serves as a member of Fifth District’s Asset/Liability Committee.

Brandi S. Roe, age 47, serves as Corporate Secretary of Fifth District Bancorp and has served as a Vice President of Fifth District since 2018 and as its Corporate Secretary since 2010. She started with Fifth District in 1997 and has held numerous positions throughout her career. In 2000, she was instrumental in launching Fifth District’s first website and online banking program. She assumed responsibility for Fifth District’s marketing programs in 2014. As a Certified Anti-Money Laundering and Fraud Professional, she serves as Fifth District’s Assistant Bank Secrecy Act Officer. She also serves as a member of Fifth District’s Asset/Liability Committee.

Meetings and Committees of the Board of Directors of Fifth District Bancorp and Fifth District

Since Fifth District Bancorp’s incorporation, its board of directors has met twice to address certain organizational matters and matters related to the conversion and stock offering, and has established the following standing committees: Audit Committee (consisting of Nolan P. Lambert, Chris M. Rittiner, and Linda A. Sins (Chair)); Compensation Committee (consisting of David C. Nolan, H. Greg Abry, Nolan P. Lambert, Linda A. Sins, and Chris M. Rittiner (Chair)); and Nominating/Corporate Governance Committee (consisting of David C. Nolan, Linda A. Sins, H. Greg Abry, Chris M. Rittiner, and Nolan P. Lambert (Chair)). Each committee is expected to operate under a written charter, which governs its composition, responsibilities and operations. Fifth District Bancorp’ board of directors has designated Linda A. Sins, a certified public accountant (inactive), as an “audit committee financial expert” as that term is defined in applicable regulations of the Securities and Exchange Commission.

During the year ended December 31, 2023, Fifth District’s board of directors met 21 times. Fifth District’s board of directors conducts business through various committees, including an audit committee, a compensation committee, a corporate governance committee, a nominating committee, an asset/liability management committee, and a succession planning committee.

Corporate Governance Policies and Procedures

In addition to establishing committees of the board of directors, we expect to adopt several policies to govern the activities of both Fifth District Bancorp and Fifth District including corporate governance policies and a code of business conduct and ethics. The corporate governance policies are expected to involve such matters as the following:

•	the composition, responsibilities and operation of our board of directors;

•	the establishment and operation of board committees, including audit, nominating/corporate governance and compensation committees;

•	convening executive sessions of independent directors; and

•	our board of directors’ interaction with management and third parties.

The code of business conduct and ethics, which is expected to apply to all employees and directors, will address conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics will be designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

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Transactions With Certain Related Persons

Loans and Extensions of Credit. Federal law generally prohibits publicly traded companies from making loans and extensions of credit to their executive officers and directors, but it contains a specific exemption from such prohibition for loans made by federally-insured financial institutions, such as Fifth District, to their executive officers and directors in compliance with federal banking regulations. Federal regulations permit executive officers and directors to receive the same terms that are widely available to other employees as long as the director or executive officer is not given preferential treatment compared to the other participating employees. All loans made to our executive officers and directors that were outstanding at December 31, 2023, were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons unrelated to Fifth District, did not involve more than the normal risk of collectability or present other unfavorable features, were performing according to their original repayment terms at December 31, 2023, and were made in compliance with federal banking regulations.

Other Transactions. David C. Nolan and Fifth District have a consulting arrangement under which he provides consulting services to Fifth District in the areas of customer relations, bank operations and employee matters, among others. He received $31,200 in consulting fees in each of the years ended December 31, 2023 and 2022.

H. Greg Abry serves as an independent contractor for Fifth District performing inspections on new home constructions financed by Fifth District. For the years ended December 31, 2023 and 2022, he received $16,000 and $26,000, respectively, in inspection fees.

Nolan P. Lambert and his spouse are 50%-owners of a company that had leased office space to Fifth District for six months each year during hurricane season to serve as a disaster recovery resource. The leasing company received $9,600 in lease income from Fifth District in each of the years ended December 31, 2023 and 2022. Fifth District has since terminated this lease.

For each of the above arrangements, the amounts paid by Fifth District were in the ordinary course of business and on substantially the same terms and conditions as for unrelated third parties.

Executive Compensation

Summary Compensation Table. The following information is furnished for our principal executive officer and the two most highly compensated executive officers (other than the principal executive officer) whose total compensation exceeded $100,000 for the fiscal year ended December 31, 2023. These individuals are sometimes referred to in this prospectus as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
Brian W. North President and Chief Executive Officer	2023	307,500	46,125	36,000	89,377	479,002
Amie L. Lyons Senior Vice President of Administration and Operations	2023	185,000	27,750	19,800	59,660	292,210
Melissa C. Burns Vice President and Chief Financial Officer	2023	153,000	22,950	17,400	35,542	228,892

(1)	Represents a discretionary Christmas bonus.
(2)	The compensation disclosed in the “All Other Compensation” column consists of the following:

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Name	Automobile Allowance ($)	Health and Welfare Insurance Premiums ($)	401(k) Plan Employer Contributions ($)	Director Fees ($)	Total All Other Compensation ($)
Brian W. North	7,200	10,698	42,679	28,800	89,377
Amie L. Lyons	3,600	6,299	28,161	28,800	63,260
Melissa C. Burns	3,600	17,297	21,845	—	35,542

Employment Agreements. Fifth District has entered into employment agreements with Mr. North and Mss. Lyons and Burns. The initial term of the employment agreement with Mr. North will begin as of the effective date of the mutual-to-stock conversion and end on the third anniversary of that date. The initial term of the employment agreements with Mss. Lyons and Burns will begin as of the effective date of the mutual-to-stock conversion and end on the second anniversary of that date. Commencing on the first anniversary of the effective date of each agreement and on each anniversary date thereafter, the term of the agreement will extend automatically for one additional year, so that the remaining term is again three years (in the case of Mr. North) or two years (in the case of Mss. Lyons and Burns), unless either Fifth District or the executive give notice to the other party of non-renewal. If either party provides the other with notice of non-renewal, the term will become fixed and expire at the end of the current term. Notwithstanding the foregoing, in the event Fifth District Bancorp or Fifth District enters a transaction that would constitute a change in control, as defined under the employment agreements, the term of the agreements would automatically extend so that they would expire no less than three years (in the case of Mr. North) or two years (in the case of Mss. Lyons and Burns) following the effective date of the change in control.

The employment agreements specify the base salaries of Mr. North and Mss. Lyons and Burns, which initially will be $342,450, $217,500 and $160,650, respectively. The Board of Directors or the Compensation Committee of the Board of Directors of Fifth District may increase, but not decrease, the executives’ base salaries. In addition to base salary, the agreements provide that each executive will participate in any bonus plan or arrangement of Fifth District in which senior management is eligible to participate and/or may receive a bonus on a discretionary basis, as determined by the Board of Directors or the Compensation Committee of the Board of Directors. Each executive is also entitled to participate in all employee benefit plans, arrangements and perquisites offered to employees and officers of Fifth District and the reimbursement of reasonable travel and other business expenses incurred in the performance of the executive’s duties for Fifth District.

Fifth District may terminate the executives’ employment with or without cause (as defined in the employment agreement), or the executives may resign from their employment, at any time with or without good reason (as defined in the employment agreement). Under each of the employment agreements, in the event Fifth District terminates the executive’s employment without cause or the executive voluntary resigns for good reason (i.e., a “qualifying termination event”), Fifth District will pay the executive a severance payment equal to the greater of (i) the remaining base salary plus the total annual bonus opportunity (based on the highest annual bonus earned during the three most recent calendar years before the executive’s date of termination) the executive would have received during the remaining term of the employment agreement, or (ii) two times the sum of the executive’s base salary plus the average annual incentive bonus paid to the executive for the three most recently completed calendar years before the date of termination. In addition, the executive will be reimbursed for their monthly COBRA premium payments for up to 18 months.

If a qualifying termination event occurs at or within two years following a change in control of Fifth District Bancorp or Fifth District, the executives would be entitled to a severance payment under the employment agreements (in lieu of the payments and benefits described in the previous paragraph) equal to three times (in the case of Mr. North) or two times (in the case of Mss. Lyons and Burns) the sum of (i) the executive’s base salary in effect as of the date of termination (or during the three preceding years, if higher), plus(ii)  the average annual total incentive bonus earned by the executive for the three most recently completed calendar years before the change in control (or, if greater, the annual total incentive bonus that would have been earned in the year of the change in control at target bonus opportunity). In addition, the executives would receive a lump sum payment equal to the value of 18 months’ health care cost (based on COBRA premium payments).

The employment agreements terminate upon the executives’ death or disability. Upon termination of employment (other than a termination in connection with a change in control), the executives will be required to adhere to one-year non-solicitation restrictions set forth in the employment agreements.

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The non-solicitation covenants also apply following a change in control for a period mutually to be agreed to by the parties, which will be no less than six months nor exceed two years. In the event payments and benefits provided to the executive become subject to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and after considering the value of the non-solicitation covenants, the payments will be reduced if the reduction would leave the executive financially better off on an after-tax basis than if the executive received the entire payment and was obligated to pay the excise tax under Section 4999 of the Code.

Executive Salary Continuation Agreements. Fifth District has entered into Executive Salary Continuation Agreements (“SCAs”) with each of the named executive officers. Under the SCAs, upon separation from service on or after attaining age 65 (other than for cause), Fifth District will pay an annual retirement benefit of $171,216 for Mr. North, $108,744 for Ms. Lyons and $80,316 for Ms. Burns, payable in equal monthly installments over fifteen years.

If the executive involuntarily separates from service before attaining age 65, other than for cause, Fifth District will pay the executive a benefit equal to the normal retirement benefit ($162,432 for Mr. North and $75,000 for each of Mss. Lyons and Burns) multiplied by a fraction, the numerator of which is the number of calendar months of participation under the SCA and the denominator of which is the total number of months between the executive’s initial participation in the SCA and the executive’s 65th birthday. The reduced annual benefit is payable in equal monthly installments over fifteen years.

If the executive voluntarily terminates employment before attaining age 65, other than due to disability or in connection with a change in control, or if the executive’s employment is involuntarily terminated for cause, the executive will not be entitled to any benefits under the SCA.

If the executive separates from service due to a disability before attaining age 65 or if the executive separates from service at any time following a change in control of Fifth District (as defined in the SCA), Fifth District will pay the executive the same benefits as if the executive separated from service after attaining age 65.

The benefit payments under the SCA will commence within 30 days of the executive’s separation from service.

If the executive dies while employed by Fifth District and before the commencement of benefit payments under the SCA, Fifth District will pay the executive’s beneficiary the same benefits as if the executive separated from service after attaining age 65. Fifth District will pay the benefit in equal monthly installments over fifteen years, commencing within 30 days of the date of death.

If the executive dies while receiving benefits under the SCA, Fifth District will continue to pay the benefits in the same amount and at the same time they would have been paid to the executive had the executive survived until Fifth District had made all payments under the SCA.

Non-Equity Incentive Plan. Each year, the Board of Directors of Fifth District may award, at its discretion, an individual bonus to certain key senior officers who are responsible for the financial and operational success of Fifth District. By December 31 of each year, the President of Fifth District determines the size of the bonus pool for the next fiscal year and identifies the officers who are eligible for an individual bonus. The Board of Directors of Fifth District determines whether the President will be eligible for an individual bonus. The Board of Directors of Fifth District establishes performance criteria for the President not later than January 31. The President establishes performance criteria for the remaining eligible officers not later than January 31. At year end, each eligible officer’s performance is evaluated against the performance criteria. Awards, if earned, are paid in February for the prior year’s performance.

401(k) Plan. Fifth District maintains the Fifth District Savings Bank 401(k) Plan, a tax-qualified defined contribution plan for eligible employees (the “401(k) Plan”). The named executive officers are eligible to participate in the 401(k) Plan on the same terms as other eligible employees of Fifth District. Eligible employees who are at least 18 years of age become participants in the 401(k) Plan for purposes of making elective deferrals. Participants are eligible for employer contributions after attaining age 18 and completing one year of service.

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Under the 401(k) Plan, a participant may elect to defer, on a pre-tax basis, up to 100% of their eligible compensation. For 2024, the salary deferral contribution limit is $23,000, provided, however, that a participant over age 50 may contribute an additional $7,500 to the 401(k) Plan for a total of $30,500. In addition to salary deferral contributions, Fifth District currently makes a 10% profit sharing contribution on a quarterly basis. A participant is immediately 100% vested in his or her salary deferral contributions and becomes vested in employer contributions at the rate of 20% per year after two years of service, so that the participant will be 100% vested after completing six years of service.

Fifth District intends to allow participants in the 401(k) plan to use up to 75% of their account balances in the 401(k) Plan to subscribe for stock in the stock offering. The expense recognized in connection with the 401(k) Plan totaled approximately $438,000 for the fiscal year ended December 31, 2023.

Employee Stock Ownership Plan. In connection with the conversion and stock offering, Fifth District intends to adopt an employee stock ownership plan for eligible employees. The named executive officers will be eligible to participate in the employee stock ownership plan on the same terms as other eligible employees of Fifth District. Eligible employees will begin participation in the employee stock ownership plan on the later of the effective date of the conversion and stock offering or upon the first entry date commencing on or after the eligible employee’s completion of one year of service and attainment of age 18.

The employee stock ownership plan trustee is expected to purchase, on behalf of the employee stock ownership plan, 8.0% of the total number of shares of Fifth District Bancorp common stock sold in the conversion and contributed to the charitable foundation. We anticipate the employee stock ownership plan will fund its stock purchase with a loan from Fifth District Bancorp equal to the aggregate purchase price of the common stock. The trustee will repay the loan principally through contributions to the employee stock ownership plan made by Fifth District and any dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is expected to equal the prime rate, as published in The Wall Street Journal, on the closing date of the conversion and stock offering. See “Pro Forma Data.”

The trustee will hold the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as the trustee repays the loan. The trustee will allocate the shares released among participants’ accounts based on each participant’s proportional share of compensation relative to all participants. A participant will vest in his or her account balance based on his or her years of service with Fifth District, at the rate of 20% per year after two years of service, so that the participant will be 100% vested after completing six years of service. Participants who are employed by Fifth District immediately before to the closing of the conversion and stock offering will receive credit for vesting purposes for years of service before adoption of the employee stock ownership plan. Participants also will automatically become fully vested upon attainment of their normal retirement age (age 65), death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon terminating employment in accordance with the terms of the plan document. The employee stock ownership plan reallocates any unvested shares forfeited upon a participant’s termination of employment among the remaining participants.

The employee stock ownership plan will permit participants to direct the trustee as to how to vote shares of common stock allocated to their accounts. The trustee will vote unallocated shares and allocated shares for which participants do not timely provide instructions on any matter in the same ratio as those shares for which participants provide timely instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Fifth District will record a compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account, which may be more or less than the original issue price. The compensation expense resulting from the release of the common stock from the suspense account and allocation to the accounts of plan participants will result in a corresponding reduction in the earnings of Fifth District Bancorp.

The employee stock ownership plan has made the following standard written commitments to the Federal Reserve Board:

•	It will not, without the prior approval of the Federal Reserve Board acquire more than 25% of any class of voting securities or otherwise acquire control of any savings association or savings and loan holding company;

•	Before acquiring any nonvoting equity interests in any savings association or savings and loan holding company, it will notify the Federal Reserve Bank of Atlanta of the terms of any such investment;

•	It will not make any investments which could not be made by a savings and loan holding company under the Home Owners’ Loan Act, as amended, and it will notify the Federal Reserve Bank of Atlanta before acquiring more than 5% of the voting securities of any company (as defined under the Home Owners’ Loan Act), except Fifth District Bancorp; and

•	To the extent permitted by applicable law, it will vote all unallocated shares of Fifth District Bancorp common stock in a manner consistent with the votes of participants of the employee stock ownership plan on the allocated shares of Fifth District Bancorp common stock on each and every proposal considered by the stockholders of Fifth District Bancorp. For any proposal on which a stockholder vote is held, but for which participants of the employee stock ownership plan are not provided an opportunity to vote, the employee stock ownership plan will vote all shares it is entitled to vote in a manner consistent with the votes of all stockholders of Fifth District Bancorp, to the extent permitted by law.

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Directors’ Compensation

The following table sets forth for the year ended December 31, 2023, certain information as to the total renumeration paid to our non-employee directors. The renumeration paid to each employee director is disclosed in the Summary Compensation Table appearing above.

Name	Fees Earned or Paid in Cash ($)		All Other Compensation ($) (1)	Total ($)
David C. Nolan, Chairman	63,600	(2)	4,860	68,460
H. Greg Abry	32,400		4,860	37,260
Nolan P. Lambert	32,400		4,860	37,260
Chris M. Rittiner	32,400		4,860	37,260
Linda A. Sins	32,400		4,860	37,260

(1)	Represents a cash bonus payment. Director bonuses were eliminated effective January 1, 2024.
(2)	Represents director fees of $32,400 and $31,200 in consulting fees.

For the year ended December 31, 2023, each non-employee director of Fifth District received a monthly fee of $2,700 and an annual bonus of $4,860 and each employee director received a monthly fee of $2,400.

Each director of Fifth District also serves as a director of Fifth District Bancorp. Initially, the directors will receive director fees only in their capacity as directors of Fifth District. Following the completion of the conversion and stock offering, Fifth District Bancorp may also determine to pay director fees but has not determined to do so at this time.

Benefits to be Considered Following Completion of the Conversion and Stock Offering

Stock-Based Benefit Plans. Following the conversion and stock offering, we intend to adopt one or more new stock-based benefit plans that will provide for grants of stock options and restricted stock awards (including restricted stock units). The stock-based benefit plans will not be adopted sooner than six months after the conversion and stock offering, and, if adopted within 12 months after the conversion and stock offering, stockholders must approve the plans by a majority of the votes eligible to be cast. If the stock-based benefit plans are established more than 12 months after the conversion and stock offering, stockholders must approve the plan(s) by a majority of votes cast. Also, if adopted within 12 months following the completion of the conversion, the aggregate number of shares reserved for the exercise of stock options or available for stock awards under the stock-based benefit plans would be limited to 10% and 4%, respectively, of the sum of the number of shares sold in the stock offering and contributed to the charitable foundation.

The following additional restrictions would apply to our stock-based benefit plan(s) if we adopt the plan(s) within 12 months after the conversion and stock offering:

•	non-employee directors in the aggregate could not receive more than 30% of the options and restricted stock awards authorized under the plan(s);

•	any one non-employee director could not receive more than 5% of the options and restricted stock awards authorized under the plan(s);

•	any officer or employee could not receive more than 25% of the options and restricted stock awards authorized under the plan(s);

•	any tax-qualified employee stock benefit plans and restricted stock plans, in the aggregate, could not acquire more than 10% of the number of shares sold in the stock offering and contributed to the charitable foundation, unless Fifth District has tangible capital of 10% or more, in which case tax-qualified employee stock benefit plans and restricted stock plans could acquire up to 12% of the number of shares sold in the stock offering and contributed to the charitable foundation;

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•	the options and restricted stock awards could not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan(s); and

•	accelerated vesting would not be permitted except for death, disability or upon a change in control of Fifth District Bancorp or Fifth District.

We have not determined whether we will present stock-based benefit plans for stockholder approval before or after 12 months after the completion of the conversion and stock offering.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of the shares awarded under stock-based benefit plans would be based in part on the price of the common stock of Fifth District Bancorp when the shares are awarded. The following table presents the total value of all shares of restricted stock that would be available for issuance under the new stock-based benefit plans, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

Share Price	Value of Shares Awarded at Minimum of Offering Range	Value of Shares Awarded at Midpoint of Offering Range	Value of Shares Awarded at Maximum of Offering Range	Value of Shares Awarded at Adjusted Maximum of Offering Range
(In thousands, except share price information)
$8.00	$1,664	$1,952	$2,240	$2,571
10.00	2,080	2,440	2,800	3,214
12.00	2,496	2,928	3,360	3,857
14.00	2,912	3,416	3,920	4,500

The grant-date fair value of the options granted under the new stock-based benefit plans will be based in part on the price of shares of common stock of Fifth District Bancorp when the options are granted. The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the stock options, and the actual value of the stock options may differ significantly from the value set forth in this table.

Exercise Price	Grant-Date Fair Value Per Option	Value of Options at Minimum of Offering Range	Value of Options at Midpoint of Offering Range	Value of Options at Maximum of Offering Range	Value of Options at Adjusted Maximum of Offering Range
(In thousands, except exercise price and fair value information)
$8.00	$4.08	$2,122	$2,489	$2,856	$3,278
10.00	5.10	2,652	3,111	3,570	4,098
12.00	6.12	3,182	3,733	4,284	4,917
14.00	7.14	3,713	4,355	4,998	5,737

The above tables are provided for informational purposes only. There can be no assurance that our stock price will not trade below the offering price of $10.00 per share. Before you make an investment decision, we urge you to read this prospectus carefully, including, but not limited to, the section entitled “Risk Factors.”

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SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding intended common stock subscriptions by each director and executive officer and his or her associates and by all directors, officers and their associates as a group. However, there can be no assurance that any such person or group will purchase any specific number of shares of our common stock. If the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the stock offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the conversion and stock offering. Purchases by directors, officers and their associates will be included in determining whether the required minimum number of shares has been subscribed for in the stock offering. The shares being acquired by the directors, executive officers and their associates are being acquired for investment purposes, and not with a view towards resale. Our directors and executive officers will be subject to the same minimum purchase requirements and purchase limitations as other participants in the stock offering set forth under “The Conversion and Stock Offering – Limitations on Common Stock Purchases.”

Name and Title	Number of Shares (1)	Aggregate Purchase Price (1)	Percent Outstanding at Minimum of Offering Range
H. Greg Abry, Director	30,000	$300,000	*	%
Nolan P. Lambert, Director	30,000	300,000	*
Amie L. Lyons, Senior Vice President of Administration and Operations and a Director	20,000	200,000	*
David C. Nolan, Chairman of the Board	10,000	100,000	*
Brian W. North, President and Chief Executive Officer and a Director	50,000	500,000	*
Chris M. Rittiner, Director	50,000	500,000	*
Linda A. Sins, Director	25,000	250,000	*
Melissa C. Burns, Vice President and Chief Financial Officer	25,000	250,000	*
Dodie F. Gervais, Vice President of Lending	25,000	250,000	*
Brandi S. Roe, Vice President and Corporate Secretary	25,000	250,000	*
All directors and executive officers as a group (10 persons)	290,000	$2,900,000	5.6%

*	Less than 1.0%
(1)	Includes purchases by the named individual’s associates, if any. Other than as set forth above, the named individual is not aware of any other intended purchases by a person or entity that would be considered an associate of the named individual under the plan of conversion.

THE CONVERSION AND STOCK OFFERING

The board of directors of Fifth District has adopted and approved the plan of conversion. The plan of conversion must also be approved by Fifth District’s members (its depositors). A special meeting of members has been called for this purpose. Fifth District has filed an application with respect to the conversion and stock offering with the OCC, and Fifth District Bancorp has filed a holding company application with the Federal Reserve Board. The approvals of the OCC and the Federal Reserve Board are required before we can consummate the conversion and stock offering. Any approval by the OCC or the Federal Reserve Board does not constitute a recommendation or endorsement of the plan of conversion.

General

The board of directors of Fifth District adopted and approved the plan of conversion on February 29, 2024. According to the plan of conversion, Fifth District will convert from the mutual form of organization to the stock form of organization. In connection with the conversion, Fifth District has organized a new Maryland stock holding company, named Fifth District Bancorp, Inc., which will sell shares of common stock to the public in an initial public stock offering. When the conversion and stock offering are completed, all of the outstanding capital stock of Fifth District will be owned by Fifth District Bancorp, and all of the outstanding common stock of Fifth District Bancorp will be owned by its stockholders.

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Fifth District Bancorp expects to retain between $20.0 million and $27.7 million of the net proceeds of the stock offering, or $31.7 million if the offering range is increased by 15% because of demand for the shares or changes in market conditions. Fifth District will receive a capital contribution equal to at least 50% of the net proceeds of the stock offering. Based on this formula, we anticipate that Fifth District Bancorp will invest in Fifth District $24.4 million, $28.8 million, $33.3 million and $38.4 million, respectively, of the net proceeds at the minimum, midpoint, maximum, and adjusted maximum of the offering range. The conversion and stock offering will be consummated only upon the sale of at least 5,100,000 shares of common stock.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to Eligible Account Holders, our tax-qualified employee benefit plans, specifically our employee stock ownership plan, Supplemental Eligible Account Holders and Other Members. If all shares are not subscribed for in the subscription offering, we may, in our discretion, offer common stock for sale in a community offering to members of the public, with a preference given to natural persons (and trusts of natural persons) residing in Jefferson, Orleans, and St. Tammany Parishes in Louisiana. In addition, shares of common stock not purchased in the subscription offering and any community offering may be offered for sale to the general public in a syndicated community offering to be managed by Performance Trust, acting as our agent.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in any community offering or any syndicated community offering. Any community offering and/or syndicated community offering may begin at the same time as, during, or after the subscription offering, and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by us with the approval of the OCC. See “ – Community Offering” and “ – Syndicated Community Offering.”

We determined the number of shares of common stock to be offered in the stock offering based upon an independent valuation of the estimated consolidated pro forma market value of Fifth District Bancorp, assuming the conversion and stock offering is completed. All shares of common stock to be sold in the stock offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of the shares of common stock to be issued in the stock offering will be determined at the completion of the stock offering. See “ – Determination of Share Price and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the plan of conversion. You should read the plan of conversion in its entirety for more information. A copy of the plan of conversion is available for inspection at each banking office of Fifth District and as described later in this prospectus under “Where You Can Find Additional Information.” The plan of conversion is also filed as an exhibit to Fifth District’s application for approval to convert from mutual to stock form, of which this prospectus is a part, copies of which may be obtained from the OCC. The plan of conversion is also filed as an exhibit to Fifth District Bancorp’s registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website, www.sec.gov. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Consistent with our business strategy, our primary reasons for converting and raising additional capital through the stock offering are:

•	to increase capital to support future growth and profitability;

•	to retain and attract qualified personnel by establishing stock-based benefit plans for management and employees; and

•	to offer our customers and employees an opportunity to purchase an equity interest in Fifth District by purchasing shares of common stock of Fifth District Bancorp.

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Additionally, mutual institutions cannot offer stock incentives to attract and retain highly qualified management personnel. While Fifth District has not required these capital tools and stock incentives in the past, they could prove to be important to implementing our business strategy, and management believes that the additional capital raised in the stock offering will enable us to take advantage of business opportunities that may not otherwise be available to us.

Approvals Required

The affirmative vote of a majority of the total votes eligible to be cast by the members of Fifth District is required to approve the plan of conversion. A special meeting of members to consider and vote upon the plan of conversion has been set for June 27, 2024, and a proxy statement will be sent to the members of Fifth District eligible to vote at the special meeting of members to solicit their votes in favor of the plan of conversion. The plan of conversion also must be approved by the OCC. Additionally, the Federal Reserve Board must approve Fifth District Bancorp’s holding company application. We cannot consummate the conversion and the stock offering without satisfying the conditions contained in these approvals.

In connection with Fifth District Bancorp’s holding company application, Fifth District Bancorp has made standard written commitments to the Federal Reserve Board with respect to specified provisions of the Federal Reserve Board’s mutual to stock conversion regulations applicable to mutual holding companies (12 C.F.R. Part 239, Subpart E). The provisions generally relate to the requirement to submit a confidential business plan in connection with the holding company application and the requirement for regulatory approval before any material deviation from it; substantive and procedural requirements with respect to the stock offering; the liquidation account to be established in connection with the conversion and stock offering; and post-transaction requirements applicable to stock benefit plans, sales of Fifth District Bancorp common stock by its directors and officers (and their associates), stock repurchases and dividends, restrictions of the acquisition of Fifth District Bancorp and/or Fifth District, and registration of Fifth District Bancorp’s common stock under the Securities Exchange Act of 1934, as amended, and the listing of Fifth District Bancorp’s common stock on either an national securities exchange such as the Nasdaq Stock Market or on the OTC Market. All of these provisions of the Federal Reserve Board’s mutual to stock conversion regulations are substantially similar to the counterpart provisions in OCC’s mutual to stock conversion regulations under which the conversion and stock offering is being conducted.

Effects of Conversion on Depositors, Borrowers and Members

Continuity. While the conversion and stock offering is being accomplished, our normal business of accepting deposits and making loans will continue without interruption. Fifth District will continue to be a federally-chartered savings bank and will continue to be regulated by the OCC, while Fifth District Bancorp will be regulated by the Federal Reserve Board. After the conversion and stock offering, we will continue to offer existing services to depositors, borrowers and other customers. The individuals serving as directors of Fifth District at the time of the conversion will serve as the directors of Fifth District and of Fifth District Bancorp after the conversion and stock offering.

Effect on Deposit Accounts. According to the plan of conversion, each depositor of Fifth District at the time of the conversion will automatically continue as a depositor after the conversion and stock offering, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion and stock offering. Each such account will be insured by the FDIC to the same extent as before the conversion and stock offering, without interruption. Depositors will continue to hold their existing certificates of deposit and other evidences of their accounts.

Effect on Loans. No loan outstanding from Fifth District will be affected by the conversion and stock offering, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed before the conversion and stock offering.

Effect on Voting Rights of Members. Our borrowers are not members of Fifth District. Only our depositors are members of and have voting rights in Fifth District as to all matters requiring a vote of members, including the election of directors of Fifth District, proposed amendments to Fifth District’s charter, and the vote on the plan of conversion. Upon completion of the conversion and stock offering, Fifth District will cease to have members and the former members will no longer have voting rights in Fifth District. Upon completion of the conversion and stock offering, all voting rights in Fifth District will be vested in Fifth District Bancorp as the sole stockholder of Fifth District. The stockholders of Fifth District Bancorp possess exclusive voting rights with respect to Fifth District Bancorp common stock.

Tax Effects. We have received opinions of our counsel and our tax advisors with regard to the federal and state income tax consequences of the conversion and stock offering, to the effect that the conversion will not be taxable for federal or Louisiana income tax purposes to Fifth District or its members. See “ – Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor of Fifth District has both a deposit account in Fifth District and a pro rata ownership interest in the net worth of Fifth District based upon the deposit balance in the depositor’s account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This interest may only be realized in the event of a complete liquidation of Fifth District. Any

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depositor who opens a deposit account obtains a pro rata ownership interest in Fifth District without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all, respectively, of the balance in the deposit account but nothing for his or her ownership interest in the net worth of Fifth District, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a mutual savings bank normally have no way of realizing the value of their ownership interest, which has realizable value only in the unlikely event that the institution is completely liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of Fifth District after other claims, including claims of depositors to the amounts of their deposits, are paid.

In the unlikely event that Fifth District were to liquidate after the conversion and stock offering, all claims of creditors, including those of depositors, would be paid first, followed by distribution of a “liquidation account” to depositors as of December 31, 2022 and March 31, 2024 who continue to maintain their deposit accounts as of the date of liquidation, with any assets remaining thereafter distributed to Fifth District Bancorp as the sole owner of Fifth District’s outstanding capital stock. According to OCC rules and regulations, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in such a transaction, the liquidation account would be assumed by the surviving institution. See “ – Liquidation Rights.”

Determination of Share Price and Number of Shares to be Issued

The plan of conversion and OCC regulations require that the aggregate purchase price of the common stock sold in the stock offering be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained RP Financial, an independent appraisal firm, to prepare an independent valuation appraisal. For its services, RP Financial will receive a fee of $80,000 for preparing the initial valuation and $10,000 for each update valuation. RP Financial will be reimbursed for its expenses up to $10,000.

We are not affiliated with RP Financial, and neither we nor RP Financial has an economic interest in or is held in common with the other. RP Financial represents and warrants that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the conversion regulations or the applicable regulatory valuation guidelines or otherwise prohibit or restrict in anyway RP Financial from serving in the role of our independent appraiser.

We have agreed to indemnify RP Financial and its employees and affiliates against specified losses, including any losses in connection with claims under the federal securities laws, arising out of its services as independent appraiser, except where such liability results from its negligence or bad faith.

The independent valuation appraisal considered the pro forma effect of the conversion and stock offering. Consistent with federal appraisal guidelines, the appraisal applied three primary methodologies: (i) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. RP Financial placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. RP Financial did not consider a pro forma price-to-assets approach to be meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings. The price-to-assets approach is less meaningful for a company like Fifth District, as we have equity in excess of regulatory capital requirements and positive reported and core earnings.

The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including our financial statements. RP Financial also considered the following factors, among others:

•	the operating results and financial condition of Fifth District and the projected operating results and financial condition of Fifth District Bancorp;

•	the economic and demographic conditions in Fifth District’s existing market area;

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•	certain historical, financial and other information for Fifth District;

•	a comparative evaluation of our operating and financial characteristics with those of other similarly situated publicly traded savings institutions;

•	the impact of the conversion and stock offering on Fifth District Bancorp’s stockholders’ equity and earnings potential;

•	the proposed dividend policy of Fifth District Bancorp and the potential to pay cash dividends in the future; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded savings and loan holding companies that RP Financial considered comparable to us under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly traded savings institutions with relatively comparable resources, strategies and financial and other operating characteristics. The peer group consists of ten companies, all of which are traded on the Nasdaq Stock Market.

As noted in the appraisal report, the selection process for the peer group involved applying the following criteria to the universe of all public thrifts that were eligible for inclusion in the peer group:

•	Based in the Southwest, Southeast, Midwest, Mid-Atlantic and New England Regions which excludes the West Region of the United States;

•	Total assets of less than $1.5 billion;

•	Reporting either breakeven or positive earnings on a trailing 12-month basis; and

•	Tangible equity-to-assets ratios of 7% or greater for companies in the Southwest and Southeast Region and 10% or greater for companies operating in the Midwest, Mid-Atlantic and New England Regions.

Companies excluded from the peer group included three companies completing their respective conversion offerings in 2023 and, therefore, had only limited time to reinvest its conversion proceeds, and five companies which were excluded since they were reporting operating losses for the twelve months ended for which complete financial data was publicly available.

In selecting the peer group, RP Financial considered only those companies that have been in full stock form for over one year, are not subject to acquisition, and are not experiencing unusual financial characteristics or other trends. In selecting the peer group, RP Financial considered certain key criteria such as asset size, stock exchange listing, market capitalization, capital level, profitability and other financial characteristics, operating strategy, and market area. Because of the regulatory appraisal guidelines and the limited number of publicly traded savings institutions and thrift holding companies, the selection process by RP Financial resulted in each of the peer group companies moderately higher profitability and lower capital levels than Fifth District, even on a pre-conversion basis. RP Financial believed that the peer group’s similar operating fundamentals and business strategies with regard to Fifth District provided for a meaningful basis of comparison for valuation pricing purposes.

Included in the independent valuation were certain assumptions as to our pro forma earnings after the conversion that were utilized in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds of 3.07%, and purchases by the stock-based benefit plan in the open market of a number of shares equal to 4.0% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation at the $10.00 purchase price. RP Financial also considered the impact of the issuance of 100,000 shares and $250,000 of cash contributed to the charitable

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foundation in estimating the pro forma impact of completing the conversion. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

In applying each of the valuation methods, RP Financial considered adjustments to the pro forma market value based on a comparison of Fifth District Bancorp with the peer group. RP Financial made slight upward adjustments for financial condition based on Fifth District’s relatively favorable credit quality and strong pro forma equity/assets ratio. A moderate downward adjustment was made for profitability, growth and viability of earnings for Fifth District’s lower net interest margin and less favorable efficiency ratio as compared to the overall peer group companies, greater level of interest rate risk exposure, and more limited earnings growth potential related to the impediments involved in expanding the loan portfolio organically. A slight downward adjustment was applied for asset growth as Fifth District’s recent asset growth has been lower than the peer group average. The downward adjustment for marketing of the issue was based on the risk and uncertainty related to a new offering in the current environment of market volatility. RP Financial made no adjustments for primary market area, dividends, liquidity of the shares, management and effect of government regulations and regulatory reform.

On the basis of the foregoing, RP Financial’s independent valuation states that as of February 9, 2024, as updated as of April 19, 2024, the estimated pro forma market value of Fifth District Bancorp was $61.0 million. This estimated valuation includes the value of the 100,000 shares of common stock, valued at the $10.00 per share purchase price, to be issued to the charitable foundation. Based on OCC regulations, this market value forms the midpoint of a range with a minimum of $52.0 million and a maximum of $70.0 million. Our board of directors decided to offer the shares of common stock for a price of $10.00 per share primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The number of shares offered for sale in the stock offering equals to the aggregate offering price of the shares divided by the price per share. Based on the valuation range and the $10.00 price per share, the minimum of the offering range is 5,100,000 shares, the midpoint of the offering range is 6,000,000 shares and the maximum of the offering range is 6,900,000 shares, or 7,935,000 shares if the maximum amount is increased by 15% because of demand for shares or changes in market conditions.

The following table presents a summary of selected pricing ratios for the peer group companies and for Fifth District Bancorp (on a pro forma basis) utilized by RP Financial in its independent appraisal. These ratios are based on Fifth District’s book value, tangible book value and core earnings at and for the 12 months ended March 31, 2024. The peer group ratios are based on financial data as of December 31, 2023 and stock prices as of April 19, 2024. Compared to the average pricing of the peer group, our pro forma pricing ratios at the midpoint of the offering range indicated a premium of 631.1% on a price-to-core earnings basis, a discount of 36.8% on a price-to-book value basis and a discount of 38.9% on a price-to-tangible book value basis.

	Price-to-core earnings multiple		Price-to-book value ratio	Price-to-tangible book value ratio
Fifth District Bancorp (pro forma basis, assuming completion of the conversion and stock offering):
Adjusted Maximum	117.09	x	55.71%	55.71%
Maximum	114.61	x	51.79%	51.79%
Midpoint	111.88	x	47.92%	47.92%
Minimum	108.42	x	43.52%	43.52%

Valuation of peer group companies, all of which are fully converted (historical basis):
Average	15.30	x	75.76%	78.39%
Median	15.94	x	72.45%	74.90%

The pricing ratios calculated by RP Financial in the independent appraisal are as of and for the twelve months ended March 31, 2024, which differ from the pricing ratios presented under “Pro Forma Data” which are calculated as of and for the year ended December 31, 2023.

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The following table presents information regarding the peer group companies utilized by RP Financial in its independent appraisal.

Company Name	Ticker Symbol	Headquarters	Total Assets (in millions) (1)
Affinity Bancshares, Inc.	AFBI	Covington, GA	$843
Catalyst Bancorp, Inc.	CLST	Opelousas, LA	271
Cullman Bancorp, Inc.	CULL	Cullman, AL	412
ECB Bancorp, Inc.	ECBK	Everett, MA	1,280
Home Federal Bancorp, Inc. of Louisiana	HFBL	Shreveport, LA	654
Magyar Bancorp, Inc.	MGYR	New Brunswick, NJ	917
PB Bankshares, Inc.	PBBK	Coatesville, PA	440
TC Bankshares, Inc.	TCBC	Thomasville, GA	467
Texas Community Bancshares, Inc.	TCBS	Mineola, TX	452
William Penn Bancorporation	WMPN	Bristol, PA	833

(1)	Total assets are as of December 31, 2023, except for William Penn Bancorporation, which are as of March 31, 2024.

Our board of directors reviewed the independent valuation and, in particular, considered the following:

•	our financial condition and results of operations;

•	a comparison of our financial performance ratios to those of other financial institutions of similar size; and

•	market conditions generally and, in particular, for financial institutions.

All of these factors are set forth in the independent valuation. Our board of directors also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended with the approval of the OCC, if required, as a result of subsequent developments in our financial condition or market conditions generally. If the independent valuation is updated to amend our pro forma market value to less than $57.4 million or more than $88.6 million, the updated appraisal will be filed with the Securities and Exchange Commission by means of a post-effective amendment to our registration statement.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. RP Financial did not independently verify our financial statements and other information that we provided to them, nor did RP Financial independently value our assets or liabilities. The independent valuation considers Fifth District as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the stock offering will thereafter be able to sell their shares at prices at or above the $10.00 offering price per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $80.4 million, which would result in a corresponding increase of up to 15% in the maximum of the offering range to up to 7,935,000 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not increase the offering range above this level or decrease the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “ – Limitations on Common Stock Purchases” as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the stock offering.

If the update to the independent valuation at the conclusion of the stock offering results in an increase in the maximum of the valuation range to more than $88.61 million, and a corresponding increase in the offering range to more than 7,935,000 shares, or a decrease in the minimum of the valuation range to less than $52.0 million and a

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corresponding decrease in the offering range to less than 5,100,000 shares, then we will promptly return, with interest at a rate of 0.02% per annum, all funds received in the stock offering and cancel deposit account withdrawal authorizations. After consulting with the OCC, we may terminate the plan of conversion. Alternatively, we may establish a new offering range and commence a resolicitation of subscribers or take other actions as permitted by the OCC to complete the conversion and stock offering. If we conduct a resolicitation, we will notify subscribers of their rights to place a new stock order for a specified period of time. If a person does not respond, we will cancel his or her stock order and return his or her subscription funds, with interest at a rate of 0.02% per annum, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. Any resolicitation following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended with the approval, to the extent approval is required, of the OCC, for periods of up to 90 days.

An increase in the number of shares to be issued in the stock offering would decrease both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis while increasing pro forma earnings and stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the stock offering would increase both a subscriber’s ownership interest and our pro forma earnings and stockholders’ equity on a per share basis, while decreasing pro forma earnings and stockholders’ equity on an aggregate basis. For a presentation of the effects of these changes, see “Pro Forma Data.”

A copy of RP Financial’s independent valuation appraisal report is available for inspection at our offices, as specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

According to the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the descending order of priority disclosed below. The filling of all valid subscriptions we receive will depend on the availability of common stock after satisfaction of all valid subscriptions of all persons having prior rights in the subscription offering and to the minimum, maximum and overall purchase limitations set forth in the plan of conversion and as described below under “ – Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on December 31, 2022 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of 35,000 shares ($350,000) of our common stock, 0.10% of the total number of shares of common stock issued in the stock offering, or 15 times the number of shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Eligible Account Holders, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of shares of our common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at the close of business on December 31, 2022. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all information had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also our directors or senior officers or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent of such portion of their subscription rights attributable to their increased deposits during the year preceding December 31, 2022.

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Priority 2: Tax-Qualified Plans. Our tax-qualified employee benefit plans, specifically our employee stock ownership plan which we are establishing in connection with the conversion, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation. Our employee stock ownership plan intends to purchase up to 8% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation. Alternatively, subject to market conditions and receipt of regulatory approval, the employee stock ownership plan may instead elect to purchase shares of common stock in the open market following the completion of the stock offering to fill all or a portion of the employee stock ownership plan’s intended subscription.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee benefit plans, each depositor with a Qualifying Deposit at the close of business on March 31, 2024 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 35,000 shares ($350,000) of common stock, 0.10% of the total number of shares of common stock issued in the stock offering, or 15 times the number of shares offered multiplied by a fraction of which the numerator is the Qualifying Deposit of the Supplemental Eligible Account Holder and the denominator is the aggregate Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated (one or more times as necessary) among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she had an ownership interest at the close of business on March 31, 2024. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all information had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee benefit plans, and Supplemental Eligible Account Holders, each depositor as of the close of business on the voting record date of April 30, 2024, who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to the greater of 35,000 shares ($350,000) of common stock or 0.10% of the total number of shares of common stock issued in the stock offering, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, unallocated shares will be allocated to each Other Member whose subscription remains unfilled in the proportion that the amount of his or her subscription bears to the total amount of subscriptions of all Other Members whose subscriptions remain unfilled.

To ensure proper allocation of common stock, each Other Member must list on the stock order form all deposit accounts in which he or she had an ownership interest at the close of business on April 30, 2024. In the event of oversubscription, failure to list an account, or including incomplete or incorrect information, could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date. The subscription offering will expire at 4:00 p.m., Central time, on June 18, 2024, unless extended by us for up to 45 days or such additional periods of up to 90 days with the approval of the OCC, if necessary. Subscription rights will expire whether or not each person eligible to subscribe in the subscription

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offering can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint or maximum of the offering range. Subscription rights that have not been exercised before the expiration date will become void.

We will not execute orders in the stock offering until we have received orders to purchase at least the minimum number of shares of common stock. If we have not received valid purchase orders for at least 5,100,000 shares within 45 days after the June 18, 2024 expiration date, and the OCC has not consented to an extension, the stock offering will be terminated and all funds delivered to purchase shares of common stock in the stock offering will be returned promptly to the subscribers with interest at a rate of 0.02% per annum, and all deposit account withdrawal authorizations will be cancelled. If an extension beyond August 2, 2024 is granted by the OCC, we will resolicit subscribers as described under “ – Procedure for Purchasing Shares in the Subscription Offering and any Community Offering – Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, our tax-qualified employee benefit plans, Supplemental Eligible Account Holders and Other Members, we may offer shares pursuant to the plan of conversion to the public in a community offering, with a preference given to natural persons (and trusts of natural persons) residing in Jefferson, Orleans, and St. Tammany Parishes in Louisiana.

Subscribers in any community offering may purchase up to 35,000 shares ($350,000) of common stock, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in any community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the stock offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons (and trusts of natural persons) residing in Jefferson, Orleans, and St. Tammany Parishes in Louisiana, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares, or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among such persons whose orders remain unsatisfied on an equal number of shares basis per order. If, instead, we do not have sufficient shares of common stock available to fill the orders of other members of the public, we will allocate the available shares among those persons in the manner described above for persons residing in Jefferson, Orleans, and St. Tammany Parishes in Louisiana. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the stock offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus means any person who occupies a dwelling within Jefferson, Orleans, and St. Tammany Parishes in Louisiana, has a present intent to remain there for a period of time and manifests the genuineness of that intent by establishing an ongoing physical presence there, together with an indication that this presence within Jefferson, Orleans, and St. Tammany Parishes in Louisiana is something other than merely transitory in nature. We may use our deposit or loan records or other evidence provided to us to decide whether a person is a resident of Jefferson, Orleans, and St. Tammany Parishes in Louisiana. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. Any community offering may begin at the same time as, during or after the subscription offering. We will not execute stock orders until we have received orders to purchase at least the minimum number of shares of common stock. Any community offering is expected to conclude at 4:00 p.m., Central time, on June 18, 2024, but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. We may decide to extend any community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond August 2, 2024. If an extension beyond that date is granted by the required regulatory agencies, we will resolicit persons whose orders we accept in the community offering, giving them an opportunity to confirm, change or cancel their orders. If a person does not respond, we will cancel his or her stock order and return funds, with interest, and cancel any

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authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond June 27, 2026, which is two years after the date of the special meeting of members.

Syndicated Community Offering

Our board of directors may decide to offer for sale shares of common stock not subscribed for in the subscription and community offerings in a syndicated community offering in a manner that will achieve a widespread distribution of our shares of common stock to the general public. If a syndicated community offering is held, Performance Trust will serve as sole book running manager and will assist us in selling our common stock on a best efforts basis. In such capacity, Performance Trust may form a syndicate of other broker-dealers who are member firms of the Financial Institution Regulatory Authority, referred to as “FINRA” throughout this prospectus. Neither Performance Trust nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in any syndicated community offering.

In any syndicated community offering, any person may purchase up to 35,000 shares ($350,000) of common stock, subject to the overall purchase limitations. See “ – Limitations on Common Stock Purchases.” We retain the right to accept or reject in whole or in part any orders in any syndicated community offering. Unless the OCC permits otherwise, accepted orders for our common stock in any syndicated community offering will first be filled up to a maximum of 2% of the shares sold in the stock offering. Thereafter any remaining shares will be allocated on an equal number of shares per order basis until all shares have been allocated. Unless any syndicated community offering begins during the subscription offering or any community offering, any syndicated community offering will begin as soon as possible after the expiration of the subscription offering and any community offering. Any syndicated community offering must terminate no more than 45 days following the expiration of the subscription offering.

Any syndicated community offering will be conducted according to certain Securities and Exchange Commission rules applicable to best efforts “min/max” offerings. Orders in any syndicated community offering will be submitted in substantially the same manner as utilized in the subscription offering and any community offering. Payments in any syndicated community offering, however, must be made in immediately available funds (bank checks, money orders, Fifth District deposit account withdrawal authorizations or wire transfers). Personal checks will not be accepted. If the closing of the stock offering does not occur, either as a result of not confirming receipt of at least $56.1 million in gross proceeds (the minimum of the offering range) or the inability to satisfy other closing conditions to the stock offering, the funds will be promptly returned with interest at a rate of 0.02% per annum.

The closing of any syndicated community offering, which would be simultaneous with the closing of the subscription offering and any community offering, is subject to conditions set forth in an agency agreement among Fifth District Bancorp and Fifth District, on one hand, and Performance Trust, on the other hand.

Expiration Date. Any syndicated community offering may begin concurrently with, during or after the subscription offering, and may terminate at the same time as the subscription offering, but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. Any syndicated community offering is expected to conclude at 4:00 p.m., Central time, on June 18, 2024, but must terminate no more than 45 days following the expiration of the subscription offering, unless extended with regulatory approval. We may decide to extend any syndicated community offering for any reason and are not required to give purchasers notice of any such extension unless such period extends beyond August 2, 2024. If an extension beyond that date is granted by the required regulatory agencies, we will resolicit persons whose orders we accept in any syndicated community offering, giving them an opportunity to confirm, change or cancel their orders. If a person does not respond, we will cancel his or her stock order and return funds, with interest, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. These extensions may not go beyond June 27, 2026, which is two years after the date of the special meeting of members.

If for any reason we cannot conduct a syndicated community offering of shares of common stock, or if we are unable to find purchasers from the general public to reach the minimum of the offering range, we will try to make other arrangements for the sale of unsubscribed shares, including an underwritten public offering, if possible. The OCC and FINRA must approve any such arrangements.

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Limitations on Common Stock Purchases

The plan of conversion includes the following limitations on the number of shares of common stock that may be purchased in the stock offering:

•	Generally, no person or entity, or persons or entities acting through a single qualifying deposit account held jointly, may purchase more than 35,000 shares ($350,000) of common stock, and no person or entity, together with any associate or group of persons acting in concert, may purchase more than 50,000 shares ($500,000) of common stock in all categories of the stock offering combined, except that our tax-qualified employee benefit plans may purchase in the aggregate up to 10% of the sum of the number of shares of common stock sold in the stock offering (including shares issued in the event of an increase in the offering range of up to 15%) and contributed to the charitable foundation;

•	The maximum number of shares of common stock that may be purchased in all categories of the stock offering by our senior officers and directors and their associates, in the aggregate, may not exceed 26% of the shares sold in the stock offering; and

•	The minimum purchase by each person purchasing shares in the stock offering is 25 shares, to the extent those shares are available.

Depending upon market or financial conditions, with the receipt of any required approvals of the OCC, we may increase the individual or aggregate purchase limitations to an amount generally not to exceed 5.0% of the common stock sold in the stock offering. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount of common stock and who indicated a desire on their stock order form to be resolicited, will be given the opportunity to increase their subscriptions up to the then-applicable limit. The effect of this type of resolicitation will be to increase the number of shares of common stock owned by subscribers who choose to increase their subscriptions. If a purchase limitation is increased to 5.0% of the stock sold in the stock offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5.0% of the shares of common stock sold in the stock offering do not exceed in the aggregate 10.0% of the number of shares of common stock sold in the stock offering. Any such requests to purchase additional shares of common stock if a purchase limitation is so increased will be determined by our board of directors in its sole discretion.

In the event of an increase in the offering range of up to 15% of the total number of shares of common stock offered in the stock offering, shares will be allocated in the following order of priority according to the plan of conversion:

•	to fill our tax-qualified employee benefit plans’ subscriptions for up to 10% of the sum of the number of shares of common stock sold in the stock offering and contributed to the charitable foundation;

•	if there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfulfilled subscriptions of these subscribers according to their respective priorities; and

•	to fill unfulfilled subscriptions in the community offering, with preference given to natural persons (and trusts of natural persons) residing in Jefferson, Orleans, and St. Tammany Parishes in Louisiana.

The term “associate” of a person means:

•	any corporation or organization, other than Fifth District, Fifth District Bancorp or a majority-owned subsidiary of either entity, of which the person is a senior officer, partner or 10% or greater beneficial stockholder;

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•	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and

•	any blood or marriage relative of the person, who either resides with the person or who is a director or officer of Fifth District or Fifth District Bancorp.

The term “acting in concert” means:

•	knowing participation in a joint activity or parallel action towards a common goal whether or not pursuant to an express agreement; or

•	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement, or other arrangement, whether written or otherwise.

In general, a person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated. We have the right to determine, in our sole discretion, whether prospective purchasers are associates or acting in concert. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships or that persons share a common address (whether or not related by blood or marriage), held deposit accounts with Fifth District at any of the subscription eligibility record dates that were registered to the same address, or may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other public companies.

Our directors are not treated as associates of each other solely because of their membership on the board of directors. Shares of common stock purchased in the stock offering will be freely transferable except for shares purchased by our senior officers and directors and except as described below. Any purchases made by any associate of Fifth District or Fifth District Bancorp for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the stock offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under the guidelines of FINRA, members of FINRA and their associates are subject to certain restrictions on transfer of securities purchased according to subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of shares of our common stock at the time of conversion and thereafter, see “ – Restrictions on Transfer of Subscription Rights and Shares,” “ – Other Restrictions” and “Restrictions on Acquisition of Fifth District Bancorp.”

Plan of Distribution; Selling Agent and Underwriter Compensation

General. To assist in the marketing of our shares of common stock, we have retained Performance Trust, a broker-dealer registered with FINRA. In its role as financial advisor, Performance Trust will, among other things:

•	consult with us as to the marketing implications of the plan of conversion, including the amount of common stock to be offered for sale in the stock offering;

•	review the financial impact of the stock offering on Fifth District Bancorp and Fifth District, based upon the independent appraisal;

•	review all offering documents, including the prospectus, stock order forms and related offering materials (Fifth District Bancorp is responsible for the preparation and filing of such documents);

•	assist us in the design and implementation of a marketing strategy for the stock offering;

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•	assist us in preparing for and scheduling meetings with potential investors and broker-dealers, as necessary; and

•	provide general advice and assistance as may be reasonably requested by us to promote the successful completion of the stock offering.

Subscription Offering and Community Offering. For these services, Performance Trust will receive:

•	a management fee of $30,000, which has been paid as of the date of this prospectus;

•	a success fee equal to 0.95% of the aggregate purchase price of the shares of common stock sold in the subscription offering;

•	a success fee of 1.5% of the aggregate purchase price of the shares of common stock sold in any community offering, except that a success fee of 5.0% of the aggregate purchase price of the shares of common stock sold in any community offering shall apply to purchases by “institutional accredited investors” (as defined in federal securities regulations), provided that any such institutional accredited investors were solicited and/or initiated by Performance Trust.

The $30,000 management fee will be credited against the success fees. Shares of common stock sold to the employee stock ownership plan and to our directors, officers and employees and their immediate family members, and shares contributed to the charitable foundation, shall be excluded from the calculation of all success fees.

Syndicated Community Offering. If any shares of common stock are sold through a group of broker-dealers in any syndicated community offering, we will pay a fee of 5.0% of the aggregate dollar amount of shares of common stock sold in any syndicated community offering by Performance Trust and any other broker-dealers included in any syndicated community offering. Any syndicated community offering will be conducted on a best efforts basis, and Performance Trust will serve as sole book-running manager. All fees payable with respect to any syndicated community offering will be in addition to fees payable with respect to the subscription offering and any community offering.

Expenses. In its role as financial advisor, Performance Trust also will be reimbursed for its legal fees and expenses up to a maximum of $100,000 and for its other expenses up to $60,000 (which may be increased to up to $75,000 in the event of a resolicitation of subscribers).

Other. Performance Trust has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for shares of Fifth District Bancorp common stock, nor has it prepared an opinion as to the fairness of the purchase price or the terms of the common stock to be sold in the stock offering. Performance Trust expresses no opinion as to the prices at which the shares of common stock may trade after the completion of the conversion and stock offering.

Stock Information Center Management

In addition to engaging Performance Trust to assist in the marketing of the shares of our common stock in the stock offering, we have engaged Performance Trust to act as our records agent and stock information center manager in connection with the stock offering. In its role as records agent and stock information center manager, Performance Trust will, among other things:

•	process customer account information to identify customer subscription and voting rights;

•	coordinate vote solicitation for the special meetings of members;

•	design stock order forms;

•	organize and supervise the Stock Information Center; and

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•	provide employee training.

For these services Performance Trust will receive fees totaling $30,000, of which $15,000 has been paid as of the date of this prospectus. These fees can be increased by up to $10,000 if there are unusual or additional items or duplication of services required as a result of a material change in the regulations or the plan of conversion or a material delay or other similar events. Performance Trust will also be reimbursed for its reasonable out-of-pocket expenses not to exceed $30,000. We will bear all expenses of operation of the Stock Information Center.

Indemnity

We have agreed to indemnify Performance Trust against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the stock offering materials for the common stock, including liabilities under the Securities Act of 1933, as well as certain other claims and litigation arising out of Performance Trust’s engagement with respect to the conversion and stock offering.

Solicitation of Officers by Our Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Fifth District may assist in the stock offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Performance Trust. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the stock offering.

Prospectus Delivery

To ensure that each purchaser in the subscription offering and any community offering receives a prospectus at least 48 hours before the expiration of the stock offering according to Rule 15c2-8 of the Securities Exchange Act of 1934, we may not mail a prospectus any later than five days before the expiration date or hand deliver a prospectus any later than two days before that date. We are not obligated to deliver a prospectus or stock order form by means other than U.S. Mail. Execution of a stock order form will confirm receipt of delivery of a prospectus according to Rule 15c2-8. Stock order forms will be distributed only if preceded or accompanied by a prospectus.

In any syndicated community offering, a prospectus and stock order form in electronic format may be made available on Internet sites or through other online services maintained by Performance Trust or one or more other members of the syndicate, or by their respective affiliates. In those cases, prospective investors may view offering terms online. The members of the syndicate may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the Internet sites referenced in the preceding paragraph and any information contained in any other Internet site maintained by any member of the syndicate is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or by Performance Trust or any other member of the syndicate in its capacity as selling agent or syndicate member and should not be relied upon by investors.

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Procedure for Purchasing Shares in the Subscription Offering and any Community Offering

Expiration Date. The subscription offering and any community offering will expire at 4:00 p.m., Central time, on June 18, 2024, unless we extend one or both for up to 45 days, with the approval of the OCC, if required. This extension may be approved by us, in our sole discretion, without notice to purchasers in the stock offering. Any extension of the subscription offering and/or any community offering beyond August 2, 2024 would require the OCC’s approval. If the stock offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds, with interest at 0.02% per annum, or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the adjusted maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds submitted to us will be returned promptly, with interest at 0.02% per annum, for funds received in the subscription offering and any community offering. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.

We reserve the right in our sole discretion to terminate the stock offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.02% per annum, from the date of receipt as described above.

Use of Order Forms in the Subscription Offering and any Community Offering. To purchase shares of common stock in the subscription offering and any community offering, you must properly complete an original stock order form and remit full payment. We are not required to accept orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) on or before 4:00 p.m., Central time, on June 18, 2024. We are not required to accept stock order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects.

Submitting Your Stock Order Form and Payment. Your completed and signed stock order form and full payment may be returned to us by:

•	overnight delivery to the address indicated on the stock order form for this purpose;

•	in-person delivery to our Stock Information Center located at Fifth District’s main office located at 4000 General DeGaulle Drive in New Orleans or to Fifth District’s Lakeview office located at 425 Harrison Avenue in New Orleans; or

•	regular mail using the stock order reply envelope provided.

In-person delivery of stock order forms will be accepted only at the Stock Information Center and at Fifth District’s Lakeview office. Do not return your stock order form to any other office of Fifth District. The Stock Information Center is open Monday through Friday between 9:00 a.m. and 4:00 p.m., Central Time, excluding bank holidays. Please do not mail stock order forms to any of Fifth District’s offices.

Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in any community offering, in whole or in part, at the time of receipt or at any time before completion of the stock offering. If you are ordering shares in the stock offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the stock offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

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By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Fifth District, the Federal Deposit Insurance Corporation or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Payment for Shares. Payment for all shares of common stock must accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription offering and any community offering may be made by:

•	personal check, bank check or money order, made payable to Fifth District Bancorp, Inc.;

•	authorization of withdrawal of available funds from your Fifth District deposit account(s); or

•	cash. Please do not remit cash by mail.

Appropriate means for designating withdrawals from deposit account(s) at Fifth District are provided on the stock order form. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the stock offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current statement savings rate after the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription offering and any community offering will be immediately cashed and placed in a segregated account at Fifth District and will earn interest at 0.02% per annum from the date payment is processed until the stock offering is completed or terminated.

You may not remit any type of third-party checks (including those payable to you and endorsed over to Fifth District Bancorp) or a Fifth District line of credit check. You may not designate on your stock order form direct withdrawal from a retirement account at Fifth District. See “—Using Individual Retirement Account Funds.” Additionally, you may not designate on your stock order form a direct withdrawal from Fifth District deposit accounts with check-writing privileges. Instead, a check should be provided. If you request a direct withdrawal from an account with check-writing privileges, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and may immediately withdraw the amount from your checking account(s). If permitted by the OCC, if we resolicit persons who subscribed for the maximum purchase amount, as described above under “—Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. Wire transfers will not otherwise be accepted, except as described below.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the stock offering is not completed by August 2, 2024. If the subscription offering and any community offering are extended past that date, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds, with interest at 0.02% per annum, or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.

OCC regulations prohibit Fifth District from lending funds or extending credit to any person to purchase shares of Fifth District Bancorp common stock in the stock offering.

We have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for

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which they subscribe in any community offering at any time before 48 hours before the completion of the conversion. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the stock offering, it will not be required to pay for such shares until completion of the stock offering, provided that there is a loan commitment from an unrelated financial institution or Fifth District Bancorp to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using Individual Retirement Account Funds. If you are interested in using funds in your IRA at Fifth District or other retirement account to purchase shares of common stock in the stock offering, you must do so through an account offered by a custodian that can hold common stock. By regulation, Fifth District’s IRAs are not capable of holding common stock. Therefore, if you wish to use funds that are currently in a Fifth District IRA, you may not designate on the order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, which offers the type of retirement accounts that can hold common stock. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. A one-time and/or annual administrative fee may be payable to the independent trustee or custodian. You may select the custodian of your choice. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at Fifth District or elsewhere, to purchase shares of common stock should contact the Stock Information Center for guidance as soon as possible, preferably at least two weeks before the June 18, 2024 offering deadline. Processing these transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock. All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A book entry statement reflecting ownership of shares of common stock issued in the subscription offering and any community offering will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and stock offering. We expect trading in the stock to begin on the business day of or on the business day immediately following the completion of the conversion and stock offering. You may not be able to sell the shares of common stock that you purchased until a statement reflecting your ownership of shares of common stock is available and delivered to you, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the FINRA, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a state of the United States with respect to which any of the following apply:

•	a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state;

•	the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or

•	such registration or qualification would be impracticable for reasons of cost or otherwise.

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Restrictions on Transfer of Subscription Rights and Shares

Applicable banking regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the stock order form, you cannot add the name(s) of others for joint stock registration unless they are also named on your qualifying deposit accounts. Taking this action may jeopardize your subscription rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise before completion of the stock offering.

We will pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights, and we will not honor stock orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the stock offering. If you have questions regarding the conversion or stock offering, call our Stock Information Center at (504) 363-6530. The Stock Information Center is accepting telephone calls Monday through Friday, between 9:00 a.m. and 4:00 p.m., Central time, excluding bank holidays.

Liquidation Rights

In the unlikely event of a complete liquidation of Fifth District before the completion of the conversion and stock offering, all claims of creditors of Fifth District, including those of its depositors (to the extent of their deposit balances), would be paid first. Then, if there were any assets of Fifth District remaining, depositors of Fifth District would receive those remaining assets, pro rata, based upon the deposit balances in their deposit accounts in Fifth District immediately before liquidation. In the unlikely event that Fifth District were to liquidate after the conversion and stock offering, all claims of creditors, including those of depositors, would be paid first, followed by distribution of the “liquidation account” to certain depositors, with any assets remaining thereafter distributed to Fifth District Bancorp in its capacity as the sole holder of Fifth District’s outstanding capital stock. According to OCC rules and regulations, a post-conversion merger, consolidation, sale of bulk assets or similar combination or transaction with another insured savings institution would not be considered a liquidation and, in these types of transactions, the liquidation account would be assumed by the surviving institution.

The plan of conversion provides for the establishment, upon the completion of the conversion and stock offering, of a “liquidation account” for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the total equity of Fifth District as of the date of its latest balance sheet contained in this prospectus.

The purpose of the liquidation account is to provide Eligible Account Holders and Supplemental Eligible Account Holders who maintain their deposit accounts with Fifth District after the conversion and stock offering with a liquidation interest in the unlikely event of the complete liquidation of Fifth District after the conversion and stock offering. Each Eligible Account Holder and Supplemental Eligible Account Holder that continues to maintain his or her deposit account at Fifth District, would be entitled, on a complete liquidation of Fifth District after the conversion and stock offering, to an interest in the liquidation account before any payment to the stockholders of Fifth District Bancorp. Each Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Fifth District as of the close of business on December 31, 2022. Each Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of

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each such deposit account as of the close of business on December 31, 2022 bears to the balance of all such deposit accounts in Fifth District on such date. Each Supplemental Eligible Account Holder would have an initial interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Fifth District as of the close of business on March 31, 2024. Each Supplemental Eligible Account Holder would have a pro rata interest in the total liquidation account for each such deposit account, based on the proportion that the balance of each such deposit account as of the close of business on March 31, 2024 bears to the balance of all such deposit accounts in Fifth District on such date.

If, however, on any December 31 annual closing date commencing on or after the effective date of the conversion and stock offering, the amount in any such deposit account is less than the amount in the deposit account as of the close of business on December 31, 2022 or March 31, 2024, respectively, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositor. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to Fifth District Bancorp in its capacity as the sole stockholder of Fifth District.

Material Income Tax Consequences

Consummation of the conversion and stock offering is subject to the prior receipt of an opinion of counsel or tax advisor with respect to federal and state income taxation that the conversion and stock offering will not be a taxable transaction to Fifth District, Fifth District Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Unlike private letter rulings, opinions of counsel or tax advisors are not binding on the Internal Revenue Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Fifth District or Fifth District Bancorp would prevail in a judicial proceeding.

Fifth District and Fifth District Bancorp have received an opinion from its counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the conversion and stock offering, which includes the following:

1.	The conversion of Fifth District to a federally-chartered stock savings bank will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

2.	Fifth District will not recognize any gain or loss upon the receipt of money from Fifth District Bancorp in exchange for shares of common stock of Fifth District.

3.	The basis and holding period of the assets received by Fifth District, in stock form, from Fifth District, in mutual form, will be the same as the basis and holding period in such assets immediately before the conversion.

4.	No gain or loss will be recognized by account holders of Fifth District, including Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, upon the issuance to them of withdrawable deposit accounts in Fifth District, in stock form, in the same dollar amount and under the same terms as held at Fifth District, in mutual form. In addition, Eligible Account Holders and Supplemental Eligible Account Holders will not recognize gain or loss upon receipt of an interest in a liquidation account in Fifth District, in stock form, in exchange for their ownership interests in Fifth District, in mutual form.

5.	The basis of the account holders’ deposit accounts in Fifth District, in stock form, will be the same as the basis of their deposit accounts in Fifth District, in mutual form. The basis of the Eligible

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Account Holders and the Supplemental Eligible Account Holders interests in the liquidation account will be zero, which is the cost of such interest to such persons.

6.	It is more likely than not that the fair market value of the nontransferable subscription rights will be zero, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the subscription price for the shares of common stock in the stock offering. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Fifth District Bancorp common stock, provided that the amount to be paid for Fifth District Bancorp common stock is equal to the fair market value of Fifth District Bancorp common stock.

7.	It is more likely than not that the basis of the shares of Fifth District Bancorp common stock purchased in the stock offering will be the purchase price. The holding period of the Fifth District Bancorp common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date on which the right to acquire such stock was exercised.

8.	No gain or loss will be recognized by Fifth District Bancorp on the receipt of money in exchange for shares of Fifth District Bancorp common stock sold in the stock offering.

In the view of RP Financial (which is the independent appraiser of the value of the shares of Fifth District Bancorp common stock), the subscription rights do not have any value for the reasons set forth above. RP Financial’s view is not binding on the Internal Revenue Service. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to their value, and Fifth District Bancorp could recognize gain on a distribution. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences if subscription rights are deemed to have an ascertainable value.

The opinion as to the basis in the liquidation account set forth in item 4 above is based on the position that: (i) no holder of an interest in a liquidation account has ever received any payment attributable to a liquidation of a solvent bank (other than as set forth below); (ii) the interests in the liquidation account are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder and Supplemental Eligible Account Holder will be reduced as their deposits in Fifth District are reduced; and (iv) holders of an interest in a liquidation account have received payments of their interests in very few instances (out of hundreds of transactions involving mergers, acquisitions and the purchase of assets and assumption of liabilities of holding companies and subsidiary banks) and these instances involved the purchase and assumption of a bank’s assets and liabilities by a credit union. In addition, we have received a letter from RP Financial stating its belief that the benefit provided by the Fifth District liquidation account does not have any economic value as of the effective time of the conversion and stock offering. Based on the foregoing, Luse Gorman, PC believes it is more likely than not that such rights in the Fifth District liquidation account have no value. If such rights are subsequently found to have an economic value as of the effective time of the conversion and stock offering, income may be recognized by each Eligible Account Holder or Supplemental Eligible Account Holder in the amount of such fair market value as of the effective date of the conversion and stock offering.

The Internal Revenue Service will not issue private letter rulings with respect to the issue of whether nontransferable rights have value. Unlike private letter rulings, an opinion of counsel or the view of an independent appraiser is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached therein. Depending on the conclusion or conclusions with which the Internal Revenue Service disagrees, the Internal Revenue Service may take the position that the transaction is taxable to any one or more of Fifth District, its members, Fifth District Bancorp, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise their subscription rights. In the event of a disagreement, there can be no assurance that Fifth District Bancorp or Fifth District would prevail in a judicial or administrative proceeding.

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The federal income tax opinion has been filed with the Securities and Exchange Commission as an exhibit to Fifth District Bancorp’s registration statement. LaPorte, APAC has issued an opinion regarding the Louisiana income tax consequences consistent with the federal income tax opinion.

Restrictions on Purchase or Transfer of Our Shares after the Conversion and Stock Offering

The shares of common stock being acquired by the directors and executive officers of Fifth District, and their associates, are being acquired for investment purposes, and not with a view towards resale. All shares of common stock purchased in the stock offering by a director or executive officer of Fifth District Bancorp or Fifth District generally may not be sold for a period of one year following the closing of the conversion and stock offering, except in the event of the death of the director or executive officer. Each statement of ownership or certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any certificate or ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split or otherwise with respect to the restricted stock will be similarly restricted. The directors and executive officers of Fifth District Bancorp also will be restricted by the insider trading rules under the Securities Exchange Act of 1934, as amended.

Purchases of shares of our common stock by any of our directors, executive officers and their associates, during the three-year period following the closing of the conversion and stock offering, may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the OCC. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock, to purchases of our common stock to fund stock options by one or more stock-based benefit plans or to any of our tax-qualified employee stock benefit plans or nontax-qualified employee stock benefit plans, including any stock-based benefit plans.

OCC regulations prohibit Fifth District Bancorp from repurchasing its shares of common stock during the first year following the conversion and stock offering, unless compelling business reasons exist to do so or to fund management recognition plans that have been ratified by stockholders (with OCC approval) or tax-qualified employee stock benefit plans.

THE FIFTH DISTRICT COMMUNITY FOUNDATION, INC.

General

In furtherance of our commitment to the communities in our market area, the plan of conversion provides for the establishment of a new charitable foundation, the Fifth District Community Foundation, Inc., as a non-stock, nonprofit Delaware corporation in connection with the conversion and stock offering. We will fund the charitable foundation with cash and shares of Fifth District Bancorp common stock, as described below. By further enhancing our visibility and reputation in the communities within our market area, we believe that the charitable foundation will enhance the long-term value of Fifth District’s community banking franchise. The conversion and stock offering present a unique opportunity to provide a substantial and continuing benefit to our community through the charitable foundation. The establishment and funding of the charitable foundation is subject to regulatory approval and approval by Fifth District’s members.

Purpose of the Charitable Foundation

In connection with the closing of the conversion and stock offering, we intend to contribute to the charitable foundation $250,000 in cash and 100,000 shares of common stock (valued at the purchase price of $10.00 per share) for an aggregate contribution of $1,250,000.

The purpose of the charitable foundation is to provide financial support to charitable organizations in our market area and to enable the communities that we serve to share in our long-term growth. The charitable foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us.

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Funding the charitable foundation with shares of our common stock is also intended to allow our communities to share in our potential growth and success after the conversion and stock offering is completed because the charitable foundation will benefit directly from any increases in the value of our shares of common stock. In addition, the charitable foundation will maintain close ties with Fifth District, forming a partnership within the communities in which Fifth District operates.

Structure of the Charitable Foundation

The charitable foundation will be incorporated under Delaware law as a non-stock, nonprofit corporation. The certificate of incorporation of the charitable foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The certificate of incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.

The charitable foundation will be governed by a board of directors, initially consisting of Brian W. North, a director of Fifth District, and at least one other individual. We are required to select one person to serve on the initial board of directors who is not one of our officers or directors and who has experience with local charitable organizations and grant making. As of the date of this prospectus, we have selected Michael E. Nolan, a director emeritus of Fifth District, as the independent director with experience with local charitable organizations and grant making. For five years after the conversion and stock offering, one seat on the charitable foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not an officer, director or employee of Fifth District Bancorp or Fifth District, and at least one seat on the charitable foundation’s board of directors will be reserved for a director of Fifth District.

The board of directors of the charitable foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, the directors of the charitable foundation will at all times be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established. The directors also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of our common stock held by the charitable foundation. However, as required by applicable regulations, all shares of our common stock owned by the charitable foundation must be voted in the same ratio as all other outstanding shares of our common stock on all proposals considered by our stockholders.

The charitable foundation’s place of business will be located at Fifth District’s main office. The board of directors of the charitable foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and applicable banking regulations governing transactions between Fifth District and the charitable foundation.

The charitable foundation will receive working capital from the initial cash contribution and:

(i)	any dividends that may be paid on the shares of Fifth District Bancorp common stock in the future to the extent that it continues to own shares of our common stock;

(ii)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; and

(iii)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, the charitable foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.

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Income Tax Considerations

We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) tax exempt organization under the Internal Revenue Code and should be classified as a private foundation. As long as the charitable foundation files an application for tax-exempt status within 27 months of the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, the effective date of its status as a Section 501(c)(3) organization will be the date of its organization. We have not received a tax opinion as to whether the charitable foundation’s tax-exempt status will be affected by the regulatory requirement that all shares of our common stock held by it must be voted in the same ratio as all other outstanding shares of our common stock on all proposals considered by our stockholders.

We believe that our contribution of shares of our common stock to the charitable foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that the charitable foundation is required to pay us for such stock. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to the charitable foundation. We estimate that all of the contribution should be deductible over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. In such event, our contribution to the charitable foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to the charitable foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our stockholders and depositors, and the financial condition and operations of the foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 1%. The charitable foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. The charitable foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Charitable Foundation

The OCC requires that, before Fifth District’s board of directors adopted the plan of conversion, the board of directors had to identify its member(s) that will serve on the charitable foundation’s board of directors, and these director(s) could not participate in the discussions of Fifth District’s board of directors concerning contributions to the charitable foundation, and could not vote on the matter. Fifth District’s board of directors complied with this regulation in adopting the plan of conversion.

The OCC will generally not object if a well-capitalized federal savings association or savings bank contributes to a charitable foundation an aggregate amount of 8% or less of the shares or proceeds issued in a conversion stock offering. Fifth District qualifies as a well-capitalized savings association, and the contribution to the charitable foundation will not exceed this limitation.

The OCC imposes the following additional requirements on the establishment of the charitable foundation:

•	the charitable foundation’s primary purpose must be to serve and make grants in our local community;

•	the OCC may examine the charitable foundation at the charitable foundation’s expense;

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•	the charitable foundation must comply with all supervisory directives that the OCC imposes;

•	the charitable foundation must provide annually to the OCC a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

•	the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the charitable foundation may not engage in self-dealing;

•	the charitable foundation must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by Fifth District Bancorp’s stockholders.

Additionally, Fifth District Bancorp, Fifth District, and the charitable foundation have made the following standard written commitments to the Federal Reserve Board:

•	Fifth District Bancorp and Fifth District commit that the charitable foundation will be considered an affiliate of Fifth District for purposes of Sections 23A and 23B of the Federal Reserve Act;

•	Fifth District Bancorp and Fifth District commit that they will notify the Federal Reserve Bank of Atlanta:

o	At least 30 days before any transaction that would cause Fifth District Bancorp’s direct or indirect ownership position in a company, when aggregated with the ownership position of the charitable foundation, to exceed 5% of the outstanding shares of any class of voting securities of the company if Fifth District Bancorp, any of its subsidiaries, or the charitable foundation is a party to the transaction; and

o	Within 30 days if Fifth District Bancorp’s direct or indirect ownership position in a company, when aggregated with the ownership position of the charitable foundation, exceeds 5% of the outstanding shares of any class of voting securities of the company for any other reason.

•	Fifth District Bancorp and Fifth District commit that any contributions by Fifth District Bancorp or Fifth District to the charitable foundation shall be made in writing and require that the charitable foundation:

o	Acquire additional shares of Fifth District Bancorp or Fifth District only with prior approval of the Federal Reserve Board; and

o	Notify the Federal Reserve Bank of Atlanta staff at least 60 days before the date of any liquidation or merger of the charitable foundation and submit a plan of liquidation to the Federal Reserve Bank of Atlanta at least 30 days before such date.

•	The charitable foundation commits to vote its shares of Fifth District Bancorp on a pro rata basis with respect to all other stockholders on each and every proposal considered by the stockholders of Fifth District Bancorp.

Applicable OCC and Federal Reserve regulations prohibit any person or entity from acquiring control of Fifth District Bancorp and/or Fifth District for three years following the consummation of the conversion and stock offering. Should, after this three-year period, Fifth District Bancorp and/or Fifth District enter into any merger or acquisition agreement with another insured depository institution or its holding company with respect to a merger or acquisition transaction in which the other insured depository institution or its holding company would be the resulting institution, the merger or acquisition agreement will provide for the charitable foundation to become a related charitable foundation and affiliate of the resulting insured depository institution or its holding company.

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RESTRICTIONS ON ACQUISITION OF FIFTH DISTRICT BANCORP

Although the board of directors of Fifth District Bancorp is not aware of any effort that might be made to obtain control of Fifth District Bancorp after the conversion and stock offering, the board of directors believes that it is appropriate to include certain provisions in Fifth District Bancorp’s articles of incorporation and bylaws to protect the interests of Fifth District Bancorp and its stockholders from takeovers which our board of directors might conclude are not in the best interests of Fifth District, Fifth District Bancorp or its stockholders.

The following discussion is a general summary of the material provisions of Fifth District Bancorp’s articles of incorporation and bylaws, Fifth District’s federal stock charter and bylaws, Maryland corporation law and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Fifth District Bancorp’s articles of incorporation and bylaws and Fifth District’s federal stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of Fifth District’s application for conversion filed with the OCC, and except for Fifth District’s federal stock charter and bylaws, Fifth District Bancorp’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Fifth District Bancorp’s Articles of Incorporation and Bylaws

Fifth District Bancorp’s articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of stockholders that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Fifth District Bancorp more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Therefore, it would take at least two annual elections to replace a majority of our directors. The bylaws establish qualifications for board members, including:

•	a prohibition on service as a director by a person who is a director, officer or a 10% stockholder of a competitor of Fifth District;

•	a prohibition on service as a director by a person (i) who has been convicted of a crime involving dishonesty or breach of trust that is punishable by imprisonment for a term exceeding one year under state or federal law, (ii) who is currently charged in an information, indictment or other

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complaint with the commission of or participation in such a crime, or (iii) against whom a financial or securities regulatory agency has, within the past ten years, issued a cease and desist, consent or other formal order, other than a civil money penalty, which order is subject to public disclosure by such agency;

•	a prohibition on service as a director by a person who is party to any agreement or understanding that (i) provides such person with material benefits that are contingent upon Fifth District Bancorp entering into a merger or similar transaction in which it is not the surviving entity, (ii) materially limits such person’s voting discretion with respect to Fifth District Bancorp’s strategic direction, or (iii) materially impairs such person’s ability to discharge his or her fiduciary duties with respect to the fundamental strategic direction of Fifth District Bancorp;

•	a requirement that any person proposed to serve as a director (other than the initial directors and other than directors who are also officers of Fifth District Bancorp or Fifth District) has maintained his or her principal residence for a period of at least one year immediately before his or her nomination or appointment to the Board of Directors within a 30-mile radius of the main office of Fifth District; and

•	a prohibition on service as a director by a person who has lost more than one election for service as a director of Fifth District Bancorp.

Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Evaluation of Offers. The articles of incorporation of Fifth District Bancorp provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Fifth District Bancorp (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Fifth District Bancorp and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon Fifth District Bancorp’s stockholders, including stockholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Fifth District Bancorp and its subsidiaries and on the communities in which it and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Fifth District Bancorp;

•	whether a more favorable price could be obtained for Fifth District Bancorp’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Fifth District Bancorp and its subsidiaries;

•	the future value of the stock or any other securities of Fifth District Bancorp or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

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•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of Fifth District Bancorp to fulfill its objectives as a financial institution holding company and on the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally-insured financial institution(s) under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Restrictions on Calling Special Meetings of Stockholders. The bylaws provide that special meetings of stockholders can be called by only the Chairperson or Vice Chairperson of the board of directors, a majority of the total number of directors that Fifth District Bancorp would have if there were no vacancies on the board of directors, or the Secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. The 10% limit shall not apply if, before the stockholder acquires shares in excess of the 10% limit, the acquisition is approved by a majority of the directors who are not affiliated with the holder and who were members of the board of directors before the time of the acquisition (or who were chosen to fill any vacancy of an otherwise unaffiliated director by a majority of the unaffiliated directors).

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors (after giving effect to the limitation on voting rights discussed above in “ – Limitation of Voting Rights”), voting together as a single class.

Stockholder Nominations and Proposals. The bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at an annual meeting of stockholders must submit written notice to Fifth District Bancorp at least 90 days before and not earlier than 120 days before the anniversary date of the proxy statement relating to the previous year’s annual meeting. However, if less than 90 days’ prior public disclosure of the date of the meeting is given to stockholders and the date of the annual meeting is advanced by more than 30 days, or delayed by more than 30 days, from the anniversary date of the preceding year’s annual meeting then stockholders must submit written notice to Fifth District Bancorp no later than 10 days following the day on which public disclosure of the date of the meeting is first made in a press release, in a document filed with the Securities and Exchange Commission or on a website maintained by Fifth District Bancorp.

Authorized but Unissued Shares. After the conversion and stock offering, Fifth District Bancorp will have authorized but unissued shares of common and preferred stock. The articles of incorporation authorize 1,000,000 shares of serial preferred stock. Fifth District Bancorp is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares. In addition, the articles of incorporation provide that a majority of the total number of directors that Fifth District Bancorp would have if there were no vacancies on the board of directors may, without action by the stockholders, amend the articles of incorporation to increase or decrease the aggregate number of shares of stock of any class or series that Fifth District Bancorp has the authority to issue. In the event of a proposed merger, tender offer or other attempt to gain control of Fifth District Bancorp that the board of directors

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does not approve, it would be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Fifth District Bancorp. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Except as provided under “ – Authorized but Unissued Shares,” above, regarding the amendment of the articles of incorporation by the board of directors to increase or decrease the number of shares authorized for issuance, or as otherwise allowed by law, any amendment to the articles of incorporation must be approved by our board of directors and also by two-thirds of the outstanding shares of our voting stock (or a majority of the outstanding shares of our voting stock if the amendment is approved by two-thirds of our board of directors); provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	the division of the board of directors into three staggered classes;

(iii)	the ability of the board of directors to fill vacancies on the board;

(iv)	the requirement that at least two-thirds of the voting power of the stockholders must vote to remove directors, and can only remove directors for cause;

(v)	the ability of the board of directors to amend and repeal the bylaws and the required stockholder vote to amend or repeal the bylaws;

(vi)	the ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Fifth District Bancorp;

(vii)	the authority of the board of directors to provide for the issuance of preferred stock;

(viii)	the validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	the number of stockholders constituting a quorum or required for stockholder consent;

(x)	the provision regarding stockholder proposals and nominations;

(xi)	the indemnification of current and former directors and officers, as well as employees and other agents, by Fifth District Bancorp;

(xii)	the limitation of liability of officers and directors to Fifth District Bancorp for money damages; and

(xiii)	the provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation set forth in (i) through (xii) of this list and the provisions related to amendment of the articles of incorporation.

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of the total number of directors that Fifth District Bancorp would have if there were no vacancies on the board of directors or by the stockholders by the affirmative vote of at least 80% of the votes entitled to be cast in the election of directors (after giving effect to the limitation on voting rights discussed above in “ – Limitation of Voting Rights”).

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Maryland Corporate Law

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of a corporation’s voting stock after the date on which the corporation had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of the corporation at any time after the date on which the corporation had 100 or more beneficial owners of its stock who, within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Fifth District’s Stock Charter

The federal stock charter of Fifth District provides that for a period of five years from the closing of the conversion and stock offering, no person (including a group acting in concert) other than Fifth District Bancorp may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Fifth District. This provision does not apply to any tax-qualified employee benefit plan of Fifth District or Fifth District Bancorp, or to an underwriter or member of an underwriting or selling group involving the public sale or resale of securities of Fifth District or any of its subsidiaries, so long as after the sale or resale, no underwriter or member of the selling group is a beneficial owner, directly or indirectly, of more than 10% of any class of equity securities of Fifth District. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.

Conversion Regulations

OCC regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquiring stock or subscription rights in a converting institution or its holding company from another person before completion of its conversion. Further, without the OCC’s prior written approval, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The OCC defines “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a savings association or its holding company, or an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or

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who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Regulations

Under the Change in Bank Control Act, a federal statute, no person may acquire control of a savings and loan holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. In addition, Federal Reserve Board regulations provide that no company may acquire control of a savings and loan holding company without the prior approval of the Federal Reserve Board.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the Federal Reserve Board that the acquirer has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution.

Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock, if the acquirer is also subject to any one of eight “control factors,” constitutes a rebuttable determination of control under Federal Reserve Board regulations. Such control factors include the acquirer being one of the two largest stockholders. The determination of control may be rebutted by submission to the Federal Reserve Board, before the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies that acquire beneficial ownership exceeding 10% or more of any class of a savings and loan holding company’s stock who do not intend to participate in or seek to exercise control over a savings and loan holding company’s management or policies may qualify for a safe harbor by filing with the Federal Reserve Board a certification form that states, among other things, that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the Federal Reserve Board, as applicable. There are also rebuttable presumptions in the regulations concerning whether a group “acting in concert” exists, including presumed action in concert among members of an “immediate family.”

The Federal Reserve Board may prohibit an acquisition of control if it finds, among other things, that:

•	the acquisition would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution;

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person; or

•	the acquisition would have an adverse effect on the FDIC’s Deposit Insurance Fund.

In addition, a savings and loan holding company must obtain the approval of the Federal Reserve Board before acquiring voting control of more than 5% of any class of voting stock of another savings association or another savings association holding company.

DESCRIPTION OF CAPITAL STOCK OF FIFTH DISTRICT BANCORP

General

Fifth District Bancorp is authorized to issue 20,000,000 shares of common stock, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. Fifth District Bancorp currently expects to issue in the stock offering up to 6,900,000 shares of common stock. It will not issue shares of preferred stock in the stock offering. Each share of common stock will have the same relative rights as, and will be identical in all

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respects to, each other share of common stock. Upon payment of the subscription price for the common stock, according to the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock will represent non-withdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other governmental agency.

Common Stock

Dividends. Fifth District Bancorp can pay dividends on its common stock if, after giving effect to such distribution, (i) it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and (ii) its total assets exceed the sum of its liabilities and the amount needed, if it were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference in the event of dissolution. The holders of common stock will be entitled to receive and share equally in dividends as may be declared by the board of directors out of funds legally available therefor. If Fifth District Bancorp issues shares of preferred stock, the holders of preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon consummation of the conversion and stock offering, the holders of common stock will have exclusive voting rights in Fifth District Bancorp. They will elect its board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Fifth District Bancorp issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Amendments to the articles of incorporation generally require a two-thirds vote, and certain amendments require an 80% stockholder vote.

As a federal stock savings bank, corporate powers and control of Fifth District will be vested in its board of directors, who elect the officers of Fifth District and fill any vacancies on the board of directors. Voting rights in Fifth District will be vested exclusively in the owner of the outstanding shares of capital stock of Fifth District, which will be Fifth District Bancorp, and voted at the direction of Fifth District Bancorp’s board of directors. Consequently, the holders of the common stock of Fifth District Bancorp will not have direct control of Fifth District.

Liquidation. In the event of any liquidation, dissolution or winding up of Fifth District, Fifth District Bancorp, as the owner of all of Fifth District’s outstanding capital stock, would be entitled to receive all assets of Fifth District available for distribution, after payment or provision for payment of all debts and liabilities of Fifth District, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Fifth District Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Fifth District Bancorp available for distribution. If preferred stock is issued by Fifth District Bancorp, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of Fifth District Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued, unless such preemptive rights are approved by the board of directors. The common stock is not subject to redemption.

Preferred Stock

No shares of Fifth District Bancorp’s authorized preferred stock will be issued as part of the conversion and stock offering. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Fifth District Bancorp’s board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the

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holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Forum Selection for Certain Stockholder Lawsuits

The articles of incorporation of Fifth District Bancorp provide that, unless Fifth District Bancorp consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Fifth District Bancorp, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Fifth District Bancorp to Fifth District Bancorp or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This exclusive forum provision does not apply to claims arising under the federal securities laws. Under the articles of incorporation, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Fifth District Bancorp shall be deemed to have notice of and consented to the exclusive forum provision of the articles of incorporation. This exclusive forum provision may limit a stockholder’s ability to bring a claim in a judicial forum it finds favorable for disputes with Fifth District Bancorp and its directors, officers, and other employees or may cause a stockholder to incur additional expense by having to bring a claim in a judicial forum that is distant from where the stockholder resides, or both. See “Risk Factors – Risks Related to the Stock Offering – Our articles of incorporation provide that, subject to limited exception, state and federal courts in the State of Maryland are the sole and exclusive forum for certain stockholders litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, and other employees.”

TRANSFER AGENT

The transfer agent and registrar for Fifth District Bancorp’s common stock will be Pacific Stock Transfer Company, Las Vegas, Nevada.

EXPERTS

The financial statements of Fifth District at December 31, 2023 and 2022 and for each of the years ended December 31, 2023 and 2022 have been included herein in reliance upon the report of Elliott Davis LLC, independent registered public accounting firm, which is included in this prospectus and upon the authority of said firm as experts in accounting and auditing.

RP Financial has consented to the publication in this prospectus of the summary of its report to Fifth District Bancorp setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and stock offering and of its letter with respect to subscription rights.

CHANGE IN INDEPENDENT AUDITOR

On November 16, 2023, Fifth District engaged Elliott Davis LLC as its independent auditor, replacing LaPorte, APAC. This change in independent auditor was approved by Fifth District’s Audit Committee. Elliott Davis LLC was engaged to audit the financial statements of Fifth District for the years ended December 31, 2023 and 2022 according to auditing standards of the Public Company Accounting Oversight Board.

Before the engagement of Elliott Davis LLC, Fifth District did not consult with Elliott Davis LLC regarding the application of accounting principles to a specific completed or proposed transaction or regarding the type of audit opinion that might be rendered by Elliott Davis LLC on Fifth District’s financial statements, and Elliott Davis LLC did not provide any written or oral advice that was an important factor considered by Fifth District in reaching a decision as to any such accounting, auditing or financial reporting issue, and Fifth District did not consult with Elliott Davis LLC regarding any of the matters or events set forth in Item 304(a)(2)(ii) of Regulation S-K.

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The report of LaPorte, APAC on its audit of the financial statements of Fifth District for the years ended December 31, 2022 and 2021, performed under AICPA auditing standards, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audit of the financial statements of Fifth District for the years ended December 31, 2022 and 2021, performed under AICPA standards, there were no disagreements with LaPorte, APAC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of LaPorte, APAC, would have caused them to make reference thereto in their reports, and there have been no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

Fifth District provided LaPorte, APAC with a copy of this disclosure before its filing with the Securities and Exchange Commission and requested that LaPorte, APAC furnish Fifth District with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements and, if it does not agree, the respects in which it does not agree. A copy of the letter is filed as an exhibit to the registration statement of Fifth District Bancorp, of which this prospectus is a part.

LEGAL MATTERS

Luse Gorman, PC, Washington, D.C., special counsel to Fifth District Bancorp and Fifth District, has issued to Fifth District Bancorp its opinion regarding the legality of the common stock and has issued to Fifth District Bancorp and Fifth District its opinion regarding the federal income tax consequences of the conversion and stock offering. LaPorte, APAC has issued its opinion to Fifth District Bancorp and Fifth District regarding the Louisiana state income tax consequences of the conversion and stock offering. Certain legal matters will be passed upon for Performance Trust and, in the event of a syndicated community offering, for any other co-managers, by Nelson Mullins Riley & Scarborough LLP, Atlanta, Georgia.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Fifth District Bancorp has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report, which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Fifth District Bancorp. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

Fifth District has filed with the OCC an application for conversion from mutual to stock form. This prospectus omits certain information contained in the application. The application may be examined at the OCC Dallas Office, located at 500 North Akard Street, Suite 1600, Dallas, TX 75201. A copy of the plan of conversion is available for review at each office of Fifth District.

In connection with the conversion and stock offering, Fifth District Bancorp will register its common stock under Section 12 of the Securities Exchange Act of 1934, as amended, upon which Fifth District Bancorp and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements, restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, annual and periodic reporting requirements, and certain other requirements. Under the plan of conversion, Fifth District Bancorp has undertaken that it will not terminate such registration for a period of at least three years following the consummation of the conversion and stock offering.

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#      #      #

Separate financial statements for Fifth District Bancorp have not been included in this prospectus because it has not engaged in any significant activities, has no significant assets, and has no contingent liabilities, revenue or expenses.

All financial statement schedules have been omitted as the required information either is not applicable or is included in the financial statements or related notes.

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Report of Independent Registered Public Accounting Firm

To the Board of Directors of Fifth District Savings Bank:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Fifth District Savings Bank (the “Company”) as of December 31, 2023 and 2022, the related statements of income, comprehensive income (loss), equity capital and cash flows for the years then ended, and the related notes to the financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 1 to the financial statements, the Company adopted new accounting guidance for accounting for credit losses effective January 1, 2023 due to the adoption of Financial Accounting Standards Board Accounting Standards Codification No. 326, Financial Instruments – Credit Losses (ACS 326). The Company adopted the new credit loss standard using the modified retrospective method such that prior period amounts are not adjusted and continue to be reported in accordance with previously applicable generally accepted accounting principles. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

F-1

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company's auditor since 2023.

/s/ Elliott Davis, LLC

Franklin, Tennessee

March 8, 2024

F-2

FIFTH DISTRICT SAVINGS BANK

Balance Sheets

	December 31,
	2023	2022
Assets
Cash and Due from Banks	$4,587,069	$4,837,723
Interest-Bearing Deposits at Other Financial Institutions	14,718,609	15,197,618
Total Cash and Cash Equivalents	19,305,678	20,035,341

Certificates of Deposit at Other Financial Institutions	-	249,000
Investment Securities Available-for-Sale, at Fair Value	67,901,482	76,690,989
Restricted Stock	880,700	839,300
Loans Receivable, Net of Unearned Income	367,840,675	353,257,435
Allowance for Credit Losses	(2,802,226)	(3,252,524)
Loans Receivable, Net	365,038,449	350,004,911
Bank Owned Life Insurance	10,331,959	10,020,209
Premises and Equipment, Net	12,474,793	11,115,249
Accrued Interest Receivable	1,756,766	1,768,867
Real Estate Owned	41,984	-
Deferred Tax Asset, Net	2,062,652	2,444,852
Other Assets	1,002,957	259,251

Total Assets	$480,797,420	$473,427,969

Liabilities and Equity Capital
Liabilities
Deposits
Interest-Bearing	$389,207,212	387,645,829
Noninterest-Bearing	795,594	1,296,905
Advances from Borrowers for Taxes, Insurance, and Repairs	4,351,986	4,298,095
Short-Term Federal Home Loan Bank Advances	4,000,000	-
Other Liabilities	4,644,712	4,118,228

Total Liabilities	402,999,504	397,359,057

Equity Capital
Retained Earnings	84,770,948	83,973,506
Accumulated Other Comprehensive Loss	(6,973,032)	(7,904,594)

Total Equity Capital	77,797,916	76,068,912

Total Liabilities and Equity Capital	$480,797,420	$473,427,969

The accompanying notes are an integral part of these financial statements.

F-3

FIFTH DISTRICT SAVINGS BANK

Statements of Income

	Years Ended December 31,
	2023	2022
Interest and Dividend Income
Loans, Including Fees	$14,123,643	$12,517,164
Investment Securities	1,684,463	1,656,417
Other Interest-Earning Assets	605,446	225,842

Total Interest and Dividend Income	16,413,552	14,399,423

Interest Expense
Deposits	6,273,662	1,616,874
Short-Term Federal Home Loan Bank Advances	90,987	-

Total Interest Expense	6,364,649	1,616,874

Net Interest Income	10,048,903	12,782,549

Recovery of Credit Losses on Loans	(450,298)	-
Provision for Credit Losses on Unfunded Commitments	125,298	-

Total Recovery of Credit Losses	(325,000)	-

Net Interest Income After Recovery of Credit Losses	10,373,903	12,782,549

Non-Interest Income
Deposit Service Charges and Fees	203,713	185,749
ATM and Check Card Fees	409,898	421,641
Bank Owned Life Insurance	311,750	292,470
Other	47,417	52,191

Total Non-Interest Income	972,778	952,051

Non-Interest Expense
Salaries and Employee Benefits	5,948,119	5,925,612
Occupancy and Equipment	1,661,086	1,540,221
Federal Deposit Insurance	204,442	116,515
Directors	375,650	371,776
Professional and Legal	147,547	158,099
Audit and Examination	146,159	166,419
Data Processing	1,067,800	967,040
Advertising	257,884	301,728
Other	591,791	564,851

Total Non-Interest Expense	10,400,478	10,112,261

Income Before Income Taxes	946,203	3,622,339

Provision for Income Taxes	148,761	712,428

Net Income	$797,442	$2,909,911

The accompanying notes are an integral part of these financial statements.

F-4

FIFTH DISTRICT SAVINGS BANK

Statements of Comprehensive Income (Loss)

	Years Ended December 31,
	2023	2022
Net Income	$797,442	$2,909,911

Other Comprehensive Income (Loss), Net of Tax
Unrealized Net Gains (Losses) on Investment Securities Available-for-Sale Arising During the Period	933,426	(8,278,638)

Net Loss on Defined Benefit Pension Plans	(1,864)	(1,864)

Total Other Comprehensive Income (Loss)	931,562	(8,280,502)

Comprehensive Income (Loss)	$1,729,004	$(5,370,591)

The accompanying notes are an integral part of these financial statements.

F-5

FIFTH DISTRICT SAVINGS BANK

Statements of Equity Capital

		Accumulated
		Other	Total
	Retained	Comprehensive	Equity
	Earnings	Income (Loss)	Capital
Balance at December 31, 2021	$81,063,595	$375,908	$81,439,503

Net Income	2,909,911	-	2,909,911

Other Comprehensive Loss	-	(8,280,502)	(8,280,502)

Balance at December 31, 2022	83,973,506	(7,904,594)	76,068,912

Net Income	797,442	-	797,442

Other Comprehensive Income	-	931,562	931,562

Balance at December 31, 2023	$84,770,948	$(6,973,032)	$77,797,916

The accompanying notes are an integral part of these financial statements.

F-6

FIFTH DISTRICT SAVINGS BANK

Statements of Cash Flows

	Years Ended December 31,
	2023	2022
Cash Flows from Operating Activities
Net Income	$797,442	$2,909,911
Adjustments to Reconcile Net Income to Net
Cash Provided by Operating Activities
Recovery of Credit Losses	(325,000)	-
Depreciation	548,024	532,931
Net Amortization of Deferred Loan Costs	41,004	77,920
Net Amortization on Investment Securities	267,532	414,107
Federal Home Loan Bank Stock Dividend	(23,500)	(4,500)
Deferred Tax Expense	134,570	47,930
Increase in Cash Surrender Value on Bank Owned Life Insurance	(311,750)	(292,470)
Changes in Operating Assets and Liabilities
Accrued Interest Receivable	12,101	(174,081)
Other Assets	(743,706)	109,531
Other Liabilities	398,826	349,206

Net Cash Provided by Operating Activities	795,543	3,970,485

Cash Flows from Investing Activities
Proceeds from Sale or Maturities of Investment Securities
Available-for-Sale	10,703,527	15,569,958
Purchases of Investment Securities Available-for-Sale	(1,000,000)	(15,557,375)
Proceeds from Maturities of Certificates of Deposit at
Other Financial Institutions	249,000	996,000
Purchase of Federal Home Loan Bank Stock	(17,900)	-
Increase in Loans Receivable, Net	(14,666,228)	(25,798,863)
Purchases of Premises and Equipment	(1,907,568)	(1,067,861)

Net Cash Used in Investing Activities	(6,639,169)	(25,858,141)

The accompanying notes are an integral part of these financial statements.

F-7

FIFTH DISTRICT SAVINGS BANK

Statements of Cash Flows (Continued)

	Years Ended December 31,
	2023	2022
Cash Flows from Financing Activities
Increase in Deposits, Net	1,060,072	19,239,335
Federal Home Loan Bank Advances	4,000,000	-
Increase (Decrease) in Advances by Borrowers for
Taxes, Insurance, and Repairs	53,891	(889,566)

Net Cash Provided by Financing Activities	5,113,963	18,349,769

Net Decrease in Cash and Cash Equivalents	(729,663)	(3,537,887)

Cash and Cash Equivalents, Beginning of Year	20,035,341	23,573,228

Cash and Cash Equivalents, End of Year	$19,305,678	$20,035,341

Supplemental Disclosures of Cash Flow Information
Cash Paid During the Year for Interest	$5,790,311	$1,370,574
Cash Paid During the Year for Taxes	$125,000	$592,000
Market Value Adjustment for Unrealized Loss on
Investment Securities Available-for-Sale	$1,181,552	$(10,479,290)

Non-Cash Investing and Financing Activities
Real Estate Owned Acquired Through Foreclosure	$41,984	$-

The accompanying notes are an integral part of these financial statements.

F-8

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 1.          Summary of Significant Accounting Policies

Description of Business

Fifth District Savings Bank (the Bank) is a mutual savings and loan financial institution which attracts deposits from the general public and uses such deposits primarily to originate loans secured by first mortgages on owner-occupied, family residences. The Bank’s primary regulator is the Office of the Comptroller of the Currency (OCC).

The Bank’s activities are provided to customers of the Bank by branch offices located in the greater New Orleans area; however, loan and deposit customers are found dispersed in a wider geographical area covering southeast Louisiana. The Bank operates as one reporting segment.

Upon approval of the Plan, the Bank will convert from the mutual form of organization to the stock form of organization and establish a stock holding company, Fifth District Bancorp, Inc. (the Company), as the parent of the Bank. See Note 16.

Basis of Presentation

The accounting and reporting policies and practices of the Bank conform with accounting principles generally accepted in the United States of America (U.S. GAAP) and predominant practices within the banking industry.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the valuation of the allowance for credit losses, deferred taxes, and fair value of financial instruments.

The determination of the adequacy of the allowance for credit losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. In connection with the determination of estimated losses on loans and unfunded commitments, management obtains independent appraisals for significant collateral. While management uses available information to recognize losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination processes, periodically review the estimated losses on loans and may have judgements that differ from management. As a result of such reviews, management may determine to adjust the allowance for credit losses. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near-term. However, the amount of the change that is reasonably possible cannot be estimated.

F-9

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 1.          Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents include cash on hand, cash items, amounts due from banks, and interest-bearing deposits at other financial institutions with an original maturity of 90 days or less, and federal funds sold. Generally, federal funds are sold for one-day periods.

Cash and due from banks include bank deposit accounts aggregating approximately $8,934,000 and $11,542,000 in excess of the Federal Deposit Insurance Corporation limit of $250,000 per institution at December 31, 2023 and 2022, respectively. The Bank has not experienced any losses and does not believe that significant credit risk exists as a result of this practice.

The Bank may be required to maintain cash reserves with the Federal Reserve Bank. The requirement is dependent upon the Bank’s cash on hand or noninterest-bearing balances. There was no reserve requirement as of December 31, 2023 or 2022.

Investment Securities

Debt securities classified as held-to-maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs, or changes in general economic conditions. These securities are carried at cost, adjusted for amortization of premium and accretion of discounts. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities, identified as the call date as to premiums and maturity date as to discounts. The Bank held no held-to-maturity securities as of December 31, 2023 and 2022.

Debt securities classified as available-for-sale are those debt securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movement in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. These securities are carried at estimated fair value by a third-party pricing service with any unrealized gains or losses excluded from net income and reported in accumulated other comprehensive income (loss), which is reported as a separate component of equity capital, net of the related deferred tax effect.

F-10

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 1.          Summary of Significant Accounting Policies (Continued)

Investment Securities (Continued)

Debt securities that are classified as trading are acquired and held principally for the purpose of selling in the near term. These securities are carried at estimated fair value by a third-party pricing service with any unrealized gains or losses included in net income and reported in non-interest income in the statements of income. The Bank held no trading securities as of December 31, 2023 and 2022.

Gains and losses realized on sales of debt securities, determined using the adjusted cost basis of the specific securities sold, are included in non-interest income in the statements of income. Dividend and interest income, including amortization of premium and accretion of discount arising at acquisition, from all categories of investment securities are included in interest income in the statements of income.

Restricted Stock

Restricted stock is stock from the Federal Home Loan Bank (FHLB) and First National Bankers Bank (FNBB), which is restricted as to its marketability. Because no ready market exists for these investments and they have no quoted market value, the Bank's investment in these stocks is carried at cost. A determination as to whether there has been an impairment of a restricted stock investment is performed on an annual basis and includes a review of the current financial condition of the issuer.

Allowance for Credit Losses - Investment Securities Available-for-Sale

For available-for-sale securities, management evaluates all investments in an unrealized loss position on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. If the Bank has the intent to sell the security, the security is written down to fair value, and the entire loss is recorded in earnings.

If either of the above criteria is not met, the Bank evaluates whether the decline in fair value is the result of credit losses or other factors. In making the assessment, the Bank may consider various factors including the extent to which fair value is less than amortized cost, performance on underlying collateral, downgrades in the ratings of the security by a rating agency, the failure of the issuer to make scheduled interest or principal payments, and adverse conditions specifically related to the security. If the assessment indicates that a credit loss exists, the present value of cash flows expected to be collected is compared to the amortized cost basis of the security and any excess is recorded as an allowance for credit loss, limited to the amount that the fair value is less than the amortized cost basis, recognized as a provision for credit loss in the statements of income. Any amount of noncredit related unrealized loss that has not been recorded through an allowance for credit loss is recognized in other comprehensive income.

F-11

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 1.          Summary of Significant Accounting Policies (Continued)

Allowance for Credit Losses - Investment Securities Available-for-Sale (Continued)

Changes in the allowance for credit loss are recorded as provision for (or recovery of) credit loss expense. Losses are charged against the allowance for credit loss when management believes an available-for-sale security is confirmed to be uncollectible or when either of the criteria regarding intent or requirement to sell is met. At December 31, 2023, there was no allowance for credit loss related to the available-for-sale portfolio.

Accrued interest receivable on available-for-sale securities totaled approximately $168,000 at December 31, 2023 and was excluded from the estimate of credit losses.

For reporting periods prior to January 1, 2023 and the adoption of ASC 326, the Bank reviewed available-for-sale securities for other-than-temporary impairment quarterly. When a decline in fair value of available-for-sale securities below cost was deemed to be credit related, a charge for other-than-temporary impairment was included in earnings and the decline in fair value attributed to non-credit related factors was recognized in other comprehensive income and a new cost basis of the security was established. The new cost basis of the security was not changed for subsequent recoveries in fair value. Factors affecting the determination of whether an other-than-temporary impairment had occurred include, among other things, (1) the length of time and the extent to which the fair value had been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) that the Bank did not intend to sell these securities, and (4) that it is more-likely-than-not that the Bank would not be required to sell before a period of time sufficient to allow for any anticipated recovery in fair value.

Loans Receivable

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at amortized cost. Amortized cost is the principal balance outstanding, net of purchase premiums and discounts and deferred fees and costs.

Accrued interest receivable related to loans totaled approximately $1,589,000 at December 31, 2023 and 2022 and was reported in accrued interest receivable on the balance sheets. Interest income is accrued on the unpaid principal balance as earned using the interest method over the life of the loan. Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized as an adjustment to the related loan’s yield using the effective interest method over the contractual life of the loan.

F-12

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 1.          Summary of Significant Accounting Policies (Continued)

Loans Receivable (Continued)

The accrual of interest is generally discontinued when a loan becomes 90 days past due, is not well collateralized and in the process of collection, or when management believes, after considering economic and business conditions and collection efforts, that the principal or interest will not be collectible in the normal course of business. Past due status is based on contractual terms of the loan. A loan is considered to be past due when a scheduled payment has not been received 30 days after the contractual due date.

All accrued interest is reversed against interest income when a loan is placed on nonaccrual status. Interest received on such loans is accounted for using the cost-recovery method, until qualifying for return to accrual. Under the cost-recovery method, interest income is not recognized until the loan balance is reduced to zero. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current, there is a sustained period of repayment performance, and future payments are reasonably assured.

Allowance for Credit Losses - Loans Receivable

The allowance for credit losses is a valuation account that is deducted from the loans’ amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the allowance when management believes the uncollectibility of a loan balance is confirmed. Expected recoveries do not exceed the aggregate amounts previously charged-off and expected to be charged-off. Accrued interest receivable is excluded from the estimate of credit losses.

The allowance for credit losses represents management’s estimate of lifetime credit losses in loans as of the balance sheet date. The allowance for credit losses is estimated by management using relevant available information, from both internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts.

The Bank measures expected credit losses on a pooled basis when similar risk characteristics exist using the weighted-average remaining life method. The weighted-average remaining life method applies a loss rate to a given pool of loans over the estimated remaining life of the given pool, which is based on historical data. Loan losses are calculated using the weighted-average remaining life method due to the nature and limited complexity of the Bank’s loan portfolio.

F-13

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 1.          Summary of Significant Accounting Policies (Continued)

Allowance for Credit Losses - Loans Receivable (Continued)

The Bank has identified and calculates the allowance for loan losses for each of the following portfolio segments:

Loan Pool	Risk Characteristics
One-to-Four Family Mortgages	This category consists of loans secured by residential real estate. The performance of these loans may be adversely affected by, among other factors, local residential real estate market conditions, the interest rate environment, and inflation.

Construction Loans	This category consists of loans to finance the ground-up construction and/or improvement of residential and vacant lot loans. The performance of construction loans is generally dependent upon the successful completion of improvements and/or land development for the end user. The successful completion of planned improvements and development may be adversely affected by changes in the estimated property value upon completion of construction, projected costs, and other conditions leading to project delays.

Home Equity Loans/ Lines of Credit	This category consists of loans secured by first and junior liens on residential real estate. The performance of these loans may be adversely affected by, among other factors, local residential real estate market conditions, the interest rate environment, and inflation.

Commercial Loans	This category consists of purchased business loans made to various practitioners and other professionals. These loans are often originally secured by blanket UCC-1 filings. When the loan is purchased, the Bank purchases 100% of the loan and remits 97% of the loan balance to the seller and the seller establishes a reserve deposit account with the Bank equal to 3% of the loan balance. If a loan becomes delinquent, the Bank withdraws payment from the reserve deposit account. If a loan becomes 90 days delinquent, the seller typically replaces the delinquent loan with a performing loan of equal or greater balance (although this is not a contractual obligation of the seller). The performance of these loans may be adversely affected by among other factors, local and national market conditions, the interest rate environment and inflation.

Consumer Loans	This category consists of loans to individuals for household, family, and other personal use. The performance of these loans may be adversely affected by national and local economic conditions, inflation, and other factors affecting the borrower's income available to service the debt.

Additionally, the allowance for credit losses calculation includes subjective adjustments for qualitative risk factors that are likely to cause estimated credit losses to differ from historical experience. These qualitative adjustments may increase or reduce reserve levels and include adjustments for lending management experience and risk tolerance, loan review and audit results, asset quality and portfolio trends, loan portfolio growth, industry concentrations, trends in underlying collateral, external factors, and economic conditions not already captured. The Bank estimates reasonable and supportable forecasts of expected credit losses and reverts to historical loss information for periods beyond the forecast period for the remaining life of the loan pool.

F-14

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 1.          Summary of Significant Accounting Policies (Continued)

Allowance for Credit Losses - Loans Receivable (Continued)

Loans that do not share risk characteristics are evaluated on an individual basis. When the borrower is experiencing financial difficulty and repayment is expected to be provided through the operation or sale of the collateral, the expected credit losses are based on the fair value of collateral at the reporting date, adjusted for selling costs as appropriate.

For reporting periods prior to January 1, 2023 and the adoption of ASC 326, the Bank used an incurred loss impairment method to estimate the allowance for credit losses on loans. This methodology assessed the overall appropriateness of the allowance for credit losses on loans and included allocations for specifically identified impaired loans and loss factors for all remaining loans, with a component primary based on historical loss rates and another component primarily based on other qualitative factors.

Under the incurred loss impairment model, the allowance for loan losses was based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. When historical data was not available, management relied upon available peer data.

The allowance for loan losses under the incurred loss impairment model consisted of allocated and general components. The allocated component related to loans that were classified as impaired. For those loans that were classified as impaired, an allowance was established when the discounted cash flows (or collateral value or observable market price) of the impaired loan was lower than the carrying value of that loan. The general component covered nonimpaired loans and was based on historical charge-off experience by segment. The historical loss experience was determined by portfolio segment and was based on the actual loss history experienced by the Bank over the prior eight years. Other adjustments (qualitative/environmental considerations) for each segment were added to the allowance for each loan segment after an assessment of internal or external influences on credit quality that were not fully reflected in the historical loss or risk rating data.

Under the incurred loss impairment model, a loan was considered impaired when, based on current information and events, it was probable that the Bank would be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment included payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due, based on the loan’s current payment status and the borrower’s financial condition, including available sources of cash flows.

Under the incurred loss impairment model, segments of loans with similar risk characteristics were collectively evaluated for impairment based on the segment’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans.

F-15

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 1.          Summary of Significant Accounting Policies (Continued)

Allowance for Credit Losses - Loans Receivable (Continued)

Prior to the adoption of ASU 2022-02, any loans that are modified were reviewed by the Bank to identify if a troubled debt restructuring (TDR) had occurred, which was when, for economic or legal reasons related to a borrower’s financial difficulties, the Bank granted a concession to the borrower that it would not otherwise consider. With regard to determination of the amount of the allowance for loan losses, troubled debt restructured loans were considered to be impaired. As a result, the determination of the amount of impaired loans for each portfolio segment within troubled debt restructurings was the same as detailed previously.

Allowance for Credit Losses - Unfunded Commitments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans issued to meet customer financing needs. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for off-balance sheet loan commitments is represented by the contractual amount of those instruments. Such financial instruments are recorded when they are funded.

The Bank records an allowance for credit losses on off-balance sheet credit exposures, unless the commitments to extend credit are unconditionally cancelable, through a charge to provision for unfunded commitments in the Bank’s statements of income. The allowance for credit losses on off-balance sheet credit exposures is estimated by loan segment at each balance sheet date under the current expected credit loss model using the same methodologies as portfolio loans, taking into consideration the likelihood that funding will occur as well as any third-party guarantees. The allowance for unfunded commitments is included in other liabilities on the Bank’s balance sheets.

Bank Owned Life Insurance

The Bank is the beneficiary of life insurance contracts purchased on the lives of certain officers of the Bank which are reported at their cash surrender value. At December 31, 2023 and 2022, life insurance contracts totaled approximately $10,332,000 and $10,020,000, respectively. Appreciation in the cash surrender value amounted to approximately $312,000 and $292,000 for the years ended December 31, 2023 and 2022, respectively. Appreciation in value of the insurance policies is included in bank owned life insurance within non-interest income in the statements of income.

F-16

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 1.          Summary of Significant Accounting Policies (Continued)

Premises and Equipment

Premises and equipment are carried at cost, less accumulated depreciation. The Bank computes depreciation generally on the straight-line method based upon the estimated useful lives of the assets. Estimated useful lives for building and improvements range from 15 to 40 years, and for furniture and fixtures from 5 to 10 years.

Major expenditures for property acquisitions and those expenditures which substantially increase useful lives are capitalized. Expenditures for maintenance, repairs, and minor replacements that do not significantly improve or extend the lives of the respective assets are charged to expense as incurred.

When assets are retired or otherwise disposed of, their cost and related accumulated depreciation are removed from the respective accounts, and any gain or loss is reflected in other non-interest income or expense.

Real Estate Owned

Real estate acquired through, or in lieu of, loan foreclosure is initially recorded at fair value on the date of acquisition. Any write-downs at the time of acquisition are charged to the allowance for credit losses. Subsequent to acquisition, a valuation allowance is established, if necessary, to report these assets at the lower of (a) fair value minus estimated costs to sell or (b) cost.

The ability of the Bank to recover the carrying value of real estate is based upon future sales of the real estate owned. The ability to effect such recovery is subject to market conditions and other factors, many of which are beyond the Bank’s control. Operating income of such properties, net of related expenses, and gains and losses on their disposition, are included in the statements of income. The Bank had approximately $42,000 and $-0- of real estate owned as of December 31, 2023 and 2022, respectively.

Income Taxes

Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the financial statement carrying amounts and the tax bases of the Bank’s assets and liabilities. Deferred income tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized.

F-17

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 1.          Summary of Significant Accounting Policies (Continued)

Income Taxes (Continued)

The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more-likely-than-not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. The evaluation of a tax position taken is considered by itself and not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority.

The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the balance sheets, along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statements of income.

Accounting principles generally accepted in the United States of America provide accounting and disclosure guidance about positions taken by an entity in its tax returns that might be uncertain. The Bank believes that it has appropriate support for any tax positions taken, and management has determined that there are no uncertain tax positions that are material to the financial statements.

The Bank had no amount of interest and/or penalties recognized in the statements of income for the years ended December 31, 2023 and 2022, nor any amount of interest and/or penalties payable that were recognized in the balance sheets as of December 31, 2023 or 2022, in relation to its income tax returns. Any penalties or interest would be recognized in income tax expense.

The Bank is no longer subject to U.S. federal examinations for years prior to 2020.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of net income and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes unrealized gains and losses on available-for-sale securities and pension-related changes other than net periodic pension cost. Accumulated other comprehensive loss consists of the cumulative unrealized gains and losses on available-for-sale securities and the cumulative unrealized gain or loss for the funded status of the pension plan liability, net of tax.

F-18

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 1.          Summary of Significant Accounting Policies (Continued)

Revenue Recognition

In the ordinary course of business, the Bank recognizes income from various revenue generating activities. Revenue from contracts with customers within the scope of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 606 is measured based on the consideration the Bank expects to be entitled to receive in exchange for those goods or services as the related performance obligation is satisfied. Some obligations are satisfied at a point in time while others are satisfied over a period of time. A performance obligation is deemed to be satisfied when the control over goods or services is transferred to the customer.

The majority of the Bank’s revenue is specifically excluded from the scope of ASC 606. Service charges on deposit accounts and ATM and check card fees are the most significant categories of revenue within the scope of ASC 606 and is included in non-interest income on the statements of income.

Service charges on deposit accounts include charges related to depository accounts under standard service agreements. Fees are generally recognized at a point in time as services are delivered to or consumed by the customer or as penalties are assessed.

ATM and check card fees includes interchange fees from credit and debit cards processed through card association networks, annual fees, and other transaction and account management fees. Interchange rates are generally set by the credit card associations and based on purchase volumes and other factors. The Company records interchange fees as services are provided. Transaction and account management fees are recognized as services are provided, except for annual fees which are recognized over the applicable period. The costs of related loyalty rewards programs are netted against interchange revenue as a direct cost of the revenue generating activity.

Non-Direct-Response Advertising

The Bank expenses all advertising costs, except for direct-response advertising, as incurred. Advertising and promotional expenses totaled approximately $258,000 and $302,000 for the years ended December 31, 2023 and 2022, respectively. In the event the Bank incurs expenses for material direct-response advertising, it will be amortized over the estimated benefit period. Direct-response advertising consists of advertising whose primary purpose is to elicit sales to customers who could be shown to have responded specifically to the advertising and results in probable future benefits. For the years ended December 31, 2023 and 2022, the Bank did not incur any amount of direct-response advertising.

F-19

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 1.          Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements - Adopted

On January 1, 2023, the Bank adopted Accounting Standard Update (ASU) 2016-13 Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This standard replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology. CECL requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts and generally applies to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities, and some off-balance sheet credit exposures such as unfunded commitments to extend credit. Financial assets measured at amortized cost will be presented at the net amount expected to be collected by using an allowance for credit losses.

In addition, CECL made changes to the accounting for available-for-sale securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities if management does not intend to sell and does not believe that it is more likely than not they will be required to sell.

The Bank adopted ASC 326 and all related subsequent amendments thereto effective January 1, 2023, using the modified retrospective approach for all financial assets measured at amortized cost and off-balance sheet credit exposures. No transition adjustment was recorded related to loans or unfunded commitments upon adoption due to immateriality. Results for reporting periods beginning after January 1, 2023, are presented under CECL while prior period amounts continue to be reported in accordance with previously applicable accounting standards (Incurred Loss).

The Bank adopted ASC 326 using the prospective transition approach for debt securities for which other-than-temporary impairment had been recognized prior to January 1, 2023. As of December 31, 2022, the Company did not have any other-than-temporarily impaired investment securities. Therefore, upon adoption of ASC 326, the Bank determined that an allowance for credit losses on available-for-sale securities was not deemed material.

The Bank elected not to measure an allowance for credit losses for accrued interest receivable and instead elected to reverse interest income on loans or securities that are placed on nonaccrual status, which is generally when the instrument is 90 days past due, or earlier if the Bank believes the collection of interest is doubtful. The Bank has concluded that this policy results in the timely reversal of uncollectible interest.

F-20

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 1.         Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements - Adopted (Continued)

On January 1, 2023, the Bank adopted ASU 2022-02, Financial Instruments - Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures. This standard eliminated the accounting guidance for troubled debt restructurings in Accounting Standards Codification (ASC) Subtopic 310-40, Receivables - Troubled Debt Restructurings by Creditors, while enhancing disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty. Additionally, ASU 2022-02 requires entities to disclose current-period gross write-offs by year of origination for financing receivables and net investments in leases within the scope of ASC Subtopic 3126-20, Financial Instruments - Credit Losses - Measured at Amortized Cost. The Bank has historically had few troubled debt restructurings and adoption of this guidance did not have a significant impact on the Bank’s financial statements.

Recent Accounting Pronouncements - Not Yet Adopted

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848). This ASU applies to contracts, hedging relationships and other transactions that reference London Inter-Bank Offered Rate (LIBOR) or other rate references expected to be discontinued because of reference rate reform and provides optional expedients and exceptions for applying U.S. GAAP if certain criteria are met. The updated guidance was originally effective upon issuance through December 31, 2022. In December 2022, the FASB issued ASU 2022-06 which deferred the sunset date of Topic 848 from December 31, 2022 to December 31, 2024. Management does not anticipate the guidance will have a material impact to the Bank’s financial statements.

Note 2.        Investment Securities

The amortized cost and estimated fair values of investment securities available-for-sale at December 31, 2023 and 2022 are as follows (in thousands):

	December 31, 2023
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
December 31, 2023	Cost	Gains	Losses	Value
U.S. Government Agencies	$1,000	$-	$(34)	$966
Mortgage-Backed Securities	74,072	15	(8,759)	65,328
Collateralized Mortagage Obligations	1,733	-	(126)	1,607

Total	$76,805	$15	$(8,919)	$67,901

	December 31, 2022
		Gross	Gross	Estimated
	Amortized	Unrealized	Unrealized	Fair
December 31, 2022	Cost	Gains	Losses	Value
U.S. Government Agencies	$1,000	$-	$(42)	$958
Mortgage-Backed Securities	83,806	11	(9,930)	73,887
Collateralized Mortgage Obligations	1,970	-	(124)	1,846

Total	$86,776	$11	$(10,096)	$76,691

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 2.        Investment Securities (Continued)

The following tables show the gross unrealized losses and estimated fair value of investment securities available-for-sale for which an allowance for credit losses has not been recorded by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2023 and 2022 (in thousands):

	Securities		Securities
	With Losses Under		With Losses Over
	12 Months		12 Months		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2023	Value	Loss	Value	Loss	Value	Loss
U.S. Government Agencies	$-	$-	$966	$(34)	$966	$(34)
Mortgage-Backed Securities	498	(2)	63,384	(8,757)	63,882	(8,759)
Collateralized Mortgage Obligations	-	-	1,607	(126)	1,607	(126)

Total	$498	$(2)	$65,957	$(8,917)	$66,455	$(8,919)

	Securities		Securities
	With Losses Under		With Losses Over
	12 Months		12 Months		Total
		Gross		Gross		Gross
	Fair	Unrealized	Fair	Unrealized	Fair	Unrealized
December 31, 2022	Value	Loss	Value	Loss	Value	Loss
U.S. Government Agencies	$958	$(42)	$-	$-	$958	$(42)
Mortgage-Backed Securities	32,233	(2,481)	40,046	(7,449)	72,279	(9,930)
Collateralized Mortgage Obligations	1,846	(124)	-	-	1,846	(124)

Total	$35,037	$(2,647)	$40,046	$(7,449)	$75,083	$(10,096)

At December 31, 2023, 130 of the Bank’s available-for-sale securities had unrealized losses totaling 11.8% of the individual securities’ amortized cost basis and 11.6% of the Bank’s total amortized cost basis of the investment securities portfolio.  At December 31, 2023, 129 of the 133 securities had been in a continuous loss position for over 12 months. The unrealized losses of these securities are believed to be caused by interest rate increases and changing market conditions and the Bank does not intend to sell the securities, and it is not like to be required to sell these securities prior to maturity. Management has determined that the declines in the fair value of these securities are not attributable to credit losses.

All of the mortgage-backed securities and collateralized mortgage obligations in an unrealized loss position are issued or guaranteed by government-sponsored enterprises.

No allowance for credit losses was recorded for available-for-sale securities at December 31, 2023.

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 2.        Investment Securities (Continued)

The amortized cost and estimated fair value of securities classified as available-for-sale at December 31, 2023, by contractual maturity, are shown in the table below (in thousands). Securities are classified according to their contractual maturities without consideration of principal amortization, potential prepayments or call options. The expected maturity of a security may differ from its contractual maturity because of the exercise of call options and potential paydowns. Accordingly actual maturities may differ from contractual maturities.

	Amortized	Fair
	Cost	Value
Available-for-Sale
Due in 1 Year or Less	$7	$7
Due after 1 Year through 5 Years	6,974	6,681
Due after 5 Years through 10 Years	9,107	8,619
Due after 10 Years	60,717	52,594

Total	$76,805	$67,901

There were no sales of investment securities in 2023 or 2022.

Note 3.        Restricted Stock

The following table shows the amount of restricted stock as of December 31, 2023 and 2022 (in thousands):

	2023	2022
Federal Home Loan Bank	$531	$489
First National Bankers Bank	350	350

Total	$881	$839

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 4.        Loans Receivable and Allowance for Credit Losses

Loans receivable at December 31, 2023 and 2022 are summarized as follows (in thousands):

	2023	2022
One-to-Four Family Mortgages	$337,056	$322,737
Home Equity Loans / Lines of Credit	8,550	8,326
Construction Loans	8,128	14,584
Consumer Loans	913	935
Commercial Loans	12,403	5,927

Total Loans Receivable	367,050	352,509

Allowance for Credit Losses	(2,802)	(3,253)
Deferred Loan Costs	790	749

Total Loans Receivable, Net	$365,038	$350,005

The following tables present an analysis of past-due loans as of December 31, 2023 and 2022 (in thousands):

			Loans 90 Days or
	30-59 Days	60-89 Days	More Past Due and	Nonaccrual	Current	Total Loans
December 31, 2023	Past Due	Past Due	Still Accruing	Loans	Loans	Receivable
One-to-Four Family Mortgages	$2,655	$1,524	$950	$153	$331,774	$337,056
Home Equity Loans / Lines of Credit	-	4	-	-	8,546	8,550
Construction Loans	-	-	-	-	8,128	8,128
Consumer Loans	33	-	-	-	880	913
Commercial Loans	-	-	-	-	12,403	12,403

Total	$2,688	$1,528	$950	$153	$361,731	$367,050

			Loans 90 Days or
	30-59 Days	60-89 Days	More Past Due and	Nonaccrual	Current	Total Loans
December 31, 2022	Past Due	Past Due	Still Accruing	Loans	Loans	Receivable
One-to-Four Family Mortgages	$1,918	$480	$-	$763	$319,576	$322,737
Home Equity Loans / Lines of Credit	57	-	-	-	8,269	8,326
Construction Loans	-	-	-	-	14,584	14,584
Consumer Loans	26	-	-	-	909	935
Commercial Loans	-	-	-	-	5,927	5,927

Total	$2,001	$480	$-	$763	$349,265	$352,509

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 4.        Loans Receivable and Allowance for Credit Losses (Continued)

Credit Quality Indicators

The Bank uses the following criteria to assess risk ratings with respect to its loan portfolio, which are consistent with regulatory guidelines:

Pass - Loans that comply in all material respects with the Bank’s loan policies that are adequately secured with conforming collateral and that are extended to borrowers with documented ability to safely cover their total debt service requirements.

Special Mention - Includes loans that do not warrant adverse classification but do possess credit deficiencies or potential weaknesses that deserve close attention.

Substandard - Includes loans that are inadequately protected by the collateral pledged or the current net worth and paying capacity of the borrower. Such loans have one or more weaknesses that jeopardize the liquidation of the debt and expose the Bank to loss if the weaknesses are not corrected.

The Bank’s credit quality indicators are reviewed and updated annually.

The following table presents the Bank’s recorded investment in loans by credit quality indicator by year of origination as of December 31, 2023 (in thousands):

	Term Loans by Year of Origination
	2023	2022	2021	2020	2019	Prior	Revolving	Total
One-to-Four Family Mortgages
Pass	$12,000	$42,225	$60,557	$50,786	$28,836	$140,000	$-	$334,404
Special Mention	-	1,073	779	-	-	647	-	2,499
Substandard	-	-	-	-	-	153	-	153
Total One-to-Four Family Mortgages	$12,000	$43,298	$61,336	$50,786	$28,836	$140,800	$-	$337,056

Current Period Gross Write-Offs	$-	$-	$-	$-		$-	$-	$-

Home Equity Loans/Lines of Credit
Pass	$20	$226	$-	$-	$174	$369	$7,570	$8,359
Special Mention	-	-	-	-	-	-	191	191
Substandard	-	-	-	-	-	-	-	-
Total Home Equity Loans/Lines of Credit	$20	$226	$-	$-	$174	$369	$7,761	$8,550

Current Period Gross Write-Offs	$-	$-	$-	$-	$-	$-	$-	$-

Construction Loans
Pass	$4,987	$2,189	$414	$366	$-	$172	$-	$8,128
Special Mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Total Construction Loans	$4,987	$2,189	$414	$366	$-	$172	$-	$8,128

Current Period Gross Write-Offs	$-	$-	$-	$-		$-	$-	$-

Consumer Loans
Pass	$386	$74	$39	$52	$36	$326	$-	$913
Special Mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Total Consumer Loans	$386	$74	$39	$52	$36	$326	$-	$913

Current Period Gross Write-Offs	$-	$-	$-	$-		$-	$-	$-

Commercial Loans
Pass	$7,568	$4,724	$-	$-	$-	$111	$-	$12,403
Special Mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Total Commercial Loans	$7,568	$4,724	$-	$-	$-	$111	$-	$12,403

Current Period Gross Write-Offs	$-	$-	$-	$-	$-	$-	$-	$-

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 4.        Loans Receivable and Allowance for Credit Losses (Continued)

Credit Quality Indicators (Continued)

The following table presents the Bank’s recorded investment in loans by credit quality indicator as of December 31, 2022 (in thousands):

		Special
December 31, 2022	Pass	Mention	Substandard	Total
One-to-Four Family Mortgages	$320,593	$1,186	$958	$322,737
Home Equity Loans/Lines of Credit	8,103	188	35	8,326
Construction Loans	14,584	-	-	14,584
Consumer Loans	935	-	-	935
Commercial Loans	5,927	-	-	5,927

Total	$350,142	$1,374	$993	$352,509

Nonaccrual Loans

The following table is a summary of the Bank’s nonaccrual loans by major categories for the period indicated (in thousands):

	CECL			Incurred Loss
	December 31, 2023			December 31, 2022
	Nonaccrual	Nonaccrual	Total
	Loans with No Allowance	Loans with an Allowance	Nonaccrual Loans	Nonaccrual Loans
One-to-Four Family Mortgages	$153	$-	$153	$763
Home Equity Loans/Lines of Credit	-	-	-	-
Construction Loans	-	-	-	-
Consumer Loans	-	-	-	-
Commercial Loans	-	-	-	-

Total	$153	$-	$153	$763

Interest accrued but not received for loans placed on nonaccrual status is reversed against interest income. Payments received while on nonaccrual status are applied to the principal balance of nonaccrual loans. The Bank does not recognize interest income while loans are on nonaccrual status.

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 4.        Loans Receivable and Allowance for Credit Losses (Continued)

Nonaccrual Loans (Continued)

The following table represents the accrued interest receivables written off by reversing interest income during the year ended December 31, 2023 (in thousands):

For the Year Ended
December 31, 2023
One-to-Four Family Mortgages	$3
Home Equity Loans/Lines of Credit	-
Construction Loans	-
Consumer Loans	-
Commercial Loans	-
Commercial Real Estate Loans	-

Total	$3

Collateral-Dependent Loans

The Bank designates individually evaluated loans on nonaccrual status as collateral-dependent loans, as well as other loans that management of the Bank designates as having higher risk. Collateral-dependent loans are loans for which the repayment is expected to be provided substantially through the operation or sale of the collateral and the borrower is experiencing financial difficulty. These loans do not share common risk characteristics and are not included within the collectively evaluated loans for determining the allowance for credit losses. Under CECL, for collateral-dependent loans, the Bank has adopted the practical expedient to measure the allowance for credit losses based on the fair value of collateral. The allowance for credit losses is calculated on an individual loan basis based on the shortfall between the fair value of the loan's collateral, which is adjusted for liquidation costs/discounts, and amortized cost. If the fair value of the collateral exceeds the amortized cost, no allowance is required.

The following table presents an analysis of collateral-dependent loans of the Bank as of December 31, 2023 (in thousands):

	Residential		Business
December 31, 2023	Properties	Land	Assets	Other	Total
One-to-Four Family Mortgages	$153	$-	$-	$-	$153
Home Equity Loans/Lines of Credit	-	-	-	-	-
Construction Loans	-	-	-	-	-
Consumer Loans	-	-	-	-	-
Commercial Loans	-	-	-	-	-

Total	$153	$-	$-	$-	$153

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 4.        Loans Receivable and Allowance for Credit Losses (Continued)

Allowance for Credit Losses

The decrease in the allowance for credit losses as of December 31, 2023 as compared to December 31, 2022 was driven by various factors, including the evolving economic outlook, values in the local real estate market, positive trends in past due and nonperforming loans, and low net charge-offs.

The following table summarizes the activity related to the allowance for credit losses for the year ended December 31, 2023 under the CECL methodology (in thousands):

	One-to-Four	Home Equity
	Family	Loans / Lines	Construction	Consumer	Commercial
December 31, 2023	Mortgages	of Credit	Loans	Loans	Loans	Unallocated	Total
Allowance for Credit Losses
Beginning Balance, Prior to Adoption of ASC 326	$2,738	$60	$73	$-	$2	$380	$3,253
Recovery of Credit Loss	(184)	(3)	(41)	9	124	(356)	(451)
Loans Charged-Off	-	-	-	-	-	-	-
Recoveries Collected	-	-	-	-	-	-	-

Ending Balance	$2,554	$57	$32	$9	$126	$24	$2,802

Prior to the adoption of ASC 326 on January 1, 2023, the Bank calculated the allowance for loan losses under the incurred loss methodology. The following table includes disclosures related to the allowance for loan losses for the year ended December 31, 2022 (in thousands):

	One-to-Four	Home Equity
	Family	Loans / Lines	Construction	Consumer	Commercial
December 31, 2022	Mortgages	of Credit	Loans	Loans	Loans	Unallocated	Total
Allowance for Loan Losses
Beginning Balances	$2,504	$50	$83	$-	$1	$611	$3,249
Charge-Offs	(4)	-	-	-	-	-	(4)
Recoveries	8	-	-	-	-	-	8
Current Provision	230	10	(10)	-	1	(231)	-

Ending Balance	$2,738	$60	$73	$-	$2	$380	$3,253

Ending Balance Allocated to:
Individually Evaluated for Impairment	$80	$-	$-	$-	$-	$-	$80
Collectively Evaluated for Impairment	2,658	60	73	-	2	380	3,173

	$2,738	$60	$73	$-	$2	$380	$3,253
Ending Loans Receivable
Disaggregated by Evaluation Method
Ending Balances
Individually Evaluated for Impairment	$958	$35	$-	$-	$-	$-	$993
Collectively Evaluated for Impairment	321,779	8,291	14,584	935	5,927	-	351,516

Ending Balance	$322,737	$8,326	$14,584	$935	$5,927	$-	$352,509

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 4.        Loans Receivable and Allowance for Credit Losses (Continued)

Impaired Loans

Prior to the adoption of ASU 2016-13, loans were considered impaired when, based on current information and events, it was probable the Bank would be unable to collect all amounts due in accordance with the original contractual terms of the loan agreements. Impaired loans include loans on nonaccrual status and accruing troubled debt restructurings. When determining if the Bank would be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement, the Bank considered the borrower’s capacity to pay, which included such factors as the borrower’s current financial statements, an analysis of global cash flow sufficient to pay all debt obligations and an evaluation of secondary sources of repayment, such as guarantor support and collateral value. The Bank individually assessed for impairment all loans 90 days or more delinquent and all troubled debt restructurings.

The table below includes all loans deemed impaired, whether or not individually assessed for impairment. If a loan was deemed impaired, a specific valuation allowance was allocated, if necessary, so that the loan was reported at the fair value of collateral if repayment was expected solely from the collateral. Interest payments on impaired loans were typically applied to principal unless collectability of the principal amount was reasonably assured, in which case interest was recognized on a cash basis.

The following table presents loans individually evaluated for impairment by class of loans as of December 31, 2022 (in thousands):

		Recorded	Recorded
	Unpaid	Investment	Investment	Total		Average
	Principal	With No	With	Recorded	Related	Recorded
	Balance	Allowance	Allowance	Investment	Allowance	Investment
One-to-Four Family Mortgages	$958	$728	$230	$958	$80	$757
Home Equity Loans / Lines of Credit	35	35	-	35	-	37

Total	$993	$763	$230	$993	$80	$794

Modifications Made to Borrowers Experiencing Financial Difficulty

The allowance for credit losses incorporates an estimate of lifetime expected credit losses and is recorded on each asset upon asset origination or acquisition. The starting point for the estimate of the allowance for credit losses is historical loss information, which includes losses from modifications of receivables to borrowers experiencing financial difficulty. The Bank uses a probability of default/loss given default model to determine the allowance for credit losses. An assessment of whether a borrower is experiencing financial difficulty is made on the date of a modification.

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 4.        Loans Receivable and Allowance for Credit Losses (Continued)

Modifications Made to Borrowers Experiencing Financial Difficulty (Continued)

Because the effect of most modifications made to borrowers experiencing financial difficulty is already included in the allowance for credit losses because of the measurement methodologies used to estimate the allowance, a change to the allowance for credit losses is generally not recorded upon modification. Occasionally, the Bank modifies loans by providing principal forgiveness on certain of its loans. When principal forgiveness is provided, the amortized cost basis of the asset is written off against the allowance for credit losses. The amount of the principal forgiveness is deemed to be uncollectible; therefore, that portion of the loan is written off, resulting in a reduction of the amortized cost basis and a corresponding adjustment to the allowance for credit losses.

In some cases, the Bank will modify a certain loan by providing multiple types of concessions. Typically, one type of concession, such as a term extension, is granted initially. If the borrower continues to experience financial difficulty, another concession, such as principal forgiveness, may be granted.

Upon the Bank’s determination that a modified loan (or portion of a loan) has subsequently been deemed uncollectable, the loan (or portion of the loan) is written off. Therefore, the amortized cost basis of the loan is reduced by the uncollectible amount and the allowance for credit losses is adjusted by the same amount.

The Bank had no loans with modifications to borrowers experiencing financial difficulty in their portfolio as of December 31, 2023 and 2022.

The Bank had no loans which had defaults during the year ended December 31, 2023 which were modified in the 12 months before default to borrower’s experiencing financial difficulty. There were no modifications to borrower’s experiencing financial difficulty entered into during the years ended December 31, 2023 and 2022.

Unfunded Commitments

The Bank did not record an adjustment for unfunded commitments for the adoption of ASC 326. For the year ended December 31, 2023, provision for credit losses for unfunded commitments totaled approximately $125,000. At December 31, 2023, the liability for credit losses on off-balance-sheet credit exposures included in other liabilities was approximately $125,000.

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 4.        Loans Receivable and Allowance for Credit Losses (Continued)

Related Party Loans

In the normal course of business, loans are made to officers and directors of the Bank, as well as to their affiliates. Such loans are made in the ordinary course of business with substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. They do not involve more than normal risk of collectability or present other unfavorable features. An analysis of the related party activity during 2023 and 2022 is as follows (in thousands):

	2023	2022
Balance, Beginning of the Year	$579	$836
New Loans	-	-
Change in Related Parties, Net	-	(210)
Repayments, Net	(33)	(47)

Balance, End of Year	$546	$579

Related Party Other

The Bank generally requires an inspection of the property before disbursement of funds during the term of the construction loan and inspections are typically performed by one of the Bank’s directors. There is no revenue or expense recorded by the Bank related to those services.

Note 5.        Accrued Interest Receivable

Accrued interest receivable at December 31, 2023 and 2022 consisted of the following (in thousands):

	2023	2022
Loans	$1,589	$1,589
Investments	168	180

Total	$1,757	$1,769

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 6.        Premises and Equipment

Premises and equipment at December 31, 2023 and 2022 are summarized as follows (in thousands):

	2023	2022
Land	$2,950	$2,950
Building and Improvements	14,173	12,813
Furniture and Fixtures	5,292	4,744
	22,415	20,507
Less: Accumulated Depreciation	(9,940)	(9,392)

Total	$12,475	$11,115

Depreciation expense for the years ended December 31, 2023 and 2022 amounted to approximately $548,000 and $533,000, respectively.

Note 7.        Deposits

The composition of deposits at December 31, 2023 and 2022 is as follows (in thousands):

	2023	2022
NOW Accounts	$50,836	$57,039
Savings Accounts	84,603	103,310
Money Market Fund Accounts	26,417	42,094
Certificates of Deposit	228,147	186,500

Total	$390,003	$388,943

Time deposits that meet or exceed the Federal Deposit Insurance Corporation (FDIC) insurance limit of $250,000 at December 31, 2023 and 2022 were $42,225,000 and $29,419,000, respectively.

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 7.        Deposits (Continued)

Time deposits at December 31, 2023 mature as follows (in thousands):

Year Ending December 31,	Amount
2024	$182,858
2025	39,910
2026	2,188
2027	2,077
2028	894
Thereafter	220

Total	$228,147

As of December 31, 2023 and 2022, deposits from related parties totaled $808,613 and $1,045,720, respectively.

Note 8.        Borrowings

The Bank had outstanding borrowings comprised solely of advances from the Federal Home Loan Bank (FHLB) totaling $4,000,000, at a rate of 5.598%, at December 31, 2023, which were scheduled to mature January 8, 2024. The Bank had no FHLB advances outstanding as of December 31, 2022.

Based on collateral pledged, consisting of all shares of FHLB stock owned and a blanket pledge of approximately $228,744,000 of its qualifying mortgage loans as of December 31, 2023, the Bank was eligible to borrow up to an additional $166,048,000 as of December 31, 2023.

The Bank has an unsecured federal funds line of credit with FNBB that expires on June 30, 2024. The Bank is eligible to borrow up to $27,200,000. There was no amount outstanding on this line of credit as of the years ended December 31, 2023 and 2022.

The Bank is eligible to borrow from TIB’s Federal Funds Purchase Line Program, which provides overnight liquidity through pledge of certain qualifying securities. The Bank is eligible to borrow up to $15,000,000 and repayment is due the next day. There was no amount outstanding on this line of credit as of the years ended December 31, 2023 and 2022.

Note 9.        Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 9.        Income Taxes (Continued)

Significant components of the Bank’s deferred tax assets and liabilities at December 31, 2023 and 2022 are as follows (in thousands):

	2023	2022
Deferred Tax Assets
Deferred Compensation - Pension Benefits	$601	$605
Unrealized Loss on Investment Securities Available-for-Sale	1,870	2,118
Allowance for Credit Losses	614	683

Total Deferred Tax Assets	3,085	3,406

Deferred Tax Liabilities
Tax Over Book Accumulated Depreciation	(655)	(651)
Federal Home Loan Bank Stock Dividend	(29)	(24)
Deferred Loan Fees	(252)	(250)
Other	(86)	(36)

Total Deferred Tax Liabilities	(1,022)	(961)

Deferred Tax Asset, Net	$2,063	$2,445

Components of income tax expense are as follows (in thousands):

	2023	2022
Current	$14	$664
Deferred	135	48

Total	$149	$712

The calculation of income tax and the effective tax rate are as follows (dollar amounts in thousands):

	For the Years Ended December 31,
		Effective		Effective
	2023	Rate	2022	Rate
Income Tax Expense at Statutory Rates	$199	21.0%	$761	21.0%
Bank Owned Life Insurance	(54)	(5.7)	(51)	(1.4)
Other	4	0.4	2	0.1

Net	$149	15.7%	$712	19.7%

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 9.        Income Taxes (Continued)

Retained earnings of the Bank at December 31, 2023 and 2022 include approximately $4,021,000 for which no deferred federal income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions prior to January 1, 1988 for tax purposes only. Reduction of such allocated amounts for other than bad debt reserves would create income for tax purposes subject to the then-current income tax rate. The unrecorded deferred income tax liability on these amounts was approximately $844,000 at December 31, 2023 and 2022.

Note 10.        Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the OCC. Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items, as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of common equity Tier I capital, Tier I capital and total capital to risk-weighted assets and Tier I capital to average assets. The final rules implementing Basel Committee on Banking Supervision's capital guidelines for U.S. banks (Basel Ill rules) became fully effective for the Bank on January 1, 2019. Management believes, as of December 31, 2023, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 2023 and 2022, the most recent notification from the OCC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total ratios as disclosed in the table below. There are no conditions or events since the notification that management believes have changed the Bank's prompt corrective action category.

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 10.        Regulatory Matters (Continued)

The Bank’s actual capital amounts and ratios as of December 31, 2023 and 2022 are also presented in the table (dollar amounts in thousands):

					Required to Be Well-
			Required for		Capitalized Under
			Capital Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2023
Tier 1 Capital to Average Assets	$84,771	17.41%	$19,476	4.00%	$24,345	5.00%
Common Equity Tier 1 Capital to Risk-Weighted Assets	84,771	34.15	11,170	4.50	16,135	6.50
Tier 1 Capital to Risk-Weighted Assets	84,771	34.15	14,894	6.00	19,859	8.00
Total Capital to Risk-Weighted Assets	87,698	35.33	19,858	8.00	24,823	10.00

December 31, 2022
Tier 1 Capital to Average Assets	$83,973	17.39%	$19,315	4.00%	$24,144	5.00%
Common Equity Tier 1 Capital to Risk-Weighted Assets	83,973	34.89	10,831	4.50	15,644	6.50
Tier 1 Capital to Risk-Weighted Assets	83,973	34.89	14,441	6.00	19,254	8.00
Total Capital to Risk-Weighted Assets	86,985	36.14	19,255	8.00	24,069	10.00

Note 11.        Comprehensive Income (Loss)

The components of other comprehensive income (loss) and related tax effects are as follows (in thousands):

	2023	2022
Gross Unrealized Holding Gains (Losses) on Investment Securities Available-for-Sale	$1,181	$(10,479)
Tax Effect:
Current Year Tax Effect	(248)	2,200

Net-of-Tax Amount	933	(8,279)

Gross Pension-Related Changes Other than Net Periodic Pension Cost	(3)	(3)
Tax Effect	1	1

Net-of-Tax Amount	(2)	(2)

Total	$931	$(8,281)

Note 12.        Employee Benefits

The Bank has a defined contribution retirement plan covering substantially all employees. Contributions to the plan are based on a percentage of wages and were approximately $438,000 and $433,000 in 2023 and 2022, respectively.

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 12.        Employee Benefits (Continued)

The Bank also has an unfunded supplemental executive retirement plan on eight executive officers and two retired officers of the Bank. This plan is accounted for as a defined benefit pension plan, and was amended effective January 1, 2007 to reflect a revised pension benefit formula for the participants. The liability related to this was approximately $3,058,000 and $3,083,000 at December 31, 2023 and 2022, respectively, and is included in other liabilities in the balance sheets. The Bank has also invested in certain life insurance policies, wherein the Bank is designated as the beneficiary on these policies, with the intent to ultimately use the benefit from such policies to fund the liability to be paid under this plan.

During each of the years ended December 31, 2023 and 2022, the Bank paid benefits totaling $278,523. The net periodic pension cost associated with the plan totaled $251,484 and $248,197 for the years ended December 31, 2023 and 2022, respectively, and is included in salaries and employee benefits in the statements of income. The weighted average discount rate in computing the future benefit was 5.50% at
December 31, 2023 and 2022.

Expected future benefits to be paid out are as follows for the years ending December 31:

Year Ending
December 31,	Amount
2024	$278,523
2025	278,523
2026	278,523
2027	278,523
2028	278,523
2029 - 2033	1,368,475

Total	$2,761,090

Note 13.        Financial Instruments with Off-Balance Sheet Risk

In the normal course of business, the Bank is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers.  These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the Bank’s balance sheets.

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 13.        Financial Instruments with Off-Balance Sheet Risk (Continued)

The contract amounts of those instruments reflect the extent of the involvement the Bank has in particular classes of financial instruments. As of December 31, 2023 and 2022, the Bank had made various commitments to extend credit totaling approximately $24,000,000 and $33,035,000, respectively. Of these commitments, approximately $9,368,000 and $15,378,000 are at variable rates as of December 31, 2023 and 2022, respectively.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being fully drawn upon, the total commitment amount disclosed above does not necessarily represent future cash requirements. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if considered necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the customer.

Note 14.        Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. To measure fair value, accounting guidance has established a hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. This hierarchy uses three levels of inputs to measure the fair value of assets and liabilities as follows:

Level 1    Quoted prices for identical assets or liabilities in instruments traded in active markets that the entity has the ability to access as of the  measurement date.

Level 2    Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in  markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3    Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would  use in pricing an asset or liability.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 14.        Fair Value Measurements (Continued)

Assets and Liabilities Measured on a Recurring Basis

The following describes the hierarchy designation, valuation methodology, and key inputs to measure fair value on a recurring basis for designated financial instruments:

Investment Securities Available-for-Sale

Where available, fair value estimates for available-for-sale securities are based on quoted market prices in an active market (Level 1). If quoted market prices are not available, fair values are based on quoted market prices of securities with similar characteristics, quoted prices of identical securities in less active markets, discounted cash flow techniques or matrix pricing models (Level 2). In certain cases where Level 1 or Level 2 are not available, securities are classified as Level 3 of the hierarchy. The Bank had no Level 3 securities. The carrying amount of accrued interest on securities approximates its fair value.

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2023 and 2022 are summarized below (in thousands):

				Total
	Fair Value Measurements			Estimated
December 31, 2023	Level 1	Level 2	Level 3	Fair Value
Investment Securities Available-for-Sale
U.S. Government Agencies	$-	$966	$-	$966
Mortgage-Backed Securities	-	65,328	-	65,328
Collateralized Mortgage Obligations	-	1,607	-	1,607

	$-	$67,901	$-	$67,901
Total

				Total
	Fair Value Measurements			Estimated
December 31, 2022	Level 1	Level 2	Level 3	Fair Value
Investment Securities Available-for-Sale
U.S. Government Agencies	$-	$958	$-	$958
Mortgage-Backed Securities	-	73,887	-	73,887
Collateralized Mortgage Obligations	-	1,846	-	1,846

Total	$-	$76,691	$-	$76,691

The Bank did not record any liabilities at fair market value for which measurement of the fair value was made on a recurring basis at December 31, 2023 or 2022.

There were no transfers into, out of, purchases, or sales of Level 3 securities during the years ended December 31, 2023 and 2022.

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 14.        Fair Value Measurements (Continued)

Assets and Liabilities Measured on a Non-Recurring Basis

The following describes the hierarchy designation, valuation methodologies, and key inputs for those assets that are measured at fair value on a non-recurring basis:

Collateral Dependent Loans

For collateral dependent loans, fair value is measured based on the value of the collateral securing these loans and is classified at a Level 3 in the fair value hierarchy. Collateral dependent loans consists of one-to-four family mortgages secured by residential properties. The value of residential property collateral is determined based on appraisal by qualified licensed appraisers hired by the Bank. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available.

Foreclosed Assets and Real Estate Owned

Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired and classified at a Level 3 in the fair value hierarchy. These assets are subsequently accounted for at the lower of cost or fair value less estimated cost to sell. Fair value is commonly based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available.

The following tables present the Bank’s assets and liabilities measured at fair value on a non-recurring basis at December 31, 2023 and 2023 (in thousands):

				Total
	Fair Value Measurements			Estimated
December 31, 2023	Level 1	Level 2	Level 3	Fair Value
Assets
Collateral Dependent Loans	$-	$-	$153	$153
Real Estate Owned	-	-	42	42

Total	$-	$-	$195	$195

				Total
	Fair Value Measurements			Estimated
December 31, 2022	Level 1	Level 2	Level 3	Fair Value
Assets
Impaired Loans, Net of Allowance	$-	$-	$913	$913

Total	$-	$-	$913	$913

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 14.        Fair Value Measurements (Continued)

The following tables show significant unobservable inputs used in the fair value measurement of Level 3 assets:

	Valuation	Unobservable	Range of	Weighted Average
December 31, 2023	Technique	Inputs	Discount	Discount
Collateral Dependent Loans	Third-party appraisals and discounted cash flows	Collateral discounts and estimated costs to sell	6% - 10%	0%
Real Estate Owned	Third-party appraisals, sales contracts or brokered price options	Collateral discounts and estimated costs to sell	6% - 10%	0%

	Valuation	Unobservable	Range of	Weighted Average
December 31, 2022	Technique	Inputs	Discount	Discount
Collateral Dependent Loans	Third-party appraisals and discounted cash flows	Collateral discounts and estimated costs to sell	6% - 10%	0%

The following methods and assumptions were used by the Bank to estimate fair value of financial instruments.

Cash and Cash Equivalents - Fair value approximates carrying value.

Certificates of Deposit at Other Financial Institutions - Fair value approximates carrying value.

Investment Securities Available-for-Sale - Fair value is obtained from an independent pricing service based on quoted market prices or quoted market prices of securities with similar characteristics, quoted prices of identical securities in less active markets, discounted cash flow techniques, or matrix pricing models.

Restricted Stock - Consists of stock held as required by the respective institutions for membership and are carried at cost. While a fixed stock amount is required, the Federal Home Loan Bank stock requirement increases or decreases with the level of borrowing activity.

Loans Receivable, Net – Fair value is estimated by discounting the future cash flows using the current rate at which similar loans would be made to borrowers with similar credit rating and for the same remaining maturity. The fair value of loans is measured using an exit price notion.

Bank Owned Life Insurance - Fair value approximates carrying value.

Deposits - For NOW, savings and certain money market fund accounts, fair value is equal to the amount payable on demand or carrying value. For time deposits, fair value is estimated using a discounted cash flow method.

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 14.        Fair Value Measurements (Continued)

The carrying amount and estimated fair value of the Bank’s financial instruments are as follows (in thousands):

	Carrying	Fair Value Measurements
December 31, 2023	Value	Level 1	Level 2	Level 3
Financial Assets
Cash and Cash Equivalents	$19,306	$19,306	$-	$-
Investment Securities Available-for-Sale	67,901	-	67,901	-
Restricted Stock	881	-	-	881
Loans Receivable, Net	365,038	-	-	303,183
Bank Owned Life Insurance	10,332	10,332	-	-

Financial Liabilities
Deposits	390,003	-	-	327,412
Short-Term Federal Home Loan Bank Advances	4,000	-	4,000	-

	Carrying	Fair Value Measurements
December 31, 2022	Value	Level 1	Level 2	Level 3
Financial Assets
Cash and Cash Equivalents	$20,035	$20,035	$-	$-
Certificates of Deposits at Other Financial Institutions	249	249	-	-
Investment Securities Available-for-Sale	76,691	-	76,691	-
Restricted Stock	839	-	-	839
Loans Receivable, Net	350,005	-	-	300,290
Bank Owned Life Insurance	10,020	10,020	-	-

Financial Liabilities
Deposits	388,943	-	-	306,908

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Fair value estimates may not be realizable in an immediate settlement of the instrument. In some instances, there are no quoted market prices for the Bank’s various financial instruments, in which case fair values may be based on estimates using the present value or other valuation techniques, or based on judgements regarding future expected loss experience, current economic conditions, risk characteristics of financial instruments, or other factors. Those techniques are significantly affected by assumptions used, including the discount rate and estimate of future cash flows. Subsequent changes in assumptions could significantly affect the estimates.

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 15.        Revenue Recognition

Revenue from contracts with customers in-scope of ASC 606 is recognized in non-interest income on the statements of income. The following table presents the Bank’s non-interest income, segregated by revenue streams in-scope and out-of-scope of Topic 606, for the years ended December 31, 2023 and 2022 (in thousands):

	2023	2022
Non-Interest Income
In-Scope of Topic 606
Deposit Service and Account Maintenace Fees	$54	$55
Insufficient Funds Fees	150	131
ATM and Check Card Fees	410	421

Non-Interest Income (In-Scope of Topic 606)	614	607

Non-Interest Income (Out-of-Scope of Topic 606)	359	345

Total Non-Interest Income	$973	$952

Note 16.        Subsequent Events

Plan of Conversion and Change in Corporate Form

On February 29, 2024, the Bank’s Board of Directors adopted a Plan of Conversion
(the Plan). The Plan is subject to the approval of the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System, and must be approved by the affirmative vote of at least a majority of the total votes eligible to be cast by the Bank’s voting members at a meeting of members. Pursuant to the Plan, the Bank proposes to convert from the mutual form of organization to the stock form of organization and establish a stock holding company, Fifth District Bancorp, Inc. (the Company), as the parent of the Bank. The Company is being organized as a corporation under the laws of the State of Maryland, and, upon completion of the conversion, the Bank will convert to the stock form of ownership and issue of all of its outstanding common stock to the Company. Pursuant to the Plan, the Bank will determine the total offering value and number of shares of common stock to be offered for sale by the Company based upon a valuation performed by an independent appraiser. The common stock will be priced at $10.00 per share. The Bank’s Board of Directors will adopt an employee stock ownership plan which will subscribe 8% of the sum of the number of shares of common stock sold in the offering and contributed to a charitable foundation that the Bank will establish and fund in connection with the conversion.

FIFTH DISTRICT SAVINGS BANK

Notes to Financial Statements

Note 16.        Subsequent Events (Continued)

Plan of Conversion and Change in Corporate Form (Continued)

The costs of issuing the common stock will be deferred and deducted from the sales proceeds of the stock offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. The Bank had approximately $203,000 of deferred conversion costs as of December 31, 2023 and none as of December 31, 2022 included in other assets on the balance sheets. The Bank incurred approximately $340,000 in deferred conversion costs subsequent to December 31, 2023 through the date the financial statements were available to be issued. Upon the completion of the conversion transaction, the Bank will establish a liquidation account in the amount of its retained earnings contained in the latest financial statements included in the final prospectus. The liquidation account will be maintained for the benefit of eligible depositors who maintain deposit accounts in the Bank at the time of the conversion. The conversion will be accounted for as a change in corporate form with the historic basis of the Bank’s assets, liabilities, and equity unchanged as a result.

In accordance with the subsequent events topic of the FASB ASC 855, the Bank evaluates events and transactions that occur after the balance sheets date for potential recognition in the financial statements. The effects of all subsequent events that provide additional evidence of conditions that existed at the balance sheets date are recognized in the financial statements as of December 31, 2023 and 2022. In preparing these financial statements, the Bank evaluated the events and transactions that occurred through the date the financial statements were available to be issued. Management has concluded that there are no additional events, other than disclosed above, which require disclosure.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Fifth District Bancorp, Inc. or by Fifth District Savings Bank. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances imply that there has been no change in the affairs of Fifth District Bancorp, Inc. or Fifth District Savings Bank since any date as of which information is furnished herein or since the date of this prospectus.

Up to 6,900,000 Shares

(Subject to Increase to up to 7,935,000 Shares)

Fifth District Bancorp, Inc.

(Proposed Holding Company for Fifth District Savings Bank)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

May 10, 2024

These securities are not deposits or savings accounts and are not federally insured or guaranteed.

Until June 14, 2024, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

Estimated Amount

Registrant’s Legal Fees and Expenses	$675,000
Registrant’s Accounting Fees and Expenses	375,000
Registrant’s Financial Consultant Fees and Expenses	100,000
Marketing Agent’s Fees and Expenses	891,943
Records Management Agent’s Fees and Expenses	60,000
Independent Appraiser’s Fees and Expenses	100,000
Printing, Postage, Mailing and EDGAR Fees and Expenses	155,000
Filing Fees (OTC, SEC, FINRA)	80,000
Transfer Agent’s Fees and Expenses	35,000
Business Plan Consultant’s Fees and Expenses	60,000
Proxy Solicitation Fees and Expenses	15,000
Other	15,000
Total	$2,561,943

(1)	Estimated at the adjusted maximum of the offering range. Assumes all shares are sold in the subscription offering.

Item 14.	Indemnification of Directors and Officers

Article 10 of the Articles of Incorporation of Fifth District Bancorp, Inc. (the “Corporation”) sets forth the circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they may incur in their capacities as such:

ARTICLE 10. Indemnification, etc. of Directors and Officers.

A.       Indemnification. The Corporation shall indemnify (1) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the fullest extent required or permitted by the Maryland General Corporation Law (the “MGCL”) now or hereafter in force, including the advancement of expenses under the procedures and to the fullest extent permitted by law, and (2) other employees and agents to such extent as shall be authorized by the Board of Directors and permitted by law; provided, however, that, except as provided in Section B of this Article 10 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.       Procedure. If a claim under Section A of this Article 10 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be reimbursed the expense of prosecuting or defending such suit. It shall be a defense to any action for advancement of expenses that the Corporation has not received both (i) an undertaking as required by law to repay such advances if it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the indemnitee of his or her good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard for indemnification set forth in the MGCL. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination before the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the MGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct, or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 10 or otherwise, shall be on the Corporation.

C.       Non-Exclusivity. The rights to indemnification and to the advancement of expenses conferred in this Article 10 shall not be exclusive of any other right that any Person may have or hereafter acquire under any statute, these Articles, the Corporation’s Bylaws, any agreement, any vote of stockholders or the Board of Directors, or otherwise.

D.       Insurance. The Corporation may maintain insurance, at its expense, to insure itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the MGCL.

E.       Miscellaneous. The Corporation shall not be liable for any payment under this Article 10 in connection with a claim made by any indemnitee to the extent such indemnitee has otherwise actually received payment under any insurance policy, agreement, or otherwise, of the amounts otherwise indemnifiable hereunder. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article 10 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

F.       Limitations Imposed by Federal Law. Notwithstanding any other provision set forth in this Article 10, in no event shall any payments made by the Corporation pursuant to this Article 10 exceed the amount permissible under applicable federal law, including, without limitation, Section 18(k) of the Federal Deposit Insurance Act and the regulations promulgated thereunder.

Any repeal or modification of this Article 10 by the stockholders of the Corporation or the Board of Directors shall not in any way diminish any rights to indemnification or advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to events occurring, or claims made, while this Article 10 is in force.

Item 15.	Recent Sales of Unregistered Securities

Not Applicable.

Item 16.	Exhibits and Financial Statement Schedules

(a)	List of Exhibits

1.1	Engagement Letter between Fifth District Savings Bank and Performance Trust Capital Partners, LLC (Marketing Agent Services)*
1.2	Engagement Letter between Fifth District Savings Bank and Performance Trust Capital Partners, LLC (Records Agent and Stock Information Center Manager Services)*
1.3	Form of Agency Agreement Among Fifth District Bancorp, Inc., Fifth District Savings Bank and Performance Trust Capital Partners, LLC*
2	Plan of Conversion*
3.1	Articles of Incorporation of Fifth District Bancorp, Inc.*
3.2	Bylaws of Fifth District Bancorp, Inc.*
4	Form of Common Stock Certificate of Fifth District Bancorp, Inc.*
5	Opinion of Luse Gorman, PC regarding legality of securities being registered*
8.1	Federal Income Tax Opinion of Luse Gorman, PC*
8.2	State Income Tax Opinion of LaPorte, A Professional Accounting Corporation*
10.1	Employment Agreement between Fifth District Savings Bank and Brian W. North*
10.2	Employment Agreement between Fifth District Savings Bank and Amie L. Lyons*
10.3	Employment Agreement between Fifth District Savings Bank and Melissa C. Burns*
10.4	Fifth Amended and Restated Executive Salary Continuation Agreement between Fifth District Savings Bank and Brian W. North*
10.5	Second Amended and Restated Executive Salary Continuation Agreement between Fifth District Savings Bank and Amie L. Lyons*
10.6	Second Amended and Restated Executive Salary Continuation Agreement between Fifth District Savings Bank and Melissa C. Burns*
16	Letter from LaPorte APAC with respect to change in accountants*
21	Subsidiaries of Fifth District Bancorp, Inc.*
23.1	Consent of Luse Gorman, PC (contained in opinions included as Exhibits 5 and 8.1)*
23.2	Consent of RP Financial, LC*
23.3	Consent of Elliott Davis LLC
24	Power of Attorney (set forth on signature page)*
99.1	Engagement letter between Fifth District Savings Bank and RP Financial, LC with respect to independent appraisal services*
99.2	Letter of RP Financial, LC with respect to value of subscription rights*
99.3	Appraisal Report of RP Financial, LC.*
99.4	Marketing Materials*
99.5	Stock Order and Certification Form*
99.6	Appraisal Report Update of RP Financial, LC.
107	Filing fees exhibit

*       Previously filed.

(b)       Financial Statement Schedules

Financial statement schedules are not filed because the required information is inapplicable or is included in the consolidated financial statements and related notes.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)       Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)       That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)       That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)       The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(8)       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New Orleans, State of Louisiana, on May 3, 2024.

FIFTH DISTRICT BANCORP, INC.

By:	/s/ Brian W. North
Brian W. North
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian W. North	President, Chief Executive Officer and a Director	May 3, 2024
Brian W. North	(Principal Executive Officer)

/s/ Melissa C. Burns*	Chief Financial Officer and Treasurer	May 3, 2024
Melissa C. Burns	(Principal Financial and Accounting Officer)

/s/ H. Greg Abry*	Director	May 3, 2024
H. Greg Abry

/s/ Nolan P. Lambert*	Director	May 3, 2024
Nolan P. Lambert

/s/ Amie L. Lyons*	Director	May 3, 2024
Amie L. Lyons

/s/ David C. Nolan*	Director (Chairman of the Board)	May 3, 2024
David C. Nolan

/s/ Chris M. Rittiner*	Director	May 3, 2024
Chris M. Rittiner

/s/ Linda A. Sins*	Director	May 3, 2024
Linda A. Sins

* Pursuant to Power of Attorney dated March 8, 2024.